     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2002


                                                      REGISTRATION NO. 333-81342
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                               AMENDMENT NO. 4 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             CINGULAR WIRELESS LLC
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             4812                            74-2955068
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                             ---------------------

                           5565 GLENRIDGE CONNECTOR,
                               ATLANTA, GA 30342
                                 (404) 236-6000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                CAROL L. TACKER
                 VICE PRESIDENT AND ASSISTANT GENERAL COUNSEL,
                CORPORATE SECRETARY AND CHIEF COMPLIANCE OFFICER
                             CINGULAR WIRELESS LLC
                            5565 GLENRIDGE CONNECTOR
                             ATLANTA, GEORGIA 30342
                                 (404) 236-6030
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

                            JOHN T. BOSTELMAN, ESQ.
                            WILLIAM G. FARRAR, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                         NEW YORK, NEW YORK 10004-2498
                                 (212) 558-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 24, 2002

PROSPECTUS

                            (CINGULAR WIRELESS LOGO)

                               OFFER TO EXCHANGE

                   $500,000,000 5.625% Senior Notes Due 2006;
                 $750,000,000 6.50% Senior Notes Due 2011; and
                   $750,000,000 7.125% Senior Notes Due 2031

                          FOR ANY AND ALL OUTSTANDING

                         5.625% Senior Notes Due 2006;
                        6.50% Senior Notes Due 2011; and
                          7.125% Senior Notes Due 2031

--------------------------------------------------------------------------------
                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON            , 2002, UNLESS EXTENDED
                             BY US FOR UP TO   DAYS
--------------------------------------------------------------------------------

     The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and the transfer restrictions and registration rights and related additional interest provisions currently applicable to the old notes do not apply to the new notes.

     We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

     We may redeem some or all of the new notes at any time at our option on the terms set forth in this prospectus.

                          ---------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

                          ---------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2002.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE ON THE COVER OF THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO EXCHANGE ONLY THE NOTES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                               TABLE OF CONTENTS


Where You Can Find More Information.........................    i
Prospectus Summary..........................................    1
Risk Factors................................................    9
Disclosure Regarding Forward-Looking Statements.............   17
Our Organizational Structure................................   18
Use of Proceeds.............................................   20
Capitalization..............................................   21
Ratios of Earnings to Fixed Charges.........................   21
Selected Historical Financial Information...................   22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   28
Industry Overview...........................................   54
Business....................................................   58
Management..................................................   82
Certain Relationships and Related Party Transactions........   92
Description of Financing Arrangements.......................  101
The Exchange Offer..........................................  103
Description of the New Notes................................  112
Plan of Distribution........................................  129
Validity of the New Notes...................................  130
Experts.....................................................  130
Index to Financial Statements...............................  F-1


                      WHERE YOU CAN FIND MORE INFORMATION

    In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933 relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

    Following completion of the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning us at the following address:

                            5565 Glenridge Connector
                             Atlanta, Georgia 30342
                          Attention: Cynthia R. Irons
                           Telephone: (404) 236-6202

    IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO
LATER THAN          , 2002, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE
EXCHANGE OFFER ON          , 2002.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before deciding to exchange your notes. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and the notes thereto.

                                BUSINESS SUMMARY

     OVERVIEW. We are the second largest provider of advanced mobile wireless voice and data communications services in the United States, based on the number of wireless subscribers. We were formed by the combination of the U.S. wireless communications operations of SBC Communications Inc. and BellSouth Corporation, two of the largest providers of voice and data services. We had:

     - 21.8 million U.S. wireless subscribers in over 220 metropolitan areas as of March 31, 2002;

     - revenues of $3.5 billion for the quarter ended March 31, 2002;

     - net income of $370 million for the quarter ended March 31, 2002; and

     - total liabilities and members' capital of $22.3 billion as of March 31, 2002, including indebtedness of $12.5 billion of which 77% represented subordinated indebtedness to SBC and BellSouth.

     We offer advanced wireless voice and data communications services across an extensive U.S. service territory, which we refer to as our "footprint", and operate one of the largest digital wireless networks in the United States.

     - We have access to licenses to provide cellular wireless communications services and personal communications services, or "PCS", over networks covering an aggregate population, which we refer to as "POPs", of approximately 231 million, or approximately 81% of the U.S. population, including in 45 of the 50 largest U.S. metropolitan areas. POPs in this prospectus were determined based upon U.S. Census 2000 data by county, mapped to FCC license area definitions.

     - We provide cellular or PCS services in 42 of the 50 largest U.S. metropolitan areas.

     - 100% of our networks utilize digital technology.


     - At March 31, 2002, 87% of our cellular and PCS customers were using digital service, and in March 2002, 97% of our cellular and PCS minutes of use were digital.


     With 3.4 million active users of our data services at March 31, 2002, we are a U.S. industry leader in providing advanced wireless data services and are well-positioned to capitalize on the projected rapid growth in demand for wireless data transmission, including e-mail, Internet access and interactive messaging. We:

     - provided advanced data services to approximately 765,000 customers as of March 31, 2002, including the U.S. Congress and the Department of Defense, over our separate "Mobitex" data network, which covers over 90% of the U.S. metropolitan population, including the top 50 largest U.S. metropolitan areas;

     - had over 2.6 million active cellular and PCS users of our wireless Internet, short messaging and other data services at March 31, 2002; and

     - are in the process of deploying high-speed digital data General Packet Radio Service, or "GPRS", service throughout our cellular and PCS networks, as well as enhancing our network infrastructure in many of our markets to provide a common voice standard across our networks.

     For information on our competitive strengths and business strategy, please refer to "Business -- Competitive Strengths" and "-- Business Strategy" below.

                            ORGANIZATIONAL STRUCTURE

     CINGULAR WIRELESS LLC. Cingular Wireless LLC is a Delaware limited liability company formed in April 2000 whose members are certain SBC and BellSouth subsidiaries, and Cingular Wireless Corporation, our manager. In October 2000, SBC and BellSouth contributed to us substantially all of their U.S. wireless voice and data businesses, as further described under "Our Organizational Structure" below. SBC received an approximate 60% and BellSouth received an approximate 40% economic interest in us for their contributions. SBC and BellSouth have equal representation on the board of directors of Cingular Wireless Corporation. Substantially all important decisions are required to be approved by a strategic review committee of its board of directors.

     CINGULAR WIRELESS CORPORATION. Cingular Wireless Corporation is a Delaware corporation formed in April 2000 that acts as our manager and controls our management and operations. Cingular Wireless Corporation has no material assets of its own other than a nominal limited liability company membership interest in us. SBC and BellSouth each own one share of super-voting Class B common stock of Cingular Wireless Corporation through which they together have the right to control its board of directors.

     The following chart outlines our organizational structure:

                                    (CHART)

     OUR SUBSIDIARIES AND VENTURES. All of our operations are conducted through subsidiaries or ventures, and nearly all of our assets are held by them. Most of our subsidiaries are organized in the form of partnerships or limited liability companies.

     NONE OF SBC, BELLSOUTH, OUR MANAGER OR ANY OF OUR OR THEIR SUBSIDIARIES IS AN OBLIGOR OR GUARANTOR ON THE NEW NOTES.

     OUR PRINCIPAL OWNERS.

     SBC. SBC Communications Inc. provides local and long distance phone service, data communications, paging, high-speed Internet access and messaging and communications equipment, as well as directory advertising and publishing.

     BellSouth. BellSouth Corporation provides domestic local and long distance wireline and international wireless communications, as well as advertising and directory publishing services and products. Its communications services include data services, web design and hosting, Internet access, e-commerce and other services to residences, businesses and institutions of all sizes.

                               THE EXCHANGE OFFER

ISSUANCE OF THE OLD
NOTES......................  The old notes were issued on December 12, 2001 in a transaction not requiring registration under the Securities Act.

THE EXCHANGE OFFER; NEW
NOTES......................  We are offering to exchange $2,000,000,000 aggregate principal amount of new notes that have been registered under the Securities Act for a like principal amount of old notes of the same tenor that noteholders properly tender and do not withdraw before the expiration date. The new notes may be exchanged only in minimum denominations of $1,000 and integral multiples thereof, although holders of old notes in certificated form may exchange their old notes for new notes only in minimum denominations of $250,000 and integral multiples of $1,000. All new notes will be represented by global notes deposited with a custodian for, and registered in the name of, The Depository Trust Company, or "DTC". We will issue the new notes on or promptly after the expiration date. See "The Exchange Offer".

EXPIRATION DATE............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on         , 2002, unless extended
                             by us for up to      days. If extended, the term
                             "expiration date" will mean the latest date and time to which the exchange offer is extended. We will accept for exchange any and all old notes which are properly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

RESALE OF NEW NOTES........  Based on interpretive letters written by the staff of the SEC to companies other than us, we believe that, subject to certain exceptions, the new notes may generally be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                             - acquire the new notes in the ordinary course of
                               your business;

                             - do not have an arrangement or understanding with
                               any person to participate in a distribution of the new notes;

                             - are not an affiliate of ours within the meaning
                               of Rule 405 under the Securities Act; and

                             - are not a broker-dealer that acquired the old
                               notes directly from us.

                             If our belief is inaccurate as to any holders, such holders of new notes who offer, resell or otherwise transfer new notes in violation of the Securities Act may incur liability under that Act. We will not assume or indemnify holders against this liability.

                             If you are a broker-dealer that purchased old notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell new notes. We have agreed under a registration rights agreement relating to the old notes to allow you to use this prospectus for this purpose for a period of 180 days after the consummation of the exchange offer.

CONDITIONS TO THE EXCHANGE
OFFER......................  We may terminate the exchange offer before the expiration date if we determine that our ability to proceed with the exchange offer could be materially impaired due to:

                             - any legal or governmental actions;

                             - any new law, statute, rule or regulation; or

                             - any interpretation by the staff of the SEC of any
                               existing law, statute, rule or regulation.

                             The exchange offer is not conditioned on the tender of any minimum principal amount of old notes.

TENDER PROCEDURES --
BENEFICIAL OWNER...........  If you are a beneficial owner of old notes and wish to tender old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

                             You should follow the instructions received from your broker or nominee with respect to tendering procedures and contact your broker or nominee directly.

TENDER PROCEDURES --
REGISTERED HOLDERS AND DTC
PARTICIPANTS...............  If you are a registered holder of old notes and you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal delivered with this prospectus. If you are a participant in DTC and you wish to participate in the exchange offer, you must instruct DTC to transmit to the exchange agent an agent's message indicating that you agree to be bound by the terms of the letter of transmittal. You should mail or otherwise transmit the letter of transmittal, or, if you are a participant in DTC, instruct DTC to send an agent's message, together with your old notes in book-entry form, and any other required documentation to Bank One Trust Company, N.A., as exchange agent.

GUARANTEED DELIVERY
PROCEDURES.................  If you are a holder of old notes and you wish to tender them, but they are not immediately available or you cannot deliver them or the letter of transmittal to the exchange agent prior to the expiration date, you must tender your old notes according to special guaranteed delivery procedures. See "The Exchange Offer -- Procedures for Tendering -- Registered Holders and DTC Participants -- Registered Holders".

WITHDRAWAL RIGHTS..........  You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

ACCEPTANCE OF OLD NOTES AND
DELIVERY OF NEW NOTES......  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after the expiration of the exchange offer.

EXCHANGE AGENT.............  Bank One Trust Company, N.A.

EFFECT ON HOLDERS OF OLD
NOTES......................  Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will not have any further exchange or registration rights with respect to the old notes, with limited exceptions. Any market for old notes that are not exchanged could be adversely affected by the consummation of this exchange offer.

TAX CONSEQUENCES OF
EXCHANGE OFFER.............  You will not recognize any income, gain or loss for
                             U.S. federal income tax purposes as a result of the exchange.

                                 THE NEW NOTES

ISSUER.....................  The new notes will be the obligations of Cingular
                             Wireless LLC.

THE NEW NOTES..............  - $500,000,000 of 5.625% senior notes due December
                               15, 2006;

                             - $750,000,000 of 6.50% senior notes due December
                               15, 2011; and

                             - $750,000,000 of 7.125% senior notes due December
                               15, 2031,

                             all of which have been registered under the Securities Act.

INTEREST PAYMENT DATES.....  June 15 and December 15, commencing December 15,
                             2002.

OPTIONAL REDEMPTION........  Like the old notes, the new notes are redeemable at our option at any time, in whole or in part, at redemption prices equal to their principal amount plus any "make-whole premium" and any accrued and unpaid interest.

RANKING....................  Like the old notes, the new notes will be our unsecured obligations and will rank equally with all of our unsecured and unsubordinated obligations and senior to all subordinated debt. The new notes will effectively rank junior to any of our secured debt. In addition, the new notes will effectively rank junior to all liabilities of our subsidiaries, including secured debt and trade payables. As of March 31, 2002:

                             - we and our subsidiaries had $778 million of
                               secured debt, including $764 million of capital lease obligations; we were also liable for $168 million of capital lease obligations that we contributed to our venture with VoiceStream Wireless;

                             - our subsidiaries had $3.6 billion of unsecured
                               liabilities;

                             - we had $2.0 billion of unsecured unsubordinated
                               debt, comprised primarily of the old notes; and

                             - we and our subsidiaries had an aggregate of $9.7
                               billion of unsecured loans from SBC and
                               BellSouth, which are subordinated to the extent described elsewhere in this prospectus, but which are scheduled to mature before the new notes.

FURTHER ISSUES.............  We may create and issue further 2006 notes, 2011 notes and 2031 notes ranking equally and ratably with the new notes of that series in all respects, so that those further notes would be consolidated and form a single series with the new notes of that series and would have the same terms as to status, redemption or otherwise as the new notes of that series.

TRUSTEE....................  Bank One Trust Company, N.A.

                             ---------------------

     The address of our principal executive office is 5565 Glenridge Connector, Atlanta, Georgia 30342. Our phone number is (404) 236-6000.

                 SUMMARY UNAUDITED FINANCIAL AND OPERATING DATA


     The following table presents summary unaudited actual consolidated financial and operating data of Cingular Wireless LLC for the three months ended March 31, 2002 and March 31, 2001, and for the year ended December 31, 2001 compared to summary combined historical financial and operating data for Cingular Wireless LLC, the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the year ended December 31, 2000. In combining the historical results of Cingular Wireless LLC, the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group, inter-group transactions have been eliminated. The data presented in this table is derived from the financial statements and related notes which are included elsewhere in this prospectus. You should read "Selected Historical Financial Information" relating to Cingular Wireless LLC for a further discussion of the financial data summarized herein. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations".



     We have included under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Summary Second Quarter Operating Results" summary unaudited financial and operating data for the three and six months ended June 30, 2001 and 2002.



     The summary unaudited financial data for the periods ended March 31, 2002 and June 30, 2002 may not be indicative of results for the full year.



                                                                             THREE MONTHS   THREE MONTHS
                                                YEAR ENDED     YEAR ENDED       ENDED          ENDED
                                               DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                                   2000           2001           2001           2002
                                                (COMBINED)      (ACTUAL)       (ACTUAL)       (ACTUAL)
                                               ------------   ------------   ------------   ------------
                                                 (DOLLARS IN MILLIONS, EXCEPT PER UNIT OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Service revenues...........................    $11,221        $13,069        $ 3,012        $ 3,316
  Equipment sales............................        988          1,039            262            227
                                                 -------        -------        -------        -------
          Total operating revenues...........     12,209         14,108          3,274          3,543
Cost of service and equipment sales:
  Cost of service............................      2,191          2,752            604            723
  Cost of equipment sales....................      1,573          1,652            437            404
                                                 -------        -------        -------        -------
          Total cost of service and equipment
            sales............................      3,764          4,404          1,041          1,127
                                                 -------        -------        -------        -------
  Gross margin...............................    $ 8,445        $ 9,704        $ 2,233        $ 2,416
                                                 =======        =======        =======        =======
OPERATING DATA:
  Licensed POPs (in millions) (end of
     period)(1)..............................        197            219            193            219
  Cellular/PCS subscribers (in millions) (end
     of period)(2)...........................       19.7           21.6           20.0           21.8
  Cellular/PCS subscriber churn(3)...........        2.6%           2.9%           2.7%           2.9%
  Average cellular/PCS revenue per subscriber
     unit (ARPU)(4)..........................    $ 53.47        $ 52.26        $ 50.82        $ 50.44
  EBITDA(5)..................................         --        $ 4,469        $   962        $ 1,117
  EBITDA margin(6)...........................         --           34.2%          31.9%          33.7%
  Net cash provided by operating
     activities..............................         --        $ 3,665        $   529        $   253
  Net cash provided by (used in) investing
     activities..............................         --        $(3,945)       $  (595)       $  (451)
  Net cash provided by (used in) financing
     activities..............................         --        $   721        $    54        $   (84)

                                                                  AS OF
                                                              MARCH 31, 2002
                                                                 (ACTUAL)
                                                              --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................     $   285
  Property, plant and equipment, net........................       8,769
  Total assets..............................................      22,310
  Subordinated debt due to affiliates.......................       9,678
  Other debt................................................       2,815
  Total members' capital....................................       6,229

---------------

 (1) Licensed POPs refers to the number of people residing in areas where we have licenses to provide cellular or PCS service. POPs for combined operating results for the year ended December 31, 2000 also include the POPs of those wireless businesses of SBC and BellSouth contributed to the Company in 2001.
 (2) Cellular/PCS subscribers include customers served through reseller agreements.
 (3) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
 (4) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
 (5) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
 (6) EBITDA margin is defined as EBITDA divided by service revenues.

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information in this prospectus. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected, which could result in a loss or a decrease in the value of your new notes.

RISKS RELATED TO OUR BUSINESS

     WE FACE SUBSTANTIAL COMPETITION IN ALL ASPECTS OF OUR BUSINESS, WHICH COULD CONTINUE TO CAUSE REDUCED PRICING AND HAVE ADVERSE EFFECTS ON OUR PROFIT MARGINS. There is substantial and increasing competition in all aspects of the wireless communications industry. Over the past year, competition has intensified as wireless carriers have included more bundled services in their offerings, including more minutes and free long distance and roaming. This contributes to downward pressure on revenues and profit margins and we expect this trend to continue. Our competitors are principally five other national and a larger number of regional providers of cellular, PCS and other wireless communications services, but we also compete with smaller companies, as well as dispatch mobile telephone companies, resellers and wireline telephone service providers. FCC regulations and government policy in general promote robust competition, and future rules or changes to existing rules could increase this trend.

     Some of our competitors have substantial financial, technical, marketing, distribution and other resources. As a response to the intensifying competition, the need for cost reduction and the requirements for additional radio spectrum, we believe that the industry will consolidate further in the next several years. This may produce larger and more formidable competitors who have a greater financial ability to continue to reduce prices. As a result, our profit margins may decrease. For more information about the competitive environment we encounter, see "Business -- Competition".

     WE MAY ENCOUNTER OBSTACLES IN IMPLEMENTING OUR NETWORK TECHNOLOGY MIGRATION, WHICH COULD RESULT IN A LOSS OF CUSTOMERS, SLOWER CUSTOMER GROWTH AND LOWER PROFITABILITY. We are upgrading our networks with new technology. Our networks are currently equipped with two digital transmission technologies, Time Division Multiple Access technology, or "TDMA", and Global System for Mobile Communication technology, or "GSM". We plan to add GSM equipment throughout our TDMA markets to provide a common voice standard and to add the technologies for data services known as General Packet Radio Services, or "GPRS", and Enhanced Data Rates for Global Evolution, or "EDGE", across our entire network. A number of factors beyond our control could disrupt a timely and cost-effective transition to these technologies. We depend on suppliers to deliver the required hardware and software on schedule and according to specifications, and on the availability of skilled personnel to assist us in the installation work. Furthermore, significant components we need to complete our upgrades, such as EDGE software, are not yet commercially available and may delay our implementation dates if not produced and delivered as anticipated. Any of these obstacles could result in a loss of customers, slower customer growth and lower profitability.

     AS WE DEDICATE MORE RESOURCES TO NEW TECHNOLOGY, OUR TDMA OFFERINGS COULD BECOME LESS ATTRACTIVE, RESULTING IN A LOSS OF CUSTOMERS AND REDUCED PROFITABILITY. We expect to continue to operate substantially all of our TDMA network, which currently serves 72% of our POPs and 82% of our customers, for about eight to ten years. But due to our decision to overlay our TDMA network with GSM technology, we may choose not to upgrade our TDMA network with the same robust features that may be provided on our competitors' networks. Furthermore, as more spectrum is dedicated to GSM, our remaining TDMA customers may experience difficulties in using our services. In addition, as we market GSM service, we may price GSM products and services at more attractive levels than TDMA products and services to encourage our customers to migrate to GSM. All of these potential developments could drive our TDMA customers to our competitors instead of to our GSM offerings and thereby reduce profitability.

     IF WE FAIL TO OBTAIN ACCESS TO ADDITIONAL RADIO SPECTRUM, WE MAY NOT BE ABLE TO EXPAND THE GEOGRAPHIC REACH OF CINGULAR-BRANDED SERVICES, INCREASE OUR CUSTOMER BASE IN AREAS WE CURRENTLY SERVE OR MEET THE ANTICIPATED DEMAND FOR NEW SERVICES. We need more licensed spectrum to support high speed data and other advanced services, to expand our geographic reach, to meet an increasing volume of customer usage and to
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

increase our customer base. One of the ways to obtain radio spectrum is by participating in FCC auctions. In 2000, Crowley Digital Wireless LLC and we formed a joint venture, Salmon PCS, to bid for licenses that had been reclaimed by the FCC from carriers that had previously won them at auction but who subsequently defaulted on their payment obligations. The FCC reauctioned these licenses during December 2000 and January 2001 and awarded Salmon 45 of the 79 licenses for which Salmon was the highest bidder. The two bankrupt carriers from which many of the auctioned licenses were reclaimed have challenged the legality of the FCC's actions. The FCC has not awarded Salmon the remaining 34 licenses for which it was the highest bidder, awaiting the resolution of one of the challenges that is now pending before the U.S. Supreme Court, as further described in "Business -- Our Network -- Salmon PCS". If Salmon is not granted these licenses, it could have a significant, adverse impact on Salmon's and our plans to provide Cingular-branded service in key new markets and could adversely affect the quality of service in certain existing markets if the demand for wireless communications continues to increase. We may also seek to acquire spectrum in the secondary market, primarily through spectrum exchanges with and purchases from other wireless providers, acquisitions and joint ventures. However, there can be no assurance that we will be able to obtain access to additional spectrum from these sources on acceptable terms. Therefore, we cannot assure you that we will be successful in obtaining access to the additional spectrum needed to expand our geographic coverage and meet the growing needs of our business.

     HANDSETS THAT WILL OPERATE ON BOTH TDMA AND GSM NETWORKS ARE NOT YET WIDELY AVAILABLE, MAY BE MORE EXPENSIVE THAN CURRENT HANDSETS AND MAY HAVE OPERATIONAL INEFFICIENCIES, ALL OF WHICH COULD IMPEDE OUR GSM SERVICE OFFERINGS AND COULD LEAD TO INCREASED CHURN. Our technology upgrade plans depend heavily on the deployment of new dual mode TDMA/GSM handsets, referred to as "GAIT" phones. Utilizing new technology, these phones are intended to allow our customers to use GSM service without losing the ability to operate on our existing TDMA and analog networks in areas where we have not overlayed GSM technology. Because the variety of GAIT phones will be more limited than GSM phones, they may not be readily accepted by customers and impede our efforts to migrate our customer base from TDMA to GSM. Also, because GAIT phones will be required by only a limited number of carriers on an interim basis to support a transition from TDMA to GSM networks, they may not be produced in sufficient quantities when needed, and they may not achieve significant economies of scale.

     IF WE CANNOT REDUCE THE ROAMING AND LONG DISTANCE CHARGES WE PAY TO OTHER WIRELESS CARRIERS, OUR MARGINS MAY DECLINE. Wireless system operators agree to provide service to subscribers from other compatible wireless systems who are temporarily located in or traveling through their service areas, in a practice called "roaming". We believe that the ability to provide national service to our customers is critical to maintaining our competitive position. Since our network does not cover the entire United States, and since our subscribers cannot currently access our entire network due to the different technologies that we use, we have entered into roaming agreements with other providers to permit our subscribers to use their networks. We may not be able to expand our footprint or reduce the roaming and long distance charges that we pay to other wireless carriers, and, as a result, our services may become less profitable or the coverage area or pricing we offer relative to our competitors may not be as attractive.

     OUR CHOICE FOR THE NEXT GENERATION OF TECHNOLOGY, EDGE, IS A NEW TECHNOLOGY AND COULD QUICKLY BECOME OBSOLETE AND/OR NOT COMMERCIALLY ACCEPTED, WHICH COULD RESULT IN A DELAY IN OFFERING NEW SERVICES. Several wireless providers have announced that they will soon introduce new third generation, or "3G", wireless services in the United States. We expect that 3G services will combine the attributes of faster speed, greater data capability, better portability and greater functionality than services provided over current networks. We have chosen EDGE, but we believe that there will be multiple, competing technological standards, several options within each standard, vendor-proprietary variations and rapid technological innovation. Other technologies could emerge as preferred data networks for some services and, if those technologies are widely accepted, we may miss the opportunity to offer those services because of our technology decision. There is a risk that EDGE could be inadequate or become obsolete. In addition, EDGE could receive less active support from equipment vendors and/or be less commercially accepted by users, which could be detrimental to our competitive position, financial condition and results of operations.

     WE ARE COMMITTING A SUBSTANTIAL AMOUNT OF CAPITAL TO UPGRADE OUR CELLULAR AND PCS NETWORKS TO OFFER ADVANCED DATA SERVICES, BUT THERE CAN BE NO ASSURANCE THAT WIDESPREAD DEMAND FOR THESE SERVICES WILL DEVELOP. While demand for our advanced data services is growing, wide market acceptability of these services is constrained by slower network speeds in areas where we have not installed GPRS technology, limited popular applications, and limited choice in handsets with features and functionality desired by customers. We do not expect that there will be widespread demand for advanced wireless data services in the near future and there can be no assurance that this demand will develop at a level that will allow us to earn a reasonable return on our investment. See "-- Our business expansion and network upgrade will require substantial additional capital and we cannot assure you that we will be able to finance them" for additional information regarding our future capital expenditures.

     WE DO NOT CONTROL SALMON -- THE COMPANY THAT BID FOR CERTAIN LICENSES IN THE RECENT FCC AUCTIONS -- AND AS A RESULT SALMON MAY MAKE BUSINESS DECISIONS THAT HAVE AN ADVERSE IMPACT ON OUR PLANS TO ESTABLISH CINGULAR AS A NATION-WIDE BRAND. As of March 31, 2002, we had an approximate 80% non-controlling equity interest in Salmon, with the balance owned by Crowley Digital. We initially planned to conduct a material amount of our business through Salmon, but to date Salmon has only been awarded 45 of the 79 licenses for which it was the winning bidder. The 45 licenses granted to date represent an incremental increase in the number of Cingular-branded POPs of about 5%; however, if the FCC ultimately grants the remaining licenses to Salmon, the percentage incremental increase in the number of Cingular-branded POPs would be about 11%. Despite our commitments to provide substantial funds to Salmon, we do not have control of Salmon's management committee, and even though Salmon has hired us to manage its network, subject to its oversight and control, it can terminate us as manager. Furthermore, disagreements with Crowley Digital may create delays and expense and adversely affect our profits. See "Business -- Our Network -- Salmon PCS" for more information on our interest in Salmon and the manner in which management control of Salmon is exercised.

     OUR NETWORK-SHARING VENTURE WITH VOICESTREAM MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY IN THE COVERED TERRITORIES. We have contributed our network infrastructure in California and Nevada to a new venture with VoiceStream. The network in California experiences high traffic volumes. If the combined demand for service for the joint venture far exceeds the network capacity, temporary degradation of service and loss of customers may result until capacity is increased. We may also experience disagreements with VoiceStream over the operation of the venture, and VoiceStream may encounter financial difficulties, which could jeopardize a fully-financed and smooth operation of our venture. For more information on the venture, see "Business -- Our Network -- Transactions with VoiceStream Wireless".

     OUR BUSINESS EXPANSION AND NETWORK UPGRADE WILL REQUIRE SUBSTANTIAL ADDITIONAL CAPITAL AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO FINANCE THEM. The operation of our business and the upgrading and expansion of our network will require substantial amounts of capital:

     - we may require substantial capital for acquisitions of systems, spectrum licenses, build-out of infrastructure, our network migration and upgrade plan and network capacity expansion;

     - upon Salmon's request, we will lend Salmon additional secured debt capital to finance the build-out of its networks and operations, including approximately $2 billion for additional licenses if they are ultimately granted to Salmon;

     - we will provide funding to our infrastructure ventures with VoiceStream and AT&T Wireless; and

     - we will be required to make significant distributions and payments to SBC and BellSouth under our limited liability company agreement to cover their tax liabilities arising from their interests in us.

The actual amount of capital required may vary materially from our current estimates. Unforeseen delays, cost overruns, regulatory changes, engineering and technological changes and other factors may also require additional funds.

     As a result of the cash needs described above, we may need to incur significant amounts of additional debt and to raise additional equity. Incurring substantial amounts of additional debt could result in a decrease in our credit ratings, which would increase our cost of borrowing. In addition, we may not be able to obtain additional funds on satisfactory terms from the capital markets, from other sources or from SBC or BellSouth, neither of which has any obligation to provide us additional funding. The failure to obtain financing could result in, among other things:

     - the delay or abandonment of our business development and expansion or network upgrade plans; or

     - the failure to meet regulatory build-out requirements or to continue to provide service in all or portions of some of our markets,

any of which could result in slower business growth and loss of competitive position. For more information relating to our access to capital and the capital we will require, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Capital expenditures, other investments and debt service".

     OUR DATA SERVICES MAY BE A RELATIVELY SMALL PART OF OUR TOTAL BUSINESS FOR SOME TIME. Our data services are growing at a higher rate than our voice services, but because they are currently such a small component of our total business it may be many years before they comprise a substantial portion of our operations. The data services we offer through our Mobitex data network differ from advanced data services provided over cellular and PCS networks. Therefore, our experience with this data service may not provide us with any marketing or operational advantages over our competitors, some of whom have provided Internet access and other data applications over their cellular and PCS networks earlier than we have. We expect robust competition to develop among multiple carriers offering high-speed packet-switched data services using various technologies, including cellular and PCS.

     ACQUISITIONS MAY BE COSTLY AND TIME-CONSUMING TO INTEGRATE. One element of our strategy is to expand the geographic coverage of our network, which we may achieve by obtaining access to additional spectrum through FCC auctions, spectrum exchanges with or purchases from other wireless providers, acquiring wireless carriers or forming joint ventures or alliances with the existing businesses of other wireless providers. These efforts may require substantial additional financing. In addition, we may encounter difficulties in integrating existing operations that we may acquire into our own operations because of different technologies, services or service offerings. These transactions could prove costly or time-consuming and could divert our management's attention from operating our business.

     FAILURE OF CERTAIN OF OUR KEY SUPPLIERS TO DELIVER EQUIPMENT AND SERVICES COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS. We depend upon various key suppliers to provide us with equipment and services that we need to continue our network upgrade and operate our business. Some of these suppliers are experiencing financial and business difficulties, and if these suppliers fail to provide equipment or service to us on a timely basis, we may be unable to provide services to our customers in a competitive manner. If we are unable to obtain the hardware and software we need to build out licensed territories, our licenses may be at risk of termination for failure to satisfy the requirements contained in our FCC licenses regarding the construction of our networks. We are particularly vulnerable in the case of our TDMA switch and cell site equipment infrastructure vendors, who are Ericsson, Lucent and Nortel, because a given TDMA market can only use cell site equipment provided by the supplier of the switch serving that particular market. As a result, in the short term, our existing TDMA suppliers can exercise considerable market power and pose financial and operational risks to us.

     DIFFICULTIES IN COMPLETING THE INTEGRATION OF THE COMPANIES THAT FORM OUR BUSINESS COULD ADVERSELY AFFECT US IN MANY WAYS. Prior to our formation, the domestic wireless units of SBC and BellSouth had their own management teams, wireless networks, operational and technical groups, marketing and distribution channels and information, billing and other systems. We have accomplished a significant level of integration, but more remains to be done. The continuing integration of network, information, customer care, billing and financial systems of our predecessor units is critical to achieving our financial goals. This involves considerable effort, and there is a risk that the process could be more costly and time-consuming than planned and could delay the introduction of productivity enhancements and measurement tools. In addition, we may not be able to maximize cost savings and the quality of our customer care and other operations may be negatively impacted during the transition, all of which could have a material adverse effect on our operating results and financial condition.

     THE POTENTIAL IMPACT OF UNIONIZATION AND ORGANIZING ACTIVITIES, WHICH WE EXPECT TO INCREASE, COULD ADVERSELY AFFECT OUR COSTS AND RESULTS OF OPERATIONS. All of our businesses, excluding ventures, are subject to various agreements with the Communications Workers of America. These agreements contain provisions requiring us to maintain neutrality if the union conducts an organizing campaign and requiring us to allow employees to vote to unionize by presenting authorization cards rather than participating in a more difficult secret ballot process conducted by the National Labor Relations Board. In an effort to gain recognition in the areas not already covered by a contract, union activity may increase. We believe that no other national wireless provider currently employs a unionized workforce to any significant extent. At the expiration of the agreements, a work stoppage could prevent us from providing service to our customers in the area covered by the expired contract and possibly result in customer loss and a reduction in revenue. For more information on employment-related matters, see "Business -- Employees" and "Management" below.

     THE HISTORICAL FINANCIAL INFORMATION INCLUDED IN THIS PROSPECTUS MAY BE OF LIMITED RELEVANCE. As a recently formed joint venture, we have limited historical financial information to present to you. The historical financial information for periods prior to January 1, 2001 included in this prospectus includes the results of operations of the wireless operations of SBC and BellSouth prior to October 2, 2000 and of us thereafter. The combined financial data for 2000 and 1999 do not purport to be indicative of what our results of operations would actually have been if we had been formed at the beginning of the applicable period. The SBC and BellSouth Domestic Wireless Groups were managed separately prior to their contribution to us on October 2, 2000, and the combined financial data for 2000 and 1999 are not intended to show what the combined financial results would have been had the companies actually been managed together.

     EXCHANGES BY OUR MEMBERS OF THEIR RESPECTIVE INTERESTS IN US FOR THE CLASS A COMMON STOCK OF OUR MANAGER MAY CAUSE US TO DISTRIBUTE MORE CASH TO OUR MEMBERS TO COVER THEIR TAX LIABILITIES, WHICH WOULD OTHERWISE BE AVAILABLE FOR OTHER BUSINESS USES. Each of SBC and BellSouth has the right to exchange some or all of its interests in us for the Class A common stock of our manager. If 50% or more of the units in us are exchanged for stock or otherwise transferred within a 12-month period, we will be deemed to terminate for federal income tax purposes. This deemed termination would defer our tax depreciation and amortization deductions and thus accelerate our allocations of taxable income to our members. Because we are required to distribute cash to our members to cover taxes due on their taxable income from us, a deemed termination would increase the tax distributions required to be made by us and thus reduce the cash available to us for other needs, including capital expenditures and operating cash needs. This reduction in available cash could have an adverse impact on our business.

RISKS RELATED TO OUR INDUSTRY

     WE MAY BE ADVERSELY AFFECTED BY THE SIGNIFICANT CHANGES THAT WE EXPECT THE WIRELESS COMMUNICATIONS INDUSTRY TO UNDERGO. The wireless communications industry is experiencing significant changes. These include the continuation of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new services, evolution to 3G standards and changes in end-user needs and preferences. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications services or alternative services superior to those available from us. Accordingly, there can be no assurance that technological changes will not materially adversely affect us.

     A HIGH RATE OF CHURN WOULD NEGATIVELY IMPACT OUR BUSINESS. Wireless communications services providers, including us, experience varying rates of lost customers, referred to as "churn". We believe that customers change wireless providers for the following reasons: service offerings, price, call quality, coverage area and customer service. A high rate of churn would adversely affect our results of operations because of loss of revenue and because the cost of adding a new subscriber, which generally includes a commission expense and/or a handset subsidy, is a significant factor in income and profitability for participants in the wireless industry. We intend to incur significant expenses to improve subscriber retention and reduce churn.

We may also be required to subsidize product upgrades and/or reduce pricing to match competitors' initiatives and to retain customers.

     OUR INDUSTRY WILL CONTINUE TO BE ADVERSELY AFFECTED IF THE ECONOMIC SLOWDOWN PERSISTS. The economies of the United States and many other nations are suffering from a significant economic slowdown, and wireless companies, including us, have experienced lower net subscriber additions. There can be no assurance that such a slowdown will not continue to adversely affect the industry.

     NEW SPECTRUM AVAILABLE THROUGH GOVERNMENT AUCTIONS WILL LIKELY BE IN A FREQUENCY BAND DIFFERENT FROM OUR CURRENT FREQUENCY BANDS, AND IF WE ACQUIRE SPECTRUM IN A NEW FREQUENCY BAND, GREATER INEFFICIENCIES AND COSTS MAY RESULT. Our network currently consists of infrastructure that provides communications over cellular and PCS frequencies. Our Mobitex data network is operated over separate frequencies. It is likely that new spectrum available through government auctions will be in yet another frequency band. Handsets that utilize spectrum in multiple frequencies are currently under development but they may cost more than currently available handsets. Also, there are operational inefficiencies and added costs required to accommodate such disparate spectrum, and we may lose customers if we must upgrade them to new handsets to permit seamless roaming over new multi-frequency networks.

     CONCERN ABOUT ALLEGED HEALTH RISKS RELATING TO RADIO FREQUENCY ENERGY MAY HARM OUR PROSPECTS. A number of studies have been conducted to examine the health effects of wireless phone use, and some persons have construed some of the studies as indicating that wireless phone use causes adverse health effects. Some media reports have also suggested that radio frequency energy from wireless handsets, accessories and cell sites may be associated with various health problems, including cancer. In addition, lawsuits have been filed against us and other participants in the wireless industry alleging actual and potential adverse health consequences as a result of wireless phone usage. Some of these lawsuits allege other related claims, including negligence, strict liability, conspiracy and the misrepresentation of or failure to disclose these alleged health risks. If consumers' health concerns over radio frequency energy increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. Additional studies of radio frequency energy are ongoing and new studies are anticipated. Any negative findings in these studies could increase the risks described above. In addition, an adverse outcome or settlement in the existing and/or any further litigation against us or any other provider of wireless services could have a material adverse effect on our results of operations, financial condition and/or prospects. See "Business -- Legal Proceedings".

     STATE AND LOCAL LEGISLATION REGARDING WIRELESS PHONE USE WHILE DRIVING MAY ADVERSELY AFFECT US. Many states and municipalities have proposed, and several, including New York state, have enacted, legislation that requires the use of a hands-free accessory while driving an automobile, which may discourage use and could decrease our revenues from customers who now use their phones when driving. Such legislation, if adopted and enforced in the areas we serve, may reduce, in the short term, sales, usage and revenues. In addition, allegations that using wireless phones while driving may impair drivers' attention in certain circumstances may lead to potential litigation relating to traffic accidents, which could adversely affect our results of operations.

     OUR OPERATIONS ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION, WHICH CAN SIGNIFICANTLY INCREASE OUR COSTS AND INCREASE CHURN. Many aspects of our business are regulated to varying degrees by the FCC and some state and local regulatory agencies. The adoption or change of regulations could significantly increase our costs and increase churn.

     For example, the FCC, together with the Federal Aviation Administration, regulates tower marking and lighting. In addition, the FCC and the states are increasingly looking to the wireless industry to fund various initiatives, including universal service programs, telephone number portability services for the hearing-impaired and emergency 911 networks. Furthermore, many states have imposed significant taxes on the wireless industry and are regulating customer billing matters. We are also subject to environmental protection and health and safety regulation, including limits on radio frequency energy from wireless handsets and towers. The failure to comply with any of these regulations, even if hardware and software solutions are not readily available from manufacturers and suppliers, can result in significant penalties and repercussions.

     For more information about the regulatory environment and about recent government regulation that we are subject to, see "Business -- Regulatory Environment -- Recent Regulatory Developments".

     A NUMBER OF OUR FCC LICENSES TO PROVIDE WIRELESS SERVICES ARE SUBJECT TO RENEWAL AND POTENTIAL REVOCATION IN THE EVENT THAT WE VIOLATE APPLICABLE LAWS. A number of our licenses are subject to renewal, generally some each year, upon the expiration of the 10-year period for which they are granted, and we cannot assure you that the FCC will renew them. In addition, FCC rules require all wireless licensees to meet specified build-out requirements, and failure to comply with these and other requirements in a given license area could result in termination or cancellation of our license for that license area or the imposition of fines by the FCC. If any of our licenses are forfeited or revoked, we would not be able to provide service in that area unless we contract to resell wireless services of another provider or enter into roaming agreements.

     EQUIPMENT FAILURE AND DISASTERS MAY ADVERSELY AFFECT OUR OPERATIONS. A major equipment failure or a disaster that affects our mobile telephone switching offices, microwave links, third-party owned local and long distance networks on which we rely, our cell sites or other equipment or the networks of other providers on which our subscribers roam could have a material adverse effect on our operations. While we have insurance coverage for some of these events, our inability to operate our wireless system even for a limited time period may result in a loss of subscribers or impair our ability to attract new subscribers, which would have a material adverse effect on our business, results of operations and financial condition.

     THE RESTRICTED SUPPLY OF NEW TELEPHONE NUMBERS COULD LIMIT OR DELAY OUR GROWTH. The supply of new telephone numbers in some areas of the United States is near exhaustion due, in large part, to competitive wireline carriers having obtained large blocks of numbers and rapidly growing customer demand for additional numbers for wireless handsets and pagers as well as for second voice lines, Internet access and private branch exchange systems, or private telephone networks used within enterprises. Many states have imposed restrictions on carriers' access to additional numbers, creating shortages and delay in obtaining needed number resources. If we are unable to obtain a sufficient supply of new telephone numbers, our ability to increase our subscriber base would be adversely affected.

RISKS RELATED TO OUR ARRANGEMENTS WITH SBC AND BELLSOUTH

     SBC AND BELLSOUTH MAY TRANSFER THEIR CONTROLLING INTERESTS IN US AND CEASE TO BE SUBJECT TO CERTAIN OBLIGATIONS THAT BENEFIT US, INCLUDING EXCLUSIVITY PROVISIONS. Under our limited liability company agreement and the stockholders' agreement among our manager, SBC and BellSouth, each of SBC and BellSouth will cease to be subject to many of the restrictions imposed on it in the limited liability company agreement that benefit and protect us, such as restrictions on competition and acquisitions of other wireless businesses, once its ownership interest falls below 10%. Although both SBC and BellSouth are subject to a number of transfer restrictions, as described under "Certain Relationships and Related Party Transactions -- Our Limited Liability Company
Agreement -- Transfers of LLC Units and Common Stock", each of them may, under the circumstances described in our limited liability company agreement, sell its interests in us and its common stock in our manager to third parties, subject to a right of first refusal of the respective other party, or spin-off or split-off its interests in us or its stock in our manager to its shareholders. In addition, we may lose any competitive advantage we currently gain from our resale and agency relationships with SBC and BellSouth.

     SBC AND BELLSOUTH MAY COMPETE WITH US IN THE AREAS OF FIXED WIRELESS VOICE AND DATA SERVICES, AND MAY RESELL OUR SERVICES UNDER THEIR OWN BRAND NAMES INSIDE THEIR SERVICE TERRITORIES AFTER SPECIFIED FUTURE DATES. SBC and BellSouth have agreed in our limited liability company agreement to engage in the provision of U.S. mobile wireless voice and data services only through us and our subsidiaries, but the agreement is subject to significant exceptions, including an exception that permits them to market and sell fixed wireless voice and fixed wireless data services and to market and sell wireless services in areas in which we, our subsidiaries or Salmon are not providing services pursuant to FCC licenses. SBC and BellSouth are permitted to resell our services under their own brand names outside their service territories. In addition, if BellSouth or SBC terminates its wireless agency agreement on or after October 2, 2003, it may resell our wireless
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

services in its respective service territories. See "Certain Relationships and Related Party Transactions -- Resale Agreements" and "-- Wireless Agency Agreements".

     THE ARRANGEMENTS THAT WE HAVE WITH SBC AND BELLSOUTH WERE ESTABLISHED BY SBC AND BELLSOUTH, AND MAY NOT BE AS ADVANTAGEOUS AS SIMILAR AGREEMENTS NEGOTIATED WITH UNAFFILIATED THIRD PARTIES. We have entered into various agreements with SBC and BellSouth and their respective affiliates that are material to the conduct of our business, and we may enter into additional agreements with them in the future. For example, we have entered into resale and agency agreements with SBC and BellSouth that include pricing and other terms. Although we believe that these agreements, as a whole, are as advantageous to us as those that could otherwise be obtained, we have no independent verification that these agreements are as advantageous as similar agreements negotiated with unaffiliated third parties. See "Certain Relationships and Related Party Transactions".

     UNDER THE TERMS OF AGREEMENTS WITH SBC AND BELLSOUTH, THE SCOPE OF OUR POTENTIAL BUSINESS IS LIMITED, WHICH COULD HURT THE GROWTH OF OUR BUSINESS. We have agreed with SBC and BellSouth that, without their consent, we may not enter into any business other than the U.S. mobile wireless voice and data business. These restrictions could limit our ability to grow our business through initiatives such as expansion into international markets and acquisitions of wireless providers that are also engaged in other businesses outside of our permitted activities. These restrictions may also preclude us from pursuing other attractive related or unrelated business opportunities. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement".

     SBC AND BELLSOUTH CONTROL ALL IMPORTANT DECISIONS AFFECTING OUR GOVERNANCE AND OUR OPERATIONS AND MAY FAIL TO AGREE ON IMPORTANT MATTERS. Under the terms of our limited liability company agreement, our management is exclusively vested in our manager. Both the board of directors and the strategic review committee of our manager are currently comprised of four directors: two elected by SBC and two elected by BellSouth. Substantially all important decisions of our manager must be approved by its strategic review committee. It is possible that the committee may be deadlocked regarding matters that are very important to us. Although deadlocks are to be resolved by the chief executive officers of SBC and BellSouth, if they cannot agree, inaction may result, which could, among other things, result in us losing important opportunities. For more information on our governance, including the strategic review committee, you should read "Our Organizational Structure -- Cingular Wireless Corporation and Cingular Wireless LLC".

     SBC AND BELLSOUTH MAY HAVE CONFLICTS OF INTEREST WITH US. Conflicts of interest may arise between us and SBC and BellSouth when we are faced with decisions that could have different implications for us and SBC or BellSouth, including technology decisions, financial budgets, repayment of member loans from SBC and BellSouth, the payment of distributions by us and other matters. Because SBC and BellSouth control us, these conflicts could be resolved in a manner adverse to us. Therefore, we may not always be able to use our resources in the best interest of advancing our business. In addition, circumstances may occur in which the interests of SBC and BellSouth could be in conflict with your interests as a noteholder. In particular, SBC and BellSouth may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment even though such transactions may involve risks to you as noteholders.

RISKS RELATED TO THE EXCHANGE OFFER AND TO THE NEW NOTES

     IF YOU FAIL TO EXCHANGE OLD NOTES, THEY WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS. Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of old notes will, except in very limited circumstances, not have any further rights to have their old notes exchanged for new notes or registered under the Securities Act. The liquidity of the market for old notes that are not exchanged could be adversely affected by the conclusion of this exchange offer and you may be unable to sell your old notes.

     LATE DELIVERIES OF OLD NOTES AND OTHER REQUIRED DOCUMENTS COULD PREVENT A HOLDER FROM EXCHANGING ITS OLD NOTES. Noteholders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer". Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

     IF YOU ARE A BROKER-DEALER, YOUR ABILITY TO TRANSFER THE NEW NOTES MAY BE RESTRICTED. A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

     THERE HAS NOT BEEN, AND THERE MAY NOT BE, A PUBLIC MARKET FOR THE NEW NOTES. There has been no market for the new notes prior to this offering. There can be no assurance as to the development of any market or the liquidity of any market that may develop for the new notes. The liquidity of, and trading markets for, the new notes may also be adversely affected by general economic conditions and by our financial performance.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business". All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We expressly disclaim any obligation, and do not intend, to update any of the forward-looking statements contained in this prospectus.

                          OUR ORGANIZATIONAL STRUCTURE

FORMATION OF THE JOINT VENTURE

     Our full legal name is Cingular Wireless LLC. We are a Delaware limited liability company formed in April 2000 by SBC and BellSouth as the operating company for their U.S. wireless communications joint venture. The parties formed the joint venture in April 2000 and agreed to contribute their U.S. wireless communications businesses to us. In October 2000, SBC and BellSouth contributed substantially all of their U.S. wireless assets in exchange for an approximate 60% and 40% ownership interest in us, or "units", respectively, as well as for one share of our manager's Class B common stock each. SBC and BellSouth have joint voting control of our operations by virtue of the stockholders' agreement with respect to Cingular Wireless Corporation, our manager, and their ownership of high-vote Class B common stock. In January 2001, we began doing business under the "Cingular" brand name. Our members are certain SBC and BellSouth entities and our manager.

BACKGROUND

     Our formation has brought together the operations of the well-recognized U.S. wireless businesses conducted by SBC and BellSouth -- BellSouth Mobility, BellSouth Mobility DCS, Cellular One*, Houston Cellular, BellSouth Wireless Data, Southwestern Bell Wireless, Pacific Bell Wireless, Nevada Bell Wireless, Ameritech Wireless, SNET Wireless and SBC Wireless. As a result of the combination of these carriers, we are the second largest wireless communications service provider in the United States, serving nearly 21.8 million customers in 37 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands as of March 31, 2002.

CINGULAR WIRELESS CORPORATION AND CINGULAR WIRELESS LLC

     MANAGEMENT AND GOVERNANCE. Cingular Wireless Corporation is a holding company with no material assets of its own other than two units representing a 0.0000001% interest in us. Its main purpose is to act as our manager and thereby control our management and operations. Our officers are appointed by its board of directors. All of our principal officers must be the same individuals as our manager's corresponding officers.

     Our manager has two classes of common stock:

     - the Class A common stock, par value $0.01 per share, which will entitle the holder to one vote per share and will generally have voting rights identical to those of holders of Class B common stock, except for the low-vote structure and the differences in the right to vote for directors described below; and

     - the Class B common stock, par value $0.01 per share, which entitles its holder to ten votes for each underlying unit in us.

     Of the two outstanding shares of Class B common stock, one share is held by SBC and the other share is held by BellSouth. Our manager also has six billion shares of Class A common stock authorized, none of which are currently outstanding. In addition, our manager has one billion authorized shares of preferred stock, issuable in one or more series. However, no series has been designated and no shares are currently outstanding.

     Our manager has two classes of directors corresponding to its two classes of common stock. Each class of stock votes separately as a class for the election of directors. Currently Class B stockholders are entitled to elect four directors, of which two are nominated by SBC and two are nominated by BellSouth. Class B stockholders vote together as a class to elect their directors and have agreed to act unanimously in electing directors. If there is an initial public offering of Class A common stock, Class A stockholders will be entitled to elect three independent directors. Pursuant to the stockholders' agreement, SBC, BellSouth and our

---------------

* The Cellular One trademark and name were not exclusively used by SBC, and other wireless operators also used, and continue to use, this brand.

manager have agreed that one of the independent directors shall be nominated by SBC and one by BellSouth. Within 12 months following the closing of such offering, a third independent director will be nominated by our manager's board of directors. At all times, as long as any shares of Class B common stock remain outstanding, the Class B common stockholders will be entitled to control the manager's board of directors, even if only one of SBC or BellSouth holds Class B common stock. Our manager is required to contribute to us the net proceeds from any sales of Class A common stock, including in an initial public offering, which will increase its ownership interests in us.

     STRATEGIC REVIEW COMMITTEE. Substantially all important decisions made by our manager are subject to the affirmative vote of at least two-thirds of the strategic review committee of its board of directors, as well as a majority of its board of directors. These decisions include approval of a business plan, appointment of executive officers, capital calls, declaration of dividends, purchases of new technology, public stock offerings, changes to the manager's certificate of incorporation and by-laws and many others. The committee is composed of two directors elected by each of SBC and BellSouth for so long as each remains a holder of Class B common stock of the manager and holds 10% or more of the sum of

     (1) the total number of our units outstanding (excluding units owned by our manager); and

     (2) shares of our manager's Class A and Class B common stock outstanding (excluding any treasury shares).

At present, the committee is composed of the individuals who constitute our manager's board of directors. Deadlocks between the Class B directors of SBC and those of BellSouth will be resolved by the chief executive officers of SBC and BellSouth. Upon an underwritten public offering of shares of Class A common stock, our manager's board will appoint one Class A director as an additional member of the strategic review committee. SBC and BellSouth have agreed in a stockholders' agreement to vote their Class B common stock in favor of any matter approved by the strategic review committee.

     LIMITED LIABILITY COMPANY AGREEMENT. SBC, BellSouth and our manager are parties to a limited liability company agreement, which governs us and certain relationships among SBC, BellSouth and our manager. The limited liability company agreement provides that neither SBC nor BellSouth will, for as long as it holds at least 10% of our total equity securities and holds any Class B common stock of our manager, engage in the wireless business in which we or Salmon is engaged in the United States, including the U.S. Virgin Islands and Puerto Rico, except through us, with limited exceptions as described in more detail under "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement". In addition, we have agreed that, in the markets in which SBC or BellSouth is the incumbent local exchange carrier, we will generally use and, when we sell bundled services including wireline communications services, sell only the communications services of SBC or BellSouth, as the case may be, or their controlled subsidiaries. The limited liability company agreement also provides that neither SBC nor BellSouth is permitted to transfer its interests in us, subject to limited exceptions, including transfers in widely distributed public sales or other distributions.

     CONVERSION OF CLASS B COMMON STOCK AND EXCHANGE OF UNITS. The shares of our manager's Class B common stock are convertible into shares of our manager's Class A common stock, at the option of the holder, at any time on a one-for-one basis. In addition, units in us will be exchangeable, at the option of the holder, for an equal number of shares of our manager's Class A common stock, at any time. In the event that either SBC or BellSouth wants to transfer its shares of Class B common stock, it would be required to convert its shares into Class A common stock, including in the event that SBC or BellSouth wants to sell its shares in a public offering, except for certain of the transfers permitted under the transfer restriction exceptions in the limited liability company agreement. In the event that either SBC's or BellSouth's, or their permitted transferees', total outstanding equity interests in us and our manager become less than 10% of the sum of

     (1) the total number of units outstanding (excluding units owned by our manager); and

     (2) shares of our manager's common stock outstanding (excluding any treasury shares), then that party must convert its remaining shares of Class B common stock into shares of Class A common stock and its Class B directors must resign from our manager's board of directors and the strategic review committee. You should read "Risk Factors -- Risks Related to Our Arrangements with SBC and BellSouth" and "Certain Relationships and Related Party Transactions" for additional information about our structure and the risks posed by the structure and for more information on permitted transfers and conversion and exchange rights.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement pertaining to the old notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In exchange for issuing the new notes as described in this prospectus, we will receive an equal principal amount of old notes, which will be canceled.

     The net proceeds from the sale of the old notes, after deducting offering commissions and expenses, of approximately $1,967 million were used primarily to repay obligations under our commercial paper program, and the balance was used for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2002. The capitalization table should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                              (IN MILLIONS)
Cash and cash equivalents...................................    $    285
                                                                ========
Short-term debt, excluding current portion of long-term
  debt:
  Commercial paper borrowings(1)............................    $     --
  Other short-term debt.....................................          --
                                                                --------
          Total short-term debt.............................          --
                                                                --------
Long-term debt, including current portion:
  Old notes, net of discount................................       1,988
  Subordinated member loans(2)..............................       9,678
  Other long-term debt......................................         827
                                                                --------
          Total long-term debt..............................      12,493
                                                                --------
Members' capital............................................       6,229
                                                                --------
          Total capitalization..............................    $ 18,722
                                                                ========

---------------

(1) No commercial paper borrowings were outstanding as of May 31, 2002. We have entered into a $3 billion unsecured 364-day revolving bank credit facility to support repayment of our commercial paper borrowings. The facility expires on November 18, 2002. No borrowings under the facility are outstanding at the date of this prospectus. For more information concerning our credit facility, you should read "Description of Financing
    Arrangements -- Bank Credit Facility".
(2) Subordinated member loans represent amounts owed by us and our operating entities to SBC, BellSouth and their subsidiaries. These lenders have agreed that their rights to receive payments from us following a default on senior debt are subordinate to the rights of senior debt. However, the subordinated member loans are scheduled to mature before the old notes and the new notes offered in the exchange offer. Senior debt consists of these notes, our commercial paper notes and any outstanding debt under our bank credit facility. It also includes any additional debt we may designate as senior in the future, subject to the approval of SBC and BellSouth. We may prepay the subordinated loans or refinance them with senior debt (other than with proceeds from our bank credit facility or senior loans from SBC or BellSouth) at any time if we are not in default under senior debt. See "Description of Financing Arrangements -- Financing Arrangements with Members -- Member Loans".

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

   PERIOD FROM             YEAR
APRIL 24, 2000 --         ENDED          THREE MONTHS ENDED
DECEMBER 31, 2000   DECEMBER 31, 2001      MARCH 31, 2002
-----------------   ------------------   ------------------
       1.49                2.73                 2.36

     For the purpose of calculating these ratios, earnings consist of income before income taxes, extraordinary gain (loss), cumulative effect of accounting changes and fixed charges. Fixed charges include interest expense, capitalized interest and the portion of rent expense representing interest.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                             CINGULAR WIRELESS LLC

     The following table presents selected historical consolidated financial and operating data of Cingular Wireless LLC from the date of its formation, April 24, 2000. The data presented in this table is derived from the historical financial statements and related notes which are included elsewhere in this prospectus. The results for the period April 24, 2000 to December 31, 2000 presented below include the contributed SBC and BellSouth Domestic Wireless Groups' wireless operations from October 2, 2000; there were no meaningful results of operations prior to that date. You should read those statements for a further explanation of the selected financial data set forth below. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations". The selected historical financial data as of and for the three months ended March 31, 2002 have been derived from our unaudited consolidated financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The selected historical financial data for the three months ended March 31, 2002 may not be indicative of results for the full year.

                                             PERIOD FROM
                                           APRIL 24, 2000                           THREE MONTHS     THREE MONTHS
                                           (INCEPTION) TO         YEAR ENDED           ENDED            ENDED
                                          DECEMBER 31, 2000   DECEMBER 31, 2001    MARCH 31, 2001   MARCH 31, 2002
                                          -----------------   ------------------   --------------   --------------
                                                     (DOLLARS IN MILLIONS, EXCEPT OTHER OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Service revenues......................       $ 2,814             $13,069            $ 3,012          $ 3,316
  Equipment sales.......................           241               1,039                262              227
                                               -------             -------            -------          -------
         Total operating revenues.......         3,055              14,108              3,274            3,543
Operating expenses:
  Cost of service (excluding
    depreciation of $293, $1,291, $309
    and $331, which is included
    below)..............................           581               2,752                604              723
  Cost of equipment sales...............           393               1,652                437              404
  Selling, general and administrative...         1,279               5,235              1,271            1,299
  Depreciation and amortization.........           421               1,921                451              450
                                               -------             -------            -------          -------
         Total operating expenses.......         2,674              11,560              2,763            2,876
                                               -------             -------            -------          -------
Operating income........................           381               2,548                511              667
Other income (expenses):
  Interest expense......................          (231)               (822)              (198)            (225)
  Minority interest in net income of
    consolidated partnerships...........           (32)               (122)               (35)             (31)
  Equity in net income (loss) of
    affiliates, net.....................             3                 (68)                (6)             (58)
  Other, net............................             7                 164                 89               19
                                               -------             -------            -------          -------
         Total other income
           (expenses)...................          (253)               (848)              (150)            (295)
                                               -------             -------            -------          -------
Income before provision for income
  taxes.................................           128               1,700                361              372
Provision for income taxes..............             1                   8                  2                2
                                               -------             -------            -------          -------
         Net income.....................       $   127             $ 1,692            $   359          $   370
                                               =======             =======            =======          =======
CASH FLOW DATA:
  Net cash provided by operating
    activities..........................       $ 1,062             $ 3,665            $   529          $   253
  Net cash provided by (used in)
    investing activities................        (1,218)             (3,945)              (595)            (451)
  Net cash provided by (used in)
    financing activities................           282                 721                 54              (84)
  Capital expenditures..................           959               3,156                387              346
OTHER OPERATING DATA:
  Licensed POPs (in millions) (end of
    period)(1)..........................           189                 219                193              219
  Cellular/PCS subscribers (in millions)
    (end of period)(2)..................          18.6                21.6               20.0             21.8
  Cellular/PCS subscriber churn(3)......           2.8%                2.9%               2.7%             2.9%
  Average cellular/PCS revenue per
    subscriber unit (ARPU)(4)...........       $ 51.14             $ 52.26            $ 50.82          $ 50.44
  EBITDA (in millions)(5)...............       $   802             $ 4,469            $   962          $ 1,117
  EBITDA margin(6)......................          28.5%               34.2%              31.9%            33.7%
  Ratio of earnings to fixed
    charges(7)..........................          1.49                2.73               2.54             2.36

---------------

 (1) Licensed POPs refers to the number of people residing in areas where we have licenses to provide cellular or PCS service.
 (2) Cellular/PCS subscribers include customers served through reseller agreements.
 (3) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
 (4) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
 (5) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
 (6) EBITDA margin is defined as EBITDA divided by service revenues.
 (7) See "Ratios of Earnings to Fixed Charges" above for a discussion of the calculation of this ratio.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                          SBC DOMESTIC WIRELESS GROUP

     The following table presents selected historical consolidated financial and operating data of the SBC Domestic Wireless Group. The statement of operations and cash flow data for the years ended December 31, 1998 and 1999 and the period ended October 2, 2000 is derived from the audited financial statements of the SBC Domestic Wireless Group included elsewhere in this prospectus. We derived the remaining financial data from the SBC Domestic Wireless Group's unaudited financial statements. You should read those statements for a further explanation of the selected financial data set forth below. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The historical financial information includes the results of operations and cash flows for the SBC Domestic Wireless Group for all periods, retroactively restated to reflect the mergers of SBC with the wireless businesses of Pacific Telesis Group (PAC), Southern New England Telecommunications Corporation (SNET) and Ameritech Corporation (Ameritech) as poolings of interests. Historical financial information also includes the results of operations and cash flows for acquisitions from their date of acquisition and includes the results of operations and cash flows from various disposed assets until their date of disposition. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Presentation of Financial Information".

                                                                                                             PERIOD
                                                                       YEAR ENDED DECEMBER 31,               ENDED
                                                              ------------------------------------------   OCTOBER 2,
                                                               1996        1997       1998       1999         2000
                                                              -------   ----------   ------   ----------   ----------
                                                                (DOLLARS IN MILLIONS, EXCEPT OTHER OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Service revenues..........................................  $ 4,619    $ 5,396     $5,961    $ 6,787      $ 5,582
  Equipment sales...........................................      309        481        546        589          518
                                                              -------    -------     ------    -------      -------
        Total operating revenues............................    4,928      5,877      6,507      7,376        6,100
Operating expenses:
  Cost of service and equipment sales.......................    1,315      1,852      1,923      2,214        1,739
  Selling, general and administrative.......................    2,102      2,530      2,689      2,870        2,238
  Depreciation and amortization.............................      589        754        816        990          835
                                                              -------    -------     ------    -------      -------
        Total operating expenses............................    4,006      5,136      5,428      6,074        4,812
                                                              -------    -------     ------    -------      -------
Operating income............................................      922        741      1,079      1,302        1,288
Other income (expense):
  Interest expense..........................................     (121)      (175)      (208)      (218)        (267)
  Minority interest.........................................     (138)      (156)      (210)      (207)        (133)
  Equity in net income of affiliates........................       22          9         25         42            7
  Other, net................................................       (4)        13        (23)        10           22
                                                              -------    -------     ------    -------      -------
        Total other income (expense)........................     (241)      (309)      (416)      (373)        (371)
                                                              -------    -------     ------    -------      -------
Income before provision for income taxes, extraordinary gain
  and cumulative effect of accounting changes...............      681        432        663        929          917
Provision for income taxes..................................      269        169        275        373          367
                                                              -------    -------     ------    -------      -------
Income before extraordinary gain and cumulative effect of
  accounting changes........................................      412        263        388        556          550
Extraordinary gain on disposal, net of tax(1)(2)............       --         --         --      1,379           36
Cumulative effect of accounting changes, net of tax(3)......       --       (106)        --        (14)          --
                                                              -------    -------     ------    -------      -------
        Net income..........................................  $   412    $   157     $  388    $ 1,921      $   586
                                                              =======    =======     ======    =======      =======
CASH FLOW DATA:
  Net cash provided by operating activities(4)..............  $ 1,342    $ 1,340     $1,762    $ 1,861      $   620
  Net cash provided by (used in) investing activities.......   (1,486)    (1,047)      (978)     1,268       (2,528)
  Net cash provided by (used in) financing activities.......      143       (277)      (755)    (3,083)       1,965
  Capital expenditures......................................    1,184      1,066        978        988          704
OTHER OPERATING DATA:
  Cellular/PCS subscribers (in millions)(5).................      7.3        9.1       10.4       11.2         13.2
  Cellular/PCS subscriber churn(6)..........................       NA        1.9%       2.1%       2.4%         2.6%
  Average revenue per subscriber unit (ARPU)(7).............  $ 58.99    $ 54.73     $51.11    $ 50.37      $ 51.23
  EBITDA (in millions)(8)...................................    1,511      1,495      1,895      2,292        2,123
  EBITDA margin(9)..........................................     32.7%      27.7%      31.8%      33.8%        38.0%

---------------

 (1) In October 1999, SBC completed the required disposition, as a condition of the Ameritech merger, of 20 Midwestern cellular properties, including the competing cellular licenses in Chicago, Illinois, and St. Louis, Missouri and other markets. The SBC Domestic Wireless Group recorded an extraordinary gain of $1,379 on this sale, net of taxes of $960.
 (2) In September 2000, adjustments related to calculations of the 1999 gain on the required disposition of the 20 Midwestern cellular properties following the Ameritech merger referred to in note (1) above resulted in an additional extraordinary gain of $36, net of taxes of $24.
 (3) The SBC Domestic Wireless Group's results in 1999 include the effect of conforming the adoption date for postretirement accounting between SBC and Ameritech. This change was recorded in the third quarter of 1999, retroactive to January 1, 1999, as a cumulative effect of accounting change of $14, net of taxes of $9. Results in 1997 include the effect of conforming the accounting for sales commissions between SBC and PAC. This change was recorded in the second quarter of 1997, retroactive to January 1, 1997, as a cumulative effect of accounting change of $106, net of taxes of $66.
 (4) Net cash provided by operating activities for the period ended October 2, 2000 reflects a tax payment of $1,102 associated with the sale of the 20 Midwestern cellular properties referenced in note 1.
 (5) Subscribers include customers served through reseller agreements.
 (6) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
 (7) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
 (8) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
 (9) EBITDA margin is defined as EBITDA divided by service revenues. When adjusted for a $220 million charge recorded in 1999 by SBC in connection with the sale/leaseback of certain network assets, the EBITDA margin for 1999 would have been 37.0%.

                  SELECTED HISTORICAL FINANCIAL INFORMATION --
                       BELLSOUTH DOMESTIC WIRELESS GROUP

     The following table presents summary historical consolidated financial and operating data of the BellSouth Domestic Wireless Group. The statement of operations and cash flow data for the years ended December 31, 1998 and 1999 and the period ended October 2, 2000 is derived from the audited financial statements of the BellSouth Domestic Wireless Group included elsewhere in this prospectus. We derived the remaining financial data from the BellSouth Domestic Wireless Group's unaudited financial statements. You should read those statements for a further explanation of the selected financial data set forth below. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The historical financial information for the BellSouth Domestic Wireless Group includes the results of operations and cash flows for various significant acquisitions from their date of acquisition and includes the results of operations and cash flows from various disposed assets until their date of disposition. You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Presentation of Financial Information".

                                                                                                          PERIOD
                                                                     YEAR ENDED DECEMBER 31,               ENDED
                                                              --------------------------------------    OCTOBER 2,
                                                               1996       1997      1998      1999         2000
                                                              -------   --------   -------   -------   -------------
                                                                (DOLLARS IN MILLIONS, EXCEPT OTHER OPERATING DATA)
STATEMENTS OF OPERATIONS DATA:
Operating revenues:
  Service revenues..........................................  $2,359    $ 2,607    $2,839    $3,284       $ 2,873
  Equipment sales...........................................     144        228       214       289           229
                                                              ------    -------    ------    ------       -------
        Total operating revenues............................   2,503      2,835     3,053     3,573         3,102
Operating expenses:
  Cost of service and equipment sales.......................     753        845       992     1,237         1,094
  Selling, general and administrative.......................     921      1,105     1,256     1,446         1,138
  Depreciation and amortization.............................     326        457       560       677           491
  Provision for asset impairment(1).........................      --         --        --       320            --
                                                              ------    -------    ------    ------       -------
        Total operating expenses............................   2,000      2,407     2,808     3,680         2,723
                                                              ------    -------    ------    ------       -------
Operating income (loss).....................................     503        428       245      (107)          379
Other income (expense):
  Interest expense..........................................     (49)       (46)     (343)     (345)         (291)
  Minority interest.........................................     (66)       (10)       15        41            (8)
  Equity in net income of affiliates........................     124         50       168       145           123
  Other, net................................................      22         48        25       134            (9)
                                                              ------    -------    ------    ------       -------
        Total other income (expense)........................      31         42      (135)      (25)         (185)
                                                              ------    -------    ------    ------       -------
Income (loss) before provision for income taxes.............     534        470       110      (132)          194
Provision (benefit) for income taxes........................     224        190        64       (45)           80
                                                              ------    -------    ------    ------       -------
        Net income (loss)...................................  $  310    $   280    $   46    $  (87)      $   114
                                                              ======    =======    ======    ======       =======
CASH FLOW DATA:
  Net cash provided by operating activities.................  $  658    $   840    $  691    $  545       $   826
  Net cash used in investing activities.....................    (632)    (1,038)     (750)     (322)       (1,347)
  Net cash provided by (used in) financing activities.......      31        189       125      (295)          553
  Capital expenditures......................................     738        816       705       590           461
OTHER OPERATING DATA:
  Cellular/PCS subscribers (in millions)(2).................     3.2        3.7       4.5       4.9           5.7
  Cellular/PCS subscriber churn(3)..........................     1.9%       2.2%      2.3%      2.9%          2.5%
  Average revenue per subscriber unit (ARPU)(4).............  $69.42    $ 61.79    $58.42    $58.08       $ 58.47
  EBITDA (in millions)(5)...................................  $  829    $   885    $  805    $  570       $   870
  EBITDA margin(6)..........................................    35.1%      33.9%     28.4%     17.4%         30.3%

---------------

(1) Provision for asset impairment represents non-cash charges associated with disposals of infrastructure equipment in 14 wireless markets in the southeastern United States. This charge was recorded to write down these assets to their fair market value, as required under SFAS 121, and was estimated by discounting the expected future cash flows of these assets through the date of disposal. This equipment was replaced with new equipment.
(2) Subscribers include customers served through reseller agreements.
(3) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.
(4) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.
(5) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.
(6) EBITDA margin is defined as EBITDA divided by service revenues. When adjusted for the provision for asset impairment described in note (1), the EBITDA margin for 1999 would have been 27.1%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a Delaware limited liability company formed on April 24, 2000, whose members are SBC, BellSouth, certain of their subsidiaries and partnerships and Cingular Wireless Corporation -- our manager. On October 2, 2000, SBC and BellSouth contributed to us substantially all of their U.S. wireless voice and data businesses.

     We are the second largest provider of advanced wireless voice and data communications services in the United States based on the number of wireless subscribers. We offer advanced wireless voice and data communications services across an extensive U.S. service territory, which we refer to as our "footprint", and operate one of the largest digital wireless networks in the United States.

     Our goal is to become the premier nationwide provider of advanced wireless and data services in the United States. See "Business -- Competitive Strengths" below.

ACQUISITIONS AND DISPOSITIONS

     Our financial statements for 2001 reflect the following acquisitions.

Acquisitions in 2001

- In August 1999, the SBC Domestic Wireless Group acquired Cellular Communications of Puerto Rico, Inc., or CCPR, in what we refer to as the "Puerto Rico Transaction", valued at $827 million, including the assumption of approximately $370 million in debt. In October 1999, following approval by the FCC, the SBC Domestic Wireless Group sold 50% of its investment in CCPR to Telefonos de Mexico. Subsequent to this, the SBC Domestic Wireless Group retained a controlling 50% interest in CCPR. The SBC Domestic Wireless Group's investment in CCPR was accounted for as a purchase. The results of operations were included in the SBC Domestic Wireless Group financial statements from the date of acquisition. However, the Puerto Rico wireless business was not contributed to us until September 2001.

- In May 2001, SBC purchased a 10% indirect minority interest in the Washington/Baltimore wireless business currently held by affiliates of Vivendi Universal ("Vivendi") for $151 million, which it contributed to us, together with a small minority interest in our Washington/Baltimore operations previously held by an SBC affiliate, in what we refer to as the "Vivendi Transaction". Simultaneous with this transaction, we reimbursed SBC the $151 million that SBC paid to Vivendi in the Vivendi Transaction. As a result of this transaction, we hold a 100% interest in the Washington/Baltimore metropolitan statistical area.

     Our financial statements for 2000 reflect the following acquisitions and dispositions.

Acquisitions in 2000

- In August 2000, the SBC Domestic Wireless Group acquired GTE's wireless interests in various Washington and Texas markets for approximately $1.348 billion. The specific interests acquired include:

     -  100% of the Seattle, Spokane and Yakima, Washington wireless businesses;

     -  61.7% of the Austin, Texas wireless business;

     -  17% of the Dallas, Texas wireless business;

     -  30% of the San Antonio, Texas wireless business;

     -  100% of the Victoria, Texas wireless business; and

     - controlling and non-controlling interests in other Texas wireless businesses.

     Prior to this transaction, the SBC Domestic Wireless Group held majority interests in the Dallas and San Antonio wireless businesses. The acquisitions were accounted for under the purchase method of accounting.

- In September 2000, the BellSouth Domestic Wireless Group acquired the remaining 44.2% minority interest in the BellSouth Carolinas PCS partnership for approximately $887 million, bringing its ownership to 100% in a transaction accounted for as a purchase in what we refer to as the "DCS Transaction".

Dispositions in 2000

- In accordance with FCC conditions to approve the formation of our company, certain overlapping wireless operations in Indianapolis, Indiana and New Orleans and Baton Rouge, Louisiana were divested in October 2000.

OPERATING REVENUES

     Our operating revenues consist of revenues from the provision of wireless voice and data services and revenues from the sale of handsets and accessories. Service revenues, which we record when services are provided, include revenues from:

     - recurring monthly access charges;

     - airtime usage, including prepaid service;

     - long distance charges;

     - charges for optional features and services such as voice mail, unlimited mobile-to-mobile calling, roadside assistance, caller ID and data services;

     - roaming charges we bill to our customers for their use of our and other carriers' networks; and

     - roaming charges we bill to other wireless service providers whose subscribers use our network.

Equipment sales include revenues from the sale of handsets and accessories to new and existing customers and to agents and other third-party distributors.


     In total, service revenues have increased each year as our customer base has grown. Over the same period, average cellular/PCS revenue per subscriber unit, or "ARPU", has declined slightly. The shift to digital rate plans from analog plans has resulted in an increase in access fees, which have offset lower airtime usage revenues. The greater value to customers from lower per-minute prices has been a major contributor to subscriber and revenue growth. Furthermore, by migrating customers to digital services, we are able to offer more features and data services, such as "My Wireless Window(sm)" messaging and Internet services, which we believe will increase revenues over time. The increase in local subscriber revenues that we have experienced has been and will, we believe, continue to be partially offset by a number of factors, including slower growth of our customer base and the loss of roaming and long distance revenues from national calling plans, which have higher access rates but include free roaming and long distance calls. Additional factors slowing our roaming revenue growth are lower negotiated roaming rates and the ongoing network build-out of other carriers, which reduces the need of their customers to roam on our network. We also expect revenues from reseller customers to decrease and churn for this segment of the customer base to increase as a result of WorldCom's financial and business circumstances and its exiting the reseller business.



     We have recently experienced lower subscriber growth due to a slowing economy and increased wireless penetration and competition in the United States. As these factors reduce the pool of prospective wireless subscribers, our customer growth is increasingly dependent on reducing our churn and attracting customers who churn from other carriers. We expect this trend to continue.


     Revenues from data services has not been material in any of the periods presented. We expect that revenues from wireless data services will increasingly contribute to operating revenues as a result of the availability of GPRS across our network and the introduction of new data applications for business and consumer use, including access to e-mail, Internet content, mobile commerce and location-based services.

OPERATING EXPENSES

     Our operating expenses include:

     - cost of service and equipment sales;

     - selling, general and administrative expenses; and

     - depreciation and amortization.


     Cost of service includes the cost of carrying calls and maintaining our network, internal and contract labor, expenses to monitor, maintain and service our network and landline facilities expense. Cost of service also includes roaming charges and long distance expense for services provided by other telecommunications carriers, which are increasing as a result of increased usage stimulated by national rate plans' inclusion of free roaming and long distance services.


     Cost of equipment sales includes the cost of handsets and accessories. Some of our third party distributors purchase handsets and accessories from us, usually above cost. However, we generally sell handsets below cost to customers who purchase through direct sales channels, such as our company stores, as an inducement to customers who agree to one- or two-year subscription contracts or in connection with other promotions. As a result, revenues from equipment sales are more than offset by the related cost of equipment sales, resulting in a net subsidy to customers. In addition, we have actively focused on selling services to new customers and upgrading existing customers to digital handsets and service, which increase network capacity and lower our operating cost per minute. When first introduced, digital handsets were more expensive than analog phones, contributing to an increase in cost of equipment. As we expand our distribution channels and continue to grow, the number of handsets sold will continue to increase, which will result in a higher aggregate cost of equipment sales. However, the cost of handsets has declined, and, as one of the largest purchasers of handsets in the United States, we believe we will be able to purchase handsets at attractive volume-discounted rates.

     Selling, general and administrative expenses include all operating costs and expenses not included in the other operating cost and expense categories, such as:

     - distribution expenses, including the costs to maintain retail locations and the commissions paid to our own sales force as well as agents and other third party distributors;

     - compensation expenses for some of our leased employees, including salary and benefits; and


     - sales and marketing costs, including the costs of advertising and promotions; in 2001 this includes non-recurring costs related to our January 2001 brand launch; and in 2002 this will include the costs of initiating service in New York City.



Pre-paid and reseller customer additions are declining as percentages of gross customer additions. Because the cost to acquire these customers is less than for direct, post-paid customers, our customer acquisition costs have increased as our customer base continues to grow, and we expect this trend to continue.


     Depreciation and amortization expense includes expenses relating to the depreciation of property, plant and equipment and the amortization of goodwill and other intangibles, such as licenses and customer lists. Our depreciation and amortization expense has been generally increasing as a result of our capital expenditures and we expect this expense to continue to increase in the foreseeable future as we make capital expenditures to build out and upgrade our network and make other investments. See "-- Liquidity and Capital Resources" below for a discussion of our capital expenditures and other investments.

     The integration of our predecessor operations provides opportunities for cost savings. Prior to our formation as a joint venture, the SBC and BellSouth Domestic Wireless Groups had their own management teams, wireless networks, operational and technical groups, marketing and distribution channels, and information, customer care, billing and other systems. We believe that our formation and the resulting combination of these businesses has generated significant synergies, which will increase revenues and lower our overall cost structure on a recurring basis.

     We must increasingly seek to reduce expense growth in order to protect profit margins. As a combined entity, we eliminated roaming costs between our two predecessor entities and we believe that we can spread our fixed costs over a larger subscriber base, resulting in higher EBITDA and operating income. We also believe that our industry position enables us to negotiate roaming, long distance and local network connection fees and handset and network infrastructure purchase arrangements on favorable terms. In addition, as our network coverage area increases through spectrum license acquisitions and joint venture arrangements and as our customers use handsets capable of using both TDMA and GSM network technology, we believe that our roaming expenses as a percentage of revenue will decline.

INTEREST EXPENSE


     We expect our interest expense to increase in 2002, as compared to 2001, as a result of the issuance of our senior notes in December 2001 and borrowings, if any, that may be required to fund our capital expenditures, which would increase our average debt balances.


OTHER INCOME (EXPENSES)

     Minority interest. Minority interest reflects the share of operating income belonging to members or partners in our subsidiaries.

     Equity in net income (loss) of affiliates. In addition to the subsidiaries that we control and include in our consolidated financial statements, we have non-controlling equity investments in various entities:

     - In November 2000, we made an equity investment, and as of March 31, 2002 had a non-controlling equity interest, in Salmon. Because we do not control Salmon, we account for this investment using the equity method and record profits or losses in our income statement as equity in net income (loss) of affiliates. Crowley Digital LLC, the other member of Salmon, is not committed to provide equity funding in excess of its initial capital contribution of $50 million. As a result, we will recognize 100% of Salmon's losses at such time as Crowley's capital contribution has been eliminated due to it being charged with its proportionate share of Salmon's losses. Until Salmon's networks are built out and it has acquired a significant number of subscribers, it is expected to generate significant operating losses.

     - In November 2001, we formed a jointly-controlled infrastructure venture with VoiceStream Wireless. The venture with VoiceStream is expected to commence operations in the middle of 2002. Because we do not independently control our venture with VoiceStream, we also account for this investment using the equity method. Our venture with VoiceStream is structured to generate operating losses equal to the depreciation and amortization on the assets that have been contributed to it.

     - In January 2002, we entered into an agreement with AT&T Wireless to form a similar jointly-controlled infrastructure venture. The venture with AT&T Wireless is expected to commence operations in the first quarter of 2003. Because we do not independently control our venture with AT&T Wireless, we account for this investment using the equity method.

We expect to record a significant equity in loss of affiliates over the next several years relating to our investment in Salmon and our venture with VoiceStream once this infrastructure venture has commenced operations.

INCOME TAXES

     We are a limited liability company and therefore generally do not pay income taxes on our income. Instead, income taxes are generally the responsibility of our members. In addition, we have corporate subsidiaries that are taxpayers and will record income tax expense. We do not expect that this expense will be material in the future.

SUMMARY SECOND QUARTER OPERATING RESULTS



     Our unaudited operating results for the three and six months ended June 30, 2002 and 2001, are summarized below:



                                                    THREE MONTHS        SIX MONTHS
                                                        ENDED              ENDED
                                                      JUNE 30,           JUNE 30,
                                                   ---------------   -----------------
                                                    2001     2002     2001      2002
                                                   ------   ------   -------   -------
                                                       (DOLLARS IN MILLIONS EXCEPT
                                                        PER UNIT OPERATING DATA)
Total operating revenues.........................  $3,536   $3,748   $ 6,810   $ 7,291
Total operating expenses.........................   2,778    3,026     5,541     5,902
Net Income.......................................     522      395       881       733
Cellular/PCS subscribers (in millions) (end of
  period)(1).....................................                       20.6      22.2
Cellular/PCS subscriber churn(2).................     2.5%     2.7%      2.6%      2.8%
Average cellular/PCS revenue per subscriber unit
  (ARPU)(3)......................................  $52.87   $52.11   $ 51.87   $ 51.28
EBITDA(4)........................................  $1,233   $1,177   $ 2,195   $ 2,294
EBITDA margin(5).................................    37.6%    33.7%     34.9%     33.7%
Net cash provided by operating activities........  $  865   $  772   $ 1,118   $ 1,025
Net cash used in investing activities............  $ (864)  $ (553)  $(1,315)  $(1,004)
Net cash provided by (used in) financing
  activities.....................................  $  234   $  (18)  $  (150)  $  (102)


---------------


(1) Cellular/PCS subscribers include customers served through reseller agreements.



(2) Cellular/PCS subscriber churn is calculated by dividing the aggregate number of cellular/PCS subscribers who cancel service during each month in a period by the total number of cellular/PCS subscribers at the beginning of each month in that period.



(3) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.



(4) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted indicator of our ability to incur and service debt and make capital expenditures. EBITDA does not give effect to cash used for debt service requirements and distributions and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.



(5) EBITDA margin is defined as EBITDA divided by service revenues.


PRESENTATION OF FINANCIAL INFORMATION

     We were formed in 2000 and have limited historical results of operation prior to the contribution of the SBC and BellSouth Domestic Wireless Groups' assets on October 2, 2000. Therefore, for periods prior to October 2000 we present the historical results of operations of the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group and discuss the results of operations of those businesses on a historical basis.

     We present and discuss:

     - our financial results for the three months ended March 31, 2002 compared to the three months ended March 31, 2001;

     - certain components of our historical consolidated financial results for the year ended December 31, 2001 compared to the comparative components of unaudited combined historical results for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the nine months ended

       September 30, 2000, combined with our historical consolidated financial results for the period April 24, 2000 (inception) through December 31, 2000; and

     - certain components of our historical consolidated financial results for the period April 24, 2000 (inception) through December 31, 2000 (recognizing that we did not conduct any business operations until October 2, 2000) compared to comparative components of the unaudited combined historical results for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the quarter ended December 31, 1999.

The combined financial data below was prepared by aggregating for the periods indicated the historical financial statements of Cingular, the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group, as applicable, and eliminating any inter-company transactions. The combined operating data for 2000 and 1999 does not purport to be indicative of what our results of operations would actually have been if we had been formed at the beginning of the applicable period. The SBC and BellSouth Domestic Wireless Groups were managed separately prior to their contribution to us on October 2, 2000; and the combined financial data for 2000 and 1999 is not intended to show what the combined financial results would have been had the companies actually been managed together. We present the combined operating data because management evaluates our business by comparing our results from one period against results from prior periods and believes that these comparisons provide a reasonable basis for measuring changes in our operating results.

     The SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group ceased operating as separate entities when their assets were contributed to us on October 2, 2000. As a result, their 2000 financial data presents approximately nine months of results of operations. The table presented for discussion of each Group's operations displays results for the nine-month period ended September 30, 1999 to facilitate a comparison of results of operations for 2000 that cover the same time period.

     The combined operating data should be read in conjunction with our audited financial statements and the audited financial statements of the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group and other financial and operating information appearing elsewhere in this prospectus.

CINGULAR WIRELESS LLC

CONSOLIDATED THREE MONTHS ENDED MARCH 31, 2002 OPERATING DATA COMPARED TO CONSOLIDATED THREE MONTHS ENDED MARCH 31, 2001 OPERATING DATA (UNAUDITED)

     The historical consolidated financial results for Cingular Wireless LLC for the quarters ended March 31, 2002 and March 31, 2001 are included below.

                                                           THREE MONTHS         THREE MONTHS
                                                               ENDED                ENDED               %
                                                          MARCH 31, 2001       MARCH 31, 2002        CHANGE
                                                         -----------------    -----------------    -----------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER UNIT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
     Service revenues..................................       $3,012               $3,316              10.1
     Equipment sales...................................          262                  227             (13.4)
                                                              ------               ------
          Total operating revenues.....................        3,274                3,543               8.2
Operating expenses:
     Cost of services (excluding depreciation of $309
       and $331).......................................          604                  723              19.7
     Cost of equipment sales...........................          437                  404              (7.6)
     Selling, general and administrative...............        1,271                1,299               2.2
     Depreciation and amortization.....................          451                  450              (0.2)
                                                              ------               ------
          Total operating expenses.....................        2,763                2,876               4.1
                                                              ------               ------
Operating income.......................................          511                  667              30.5
Other income (expenses):
     Interest expense..................................         (198)                (225)             13.6
     Minority interest in net income of consolidated
       partnerships....................................          (35)                 (31)            (11.4)
     Equity in net income (loss) of affiliates, net....           (6)                 (58)            866.7
     Other, net........................................           89                   19             (78.7)
                                                              ------               ------
          Total other income (expenses)................         (150)                (295)             96.7
                                                              ------               ------
Income before provision for income taxes...............          361                  372               3.0
Provision for income taxes.............................            2                    2               0.0
                                                              ------               ------
            Net income.................................       $  359               $  370               3.1
                                                              ======               ======
OPERATING DATA:
EBITDA.................................................       $  962               $1,117              16.1
Net cash provided by operating activities..............       $  529               $  253             (52.2)
Net cash used in investing activities..................       $ (595)              $ (451)             24.2
Net cash provided by (used in) financing activities....       $   54               $  (84)               NA
Cellular/PCS subscribers (in millions) (end of
  period)(1)...........................................         20.0                 21.8               9.0
Average cellular/PCS revenue per subscriber unit
  (ARPU)(2)............................................       $50.82               $50.44              (0.7)

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     CUSTOMER GROWTH

     Cellular/PCS subscribers totaled 21.8 million at the end of the quarter ended March 31, 2002, an increase of 9.0% from the 20.0 million subscribers at March 31, 2001. Our customer base at March 31, 2001 does not include over 500,000 customers from our Puerto Rico operation, which was contributed by SBC to us in September 2001. Net subscriber additions for the quarter ended March 31, 2002 reflects a 10.4% decline in gross subscriber additions, primarily due to lower prepaid and reseller additions, and higher cellular/PCS customer churn, which increased to 2.9% for the quarter ended March 31, 2002, compared to

2.7% for the same period in 2001. Higher reseller and prepaid churn have contributed to the increase in the churn rate in recent quarters.

     The slower rate of growth for the 2002 period reflects the continued economic slowdown, higher penetration levels and increasing competition. Our efforts to migrate customers to digital service and improve the profitability of prepaid service also contributed to the slower rate of growth as pricing was increased for some postpaid analog customers and handset prices were raised for prepaid customers.

     In addition to our cellular and PCS licenses, we own licenses to provide data services over a separate frequency band. Our network at this band utilizes a different technology called "Mobitex". Our Mobitex data network customers increased to approximately 765,000 at March 31, 2002, a 16.4% increase from 657,000 customers at March 31, 2001. The rate of growth slowed during 2002 as net customer additions for the quarter ended March 31, 2002 of 31,000 declined 63.1% from 84,000 for the comparable 2001 period. Most of these customers are business customers, and the decline in net additions reflects primarily the continued economic slowdown and removal of inactive customers from our customer base. We had approximately 2.6 million active users of our cellular and PCS data services at March 31, 2002. Most of these customers began subscribing to these services during 2001.

     OPERATING REVENUES

     Total operating revenues for the quarter ended March 31, 2002 were $3,543 million, an increase of $269 million, or 8.2%, from $3,274 million for the quarter ended March 31, 2001. The components of the change in operating revenues are described below.


     Service revenues. Service revenues for the quarter ended March 31, 2002 were $3,316 million, an increase of $304 million, or 10.1%, compared to $3,012 million for the quarter ended March 31, 2001. The increase was primarily driven by the 11.0% increase in average cellular/PCS subscribers versus the same period one year earlier and increases in local service revenue per customer, offset by a decline in revenues we received from other wireless carriers for roaming by their subscribers on our network. Revenues of $33 million from the provision of handset insurance to customers through our new insurance subsidiary also generated an increase over the prior year. Roaming revenues are trending downward as other carriers build out their networks and as roaming rates decline. Long distance revenues and the revenue we collect from our customers to cover the costs we incur when our customers roam outside our network also decreased slightly as a result of our introduction of more competitive regional and national calling plans, which have the effect of converting minutes of use from roaming revenues to local service revenues. We expect this trend to continue. Local service revenues for the quarter ended March 31, 2002 increased 15.8% over the quarter ended March 31, 2001, driven by a 38% increase in local minutes of use per customer, partially offset by lower per minute pricing. ARPU declined by $0.38 to $50.44, or 0.7%, from $50.82 in the quarter ended March 31, 2001 largely due to decreases in the revenues we received from other wireless carriers for the roaming of their customers on our network, although the decline was tempered by increases in local service revenues from promotional initiatives. Also contributing to the decline in ARPU is the consolidation of Puerto Rico operating results in our financial statements in the first quarter of 2002, which lowered ARPU as a result of the heavy concentration of prepaid subscribers in Puerto Rico.


     Equipment sales. Equipment sales for the quarter ended March 31, 2002 were $227 million, a decrease of $35 million, or 13.4%, from $262 million for the quarter ended March 31, 2001. The decline was primarily attributable to the decrease in gross additions versus the same period one year earlier.

    OPERATING EXPENSES

     Cost of service. Cost of service for the quarter ended March 31, 2002 was $723 million, an increase of $119 million, or 19.7%, compared to $604 million for the quarter ended March 31, 2001. This increase was largely attributable to the 11.0% increase in average number of subscribers and a 53% increase in system minutes of use, fueled by higher usage from digital rate plans including a larger number of minutes and included roaming and long distance calling. In addition, $16 million of the increase in costs was attributable to the provision of handset insurance through the new captive insurance subsidiary. The cost associated with the increase in network traffic volume was partly offset by lower interconnection costs and efficiencies attributable to digital networks.

     Cost of equipment sales. Cost of equipment for the quarter ended March 31, 2002 was $404 million, a decrease of $33 million, or 7.6%, compared to $437 million for the quarter ended March 31, 2001. The decrease was primarily due to lower gross customer additions in the current period, as well as a shift in handset sales towards lower cost handsets.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the quarter ended March 31, 2002 were $1,299 million, an increase of $28 million, or 2.2%, compared to $1,271 million for the quarter ended March 31, 2001. The modest increase over the prior year was attributable to higher residual and upgrade commissions and higher billing and system development costs, offset by lower selling expenses associated with lower gross customer additions and a reduction in branding expenses, which were substantially higher in the first quarter of 2001 following the Cingular brand launch.

     Depreciation and amortization. Depreciation and amortization for the quarter ended March 31, 2002 was $450 million, a decrease of $1 million, compared to $451 million for the quarter ended March 31, 2001. Although there have been significant capital expenditures in recent quarters, the associated depreciation was offset by a $64 million reduction in amortization expense upon adoption of SFAS No. 142, effective January 1, 2002, for goodwill and other indefinite lived intangible assets and a $48 million decrease in depreciation expense associated with assets contributed to our jointly controlled network infrastructure venture with VoiceStream, now recorded as equity in net income
(loss) of affiliates.

    INTEREST EXPENSE

     Interest expense for the quarter ended March 31, 2002 was $225 million, an increase of $27 million, or 13.6%, compared to $198 million for the quarter ended March 31, 2001. The increase in interest expense primarily resulted from the issuance in December 2001 of $2 billion in fixed rate senior notes to refinance lower interest-bearing commercial paper.

    MINORITY INTEREST IN NET INCOME OF CONSOLIDATED PARTNERSHIPS

     Minority interest in consolidated partnerships for the quarter ended March 31, 2002 was ($31) million, a decrease of $4 million, compared to ($35) million for the quarter ended March 31, 2001.

    EQUITY IN NET INCOME (LOSS) OF AFFILIATES, NET

     Equity in net income of affiliates, net, for the quarter ended March 31, 2002 was ($58) million, a decrease of $52 million, compared to ($6) million for the quarter ended March 31, 2001. The decrease primarily reflects $47 million in equity losses associated with our investment in our venture with VoiceStream, and a $4 million increase in equity losses associated with Salmon.

    OTHER, NET

     Other, net, for the quarter ended March 31, 2002 was $19 million, a decrease of $70 million, compared to $89 million for the quarter ended March 31, 2001. Prior year results include a $76 million gain associated with the distribution of assets to us at fair value following a partnership dissolution.

CINGULAR WIRELESS LLC

CONSOLIDATED YEAR ENDED DECEMBER 31, 2001 OPERATING DATA COMPARED TO COMBINED YEAR ENDED DECEMBER 31, 2000 OPERATING DATA (UNAUDITED)

     The historical consolidated operating revenues, cost of service and equipment sales and gross margin for Cingular Wireless LLC are shown for the year ended December 31, 2001. For the year ended December 31, 2000, the combined historical consolidated operating revenues, cost of service and equipment sales and gross margin for the period April 24, 2000 (inception) to December 31, 2000, combined with the operating revenues, cost of service and equipment sales and gross margin for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the period ended October 2, 2000, are included below. In combining the historical results of the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group, inter-group transactions have been eliminated. For 2001, the first full year of operations for Cingular Wireless LLC, we have also included below a discussion of 2001's selling, general and administrative expenses, depreciation and amortization, interest expense, minority interest in net income of consolidated partnerships, equity in net income (loss) of affiliates, net and other, net.

     Because of the various transactions that occurred during 2001 and 2000, which are described above under "-- Acquisitions and Dispositions", the comparisons between the two periods described below may not be meaningful.

                                                           YEAR ENDED          YEAR ENDED
                                                        DECEMBER 31, 2000   DECEMBER 31, 2001     %
                                                           (COMBINED)           (ACTUAL)        CHANGE
                                                        -----------------   -----------------   ------
                                                         (DOLLARS IN MILLIONS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
     Service revenues.................................       $11,221             $13,069         16.5
     Equipment sales..................................           988               1,039          5.2
                                                             -------             -------
          Total operating revenues....................        12,209              14,108         15.6
Cost of service and equipment sales:
     Cost of service..................................         2,191               2,752         25.6
     Cost of equipment sales..........................         1,573               1,652          5.0
                                                             -------             -------
          Total cost of service and equipment sales...         3,764               4,404         17.0
                                                             -------             -------
     Gross margin(1)..................................       $ 8,445             $ 9,704         14.9
                                                             =======             =======
OPERATING DATA:
     Cellular/PCS subscribers (in millions) (end of
       period)(2).....................................          18.6                21.6         16.1
     Average cellular/PCS revenue per subscriber unit
       (ARPU)(3)......................................       $ 53.47             $ 52.26         (2.3)

---------------

(1) Gross margin excludes depreciation expense.
(2) Cellular/PCS subscribers include customers served through reseller agreements.
(3) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

  CUSTOMER GROWTH

     Cellular and PCS customers grew to 21.6 million for the year ended December 31, 2001, an increase of 16.1% from the 18.6 million customers at December 31, 2000. In comparison, the increase in the customer base for the year ended December 31, 2000 was 20.0%. The slower rate of growth for the 2001 period reflects the economic slowdown, higher penetration levels and increasing competition in all of our markets. In addition, the rate of customer growth reflects a cellular/PCS customer churn rate of 2.9% for the year ended December 31, 2001, compared to 2.6% in 2000. Our net cellular/PCS customer additions, excluding net additions that occurred prior to the contribution date of those businesses contributed to us in 2001, declined 36.7% from 3.0 million for the year ended December 31, 2000 to 1.9 million in 2001. This decrease was mainly attributable to third and fourth quarter 2001 net customer additions of 417,000, a 71.6% decline from 1,470,000 in the third and fourth quarters of 2000. Additional factors contributing to these results include the following:

     - increasing pricing for postpaid analog customers;

     - reducing the subsidy for handsets sold to prepaid customers;

     - shortening the expiration date of new prepaid cards to 90 days from 180 days from the date of issue; and

     - removing from our count of resale customers those customers who were inactive for 60 days or longer.

These practices were implemented by us to migrate analog customers to digital service and improve the profitability of prepaid services.

     In addition to our cellular and PCS licenses, we own licenses to provide data services over a separate frequency band. Our network at this band utilizes a different technology called "Mobitex". Our Mobitex data network customers increased to approximately 733,000 at December 31, 2001, a 27.9% increase from approximately 573,000 customers at December 31, 2000. The rate of growth slowed during 2001 as net customer additions of approximately 160,000 for the year ended December 31, 2001 declined from just over 350,000 for the comparable 2000 period. Most of these customers are business customers, and the decline in net additions reflects primarily the economic slowdown, as well as removal of inactive customers from our customer base. This had a significant impact in the third and fourth quarters of 2001 with nearly 45,000 net additions, compared to approximately 191,000 in the third and fourth quarters of 2000. We had approximately 1.7 million active users of our cellular and PCS data services as of December 31, 2001. Most of these customers began subscribing to these services during 2001.

     Revenue from data services has not been material in any of the periods presented. We believe that growth in our data services revenue and customers demonstrates customer acceptance of these services, which we expect over time will increasingly contribute to operating revenue.

     OPERATING REVENUES

     Total operating revenues for the year ended December 31, 2001 were $14,108 million, an increase of $1,899 million, or 15.6%, from $12,209 million for the year ended December 31, 2000. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the year ended December 31, 2001 were $13,069 million, an increase of $1,848 million, or 16.5%, compared to $11,221 million for the year ended December 31, 2000. The increase was primarily driven by the 21.2% increase in average cellular/PCS subscribers versus the same period one year earlier, offset by a decline in revenues we received from other wireless carriers for roaming by their subscribers on our network. Roaming revenues are trending downward as other carriers build out their networks and as roaming rates decline. Long distance revenue and the revenue we collect from our customers to cover the costs we incur when our customers roam on the networks of other wireless carriers also decreased slightly as a result of our introduction of more competitive regional and national calling plans, which have the effect of converting minutes of use from long distance and roaming revenues to local service revenues. Local service revenues for the year ended December 31, 2001 increased 24.6% over the year ended December 31, 2000. ARPU decreased by $1.21 to $52.26, or 2.3%, from $53.47 in the year ended December 31, 2000 largely due to a 37.3% increase in local minutes of use per customer, offset by lower per minute pricing.

     Equipment sales. Equipment sales for the year ended December 31, 2001 were $1,039 million, an increase of $51 million, or 5.2%, from $988 million for the year ended December 31, 2000. The growth was primarily attributable to an increase in gross customer additions, offset by declining retail prices for digital handsets.

     COST OF SERVICE AND EQUIPMENT SALES

     Total cost of service and equipment sales for the year ended December 31, 2001 was $4,404 million, an increase of $640 million, or 17.0%, from $3,764 million for the year ended December 31, 2000. The components of the change in cost of service and equipment sales are described below.

     Cost of service. Cost of service for the year ended December 31, 2001 was $2,752 million, an increase of $561 million, or 25.6%, compared to $2,191 million for the year ended December 31, 2000. This increase was largely attributable to a 61.0% increase in system minutes of use, fueled by a 18.7% increase in average cellular/PCS subscribers and higher usage from digital rate plans with larger numbers of included minutes. The cost associated with the increase in network traffic volume was partly offset by lower interconnection costs and efficiencies attributable to digital networks.

     Cost of equipment sales. Cost of equipment sales for the year ended December 31, 2001 was $1,652 million, an increase of $79 million, or 5.0%, compared to $1,573 million for the year ended December 31, 2000. The increase was primarily due to an increase in handset sales in order to accommodate subscriber growth and upgrades, coupled with a shift toward higher priced handsets.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses for the year ended December 31, 2001 were $5,235 million, or approximately 37% of total revenues. Our integration efforts are expected to yield some savings in distribution and customer care costs, with additional savings realized from the consolidation of call centers, billing systems and other functions.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization for the year ended December 31, 2001 was $1,921 million. We expect depreciation costs to increase as larger capital expenditures will be required for new technologies and services, network enhancements and product offerings.

     INTEREST EXPENSE

     Interest expense for the year ended December 31, 2001 was $822 million. The issuance of $2 billion in senior notes in December 2001 will lead to higher interest expense in future periods.

     MINORITY INTEREST IN NET INCOME OF CONSOLIDATED PARTNERSHIPS

     Minority interest in net income of consolidated partnerships for the year ended December 31, 2001 was ($122) million. Partnership operating results and potential changes in ownership will drive the change in minority interest in net income of consolidated partnerships.

     EQUITY IN NET INCOME (LOSS) OF AFFILIATES, NET

     Equity in net income (loss) of affiliates, net, for the year ended December 31, 2001 was a $68 million loss. The loss primarily reflects $32 million in equity losses associated with our investment in our jointly controlled venture with VoiceStream and $43 million in equity losses associated with Salmon PCS.

     OTHER, NET

     Other, net, for the year ended December 31, 2001 was $164 million, which primarily reflects a $76 million gain associated with the distribution of assets to us at fair value following a partnership dissolution, $24 million in gains from the sale of partitioned properties and $43 million in interest income on advances to Salmon PCS LLC.

CINGULAR WIRELESS LLC

CONSOLIDATED PERIOD ENDED DECEMBER 31, 2000 OPERATING DATA COMPARED TO COMBINED QUARTER ENDED DECEMBER 31, 1999 OPERATING DATA (UNAUDITED)

     The historical consolidated operating revenues, cost of service and equipment sales and gross margin for Cingular Wireless LLC for the period April 24, 2000 (inception) through December 31, 2000 and the unaudited combined historical consolidated operating revenues, cost of service and equipment sales and gross margins for the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group for the quarter ended December 31, 1999 are included below. In combining the historical results of the SBC Domestic Wireless Group and the BellSouth Domestic Wireless Group, inter-group transactions have been eliminated.

     The period April 24, 2000 through December 31, 2000 is essentially a three-month period because, even though we were formed on April 24, 2000, we had no operations until SBC and BellSouth contributed their wireless assets to us on October 2, 2000. Accordingly, the discussion is based upon a comparison to the unaudited combined financial results for the quarter ended December 31, 1999.

     For the period ended December 31, 2000, the first period of operations for Cingular Wireless LLC, we have also included below a discussion of the period's selling, general and administrative expenses, depreciation and amortization, interest expense, minority interest in net income of consolidated partnerships, equity in net income of affiliates, net and other, net.

     Because of various transactions that occurred during 2000 and that are described above under "-- Acquisitions and Dispositions", the comparisons between the two periods described below may not be meaningful.

                                                              THREE MONTHS        PERIOD
                                                                 ENDED            ENDED
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1999             2000            %
                                                               (COMBINED)        (ACTUAL)        CHANGE
                                                             --------------   --------------   ----------
                                                             (DOLLARS IN MILLIONS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
     Service revenues......................................      $2,608           $2,814            7.9
     Equipment sales.......................................         221              241            9.0
                                                                 ------           ------
          Total operating revenues.........................       2,829            3,055            8.0
Cost of service and equipment sales:
     Cost of service.......................................         792              581          (26.6)
     Cost of equipment sales...............................         367              393            7.1
                                                                 ------           ------
          Total cost of service and equipment sales........       1,159              974          (16.0)
                                                                 ------           ------
     Gross margin(1).......................................      $1,670           $2,081           24.6
                                                                 ======           ======
OPERATING DATA:
     Cellular/PCS subscribers (in millions) (end of
       period)(2)..........................................        15.5             18.6           20.0
     Average cellular/PCS revenue per subscriber unit
       (ARPU)(3)...........................................      $54.75           $51.14           (6.6)

---------------

(1) Gross margin excludes depreciation expense.
(2) Cellular/PCS subscribers include customers served through reseller agreements.
(3) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscriber during the period.

     OPERATING REVENUES

     Total operating revenues for the period ended December 31, 2000 were $3,055 million, an increase of $226 million, or 8.0%, from $2,829 million for the quarter ended December 31, 1999. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the period ended December 31, 2000 were $2,814 million, an increase of $206 million, or 7.9%, compared to $2,608 million for the quarter ended December 31, 1999. The increase was primarily driven by the 19.6% increase in average cellular/PCS subscribers versus the same period one year earlier, offset by a decline in revenues we received from other wireless carriers for roaming by their subscribers on our network. Long distance revenues and the revenue we collect from our customers to cover the costs we incur when our customers roam on the networks of other wireless carriers also decreased slightly as a result of the introduction of regional and national calling plans, which have the effect of converting minutes of use from long distance and roaming revenues to local service revenues. Local service revenues for the period ended December 31, 2000 increased 21.0% over the quarter ended December 31, 1999, driven by a 35.6% increase in local minutes of use per customer, partially offset by lower per minute pricing. ARPU declined by $3.61, or 6.6%, to $51.14 from $54.75 in the quarter ended December 31, 1999 largely due to decreases in the revenues we received from other wireless carriers for their customers roaming on our network.

     Equipment sales. Equipment sales for the period ended December 31, 2000 were $241 million, an increase of $20 million, or 9.0%, from $221 million for the quarter ended December 31, 1999. The growth was primarily attributable to the increase in gross customer additions, offset by declining retail prices for digital handsets.

     COST OF SERVICE AND EQUIPMENT SALES

     Total cost of service and equipment sales for the period ended December 31, 2000 was $974 million, a decrease of $185 million, or 16.0%, from $1,159 million for the quarter ended December 31, 1999. The components of the change in cost of service and equipment sales are described below.

     Cost of service. Cost of service for the period ended December 31, 2000 was $581 million, a decrease of $211 million, or 26.6%, compared to $792 million for the quarter ended December 31, 1999. This decrease was largely attributable to a $220 million expense associated with the sale and leaseback of network assets recorded in the fourth quarter of 1999, offset by a 35.6% increase in system minutes of use, which was fueled by a 19.6% increase in average number of cellular/PCS subscribers and higher usage from digital rate plans with larger numbers of included minutes. The cost associated with the increase in network traffic volume was partly offset by lower interconnection costs and efficiencies attributable to digital networks.

     Cost of equipment sales. Cost of equipment sales for the period ended December 31, 2000 was $393 million, an increase of $26 million, or 7.1%, compared to $367 million for the quarter ended December 31, 1999. The increase was primarily due to an increase in handset purchases in order to accommodate subscriber growth and upgrades, coupled with a shift toward higher priced handsets.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses for the period ended December 31, 2000 were $1,279 million, or 41.9% of total revenues. Our integration efforts are expected to yield some savings in distribution and customer care costs, with additional savings realized from the consolidation of call centers, billing systems and other functions.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization for the period ended December 31, 2000 was $421 million. We expect depreciation costs to increase as larger capital expenditures will be required for new technologies and services, network enhancements and product offerings.

     INTEREST EXPENSE

     Interest expense for the period ended December 31, 2000 was $231 million. Interest expense primarily related to the debt due to affiliates.

     MINORITY INTEREST IN NET INCOME OF CONSOLIDATED PARTNERSHIPS

     Minority interest for the period ended December 31, 2000 was $(32) million. Partnership operating results and potential changes in ownership will drive the change in minority interest in consolidated partnerships.

     EQUITY IN NET INCOME OF AFFILIATES, NET

     Equity in net income of affiliates, net, for the period ended December 31, 2000 was $3 million.

     OTHER, NET

     Other, net, for the period ended December 31, 2000 was $7 million.

SBC DOMESTIC WIRELESS GROUP

PERIOD ENDED OCTOBER 2, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     The historical financial results for the SBC Domestic Wireless Group for the period ended October 2, 2000 and the nine months ended September 30, 1999 are included below.

     The period ended October 2, 2000 is essentially a nine-month period and, accordingly, the discussion below is based upon a comparison to the unaudited financial results for the nine months ended September 30, 1999.

     Because of the various transactions described above under "-- Acquisitions and Dispositions", the comparisons between the two periods described below may not be meaningful.

                                                                  UNAUDITED        PERIOD ENDED
                                                              NINE MONTHS ENDED     OCTOBER 2,      %
                                                              SEPTEMBER 30, 1999       2000       CHANGE
                                                              ------------------   ------------   ------
                                                                        (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Service revenues..........................................        $5,107           $ 5,582         9.3
  Equipment sales...........................................           437               518        18.5
                                                                    ------           -------
        Total operating revenues............................         5,544             6,100        10.0
Operating expenses:
  Cost of service...........................................           869             1,037        19.3
  Cost of equipment sales...................................           601               702        16.8
  Selling, general and administrative.......................         2,111             2,238         6.0
  Depreciation and amortization.............................           702               835        18.9
                                                                    ------           -------
        Total operating expenses............................         4,283             4,812        12.4
                                                                    ------           -------
        Operating income....................................         1,261             1,288         2.1
Other income (expense):
  Interest expense..........................................          (163)             (267)       63.8
  Minority interest.........................................          (180)             (133)      (26.1)
  Other, net................................................            34                29       (14.7)
                                                                    ------           -------
        Total other income (expense)........................          (309)             (371)       20.1
                                                                    ------           -------
  Income before provision for income taxes, extraordinary
    gain and cumulative effect of accounting changes........           952               917        (3.7)
Provision for income taxes..................................           377               367        (2.7)
                                                                    ------           -------
  Income before extraordinary gain and cumulative effect of
    accounting changes......................................           575               550        (4.3)
Extraordinary gain on disposal, net of tax..................            --                36          NA
Cumulative effect of accounting changes, net of tax.........           (14)               --          NA
                                                                    ------           -------
        Net Income..........................................        $  561           $   586         4.4
                                                                    ======           =======
OPERATING DATA:
EBITDA......................................................         1,963           $ 2,123         8.2
Net cash provided by operating activities...................         1,420           $   620       (56.3)
Net cash provided by (used in) investing activities.........        (1,868)          $(2,528)       35.3
Net cash provided by financing activities...................           506           $ 1,965       288.3
Cellular/PCS subscribers (in millions) (end of period)(1)...          12.5              13.2         5.6
ARPU (cellular/PCS) (in actual dollars)(2)..................        $50.44           $ 51.23         1.6

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     OPERATING REVENUES

     Total operating revenues for the period ended October 2, 2000 were $6,100 million, an increase of $556 million, or 10.0%, compared to $5,544 million of operating revenues for the nine months ended September 30, 1999. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the period ended October 2, 2000 were $5,582 million, an increase of $475 million, or 9.3%, compared to $5,107 million of service revenues for the nine months ended September 30, 1999 as a result of an increase in average subscribers of 0.9 million, or 8.0%, and an increase in ARPU of $.79. The growth rates of both revenues and average customers are affected by various acquisitions and dispositions. The ARPU increase from $50.44 in 1999 to $51.23 in 2000 is due, in part, to the addition of customers acquired in the Comcast Transaction and disposition of customers in overlapping Ameritech properties, who, on average, had lower ARPU than the acquired Comcast customers. In addition, higher ARPU PCS customers represented a greater proportion of the customer base in 2000 compared to 1999.

     Equipment sales. Equipment sales for the period ended October 2, 2000 were $518 million, an increase of $81 million, or 18.5%, compared to $437 million for the nine months ended September 30, 1999. This increase was primarily attributable to the 33.7% increase in gross customer additions.

     OPERATING EXPENSES

     Cost of service and equipment sales. Cost of service and equipment sales for the period ended October 2, 2000 was $1,739 million, an increase of $269 million, or 18.3%, compared to $1,470 million for the nine months ended September 30, 1999.

     Cost of service of $1,037 million increased $168 million from $869 million for the nine months ended September 30, 1999, mainly due to an increase in local network, roaming and long distance costs. These costs increased 19.3% primarily due to higher average usage per customer and also due to growth in our customer base.

     For the same period, cost of equipment sales was $702 million, an increase of $101 million, or 16.8%, compared to $601 million for the nine months ended September 30, 1999. The increase in equipment purchases supported the 33.7% increase in gross customer additions and corresponding increase in equipment sales.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the period ended October 2, 2000 were $2,238 million, an increase of $127 million, or 6.0%, compared to $2,111 million for the nine months ended September 30, 1999. The increase was mainly due to the increase in commissions related to the 33.7% increase in gross customer additions. The volume-related increases were partially offset by declining commission rates.

     Depreciation and amortization. Depreciation and amortization for the period ended October 2, 2000 was $835 million, an increase of $133 million, or 18.9%, compared to $702 million for the nine months ended September 30, 1999. This increase is primarily due to an increase in amortization of intangibles, including goodwill, resulting from the acquisition of the Philadelphia area properties in July 1999 and the acquisition of the Puerto Rico properties in August 1999.

     INTEREST EXPENSE

     Interest expense for the period ended October 2, 2000 was $267 million, an increase of $104 million, or 63.8%, compared to $163 million for the nine months ended September 30, 1999. The increase in interest expense primarily resulted from an increase in the average interest rate charged on affiliate loans, which increased to 9.5% in 2000 from less than 6.7% for the nine months ended September 30, 1999, combined with an increase in affiliate debt during 2000.

     MINORITY INTEREST

     Minority interest for the period ended October 2, 2000 was $133 million, a decrease of $47 million, or 26.1%, compared to $180 million for the nine months ended September 30, 1999. This decrease resulted primarily from the required October 1999 sale of properties with minority interests in Chicago, St. Louis and other areas, and the buyout of minority partners in other properties.

     PROVISION FOR INCOME TAXES

     The income tax provision for the period ended October 2, 2000 was $367 million, a decrease of $10 million, or 2.7%, compared to $377 million for the nine months ended September 30, 1999, as a result of lower income, mainly from the increase in interest expense.

BELLSOUTH DOMESTIC WIRELESS GROUP

PERIOD ENDED OCTOBER 2, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     The historical financial results for the BellSouth Domestic Wireless Group for the period ended October 2, 2000 and the nine months ended September 30, 1999 are included below.

     The period ended October 2, 2000 is essentially a nine-month period and, accordingly, the discussion below is based upon a comparison to the unaudited financial results for the nine months ended September 30, 1999.

     Because of the various transactions described above under "-- Acquisitions and Dispositions", the comparisons between the two periods described below may not be meaningful.

                                                                UNAUDITED
                                                               NINE MONTHS
                                                                  ENDED       PERIOD ENDED
                                                              SEPTEMBER 30,    OCTOBER 2,      %
                                                                  1999            2000       CHANGE
                                                              -------------   ------------   ------
                                                                      (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Service revenues..........................................     $2,346         $ 2,873        22.5
  Equipment sales...........................................        220             229         4.1
                                                                 ------         -------
          Total operating revenues..........................      2,566           3,102        20.9
Operating expenses:
  Cost of service...........................................        472             656        39.0
  Cost of equipment sales...................................        340             438        28.8
  Selling, general and administrative.......................      1,049           1,138         8.5
  Depreciation and amortization.............................        483             491         1.7
  Provision for asset impairment............................        320              --          NA
                                                                 ------         -------
          Total operating expenses..........................      2,664           2,723         2.2
                                                                 ------         -------
          Operating income..................................        (98)            379          NA
Other income (expense):
  Interest expense..........................................       (258)           (291)       12.8
  Minority interest.........................................         16              (8)         NA
  Other, net................................................        261             114       (56.3)
                                                                 ------         -------
          Total other income (expense)......................         19            (185)         NA
                                                                 ------         -------
  Income before provision for (benefit from) income taxes...        (79)            194          NA
  Provision for (benefit from) income taxes.................        (25)             80          NA
                                                                 ------         -------
  Net income (loss).........................................     $  (54)        $   114          NA
                                                                 ======         =======
OPERATING DATA:
EBITDA......................................................         NA         $   870          NA
Net cash provided by operating activities...................         NA         $   826          NA
Net cash used in investing activities.......................         NA         $(1,347)         NA
Net cash provided by financing activities...................         NA         $   553          NA
Cellular/PCS subscribers (in millions) (end of period)(1)...        4.7             5.7        21.3
ARPU (cellular/PCS) (in actual dollars)(2)..................     $57.55         $ 58.47         1.6

---------------

(1) Cellular/PCS subscribers include customers served through reseller agreements.
(2) Average revenue per subscriber unit (ARPU) is defined as cellular/PCS service revenues during the period divided by average cellular/PCS subscribers during the period.

     OPERATING REVENUES

     Total operating revenues for the period ended October 2, 2000 were $3,102 million, an increase of $536 million, or 20.9%, compared to $2,566 million of operating revenues for the nine months ended September 30, 1999. The components of the change in operating revenues are described below.

     Service revenues. Service revenues for the period ended October 2, 2000 of $2,873 million increased $527 million, or 22.5%, compared to $2,346 million for the nine months ended September 30, 1999. The increase was mainly due to the growth in the customer base, as average subscribers rose 15.2%, and a 34.5% increase in average minutes of use per subscriber for the period ended October 2, 2000 compared to the nine months ended September 30, 1999. Higher usage per customer, partly offset by lower average per minute pricing, also contributed to an increase in ARPU to $58.47 for the period ended October 2, 2000, up $.92, or 1.6%, from the nine months ended September 30, 1999.

     Equipment sales. Equipment sales for the period ended October 2, 2000 were $229 million, an increase of $9 million, or 4.1%, compared to $220 million for the nine months ended September 30, 1999. The increase in equipment sales resulted from a 24.5% increase in gross cellular/PCS customer additions, offset by aggressive price discounts on a per unit basis.

     OPERATING EXPENSES

     Cost of service and equipment sales. Cost of service and equipment sales for the period ended October 2, 2000 was $1,094 million, an increase of $282 million, or 34.7%, compared to $812 million for the nine months ended September 30, 1999.

     Cost of service for the period ended October 2, 2000 was $656 million, an increase of $184 million, or 39.0%, compared to $472 million for the nine months ended September 30, 1999. The increase in usage as well as growing popularity of nationwide calling plans were the major contributors to increases in local network, roaming and long distance costs. These increases were partially offset by reduced roaming rates negotiated with other carriers.

     Cost of equipment sales for the period ended October 2, 2000 was $438 million, an increase of $98 million, or 28.8%, over $340 million for the nine months ended September 30, 1999. The increase was partly due to the higher volume of gross sales. In addition, discounting of equipment pricing was used as an inducement to retain existing customers and migrate their service to digital from analog in order to lower future network costs.

     Selling, general and administrative expenses. Selling, general and administrative expenses for the period ended October 2, 2000 were $1,138 million, an increase of $89 million, or 8.5%, compared to $1,049 million for the nine months ended September 30, 1999. The increase was mainly due to sales and marketing costs associated with higher gross customer additions and increased customer care and billing costs to service a larger customer base.

     Depreciation and amortization. Depreciation and amortization for the period ended October 2, 2000 was $491 million, an increase of $8 million, or 1.7%, compared to $483 million for the nine months ended September 30, 1999. This increase was due to increased asset levels, partly offset by accelerated depreciation in 1999 related to the asset impairment.

     Provision for asset impairment. The $320 million provision for asset impairment was recorded by the BellSouth Domestic Wireless Group in 1999 in connection with the disposals of infrastructure equipment which was replaced by new infrastructure equipment in the southeastern United States.

     INTEREST EXPENSE

     Interest expense for the period ended October 2, 2000 was $291 million, an increase of $33 million, or 12.8%, compared to $258 million for the nine months ended September 30, 1999. The increase in interest expense resulted primarily from a combination of increases in rates and debt levels.

     OTHER, NET

     Other, net for the period ended October 2, 2000 was $114 million, a decrease of $147 million, or 56.3%, compared to $261 million for the nine months ended September 30, 1999, primarily as a result of $162 million in gains during 1999 from the disposal of interests in Richmond, Virginia; Bakersfield, California; Honolulu, Hawaii; and Dothan, Alabama.

     PROVISION FOR INCOME TAXES

     The income tax provision for the period ended October 2, 2000 was $80 million, an increase of $105 million from adjusted 1999, as a result of higher reported income.

LIQUIDITY AND CAPITAL RESOURCES

     We expect to have significant cash needs over the next several years, as described below.

     CAPITAL EXPENDITURES, OTHER INVESTMENTS AND DEBT SERVICE


     Network upgrades and expansion. The operation, upgrade and expansion of our networks will require substantial amounts of capital over the next several years. Capital expenditures totaled about $3.2 billion for 2001 primarily for the upgrade of our networks to provide additional capacity, coverage, and services, including GPRS services over our existing GSM networks. In addition, we have contributed approximately $200 million through December 31, 2001 to the jointly controlled network infrastructure venture with VoiceStream for capital expenditures. During 2002, we expect to spend approximately $4.2 to $4.6 billion for our ongoing capital expenditures and equity investments, including the cost to begin upgrading our TDMA systems with GSM voice and GPRS/EDGE data technology and equity contributions and/or secured loans to Salmon PCS and our network sharing ventures with VoiceStream and AT&T Wireless, which are discussed below. We expect to operate substantially all of our existing TDMA network for about eight to ten years. As a result, we believe that the useful lives that we have established for depreciation of our TDMA equipment will generally not need to be revised. We estimate that the aggregate capital cost of our network upgrade will be approximately $2.6 to $2.8 billion, or about $18 to $19 per POP, through 2004 when the upgrade project is expected to conclude. Of the $2.6 to $2.8 billion, $1.2 to $1.3 billion is expected to be spent in 2002. We are negotiating vendor contracts for the acquisition of handsets relating to, and have signed vendor contracts for the acquisition and installation of infrastructure for, our GSM/GPRS overlay. Under these agreements, we have made good faith capital expenditure commitments over a three-year period. However, there is no penalty for not achieving the contemplated levels of expenditures under these vendor agreements, and we are not contractually obligated to spend these amounts.


     Expansion of our current network in future years will continue to require large outlays of funds because:

     - we expect network usage by wireless customers will continue to rise as we reduce prices;

     - customer demand for new services is expected to increase substantially;

     - wireless subscriber growth is expected to continue; and

     - additional capacity is necessary to support wireless data services.

     We may also require substantial additional capital for, among other uses, access to additional spectrum, build-out of infrastructure in newly licensed areas, additional system development and network technology changes, as well as development and implementation of 3G technologies and services. Unforeseen delays, cost overruns, regulatory changes, engineering and technological factors may also increase our funding requirements. See "Risk Factors -- Risks Related to Our Business -- Our business expansion and network upgrade will require substantial additional capital and we cannot assure you that we will be able to finance them" for a discussion of the risks associated with our future capital requirements.

     Investment in Salmon. We and Crowley Digital Wireless, LLC formed Salmon to bid for PCS licenses in an FCC auction that ended in January 2001. Salmon submitted winning bids totaling $2.3 billion for 79 licenses covering more than 80 million POPs. See "Business -- Our Network -- Salmon PCS".

     Our investment in Salmon is accounted for as an equity investment because we have a non-controlling equity interest in Salmon. We currently recognize our portion of Salmon's losses in our consolidated statement of operations as equity in net income (loss) of affiliate because of our equity interest in Salmon. Until Salmon's networks are built out and it has acquired a significant number of subscribers, it is expected to generate significant operating losses. Crowley Digital LLC, the other member of Salmon, is not committed to provide equity funding in excess of its initial capital contribution of $50 million. As a result, we will recognize 100% of Salmon's losses at such time as Crowley's capital contribution has been eliminated due to it being charged its proportionate share of Salmon's losses.


     We provided Salmon with approximately $192 million in equity and $487 million in secured loans (including accrued interest) as of March 31, 2002 that it used for auction deposits and to make full payment for the 45 licenses that the FCC granted to Salmon. Of Salmon's outstanding loan balance as of March 31, 2002, $421.5 million represents the down payment to the FCC for the 34 licenses for which it was the winning bidder that are now subject to challenge. In April 2002, the FCC refunded 85% of the auction deposits pertaining to those licenses. Accordingly, Salmon received about $358 million of its deposits, which it applied to repay a like principal amount of loans from us. We have agreed that, upon Salmon's request, we will provide, through additional secured loans and equity contributions, substantially all of the funding that Salmon will require to make full payment on the remaining 34 licenses, if they are awarded, and to build out and operate its systems and to fund operating losses. The grant of these licenses to Salmon is subject to resolution of challenges to the FCC's auction, including litigation now pending before the U.S. Supreme Court. Although there is significant uncertainty with respect to the award of the remaining licenses, we could be required to provide to Salmon about $2 billion to acquire those licenses as early as the second quarter of 2003. This amount would be payable 10 days after the licenses are granted to Salmon. See "Risk Factors -- Risks Related to Our Business -- If we fail to obtain access to additional radio spectrum, we may not be able to expand the geographic reach of Cingular-branded services, increase our customer base in areas we currently serve or meet the anticipated demand for new services" for a discussion of the risks associated with the remaining licenses.



     Investment in venture with VoiceStream Wireless Corporation. In November 2001, we and VoiceStream formed a jointly-controlled venture to allow the companies to share network infrastructures in the California, Nevada and New York City markets. We and VoiceStream will buy network services from the venture but each of us has retained ownership and control of our own licenses. Although the networks we contributed to the venture are constructed and operational, we will be required to invest additional capital, pro rata based on traffic, to modify and expand the network and to fund cash operating expenses. During the three months ended March 31, 2002, we made contributions to the venture amounting to $183 million. We owned approximately 75% of this jointly-controlled venture as of March 31, 2002.


     Investment in venture with AT&T Wireless. In January 2002, we entered into an agreement with AT&T Wireless to form a jointly-controlled venture to build out a GSM/GPRS/EDGE network along major interstate highways in predominantly mid-western and western states in order to reduce roaming expenses we pay to other carriers when our customers travel on those highways. We and AT&T Wireless will buy network services from the venture and provide service under our own brand names. We expect this venture to be formed before year-end 2002. Upon formation we are obligated to contribute cash or assets in the amount equal to the cash and assets contributed by AT&T Wireless, up to a maximum of $85 million. The new network is expected to begin operations in the first quarter of 2003.

     Debt service. As of March 31, 2002, we had approximately $12.5 billion of indebtedness and capitalized lease obligations. This debt includes an aggregate of $9.7 billion in unsecured, subordinated member loans from SBC and BellSouth. Interest on the loans is payable at a rate of 7.5% per year.

     As described in "Description of Financing Arrangements -- Financing Arrangements With Members -- Member Loans", member loans are subordinated to senior debt, including any outstanding commercial paper notes, any debt outstanding under our bank credit facility, the old notes until exchanged for new notes, the new notes exchanged for old notes hereunder and any future debt we designate as senior debt with the approval of SBC and BellSouth. Although the subordinated loans are scheduled to mature on March 31, 2004, we may prepay the subordinated loans or refinance them with senior debt (other than with the proceeds from our bank credit facility or senior loans from SBC or BellSouth) at any time if we are not in default under our senior debt.

     As long as our manager, Cingular Wireless Corporation, is controlled by SBC and BellSouth, they can require us to prepay the subordinated member loans at any time when permissible under our senior indebtedness, and we expect to prepay these loans from time to time to the extent we have funds (from operations, sales of assets or debt or equity financing activities) in excess of amounts we project we will require over the succeeding fiscal year for capital and operating purposes.

     Because of our cash requirements described above, we do not believe we will have excess cash to enable us to pay the subordinated member loans on or prior to the maturity date and will be required to refinance the loans by incurring additional debt and/or repay the loans from the proceeds of issuing equity. If and when those options are attractive, we expect that SBC and BellSouth will determine for us to raise capital from those sources and apply the proceeds to reduce or retire the subordinated member loans. We do not expect SBC and BellSouth to require any repayment of the loans if it would impair our debt ratings. If at maturity the markets are not attractive, we expect that SBC and BellSouth will prefer to restructure the subordinated member loans.

     DISTRIBUTIONS

     We are required to make periodic distributions to our members on a pro rata basis in accordance with each member's percentage interests in us in amounts sufficient to permit our members to pay the tax liabilities resulting from allocations of tax items from us. In addition, we are required to distribute to our members at the end of a fiscal year, on a pro rata basis in accordance with each member's percentage interest in us, the excess cash determined by a formula. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement -- Distributions". Through March 31, 2002, we have distributed $47 million related to 2000 tax liabilities and $592 million related to 2001 tax liabilities. We do not anticipate making distributions of "excess cash" under the formula over the next few years and, subject to the approval of our manager's strategic review committee and the approval of our members, we intend to reinvest the undistributed portion to support growth in our business.

     CAPITAL RESOURCES

     We expect to rely on a combination of cash provided by operations and external funds to fund continued development and expansion, distributions and debt service needs. Other sources of external funding may include equity issuances, issuance of commercial paper and other debt, and borrowings from SBC or BellSouth, which may not be subordinated in the same manner as the subordinated member loans described above. Neither SBC nor BellSouth is obligated to provide additional financing to us.

     In order to maintain short-term liquidity, our manager's board has authorized us to issue up to $6 billion of commercial paper through selected dealers. Our commercial paper program is supplemented by a $3 billion revolving credit facility, which we do not anticipate using unless we are unable to issue commercial paper. The facility is not, however, restricted to that use. Having such a committed credit facility provides another source of funds to pay our maturing commercial paper when it becomes due if we are unable to access the commercial paper market because of market conditions or other factors. As of March 31, 2002, we had no commercial paper outstanding. The revolving credit facility includes an option to convert revolving loans, if any, outstanding on the November 18, 2002 maturity date into one-year term loans. The credit facility contains customary events of default and covenants, including a limitation on mergers and sale of all or substantially all of our assets and a negative pledge. The credit facility also contains a leverage ratio covenant requiring us to maintain a consolidated debt to trailing four quarters consolidated EBITDA ratio of 4 to 1 or less, such debt excluding the subordinated loans of SBC and BellSouth. As of March 31, 2002, our leverage ratio was 0.62 to 1 (and 2.8 to 1 including the subordinated loans in consolidated debt). We are in compliance with the covenants under our credit facility, and there are no other material covenants that we are subject to under other agreements. See "Description of Financing Arrangements -- Bank Credit Facility" for a description of these events of default and covenants. We believe we will have sufficient internal cash flow to enable us to meet the leverage ratio maintenance covenant in the credit facility. As of the date of this prospectus, there are no borrowings outstanding or contemplated under this facility.

     We believe that internally generated funding, together with commercial paper issuances and other external financing, will be sufficient to fund capital expenditures, make distributions and pay interest on our outstanding debt for the foreseeable future. We plan to rely on commercial paper issuances when internally generated funds are insufficient. We intend to periodically refinance outstanding commercial paper with long-term debt or equity when advantageous. We may need to secure additional financing to make loans and equity contributions to Salmon, to fund equity contributions to our infrastructure ventures with VoiceStream and AT&T Wireless, to acquire licenses or other wireless providers and to repay debt.

     CONTRACTUAL COMMITMENTS

     Although we expect to require additional substantial amounts of capital as described above, we are contractually committed for the following amounts for the next three years (excluding any commercial paper that we may issue from time to time):


                                                     ESTIMATED PAYMENTS DUE BY YEAR
                                                          (DOLLARS IN MILLIONS)
                                                   -----------------------------------
CONTRACTUAL OBLIGATIONS AND DEBT REPAYMENT          2002     2003     2004      TOTAL
------------------------------------------         ------   ------   -------   -------
Investment in Salmon(1)..........................  $   30   $   30   $    30   $    90
Investment in VoiceStream venture................     225      225        --       450
Capital lease obligations(2).....................      35       38        37       110
Senior notes.....................................      --       --        --        --
Debt due to affiliates(3)........................      --       --     9,678     9,678
Other long-term debt.............................       3        3        50        56
Interest payments................................     909      912       366     2,187
                                                   ------   ------   -------   -------
Total............................................  $1,202   $1,208   $10,161   $12,571


---------------
(1) If Salmon is awarded all the licenses for which it was the high bidder in the FCC's January 2001 auction, we may additionally be required to lend approximately $2 billion to Salmon in 2003.

(2) See note 8 to our unaudited consolidated financial statements for the three months ended March 31, 2001 and 2002.

(3) We do not expect SBC and BellSouth to require any repayment if it would impair our debt ratings or impair our working capital or if we cannot advantageously raise debt or equity proceeds from external financing sources. See "-- Liquidity and Capital Resources -- Capital expenditures, other investments and debt service -- Debt service".

     Many wireless providers have been able to secure financing by entering into sale/leaseback transactions for their towers. However, contractual restrictions imposed by SBC and BellSouth prevent us from realizing any proceeds of any such sale/leaseback or other monetization transactions.

     See "Risk Factors -- Risks Related to Our Business -- Our business expansion and network upgrade will require substantial additional capital and we cannot assure you that we will be able to finance them" for additional information regarding our capital requirements.

OTHER FACTORS THAT MAY AFFECT OUR BUSINESS


     RESELLER REVENUES. WorldCom has announced that it is exiting the business of reselling wireless voice communications services. Additionally, on July 21, 2002, WorldCom and certain of its subsidiaries filed voluntary petitions for bankruptcy protection under chapter 11 of title 11 of the United States Code. WorldCom's customers accounted for less than 2% of our revenues in each of the three month periods ended March 31, 2002 and June 30, 2002. Subsequent to June 30, 2002, revenues from services provided to WorldCom's customers will be recognized only to the extent of cash received. We do not believe that these developments will have a material adverse impact on our financial position or results of operations.


     MARKET RISK. We are exposed to various types of market risk in the ordinary course of our business, including interest rate changes. On a limited basis we use derivative financial instruments, including interest rate and cross-currency swaps, to manage these risks. We do not use financial instruments for trading or speculative purposes, and all financial instruments are used in accordance with board-approved policies. As of March 31, 2002, we had $62 million of floating rate borrowings and approximately $12.4 billion of fixed rate borrowings. A change in interest rates of 100 basis points would change our interest expense on floating rate debt balances as of March 31, 2002 by less than $1 million per annum. In addition, as of March 31, 2002 we had no commercial paper outstanding at a fixed rate.

     SEASONALITY. Participants in the wireless communications industry, including us, have generally experienced a trend of generating a higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three quarters. A number of factors contribute to this trend, including the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. While the holiday season is important to us for customer additions, service revenues from these holiday season additions are not fully realized until the following year, and margins and cash flow are usually lower in December due to higher expenses for marketing and equipment subsidies. This industry is becoming less seasonal, and we expect this trend to continue, primarily as a result of increasing wireless penetration, general economic conditions and competition.

     See "Risk Factors" for a description of certain other risks, including risks related to competition and changing technology, that may affect our business.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS No. 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS No. 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized. As a result of adopting SFAS No. 142, amortization expense for the three months ended March 31, 2002 was reduced by $64 million.

     In conjunction with the adoption of SFAS No. 142, we reassessed the useful lives of previously recognized intangible assets. A significant portion of our intangible assets are FCC licenses that provide our wireless operations with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While FCC licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the FCC. Renewals of FCC licenses have occurred routinely and at nominal cost. Moreover, we have determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of our FCC licenses. As a result, the FCC licenses will be treated as an indefinite-lived intangible asset under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. We will reevaluate the useful life determination for wireless licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

     We have begun to apply the provisions of SFAS No. 142 in the first quarter of 2002, which includes testing goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. We completed in the first quarter of 2002 the first of the required impairment tests of goodwill as of January 1, 2002. Based on the results of the first step, it is likely that all or a portion of the goodwill related to our Mobitex data network, with a carrying value of $32 million, will be impaired; however, we have not yet determined the amount of any potential impairment loss. For goodwill related to our cellular/PCS business, the results of the first step of the impairment test indicated no impairment in value. Any impairment that is required to be recognized when adopting SFAS No. 142 will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002. We plan to complete the measurement of the impairment loss in the second quarter of 2002.

     We have completed the impairment test of our indefinite lived intangible assets as of March 31, 2002, and no impairment exists. This impairment test was performed on an aggregate basis, consistent with our management of the business on a national scope, and utilized a fair value approach, using primarily discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses and accordingly incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels, and other inputs for making the business operational. As these inputs are included in determining free cash flows of the business, the present value of the free cash flows is attributable to the licenses.

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). SFAS No. 143 requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize an asset retirement cost over the carrying amount of the related long-lived asset by the same amount as the liability. This statement is effective for financial statements for fiscal years beginning after June 15, 2002. We will adopt the standard effective January 1, 2003. We are currently evaluating the impact of this statement on our results of operations, financial position and cash flows.

     In the first quarter, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). The statement supersedes SFAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used". The statement provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset or asset group to be disposed of other than by sale (e.g., abandoned) be classified as "held and used" until it is disposed of, requires revision of the depreciable life of a long-lived asset to be abandoned, and establishes more restrictive criteria to classify an asset or asset group as "held for sale". The statement is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 did not have an impact on our results of operations, financial position or cash flows.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, where applicable, and other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions. The various policies that are important to the portrayal of our financial condition and results of operations include:

     - We depreciate our wireless communications equipment using the straight-line method over estimated useful lives. We periodically review changes in our technology and industry conditions, asset retirement activity and cost of removal and salvage to determine adjustments to estimated remaining useful lives and depreciation rates.

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

     - We review long-lived assets, consisting primarily of property, plant and equipment and intangibles, for impairment as described in the notes to our consolidated financial statements. In analyzing potential impairments, we use projections of future cash flows from the assets. These projections are based on our views of growth rates for the related business and anticipated future economic conditions and the appropriate discount rates relative to risk and estimates of residual values. If changes in growth rates, future economic conditions or discount rates and estimates of terminal values were to occur, long-lived assets may become impaired.

     - We recognize service revenues based upon minutes of use processed and contracted fees, net of credits and adjustments for service discounts. As a result of our billing cycle cut-off times, we are required to make estimates for services revenue earned but not yet billed at the end of each quarter. These estimates are based primarily upon historical minutes of use processed.

     - We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We base our estimates on the aging of our accounts receivable balances and our historical write-off experience, net of recoveries. If the financial condition of our customers were to deteriorate, additional allowances may be required.

     - We maintain inventory valuation reserves for obsolescence and lower of cost or market. Reserves for obsolescence are determined based on analysis of inventory agings. Lower of cost or market reserves are determined based on analysis of current market prices. Changes in technology may require us to provide additional reserves.

     - We hold non-controlling investments in several entities for which we apply the equity or cost method of accounting. We record impairments associated with these investments when we determine that the decline in market value of the investment below our net book value is deemed to be other than temporary. Volatility in market prices of these investments or poor operating performance of these entities could result in future values of these investments declining below our carrying value.

     - We calculate the costs of providing retiree benefits under the provisions of SFAS 87 and SFAS 106. The key assumptions used in making these calculations are disclosed in the notes to our consolidated financial statements. The most significant of these assumptions are the discount rate used to value the future obligation, expected return on plan assets and health care cost trend rates. We select discount rates commensurate with current market interest rates on high-quality, fixed-rate debt securities. The expected return on assets is based on our current view of the long-term returns on assets held by the plans, which is influenced by historical averages. The medical cost trend rate is based on our actual medical claims and future projections of medical cost trends.

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

                               INDUSTRY OVERVIEW

GENERAL

     Wireless communications systems use different ranges of radio frequencies, commonly referred to as spectrum, to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as one-way paging services, and two-way radio applications, such as cellular telephone service, enhanced specialized mobile radio services, PCS, one-way and two-way messaging services that utilize relatively narrow bandwidths and interactive data services. The FCC licenses the radio frequencies used to provide each of these applications.

INDUSTRY GROWTH AND OUTLOOK

     Since the introduction of cellular service in the United States in 1983, wireless service has grown significantly. As illustrated by the following table, domestic cellular, enhanced specialized mobile radio and PCS providers experienced combined compound annual growth rates of 32% in total subscribers and 25% in total service revenues over the seven-year period from 1993 to 2000.

                       U.S. WIRELESS INDUSTRY STATISTICS*

                                         1993    1994    1995    1996    1997    1998    1999     2000
                                         -----   -----   -----   -----   -----   -----   -----   ------
Total service revenues (in billions)...  $10.9   $14.2   $19.1   $23.6   $27.5   $33.1   $40.0   $ 52.5
Ending subscribers (in millions).......   16.0    24.1    33.8    44.0    55.3    69.2    86.0    110.0
Subscriber growth......................   45.1%   50.8%   40.0%   30.4%   25.6%   25.1%   24.3%    27.9%
Ending penetration.....................    6.1%    9.1%   12.6%   16.3%   20.2%   25.1%   30.9%    39.1%

---------------

* Source: Cellular Telecommunications and Internet Association and Paul Kagan Associates, Inc.

RECENT INDUSTRY TRENDS

     Growth in the wireless communications industry has resulted from a number of trends, which we expect to continue, including:

     - ONGOING GROWTH IN MARKET PENETRATION DUE TO GREATER DEMAND FOR WIRELESS SERVICES. The U.S. wireless communications industry has experienced a significant increase in subscriber additions and penetration levels. For example, from 1999 to 2000 the number of subscribers increased approximately 28%, resulting in estimated penetration of 39% at the end of 2000. This growth has been fueled in part by lower costs of providing services, which led to lower prices and increased demand for services.

       We believe that growth in penetration is likely to continue, but at lower rates than the industry has experienced, as prices continue to decline and as wireless services become more attractive to the mass consumer market. Wireless penetration in other developed nations, particularly western Europe, is currently substantially higher than in the United States. Although there are significant differences between the United States and the western European markets, including the per-minute pricing and quality and availability of wireline services, we believe the western European experience demonstrates that significant opportunities for increased penetration remain in the United States.

     - LARGER "BUNDLES" OF INCLUDED MINUTES IN PRICING PLANS RESULTING IN LOWER PER-MINUTE PRICES, MASS MARKET ADOPTION AND INCREASED USAGE OF WIRELESS SERVICES. As the cost of wireless service for the consumer has declined and an increasing number of minutes has been included in pricing plans without additional charge, wireless service has become more attractive to the mass consumer market. We believe that the higher number of included minutes offered by these plans encourages greater usage as subscribers have become less concerned with the need to pay for calls on a per-minute basis or to pay for received calls, which previously inhibited usage of wireless services. We believe that this widespread usage will in turn cause even more people to choose wireless services and to substitute wireless for landline phone service.

     - GROWING POPULARITY OF NATIONAL AND REGIONAL PRICING PLANS, WHICH SIMPLIFY CUSTOMER CHOICE AND ELIMINATE ROAMING AND LONG-DISTANCE CHARGES. The wireless industry offers single rate pricing, such as our Cingular Home(sm), Cingular Region(sm) and Cingular Nation(sm) rate plans, which simplifies customer choice and seeks to attract high-usage subscribers by eliminating roaming and long distance charges. We believe that these plans have increased wireless telephone penetration and usage in the United States, and that the introduction of other simplified, targeted rate plans will continue to increase wireless telephone penetration.


     - PREDOMINANT USE OF DIGITAL SERVICE, WHICH OFFERS EXTENDED BATTERY LIFE, IMPROVED VOICE QUALITY, GREATER CALL SECURITY, LOWER PER-MINUTE COSTS AND ADDITIONAL VALUE-ADDED SERVICES. Over the past several years, as more digital networks have come on-line, the percentage of subscribers using digital services has increased substantially. At March 31, 2002, 87% of our cellular and PCS customers were using digital service, and in March 2002, 97% of our cellular and PCS minutes of use were digital. Digital service significantly increases penetration and subscriber usage for several reasons. First, digital handsets have longer battery life relative to analog handsets, allowing mobile users to make more extensive use of their handsets without recharging. Second, digital service results in improved reception and greater security, which makes wireless service more comparable to wireline service. Third, digital networks offer service providers greater capacity, in turn allowing service providers to lower prices and offer bundled minutes of service, thereby promoting greater usage by subscribers. Finally, digital service allows providers to sell value-added services such as interactive messaging, wireless Internet and caller-ID, among others.


     - INCREASING USE OF WIRELESS DATA APPLICATIONS SUCH AS SHORT MESSAGING SERVICE, E-MAIL AND INTERNET ACCESS. With the advent of widespread use of the Internet, wireless data technology has expanded the services and utility that providers can offer to customers. We believe currently available applications, including wireless portals and web services, and access to e-mail, news, sports, weather, travel services, financial information and comparison shopping, introduce businesses and consumers to wireless data services and create a foundation for future growth. In addition, we believe that increased capacity, higher data transmission speed and lower costs associated with 3G wireless networks will further drive the growth of wireless data services and applications. Providers who can cost-effectively migrate their networks to these technologies on a timely basis will likely have a competitive advantage in seizing emerging data opportunities.

     - THE EVOLUTION OF DATA TECHNOLOGIES, SUCH AS TDMA, CODE DIVISION MULTIPLE ACCESS, OR "CDMA", AND GSM, TO THE 3G TECHNOLOGIES EDGE, UNIVERSAL MOBILE TELECOMMUNICATIONS SYSTEM, OR "UMTS", AND THE FASTER VERSION OF
       CDMA -- "CDMA-2000". The wireless industry is moving towards the development and implementation of new technologies for the transmission of data communications that will allow for faster transmission, more sophisticated applications and increased network capacity. We plan to upgrade our networks to EDGE, and eventually to UMTS, technology. See "Business -- Digital Technology -- Technology Upgrade Strategy".

WIRELESS TECHNOLOGY

     In the U.S. wireless telecommunications industry, there are two principal frequency bands currently licensed by the FCC for transmitting two-way voice and data signals -- the 800-900 MHz band and the 1900 MHz band. The services provided over these two frequency bands are commonly referred to as cellular and PCS, respectively. Because the two services use different frequencies, PCS infrastructure is characterized by shorter transmission distances and closer spacing of cells and towers than in a cellular network to accommodate the different characteristics of the PCS radio signals. However, PCS service does not differ functionally to the user from digital cellular service. The following illustrations identify the wireless services allocated to each band, as well as the access technologies employed by each service.

                               CELLULAR SERVICES
                               800 - 900 MHZ BAND

                                    (CHART)



                        PERSONAL COMMUNICATIONS SERVICES
                                 1900 MHZ BAND

                                    (CHART)

     Cellular systems initially provided service solely by means of analog transmissions and, because of differing digital standards, the FCC continues to require that cellular radio licensees offer analog service. This allows cellular subscribers who are equipped with handsets that can be switched to analog service the technical capability to "roam" on systems throughout the United States. PCS systems have been constructed using only digital technology and are not required by the FCC to offer analog service.

     Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, thereby enabling a single radio channel to carry multiple simultaneous transmissions. Digital technology provides clear benefits over analog technology such as extended battery life, improved voice quality, greater call security and lower per-minute costs. Digital service also enables enhanced features and services, such as interactive messaging, or short messaging service, or "SMS", facsimile, e-mail and wireless connections to computer/data networks and the Internet.

     Because of the advantages of digital technology, cellular operators have been adding digital communications equipment to their systems for some time and are expected to increase both the footprint and the spectrum dedicated to digital service.

     Currently wireless communications providers use one or more of the following principal technologies:

     - TDMA;

     - CDMA; or

     - GSM.

TDMA and GSM technologies work by dividing a single radio frequency into multiple time slots so it can support multiple calls. TDMA allows for up to three calls per frequency while GSM allows for up to eight. CDMA technology works by encoding individual conversations into a series of digits and then spreading the transmission of the sequence over available spectrum.

     These three technologies are not currently compatible with each other. However, the GSM/ANSI-136 Interoperability Team, or "GAIT", has developed standards promoting the ability to use one phone for both GSM and TDMA voice and data service. Although different frequencies are used for GSM service in the United States and Europe, GSM technology is compatible between the two. GSM phones that operate on the appropriate frequencies are required for international roaming.


     We currently utilize TDMA and GSM technologies in our network and have begun to add GSM technology across our TDMA network, which we plan to complete in 2004. We believe that GSM technology offers significant advantages over other technologies -- it is the dominant global wireless standard, thus providing international roaming capabilities, greater handset variety and better network infrastructure and handset pricing.


     Third generation wireless communications standards, such as EDGE, CDMA-2000 and UMTS, are being developed in response to the expected consumer demand for high-speed data services. EDGE is a faster version of GPRS technology and CDMA-2000 introduces packet-switched data technology to CDMA technology. UMTS is a GSM-based technology which will use a wider band of radio frequency to transmit voice and data, thereby allowing more information to be transmitted in a given amount of bandwidth. 3G technologies will allow high speed wireless packet-switched data services and ultimately voice services using Internet protocol, thereby providing customers with greater connectivity and communications capabilities. Packet-switched technology allows for data to be sent and received in bursts, instead of requiring continuous transmission over the network for a duration of the communication, thereby providing the user "always on" connectivity. The introduction of packet-switched technology allows for devices that support simultaneous voice and data communications, e.g., receive voice calls while browsing the Internet. In addition, billing can be based on the quantity of data transmitted, not on the duration of the transmission. 3G technology will also allow more robust features for voice communications and increased network capacity.

     We are using GPRS for the transmission of data as an interim step until EDGE technology is fully developed.

     Our Mobitex data network already uses packet-switched technology. We are currently the only U.S. operator of a Mobitex data network.

                                    BUSINESS

OVERVIEW

     We are the second largest provider of advanced mobile wireless voice and data communications services in the United States, based on number of wireless subscribers. We were formed by the combination of the U.S. wireless communications operations of SBC and BellSouth. We had:

     - 21.8 million U.S. wireless subscribers in over 220 metropolitan areas as of March 31, 2002;

     - revenues of $3.5 billion for the quarter ended March 31, 2002;

     - net income of $370 million for the quarter ended March 31, 2002; and

     - total liabilities and members' capital of $22.3 billion as of March 31, 2002, including indebtedness of $12.5 billion of which 77% represented subordinated indebtedness to SBC and BellSouth.

     We offer advanced wireless voice and data communications services across an extensive U.S. footprint and operate one of the largest digital wireless networks in the United States.

     - We have access to licenses to provide cellular and PCS wireless communications services over networks covering an aggregate of approximately 231 million POPs, or approximately 81% of the U.S. population, including in 45 of the 50 largest U.S. metropolitan areas.

     - We provide cellular or PCS services in 42 of the 50 largest U.S. metropolitan areas.

     - 100% of our networks utilize digital technology.


     - At March 31, 2002, 87% of our cellular and PCS customers were using digital service, and in March 2002, 97% of our cellular and PCS minutes of use were digital.


     With 3.4 million active users of our data services at March 31, 2002, we are a U.S. industry leader in providing advanced wireless data services and are well-positioned to capitalize on the projected rapid growth in demand for wireless data transmissions, including e-mail, Internet access and interactive messaging. We:

     - provided advanced data services to approximately 765,000 customers as of March 31, 2002, including the U.S. Congress and the Department of Defense, over our separate "Mobitex" data network, which covers over 90% of the U.S. metropolitan population, including the top 50 largest U.S. metropolitan areas;

     - had over 2.6 million active cellular and PCS users of our wireless Internet, short messaging and other data services at March 31, 2002; and

     - are in the process of deploying high-speed digital data GPRS service throughout our cellular and PCS networks, as well as enhancing our network infrastructure in many of our markets to provide a common voice standard across our networks.

COMPETITIVE STRENGTHS

     We believe we have the following competitive strengths:

     A LARGE SCALE AND NATIONAL SCOPE, WHICH ALLOWS US TO REALIZE SUBSTANTIAL ECONOMIES AND TO COMPETE EFFECTIVELY. As the second largest nationwide provider of wireless communications services in the United States, we are able to offer our customers a comprehensive set of wireless voice and data communications services on a national basis. We believe that our national scope provides us with several marketing advantages. With our extensive footprint, we can offer consistent, reliable and advanced services across the United States. We also believe that the large size of our operations provides us with substantial economies of scale, as we can spread our fixed costs over a large base of subscribers, on-network traffic and revenues. Additionally, we expect to achieve further economies of scale as we capitalize on our enhanced buying power to realize better pricing arrangements with key suppliers.

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

     EXTENSIVE DISTRIBUTION CHANNELS WHICH INCLUDE NEARLY 1,200 COMPANY-OPERATED STORES AND KIOSKS, APPROXIMATELY 6,500 AUTHORIZED AGENT LOCATIONS, ABOUT 30,000 NATIONAL RETAIL POINTS OF DISTRIBUTION, INCLUDING DISTRIBUTION FOR PREPAID SERVICES, AND APPROXIMATELY 2,400 DIRECT BUSINESS-TO-BUSINESS SALESPEOPLE, AS WELL AS OUR ACCESS TO THE DISTRIBUTION CAPABILITIES OF SBC AND BELLSOUTH. Our extensive distribution channels allow us to effectively sell our products and services. We have streamlined our internal organization to allow us to maintain our local competitive edge while seeking to increase sales through our national distribution strategy. We are focusing on the top U.S. and multinational corporate accounts as well as on small and mid-size companies through the targeted sales efforts of our 2,400 business-to-business sales force. These salespeople include roughly 2,100 regionally-focused salespeople and 300 global-accounts sales representatives dedicated to serving the largest businesses and institutions in the United States on a coordinated national basis. In addition, we are strengthening our relationships with national retailers to reach the growing number of businesses and consumers that shop for wireless services through national retailers. SBC and BellSouth can distribute our services based upon our agency and resale arrangements with them, and these arrangements offer us the unique opportunity of having our services sold together with our parents' own service offerings.

     A LEADING POSITION IN THE WIRELESS DATA SERVICES BUSINESS, WHICH WE BELIEVE WILL HELP US CAPITALIZE ON THE ANTICIPATED GROWTH IN DEMAND FOR ADVANCED VALUE-ADDED WIRELESS DATA SERVICES. At March 31, 2002, we had over 3.4 million active users of our data services. Approximately 765,000 of these customers use the interactive services we offer over our advanced, nationwide Mobitex data network, which provides coverage in all of the 50 largest U.S. metropolitan areas. We currently offer several leading, innovative data services over various mobile products, including Research in Motion's Blackberry(TM) and other wireless enabled handheld devices. Our available services include wireless data transmission, wireless e-mail, wireless Internet access and interactive messaging. By creating and/or managing these operations, we have developed expertise in wireless data technology, applications, marketing and operations. We have introduced data services on our cellular and PCS systems, and, at March 31, 2002, had over 2.6 million active users of wireless Internet access and interactive messaging. We believe that our experience in providing data services will assist us in developing advanced value-added data services in the future across all of our service platforms. We have integrated the operations of all our data services to achieve cost synergies and to better enable sales personnel to offer the data services and products that best meet our customers' needs.

     A PROVEN MANAGEMENT TEAM, WHICH HAS EXTENSIVE OPERATIONAL EXPERIENCE IN THE COMMUNICATIONS INDUSTRY. Our management team combines some of the leading senior executive talent of SBC, BellSouth and other major communications companies and has a proven record of successful execution. With an average of 21 years of communications industry experience, our senior management team brings with it extensive skill, expertise and leadership in many aspects of the communications business. In addition, members of our senior management team have been directly involved in integrating the wireless businesses of Pacific Telesis, Ameritech, SNET and Comcast Cellular, among other businesses, with SBC's operations.

     A UNIQUE ACCESS TO THE LARGEST OVERLAP BETWEEN AFFILIATED WIRELESS AND WIRELINE SERVICE AREAS AND THE ABILITY TO OFFER CUSTOMERS BUNDLED COMMUNICATIONS SERVICES DUE TO OUR RELATIONSHIPS WITH SBC AND BELLSOUTH. Because of our affiliation with SBC and BellSouth, we possess a unique overlap of a wireless service area with the service areas of two affiliated, incumbent local service providers. We have entered into arrangements with SBC and BellSouth that permit us to resell their services to our customers. This allows us to offer our customers a full array of bundled wireless and wireline voice and data services throughout the SBC and BellSouth service areas. As a result, we believe we are well positioned to attract customers with multiple communications needs by serving as a single source for those needs.

     A STRONG CREDIT PROFILE, WHICH WE BELIEVE WILL PROVIDE US ACCESS TO THE CAPITAL MARKETS. We intend to maintain financial strength and flexibility and a strong credit profile through a prudent capital structure and strong financial results, which we believe will provide us with ongoing access to capital.

BUSINESS STRATEGY

     Our goal is to be the premier national provider of advanced wireless voice and data services in the United States. To accomplish this goal, we intend to:

     - CONTINUE TO PROMOTE THE CINGULAR BRAND, TO EXPAND AND TAKE ADVANTAGE OF OUR EXISTING DISTRIBUTION CAPABILITIES AND TO CROSS-SELL OUR PRODUCTS AND SERVICES. Recent surveys indicate that we have firmly established our brand, showing approximately 72% brand awareness at December 31, 2001, similar to the brand recognition of competitors who have been in the marketplace with their brand substantially longer than we have. We believe that use of a national brand name allows us to offer clear and easy-to-understand service offerings on a national level. We also believe that we have valuable opportunities to further expand and leverage our extensive distribution capabilities. We plan to open more company-operated stores and kiosks, grow our sales force, expand our roster of national retailers and authorized agents, utilize the distribution strength of SBC and BellSouth and explore new, creative channels of distribution. We also intend to better utilize our existing channels by applying the best practices of SBC and BellSouth across our combined operations and by capitalizing on our national branding campaign. In addition, we intend to include all of our data services in the array of services sold by our direct distribution channels.

     - CAPTURE ECONOMIES THROUGH OUR LARGE SCALE AND NATIONAL SCOPE, ALLOWING US TO FURTHER REALIZE THE SIGNIFICANT REVENUE AND COST SYNERGIES OFFERED BY THE FORMATION OF OUR COMPANY. We believe that our national scope and brand will provide us with marketing benefits, permit us to offer simplified national pricing plans and allow us to increase our penetration of national accounts. Through consolidating and streamlining, we plan to continue to integrate our cellular and PCS operations in order to realize economies of scale and scope. Since our formation, we have made substantial progress in realizing significant cost savings, including lowering of equipment costs resulting from our combined purchasing power, integration of support and billing systems, reduction of roaming costs and consolidation of customer care facilities, call centers, headquarter offices and distribution centers. We are also undertaking a number of initiatives to lower the cost of attracting and retaining new subscribers, for example, by relying more on direct distribution channels, such as company-operated stores and the Internet.

     - CAPITALIZE ON OUR EXPERTISE IN WIRELESS DATA TECHNOLOGY, APPLICATIONS, MARKETING AND OPERATIONS TO DRIVE THE DEVELOPMENT AND USE OF ADVANCED WIRELESS DATA APPLICATIONS OVER MULTIPLE COMMUNICATIONS DEVICES. We plan to continue to develop and expand our data businesses. BellSouth began offering wireless data services over its Mobitex data network in 1992 and our current offerings over this network have been part of BellSouth's operations since 1998. We have established relationships with leading data services, equipment and Internet companies. By growing our advanced, value-added wireless data applications, we expect to drive revenue growth, reduce churn rates and expand our subscriber base. As an early leader in the wireless data sector, we plan to leverage our expertise to further expand our advanced wireless data services over all networks to our extensive voice customer base. By acting as the initial provider of quality services to data customers and by regularly updating and upgrading our applications offerings, we believe we are poised to maintain and expand our relationships with this important customer segment.


     - INCREASE THE CAPACITY, SPEED AND FUNCTIONALITY OF OUR CELLULAR AND PCS NETWORKS BY ENABLING OUR ENTIRE NETWORK TO USE A UNIFORM VOICE TECHNOLOGY, GSM, ADDING GPRS DATA TECHNOLOGY AND UPGRADING OUR GPRS DATA NETWORK TO EDGE. We believe that EDGE, a 3G technology, will allow us to deliver powerful and exciting multimedia services and increase our capabilities by providing higher-speed packet data transmission, thereby enabling us to realize the increased revenue stream that 3G applications are expected to generate. As part of our transition to EDGE, we have deployed high-speed GPRS packet data technology in our existing GSM markets. We are also adding GSM and GPRS technology throughout our TDMA markets and then plan to enhance our GPRS data networks with EDGE, primarily through a software upgrade, beginning in early 2003. We expect all these network upgrade projects to be completed in 2004. Subject to availability of spectrum, technology, cost,


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       applications, consumer demand and other factors, we expect to further migrate our networks beyond EDGE to UMTS technology. This technology is expected to become commercially available around the middle part of this decade.

     - EXPAND OUR EXISTING FOOTPRINT AND OUR NETWORK CAPACITY BY OBTAINING ACCESS TO ADDITIONAL SPECTRUM, PRIMARILY THROUGH FCC AUCTIONS, SPECTRUM EXCHANGES AND PURCHASES, MERGERS AND ACQUISITIONS, JOINT VENTURES AND ALLIANCES. We plan to further expand our digital network in an effort to provide seamless and superior coverage throughout the United States so that our subscribers can enjoy consistent features and high-quality service, regardless of their location. We intend to pursue access to additional spectrum through spectrum license auctions, exchanging spectrum licenses with or purchasing them from other carriers, making selective acquisitions and forming ventures. Over the long term, we have two principal objectives for expanding our footprint and network capacity. First, we intend to obtain access to additional spectrum in markets where we have large existing customer bases. Second, we plan to obtain access to spectrum in the remaining major markets in which we do not operate in order to expand our Cingular-branded offerings. In January 2001, the FCC auctioned spectrum licenses. Salmon, with which we are affiliated through a non-controlling equity ownership interest, was announced the winning bidder of 79 auctioned licenses spread across 77 markets in the United States, covering more than 80 million POPs. It has acquired 45 of those licenses and may receive the remaining licenses if the U.S. Supreme Court rules in favor of the FCC regarding the legality of the auction. Salmon has elected to provide its services under the Cingular brand name and to have us manage its network. In May 2001, we exchanged spectrum with VoiceStream in order to gain access to over 20 million additional potential customers in the New York major trading area, or "MTA", and subsequently entered into an agreement with VoiceStream to form a venture that will allow the companies to share network infrastructures in the California, Nevada and New York City markets. In November 2001, we acquired from Leap Wireless and certain of its affiliates two licenses covering two million POPs in the Salt Lake City and Provo basic trading areas, or "BTAs". In January 2002, we and AT&T Wireless entered into a network-sharing agreement similar to the one with VoiceStream that covers corridors along major interstate highways in predominantly mid-western and western states. See "-- Our Network".

     WIRELESS SERVICES

     As the second largest U.S. wireless communications provider, we offer a comprehensive suite of high-quality wireless voice and data communications services. We offer basic wireless voice service, along with enhanced services and features, as well as wireless data service. We offer our services in a variety of pricing plans, including national, regional and local rate plans as well as prepaid service plans. We tailor our voice and data offerings to meet the communications needs of targeted customer segments, including youth, family, active professionals, local or regional businesses and major national corporate accounts. The marketing and distribution plans for our services are further targeted to the specific geographic and demographic characteristics of each of our markets.

     VOICE SERVICES

     Basic Services and Enhanced Features. Besides basic wireless voice telephony services, we offer many enhanced features at no additional cost on many of our pricing plans. These features include caller ID, call waiting, call forwarding, three-way calling, no answer/busy transfer, text messaging and voice mail. In some markets, we also offer complementary services for a monthly fee, such as unlimited mobile-to-mobile calling, road-side assistance and handset insurance. In addition, we offer our customers a variety of packages that include specific sets of features, which simplifies the sales process and promotes the adoption of enhanced features. We are developing enhanced features that facilitate communications among our subscribers, thereby attracting new subscribers and capitalizing on our large customer base. Generally, these enhanced features generate additional revenues through monthly subscription fees or increased wireless usage through utilization of the features.

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     Pricing Plans.  We offer a variety of competitive service packages that are designed to meet the needs of various consumer and business user segments at the local, regional and national levels. These plans have great diversity in price, minutes, calling scope and features. See "-- Marketing". Our goal is to create rate plans that are easily understood by our customers, as well as to maximize advertising efficiencies and take advantage of our national brand. However, while we set national pricing guidelines, the number of minutes and other features included in each package may vary based on local customer demand and competitive conditions.

     Prepaid. We also offer prepaid service as an alternative to post-pay subscriptions. As of March 31, 2002, prepaid users represented less than 10% of our total subscribers. Our predecessor companies have had extensive experience in the prepaid market. We believe that our prepaid service offering will benefit from being part of a national brand, particularly with regard to distribution. We are marketing our prepaid service to distinct consumer segments such as the expanding youth market, families, and small business customers and other consumers who prefer to pay in advance. We have also increased our focus on repeat business from these customers through renewal incentives and improved distribution.

     Consistent with the industry, we experience higher churn rates and lower revenue per customer with prepaid customers than other customers; however, these impacts are generally offset by the lower cost of acquiring new prepaid customers, by the higher revenue per minute they provide and by the absence of payment defaults. Our strategy in seeking prepaid customers focuses on increasing the profitability of this customer segment. Our prepaid cards now expire 90 days after issuance instead of 180 days as did our prior cards. We believe this will result in greater usage and more renewals. We are also working on several ways to improve prepaid retention. First, we are working to ensure that our products provide the value-added services that customers want most, including long distance, short messaging services, voicemail and caller ID. Second, we are increasing the distribution of our prepaid offering to include the Internet, automated replenishment services, and strategic partners that will allow our prepaid service to truly be a product of convenience. Third, we are working on improving our network infrastructure so we can provide customers ubiquitous service and the latest technology (e.g., games and icons).

     DATA SERVICES

     We are a leader in wireless data services and plan to take advantage of the expected growth in this sector. We had 3.4 million customers actively using our data services at March 31, 2002, approximately 765,000 of which we served with advanced applications over our separate Mobitex data network, with the rest using services we offer over our cellular and PCS networks. Our Mobitex customers include the U.S. Congress and the Department of Defense. Our data businesses were previously operated separately. In an effort to increase operating efficiency, we have recently combined our data operations.

     Wireless Data Services Offered over our Mobitex Data Network.

     We offer value-added wireless data applications to businesses and individuals who have a need for timely data communications to maintain a competitive advantage or increase personal productivity. We are a leader in providing end-to-end wireless data services for complex businesses such as transportation, telecommunications, utilities and other businesses. Our Mobitex data network covers over 90% of the U.S. metropolitan population and provides coverage in all 50 of the largest metropolitan areas.

     We provide wireless access to corporate business applications via our Intelligent Wireless Networks service for our business customers who have mobile professionals or dispersed field personnel. Such customers include field technicians of IBM and General Electric Consumer Services, various professionals at Accenture, couriers of Federal Express, home service technicians of Sears, law enforcement agents and truck drivers. For example, our wireless solutions allow sales managers to access corporate e-mail when away from the office and technicians to solve problems and access corporate databases from the field. These same businesses can also perform remote monitoring of devices as well as temporary or permanent wireless point-of-sale transaction processing.

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     We also provide individuals and mobile professionals with the ability to access information from web sites, conduct mobile commerce transactions (e.g., trade stocks, check bank statements and buy products) and send and receive Internet e-mail, all through a hand-held, wireless device.

     Examples of the services we or others offer over our network include:

     - our Interactive Messaging PLUS(SM) service, which allows users to compose, receive and reply to messages, to send faxes and text-to-voice messages and to send and receive Internet e-mail;

     - Fidelity's InstantBroker(SM) service, which allows users to receive personalized investment information such as account balances, position valuations, stock alerts and execution notifications; and

     - wireless data consulting services, including analysis, design and implementation of wireless data applications as well as ongoing support and capacity necessary to support growth and project management.

     We sell or lease our customers terminal equipment, such as Blackberry(TM) hand-held pagers, and specialized devices for use in field/sales force automation, delivery truck and fixed location applications. In addition to collecting equipment fees, we enter into customer contracts with flat or usage-based fees.

     Wireless Data Services Offered through our Cellular and PCS Networks.

     We currently offer wireless e-mail services and short messaging and other data services throughout our cellular and PCS networks. We have over 8.3 million users with wireless Internet and SMS short messaging data services that have been enabled as part of their wireless service. An example of these services is XpressMail(SM) service, which allows businesses to access their Microsoft Exchange Server(TM) or Lotus Notes(TM) corporate e-mail and other desktop applications in real time from Internet-enabled mobile phones. We also offer wireless Internet access for use on our digital cellular and PCS networks, including a streamlined mobile Internet portal service called "My Wireless Window(SM)". At December 31, 2001, approximately 58% of the handsets deployed in our customer base are SMS-capable and about 11% are wireless Internet-capable. Most of the handsets we are now selling to customers are Internet- and SMS-capable.

     Our wireless Internet service gives customers access to timely, personalized information such as news, weather, sports, stocks, directions, restaurant reviews, movie show times, yellow and white pages directories, games and graphics through their wireless handsets. In addition, it allows customers to shop on-line and check e-mail from anywhere at any time. We are currently developing a wide range of more advanced data applications for use over our cellular and PCS networks and plan to offer wireless Internet access services using other devices, such as personal digital assistants and personal computers. Our goal is to provide an array of high quality, productivity-enhancing wireless data services across our packet-switched data cellular and PCS networks through the use of GPRS and EDGE technologies, similar to those we currently offer across our Mobitex data network.

     We offer GPRS wireless data services in our GSM markets in Washington state, Las Vegas, eastern Tennessee, coastal Georgia, the Carolinas and California. As we add GSM voice technology to our TDMA networks, we intend to deploy GPRS data technology at the same time. We seek to be a leader of the U.S. wireless data communications market by providing innovative, value-added services for businesses and consumers.

     APPLICATIONS DEVELOPMENT

     We develop value-added applications that we expect will drive demand for our services. We believe that this will give us an important means of differentiating ourselves from competitors by furthering our image as a leader in advanced wireless data applications, attracting new subscribers, retaining customers and increasing per subscriber activity. These applications include:

     - customer interface development;

     - portal personalization;

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     - two-way messaging;

     - messaging and on-demand alerts (e.g., automatic and requested notifications of stock prices, news, sports scores, etc.);

     - Internet connectivity;

     - entertainment (e.g., games); and

     - security infrastructure for both information transfer and e-commerce.

     In customer interface development, we now provide customers the ability to incorporate charges for a third party's services on our bill so that they only have one bill to pay. In addition, we currently offer online activation of handsets purchased through our Internet-based stores and for our interactive messaging service. Another important area we are developing is portal personalization. Today, we provide customers with the ability to customize the Internet applications that appear on their handsets and to download ringtones for a small fee. We will seek to develop applications that facilitate mobile-commerce, such as wireless shopping, trading, banking and others. Wireless access to the Internet and to corporate intranets is expected to be an important part of our offerings.

     We are working to create an environment in which applications can operate across all of our different networks. For instance, text-messaging is expected to take place between handsets over the Internet using wireless application protocol, or WAP, technology. This technology utilizes an international open standard that enables wireless subscribers to access the Internet using their wireless phones. With WAP, the content on Internet web pages is translated into text, without its accompanying graphics, and delivered to the wireless phone via a built-in microbrowser. This technology is currently available in all of our markets except Kauai. We will seek to insure availability of additional value-added business and consumer-oriented data solutions as our network technologies are enhanced to offer advanced, integrated voice and data services. See "-- Digital Technology -- Technology Upgrade Strategy".

MARKETING

     We focus our marketing strategy on promoting the Cingular brand, providing compelling products and services, delivering high-quality service and customer care, leveraging our extensive distribution network and cross-marketing with SBC and BellSouth. With nearly 21.8 million customers at March 31, 2002, we also have the opportunity to provide value-added services to a large customer base.

     Our advertising and other promotional efforts are focused on a coordinated program of television, print, radio, outdoor signage, Internet and point of sale media. The purpose of our media efforts is two-fold: to promote our brand and to drive sales to our distribution points. Our brand positioning of "self expression" is designed to differentiate us as the service that facilitates personal communication and expression in a wireless market that is increasingly characterized by customer confusion about the differences between wireless companies and the similarities among those companies in technology, product offerings and pricing. This positioning is resonating well with our customers and prospective customers, achieving approximately 72% brand recognition at December 31, 2001. This message is complemented with promotions designed to bring prospective customers to retail outlets and our website.

     Our strategy is to aggressively market our voice services based on three basic calling plan structures offered throughout our service areas: our Cingular Home(SM), Cingular Region(SM) and Cingular Nation(SM) rate plans. The plans differ in terms of the geographic areas that are included as the local calling area. The costs and terms of each of these plans may depend on a subscriber's location and the plan selected, but the overall structure of the rate plans is uniform and simplifies the marketing effort for our services. In addition, we have plans targeted to specific segments: Family Talk(R), a shared minutes plan aimed at families; prepaid, for those preferring or needing to pay as they use; and a portfolio of plans targeted to the various segments of the business-to-business market. Overall, our pricing options, equipment and enhanced features are designed to appeal to a wide range of consumer and business segments.

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     Our marketing plans also address the growing communications needs of our large base of existing customers, thereby increasing customer retention. We target specific customer segments with tailored services and offer them a range of high-quality handsets and enhanced features, including wireless data services, additional wireless phones, accessories and new products. In addition, customers in good standing are automatically eligible to upgrade their handsets every two years at a low cost and can switch to a different service plan that better meets their needs at any time.

     With respect to our data offering, our strategy is to leverage the marketing and operational experience that we have gained as a leader in wireless data services to match our customers' needs with the best data solutions from the services we currently offer or to customize a solution for them. While traditionally our business data offerings have been marketed to larger organizations, such as the Fortune 1000 companies, we intend also to focus on small and medium-size businesses. For example, we introduced Wireless Internet Express(SM) in our GPRS markets and Xpress Mail(SM) (corporate e-mail) throughout our markets.

     We seek to develop and market value-added applications to specific consumer groups. For example, we were the first wireless carrier in the United States to launch an Hispanic wireless portal, and we recently deployed specialized portals established for youths, launched downloadable ringtones, graphics and games and introduced intercarrier short messaging service. We believe that a key element in differentiating ourselves from our competitors is the way in which we provide an interface to the network and an open application development environment, which makes it easy for developers to write applications to be used across all our operating networks.

SALES AND DISTRIBUTION

     Our sales and distribution strategy seeks to tailor the mix of direct, indirect and resale distribution channels in order to increase customer growth and satisfaction while reducing customer acquisition and retention costs. In addition, we plan to substantially increase our direct-sales capabilities while simultaneously strengthening indirect channels in order to maintain a widespread network that reaches the largest number of people. To achieve this goal, we intend to open more company-operated stores, grow our national accounts sales force, selectively increase the number of authorized agents and national retailers offering our services, expand our telemarketing efforts, increase our focus on Internet sales channels and capitalize on the distribution capabilities of SBC and BellSouth. We also intend to incorporate the best practices of each of our predecessor companies in our sales and distribution practices. Programs are also in place to train sales representatives of indirect sales channels and to offer dedicated account services to third-party retailers.

     NATIONAL ACCOUNTS SALES FORCE. Because we recognize that the needs of large, global business accounts differ from those of our retail customers, we have a dedicated sales force of approximately 300 representatives to address this strategic market segment. This specialized sales force focuses on providing a complete bundle of communications solutions to the top global/corporate accounts in the United States. Although this area of the market is very competitive, we believe that this is an area in which we can grow and in which we will compete successfully based principally on customized business solutions and customer service. We have developed competitively priced plans and enhanced services specific to large corporate users and expect wireless data services to appeal strongly to this segment. We intend to develop a support organization focused on complex applications such as wireless office, wireless Internet-enabled solutions and other complex data applications that will eventually utilize 3G technologies.

     REGIONAL BUSINESS-TO-BUSINESS SALES FORCE. In addition to our national account sales force, we have approximately 2,100 corporate/direct sales representatives dedicated to regional business-to-business sales. The sales and technical team for the wireless data services offered over our Mobitex data network have been integrated into our direct sales force as data subject matter experts.

     COMPANY-OPERATED AND AUTHORIZED AGENT LOCATIONS. Company-operated stores and kiosks, as well as authorized agent locations, are key components of our distribution strategy. We believe that company-operated stores are among the most efficient and effective of our distribution channels and intend to expand this channel significantly, especially in territories covered by SBC, which historically made less use of this channel. Our stores sell a broad array of services, handsets and accessories. We operate nearly 1,200

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company-operated stores and kiosks. Many stores include personnel dedicated to customer service. We also sell our services through approximately 6,500 authorized agent locations, the majority of which exclusively sell our company's services. We generally require standard signage and provide service guidelines to clearly identify our brand and promote a consistent customer experience.

     NATIONAL RETAILERS. Recognizing that well-known third-party retailers can be a highly effective channel for the distribution of our services, we have entered into distribution arrangements with national retailers, such as Wal-Mart, Circuit City, Staples, Sam's Club, Best Buy, Barnes and Noble College Bookstores, Radio Shack and Sears. As of December 31, 2001, we had arrangements with 35 national retailers, of which 24 sell prepaid products and 11 sell primarily postpaid products, which have resulted in our services being offered in about 30,000 locations across the country. We also have arrangements with three Internet retailers: Inphonic, Inc., LetsTalk.com and Buy.com.

     AGENCY AND RESALE ARRANGEMENTS WITH SBC AND BELLSOUTH. SBC and BellSouth have extensive distribution capabilities, and we believe that our relationship with them provides us with a potentially significant distribution advantage over our competitors. As incumbent local wireline service providers, SBC and BellSouth combined had over 84 million customer access lines as of March 31, 2002. SBC and BellSouth can market wireless services to their consumer and business customers through their direct sales forces and their customer care representatives. Their customer care representatives can offer our products and services to customers calling to initiate local wireline service. We have entered into agency agreements with SBC and BellSouth, pursuant to which they will act as our agents in their respective service territories and exclusively sell our wireless services both separately and packaged with their own communication services. We remain free to use other agents, retailers and distributors in our parents' service territories.

     Under the resale agreements, each of SBC, BellSouth and their affiliates can resell our services to customers outside of their current service territories. In addition, SBC and BellSouth can elect to resell our wireless services to their respective national accounts. If after October 2, 2003, SBC or BellSouth elects to terminate its respective agency agreement and become solely a reseller, then it may resell our services within its own territory. For more information on these arrangements, you should read "Certain Relationships and Related Party Transactions -- Wireless Agency Agreements" and "-- Resale Agreements".

     THIRD-PARTY RESALE. Historically, resale has represented a low-cost distribution channel that expanded our market reach by utilizing the specialized applications development, distribution and/or marketing skills of resellers. We receive less revenue per resale subscriber than we do for our own subscribers due to reseller discounts and the higher proportion of prepaid customers. Resale subscribers are customers of the reseller and, as a result, have no customer relationship with or loyalty to us. However, we incur minimal direct subscriber acquisition costs or customer care costs related to these customers.

     We sell wholesale wireless voice capacity to WorldCom and ToppTelecom. Their customers accounted for approximately 5% of our total cellular and PCS customer base at March 31, 2002 and approximately 3% of our revenues during the quarter then ended. WorldCom has announced that it plans to discontinue reselling wireless voice communications services at some point in the near future.

     Some resellers of our data services provide their own domain name to customers through which customers access and use our services. These resellers include Palm and Research in Motion, among others. Other resellers offer Cingular-branded services directly from our Internet address. Reseller sales accounted for a substantial portion of our new data customers during 2001, but for a less significant portion of our data revenues for the same period. Despite some advantages of reseller distribution of these data services, we believe our business will benefit in the long run by establishing direct relationships with the customers of our services. Therefore, we are integrating distribution of our business data services with the direct distribution channels for our other business services.

CUSTOMER CARE

     Thorough and comprehensive customer care, retention efforts and, ultimately, customers' satisfaction are important to our success. The cost of adding new subscribers is one of the most significant cost elements in

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the wireless industry. Therefore, satisfying and retaining existing customers are critical to the financial performance of wireless operators. The goal of our customer care, retention and satisfaction programs is to ensure customer convenience and ease of use and to cultivate long-term relationships with our customers. We offer our customers a full range of choices and options for making requests and inquiries to maximize convenience. We also offer complete customer care during extended business hours and emergency service after business hours, as well as a number of other services designed to enhance our relationship with our customers. To provide more consistent and higher service quality and to achieve cost savings, about 60 call centers previously operated by the wireless businesses of SBC and BellSouth have been centralized into approximately 20 large call centers.

     To enhance customer satisfaction, we have begun to deploy dedicated teams to handle specialized market segments. These teams are currently in place in select centers and are expected to be fully implemented by 2004. For our major corporate accounts, we will continue to have dedicated response teams that operate in specialty call centers. By providing customers with specialized resources, we seek to enhance the customer care experience by providing access to more knowledgeable representatives. We seek to capitalize on these resources through technologies such as intelligent call-routing which directs inquiries to specialized customer care representatives. All of our centers are being equipped for intelligent call routing and it is operational in those centers where we have deployed dedicated teams.

     We are working to ensure that we apply the best practices of our predecessor companies across all of our markets. The different approaches taken by our predecessor companies offer us the unique opportunity to evaluate and implement combined best practices to help us achieve the highest levels of customer care and satisfaction.

OUR NETWORK

     LICENSES. We have access to licenses for wireless services in areas that cover approximately 81% of the U.S. population. We provide both analog and digital cellular services over the 850 MHz band and digital services over the 1900 MHz band. We also have 900 MHz licenses to provide data services in areas that include over 90% of the U.S. metropolitan population, including coverage in all of the 50 largest U.S. metropolitan areas. We obtained access to spectrum through application lotteries, mergers, acquisitions, exchanges, ventures, FCC auctions and uncontested application grants of cellular licenses.

     COVERAGE. We have access to wireless licenses in 45 of the 50 largest U.S. metropolitan areas and have cellular or PCS networks that cover 42 of the 50 top wireless markets across the country. In addition, we have signed numerous roaming agreements to ensure our customers can receive wireless service in virtually all areas in the United States where cellular or PCS wireless service is available. Our cellular and PCS networks, other than those recently acquired, are substantially built-out.

     See "Risk Factors -- Risks Related to Our Industry -- Our operations are subject to substantial government regulation, which can significantly increase our costs and increase churn" and "-- Regulatory Environment" for FCC build-out requirements.

     ANALOG AND DIGITAL SERVICE. We offer analog and digital service in our cellular markets and digital service in our PCS markets. We monitor our network performance by measuring the percentage of ineffective call attempts, lost calls and call quality. In addition, we collect data on individual calls to monitor the customer experience. We believe that digital technology offers many advantages over analog technology, including substantially increased network capacity, lower operating costs per unit, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Digital service also provides clear benefits to our customers, including extended battery life, improved voice quality, greater call security and lower per-minute costs. Digital service also enables enhanced features and services, such as interactive messaging, facsimile, e-mail and wireless connections to computer/data networks and the Internet. A majority of our analog subscribers have migrated from analog to digital service, which benefits both us and our customers. For the month of March 2002, digital usage accounted for 97% of our total usage based on minutes.

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     All of our networks utilize digital technology. Approximately 28% of our
POPs are covered by networks that use GSM technology while the remainder of our POPs are covered by networks that use TDMA technology. Including our infrastructure venture with VoiceStream, the percentage of our POPs covered by GSM technology is about 36%. See "-- Digital Technology" below.

     SPECTRUM CAPACITY. We currently own licenses for spectrum in the 850 MHz and 1900 MHz bands. We expect that the demand for our wireless services will grow over the next several years as the demand for both traditional wireless voice services and wireless data and Internet services increases significantly. See "Industry Overview". On a weighted average basis, we have access to 29 MHz of spectrum throughout our licensed MSA territory, with 34 MHz of spectrum in our top ten metropolitan markets (39 MHz if Salmon were to acquire the pending challenged properties in the FCC spectrum auctions). As is the case with other wireless providers, we anticipate that we will need access to additional spectrum, particularly in our most densely populated markets, to meet expected demand for existing services and throughout our network to provide full 3G services beyond EDGE. We will seek to obtain access to additional spectrum in a variety of ways.

     We may participate in future FCC auctions, which will likely include other radio frequency bands. In addition to the auction process, our primary means for acquiring access to additional spectrum are expected to be spectrum exchanges with and purchases from other wireless carriers, mergers and acquisitions, joint ventures and alliances. See "-- Regulatory Environment" and "Risk
Factors -- Risks Related to Our Business -- If we fail to obtain access to additional radio spectrum, we may not be able to expand the geographic reach of Cingular-branded services, increase our customer base in areas we currently serve or meet the anticipated demand for new services".

     We also license spectrum in the 900 MHz band that we use in our Mobitex data network. There are no FCC auctions for additional 900 MHz spectrum currently planned; therefore any additional spectrum we access will be through acquisitions or joint ventures with private parties.

     SALMON PCS. In November 2000, we and Crowley Digital Wireless, LLC formed Salmon to bid as a favored entity under the FCC's rules for PCS licenses in part reclaimed from bankrupt carriers and reauctioned by the FCC in January 2001. As of March 31, 2002, we had an approximately 80% non-controlling equity interest in Salmon, with the balance owned by Crowley Digital. Salmon is controlled by Crowley Digital, which in turn is controlled by George D. Crowley, Jr. Mr. Crowley is the chairman and chief executive officer of Crowley Digital and the chairman and chief executive officer of Salmon. Salmon was the successful bidder for 79 auctioned licenses covering more than 80 million POPs, including 52 million POPs where we already have coverage and 28 million POPs where we do not. The FCC has granted to Salmon 45 auctioned licenses, which cover over 11 million POPs, as a result of which we have access to licenses covering approximately 231 million POPs, including in 45 of the 50 and 87 of the 100 largest U.S. metropolitan areas. The remaining 34 licenses for which Salmon was the successful bidder have not been granted to Salmon due to ongoing litigation. The U.S. Court of Appeals for the District of Columbia overturned a decision by the FCC that it could reclaim the bankrupt companies' licenses and reauction them. The FCC has appealed that decision to the U.S. Supreme Court, and the Court is expected to issue a decision in the case during the first half of 2003. See "Risk Factors -- Risks Related to Our Business -- If we fail to obtain access to additional radio spectrum, we may not be able to expand the geographic reach of Cingular-branded products and services, increase our customer base in areas we currently serve or meet the anticipated demand for new services". These pending licenses cover approximately 16 million POPs where we do not have coverage, including Minneapolis, Denver, Norfolk and Pittsburgh, and would also provide access to additional spectrum in markets in which we currently operate, including Los Angeles, Boston, Washington, D.C., Houston, Dallas, Baltimore and Atlanta. If Salmon is successful in acquiring the 34 pending licenses, we would have access to licenses covering over 247 million POPs, or 87% of the U.S. population, which we believe would result in Cingular-branded services being offered in 49 of the 50 largest U.S. metropolitan areas.

     Management control of Salmon is vested in Crowley Digital under the terms of Salmon's limited liability company agreement. Crowley Digital appoints three of the five members of Salmon's management

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committee. Actions by the management committee require a majority vote, except certain material business decisions of Salmon, including certain business transactions that are not in the ordinary course of Salmon's business, fundamental changes in Salmon's structure, business, major expenditures and changes to the budget, which require the concurrence of the two management committee members appointed by us. See "Risk Factors -- Risks Related to Our Business -- We do not control Salmon -- the company that bid for certain licenses in the recent FCC auctions -- and as a result Salmon may make business decisions that have an adverse impact on our plans to establish Cingular as a nation-wide brand".

     Salmon has entered into a management agreement for a term of eight years, under which it has hired us to act as the manager of its PCS systems, subject to its oversight and control. For our services as manager, we will be paid, in addition to our direct costs, a fee, subject to adjustment based on the results of the spectrum license auction, of $10,000,000 for the first year, 5% of Salmon's gross revenues thereafter until Salmon's EBITDA is positive for two consecutive quarters and 7% of Salmon's gross revenues thereafter. In addition, pursuant to a trademark license agreement, Salmon has elected to use our trademarks in its business to offer Cingular-branded services, and we will receive 5% of its gross revenues as a licensing fee. Although termination would result in a 5% increase in the interest rates on its borrowings from us, Salmon can terminate the management agreement at any time with one year's notice.

     In addition, under the limited liability agreement between us and Crowley Digital, for five years following the last grant of a license to Salmon in the auction or, if earlier, eight years after the first license grant, Crowley Digital and any entities owning interests in Crowley Digital can only sell or transfer more than 5% of their voting securities in Crowley Digital with our written consent, which cannot be unreasonably withheld. However, we can withhold consent to a sale of 50% or more of their Crowley Digital voting securities for any reason. With respect to ownership in Salmon, neither we nor Crowley may transfer our respective interests in Salmon to an outside party during that period without prior approval of the other party, except that we may transfer our interest at any time following Salmon's completion of the build-out of its systems. After the expiration of such period, any material transfers by Crowley Digital are subject to a right of first refusal by us. Moreover, the transfer of any interests in Salmon by either Crowley Digital or us may be subject to FCC consent. Crowley Digital has the right to put its interest in Salmon to us at a price equal to its initial investment plus a specified rate of return, which put can be exercised at certain times beginning with the completion of Salmon's build-out in a manner that satisfies FCC rules and ending six months before the seventh anniversary of the date on which the last license is granted to Salmon. We estimated that the present value of this put obligation was approximately $110 million and included this amount in "Investments in and advances to equity affiliates" on our consolidated balance sheet.

     We have entered into a credit agreement with Salmon under which we will provide, upon Salmon's request, through secured loans, substantially all of the capital Salmon will require to pay for the licenses, to build out its system and for working capital, subject to limits on the amount of these loans. Specifically, as of March 31, 2002, we had made secured loans aggregating approximately $487 million (including accrued interest) and will provide up to an additional approximately $2 billion in the form of secured loans after Salmon expends its capital if the FCC grants the additional auctioned licenses to Salmon. Salmon prepaid approximately $358 million of our secured loans to them in April 2002 after the FCC refunded 85% of its auction deposits. Our commitment to make such loans to Salmon under the credit agreement ends no later than November 6, 2006. Our loans are repayable no later than May 6, 2008, with interest at a rate of 9% per annum or 14% per annum if the management agreement or trademark agreement is terminated. Interest is not payable in cash until two years after the substantial completion of the build-out of the Salmon system in a manner that satisfies FCC rules, or beginning on the date when the management or trademark license agreement has been terminated. For up to the first three years thereafter, only portions of the interest are payable in cash. There is no scheduled amortization of the loans prior to the maturity date.

     See "Risk Factors -- Risks Related to Our Business -- If we fail to obtain access to additional radio spectrum, we may not be able to expand the geographic reach of Cingular-branded services, increase our customer base in areas we currently serve or meet the anticipated demand for new services" for a discussion of challenges to auctioned licenses and risks regarding our relationship with Salmon.

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     TRANSACTIONS WITH VOICESTREAM WIRELESS.  In May 2001, we and VoiceStream
Wireless exchanged FCC licenses covering approximately 36 million POPs each. We received licenses covering 10 MHz of spectrum for the New York MTA and in each of the St. Louis and Detroit BTAs. The New York MTA covers all five boroughs of New York City, all of Long Island as well as parts of upstate New York, northeast Pennsylvania and most of Vermont, New Jersey and Connecticut. In exchange, we transferred to VoiceStream Wireless licenses covering 10 MHz of spectrum out of the 30 MHz of spectrum that we had in the California and Nevada markets. As a result of the spectrum exchange, we gained access to a license covering over 20 million additional POPs in the New York MTA.

     Subsequently, we and VoiceStream formed a jointly-controlled venture to allow the companies to share network infrastructures in the California, Nevada and New York City markets. Our and VoiceStream's existing networks in these markets, which use GSM technology and cover approximately 56 million POPs, have been contributed to the venture. We and VoiceStream will have access to the venture's network infrastructure, and pursuant to the terms of the venture's commercial arrangements, we and VoiceStream will be able to provide our respective customers access to a weighted average spectrum depth of 39 MHz in these markets. We and VoiceStream will buy network services from the venture but each of us has retained ownership and control of our own licenses. Funding for capital investments and cash operating expenses of the venture will generally be made by us and VoiceStream on a pro rata basis based on network traffic. We will also independently market our unique services to customers using our own brand name and utilizing our own sales, marketing, billing and customer care operations. This venture will allow us to enter the New York City market by the middle of 2002. In addition to earlier entry into the New York City market, our participation in this venture gives our customers access to more spectrum and is expected to result in more robust networks and lower operating expenses and capital expenditures than if we had constructed our own network.

     JOINT VENTURE WITH AT&T WIRELESS. In January 2002, we entered into an agreement with AT&T Wireless to form a similar jointly-controlled venture to build out a GSM/GPRS/EDGE network along major interstate highways in predominantly mid-western and western states in order to reduce roaming expenses we pay to other carriers when our customers travel on those highways. We expect this venture to be formed before year-end 2002. Upon formation, we are obligated to contribute cash or assets in the amount equal to the cash and assets contributed by AT&T Wireless, up to a maximum of $85 million. The new network is expected to begin operations in the first quarter of 2003. We and AT&T Wireless will buy network services from the venture and provide services under our own brand names.

     ACQUISITION OF LICENSES FOR SALT LAKE CITY AND PROVO. In November 2001, we acquired two licenses from Leap Wireless covering two million POPs in the Salt Lake City and Provo BTAs for $140 million in cash. We intend to construct and operate an all-digital GSM/GPRS/EDGE network in these markets that will support advanced wireless voice and data services.

DIGITAL TECHNOLOGY

     CURRENT TECHNOLOGY. We use TDMA technology in our cellular and in some contiguous PCS markets, covering 142 million POPs, and we use GSM technology in our other PCS markets, covering 55 million POPs. These amounts do not include POPs attributable to licenses acquired in 2001. TDMA and GSM technologies work by dividing a single radio frequency into multiple time slots so it can support multiple calls. These digital technologies allow for numerous advantages over analog service. These advantages include extended battery life, improved voice quality, greater call security and lower per-minute costs. Digital service also enables enhanced features and services, such as interactive messaging, facsimile, e-mail and wireless connections to computer/data networks and the Internet. Of the two, GSM offers three to four times the capacity of TDMA technology and provides economies of scale due to its predominant global use.

     There were estimated to be about 660 million GSM customers worldwide as of the end of February 2002, and 82 million TDMA customers as of November 2001, according to the GSM Association and the Universal Wireless Communications Consortium, respectively. GSM is the predominant digital standard in Europe and Asia and, according to the GSM Association, was used by approximately 70% of the world's digital subscribers as of the end of February 2002. International roaming with a single GSM phone is possible if it has the capability of roaming over different frequencies. As a result, we believe that these
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technologies offer attractive total capital costs and roaming opportunities for our customers. Additionally, new handsets, referred to as GAIT phones, will be available soon that will operate over TDMA and GSM networks. Although technologically more complex, we do not believe these phones will be priced substantially higher than current commercial handsets of similar form, features and performance. The first GAIT phones are expected to become available beginning in the second quarter of 2002, with additional models expected to become available throughout the remainder of 2002.

     Furthermore, UMTS, an advanced 3G data technology expected to offer one of the highest transmission rates and capacity utilization of any wireless technologies under development, is the 3G technology that is expected to ultimately be offered by providers using EDGE. See "Risk Factors -- Risks Related to Our Business -- We may encounter obstacles in implementing our network technology migration, which could result in a loss of customers, slower customer growth and lower profitability" for a discussion of the risks associated with these two technologies.

     We are the only wireless operator in the United States utilizing Mobitex technology, a radio cellular packet-switched network operating at high speeds.
Mobitex:

     - allows users to access the network almost instantly and allows billing on a usage or per packet basis -- not connection time; and

     - is an open international standard, which permits the creation of off-the-shelf applications by independent applications developers.


     TECHNOLOGY UPGRADE STRATEGY. In October 2001, we announced our plan to upgrade our data network to EDGE, our choice for 3G wireless technology. EDGE, a faster version of GSM technology, is expected to provide our customers with greater connectivity and communications capabilities, including faster speeds for accessing the wireless Internet. As an interim step, we have launched GPRS technology in California, Washington state, Las Vegas, eastern Tennessee, coastal Georgia and the Carolinas, where GSM networks were already in place. GSM voice and GPRS data technology will be overlayed on our existing TDMA network beginning in early 2002. The use of GAIT handsets is expected to allow for GSM and TDMA customers to roam anywhere on our network when they travel. When software is available in early 2003, we intend to upgrade our GPRS markets to EDGE. We expect to complete our deployment of this technology in 2004. We also plan to deploy GSM/GPRS and, when available, EDGE technology in all of our newly licensed areas. We expect the network upgrade will provide advanced data capabilities and greater spectrum capacity for voice and data communications and cost efficiencies from operating the leading global technology standard throughout our network.


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                   TECHNOLOGY UPGRADE PATH FOR DATA SERVICES

                                    (CHART)

NOTE: THESE SPEEDS ARE MAXIMUM SPEEDS UNDER OPTIMAL CONDITIONS. ACTUAL SPEEDS
      MAY BE SIGNIFICANTLY SLOWER AND WILL VARY, DEPENDING ON VARIOUS CONDITIONS, SUCH AS INTERFERENCE, MOVEMENT OF THE USER AND VOLUME OF NETWORK USAGE.

     GPRS and EDGE are Internet Protocol-based. As new handsets that use EDGE technology become available, we expect that all the applications developed and deployed today for GPRS and circuit-switched data will migrate to EDGE network services. With EDGE, applications are expected to operate at higher speeds than GPRS.

     Depending on spectrum availability, network hardware and software, applications for very high speed 3G services, compatible handsets and other devices and commercial demand for such services, we expect to eventually migrate from EDGE to UMTS. This technology is expected to offer very high speed multimedia services at access speeds of up to 2 megabits per second under optimal conditions, i.e., when stationary. The higher data speeds that are expected to be offered by this technology are expected to require a wide radio frequency spectrum, which we do not currently possess. See "Risk
Factors -- Risks Related to Our Business -- We may encounter obstacles in implementing our network technology migration, which could result in a loss of customers, slower customer growth and lower profitability" and "-- If we fail to obtain access to additional radio spectrum, we may not be able to expand the geographic reach of Cingular-branded services, increase our customer base in areas we currently serve or meet the anticipated demand for new services" for additional information relating to the availability of additional spectrum.

INFORMATION SYSTEMS

     Our information systems are comprised of systems from our predecessor companies. These systems include billing, point of sale, provisioning, customer care, data warehouse, fraud prevention and financial, supply chain management and human resource systems. For example, we currently use six major billing systems and many other systems that are keyed to the customer's geographic location. We have developed plans to integrate and consolidate these systems, initially into two major billing systems and 20 other systems. We believe that this will help us achieve significant cost savings and further streamline our business processes and operations.

     We began integration of systems in January 2001. We anticipate that the full implementation of these plans will take approximately three years and will contribute to a reduction in our ongoing operating costs and expenses as a percentage of revenues during each stage of the implementation. We employ experienced professionals as well as consultants who have in the past successfully consolidated billing systems during their tenure at our predecessor companies. Because of our past experience, we understand the complexities of consolidating these various systems. However, we may encounter difficulties that cause disruptions in some of our markets while we integrate the systems. See "Risk Factors -- Risks Related to Our Business --

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Difficulties in completing the integration of the companies that form our business could adversely affect us in many ways".

COMPETITION

     There is substantial and increasing competition in all aspects of the wireless communications industry. We compete for customers based principally on our service offering, price, call quality, coverage area and customer service.

     Our competitors are principally large providers of cellular, PCS and other wireless communications services, but we also compete with smaller companies, as well as dispatch mobile telephone companies, resellers and wireline telephone service providers. Some of our competitors may have greater financial, technical, marketing, distribution and other resources than we do. In addition, some of the other large providers have more extensive coverage areas than we do. Some of the indirect retailers who sell our services also sell our competitors' services. Moreover, we may experience significant competition from companies that provide similar services using other communications technologies and services. While some of these technologies and services are now operational, others are being developed or may be developed in the future. For instance, one- or two-way paging services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

     Consolidation, alliances and business ventures may increase competition. Consolidation and the formation of alliances and business ventures within the wireless communications industry have accelerated. We expect that this trend will continue, especially with the scheduled elimination of FCC rules capping the amount of aggregate spectrum carriers may own. We have an average of four to five other competing wireless providers in our markets. This consolidation trend may create larger, better-capitalized competitors with substantial financial, technical, marketing, distribution and other resources to compete with our product and service offerings. Competitors with more complete nationwide footprints may be able to offer nationwide services and plans more economically due to less dependence on roaming arrangements. In addition, global combinations of wireless carriers -- such as the alliance between AT&T Wireless and NTT DoCoMo Inc. of Japan, the joint venture between Sprint and Virgin Group, Verizon Wireless, which is a joint venture between Verizon and Vodafone plc, and mergers and acquisitions, such as the acquisition of VoiceStream Wireless by Deutsche Telekom -- give domestic competitors better access to international technologies, marketing expertise and strategies, and diversified sources of capital. Other large, national wireless carriers have affiliations with a number of smaller, regional wireless carriers that offer wireless services under the same national brand, thereby expanding the national carrier's perceived national scope. In addition, we have created a venture with VoiceStream to share network infrastructure to offer our respective branded services. This venture will allow us to enter the New York City market by the middle of 2002, more quickly than if we constructed our own network. The venture will also allow VoiceStream to enter the California and Nevada markets more quickly as our competitor.

     FCC regulations promote robust competition. Under current FCC rules, six or more PCS licensees, two cellular licensees and one or more enhanced specialized mobile radio, or "ESMR", licensees may operate in each geographic area. This structure has resulted in the presence of multiple competitors in our markets and makes it challenging for us to attract new customers and retain existing ones. In addition, specialized mobile radio, or "SMR", dispatch system operators have constructed two-way ESMR digital mobile communications systems on existing SMR frequencies in many cities throughout the United States, including most of the markets in which we operate. As a result, we experience robust competition for cellular and PCS customers in the markets we serve, which are 42 of the 50 largest U.S. metropolitan areas. Future rules, changes to existing rules, such as the recently announced phasing-out of spectrum caps, and spectrum allocations or re-allocations may result in consolidations of carriers into larger, national carriers with better competitive resources. The transition from regional to national provider and the creation of a nationwide footprint provides companies, such as us, with the scale and scope necessary to compete effectively on a national level by maximizing cost efficiencies and offering consumers the most attractive pricing, thereby enhancing subscriber growth, reducing churn and expanding market share.

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     Our ability to compete successfully will depend in part on our marketing efforts and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies of competitors. As a result of competition, we have in the past and may in the future be required to:

     - reduce prices for our services and products;

     - restructure our service packages to provide more services without increasing prices;

     - further upgrade our network infrastructure and the handsets we offer;

     - increase our advertising, promotional spending, commissions and other customer acquisition costs; and

     - increase our spending to retain customers.

Our ability to compete successfully will depend in part on our marketing efforts and strategic mix of marketing programs and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and pricing strategies by competitors and to take advantage of the overlap of our network with those of SBC and BellSouth. See "Risk
Factors -- Risks Related to Our Business -- We face substantial competition in all aspects of our business, which could continue to cause reduced pricing and have adverse effects on our profit margins".

PROPERTIES

     We maintain our corporate headquarters in Atlanta, Georgia. We also maintain administrative and sales offices, customer care call centers, retail sales locations, switching centers, cell tower sites, data centers and distribution centers throughout the United States. Most locations are generally leased to provide maximum flexibility. Switching centers and data centers are frequently owned due to their critical role in our operations and high set-up and relocation costs.

     As of December 31, 2001, we operated a direct distribution channel comprised of approximately 1,200 company-operated stores and kiosks. We had 30 warehouses for storage of network infrastructure equipment. At that date, network properties included approximately 130 switches and 18,000 cell sites. We believe that our facilities are suitable for their purposes and that additional facilities can be secured for our anticipated growth requirements.

     We lease or pay a monthly fee for the maintenance of the tower or the use of the tower space on which many of our antennas are located. See "Certain Relationships and Related Party Transactions -- Our Limited Liability Company Agreement -- Tower Transactions". We lease our retail stores.

     We generally have good relations with our landlords, most of our leases are at market rates and we have historically been able to secure suitable leased property at market rates when needed.

ENVIRONMENTAL MATTERS

     We are subject to various federal, state and local environmental protection and health and safety laws and regulations, and we incur costs to comply with those laws. Environmental laws hold current or previous owners or operators of businesses and real property potentially liable for contamination on that property, even if they did not know of and were not responsible for the contamination. Environmental laws may also impose liability on any person who disposes or arranges for the disposal of hazardous substances for contamination at the disposal site, regardless of whether the disposal site is owned or operated by such person. Although we do not currently anticipate that the costs of complying with environmental laws, including costs for remediating contaminated properties, if any, will materially adversely affect us, we cannot ensure that we will not incur material costs or liabilities in the future due to the discovery of new facts or conditions, the occurrence of new releases of hazardous materials or a change in environmental laws.

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EMPLOYEES

     As of March 31, 2002, we had approximately 36,000 employees.

     Approximately 13,000 of our employees are represented by the Communications Workers of America, with contracts expiring on various dates between September 2002 and February 2005. Approximately 2% of our employees are covered by agreements that expire within one year. Most of the contracts contain no-strike clauses. We are contractually required to maintain a position of neutrality and to allow card-check procedures with respect to unionization and will support the determination of our employees. In those areas where our employees are unionized, we have in place contracts that we believe provide us with the flexibility to run our business in an increasingly competitive environment.

     We consider our relationship with our employees and the Communications Workers of America to be very good.

INTELLECTUAL PROPERTY

     We own the rights to the "Cingular" brand name. We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property rights, together with confidentiality and/or license agreements with our employees, customers and others to protect our proprietary rights. For more information on licenses granted by our parent companies to us and licenses we grant to them, read "Certain Relationships and Related Party Transactions".

LEGAL PROCEEDINGS

     From time to time we are a party to various legal actions relating to matters that are incidental to the conduct of our business.

     Cingular and various affiliated entities are subject to state government inquiries over marketing practices in the cellular industry, and are defendants in a number of purported class actions brought on behalf of subscribers throughout the country, regarding common law and statutory claims of misrepresentation, inadequate disclosure, unfair trade practices or breach of contract related to our advertising, promotions, sales, billing and collection practices. These include claims relating to the practice or alleged practice, and alleged nondisclosure, of rounding up of partial minutes of airtime usage to full minute increments, send-to-end billing, negative options, ring time billing, first incoming minute free feature, monthly charges for bundled minutes, below cost sales, early disconnection charges, charges for local and toll calls, price discrimination and other practices and charges, as well as the adequacy of our wireless coverage and the quality of service. The actions are in various stages of the investigation and litigation processes. Plaintiffs in most of these putative class actions have not specified the alleged damages they seek. We are not currently able to assess the impact, if any, of these inquiries and actions on our financial position or results of operations.

     Cingular and various affiliated entities are also defendants in a lawsuit alleging patent infringement. On March 30, 2000, Freedom Wireless, Inc. filed suit in U.S. District Court for the Northern District of California against various entities, alleging that the defendants were infringing or contributing to the infringement of a patent held by plaintiff related to prepaid wireless service technology. The case has been transferred to the U.S. District Court for the District of Massachusetts. Plaintiff has amended its complaint to add another patent to the action. The plaintiff seeks unspecified monetary damages as well as injunctive relief. This case is at a preliminary stage, and we are not currently able to assess the impact, if any, of this action on our financial position or results of operations.

     Cingular and various affiliated entities are defendants in a number of cases in various courts involving claims by former agents and resellers who allege that we breached our contracts with those agents and resellers, have tortiously interfered with their contractual relationships with others by terminating our relationships with them and have engaged in unfair competition. Some of the complaints have further alleged that we are a franchisor under applicable state franchise law and have violated franchise laws in our relationship with them. State franchise laws often provide for treble damages for violations. We believe that

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we are not a franchisor under state law in these cases. We are not currently able to assess the impact, if any, of these actions on our financial position or results of operations.

     According to the U.S. Food and Drug Administration's Center for Devices and Radiological Health (FDA), while more research needs to be conducted and is being conducted on the subject, the research conducted to date does not demonstrate that use of a wireless phone has any adverse health effects. The FDA stated in July 2001: "The available scientific evidence does not show that any health problems are associated with using wireless phones. There is no proof, however, that wireless phones are absolutely safe." The FDA shares regulatory responsibility for wireless phones with the FCC. The FCC relies on the FDA and other health agencies for safety questions about wireless phones. The FDA is party to the Cooperative Research and Development Agreement with the Cellular Telecommunications and Internet Association, of which we and other wireless companies are members. Pursuant to this agreement, the parties have agreed to support research regarding wireless phone safety. Cingular and various affiliated entities are defendants in lawsuits alleging personal injuries, including brain cancer, from wireless phone use. Cingular and various affiliated entities are also defendants in purported class actions that allege adverse health effects caused by wireless phone use and also allege fraudulent conduct, participation in conspiracies and other wrongful conduct by wireless phone manufacturers, service providers and others. Plaintiffs seek various forms of relief, including compensatory and punitive damages, and/or injunctive and equitable relief. See "Risk Factors -- Risks Related to Our Industry -- Concern about alleged health risks relating to radio frequency energy may harm our prospects" for a discussion of how this litigation could adversely affect our business operations.

     We are also a defendant in other legal actions involving claims incidental to the normal conduct of our business, including actions by customers, vendors and employees and former employees. We believe that these other actions will not be material to our financial position or results of operations.

REGULATORY ENVIRONMENT

     The FCC regulates the licensing, construction, operation, acquisition and transfer of wireless systems in the United States pursuant to the Communications Act of 1934 and its associated rules, regulations and policies.

     To obtain the authority to have the exclusive use of radio frequency spectrum in an area within the United States, wireless communications systems must be licensed by the FCC to operate the wireless network and mobile devices in assigned spectrum segments and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. These rules and policies, among other things, (1) regulate our ability to acquire and hold radio spectrum licenses, (2) impose technical obligations on the operation of our network, (3) impose requirements on the ways we provide service to and communicate with our customers, (4) regulate the interconnection of our network with the networks of other carriers, (5) obligate us to permit resale of our services by resellers and to serve roaming customers of other wireless carriers and (6) impose a variety of fees and charges on our business that are used to finance numerous regulatory programs and a substantial part of the FCC's budget.

     Licenses are issued for only a fixed period of time, typically 10 years. Consequently, we must periodically seek renewal of those licenses. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. The FCC has routinely renewed wireless licenses in the past. However, the Communications Act provides that licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. Violations of FCC rules may also result in monetary penalties or other sanctions. FCC rules provide that applications competing with a license renewal application may be considered in comparative hearings and establish the qualifications for competing applications and the standards to be applied in hearings.

     Wireless systems are subject to Federal Aviation Administration and FCC regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations, including limits on radio frequency

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radiation from mobile handsets and towers. Zoning and land use regulations, including compliance with historic preservation requirements, also apply to tower siting and construction activities.

     TWO-WAY VOICE AND DATA SERVICES. We hold geographic service area licenses granted by the FCC to provide cellular and PCS services. A cellular system operates on one of two 25 MHz frequency blocks in the 850 MHz band that the FCC allocates for cellular radio service. Cellular systems principally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular licenses are issued for either metropolitan statistical areas or rural service areas, two in each area. At present, no entity may hold overlapping cellular licenses in the same rural service area.

     A broadband PCS system operates on one or more of six frequency blocks in the 1900 MHz band. PCS systems generally are used for two-way voice applications, although they may carry two-way data communications and fixed wireless services as well. For the purpose of awarding PCS licenses, the FCC has divided the United States into 51 large regions called major trading areas, or "MTAs", which are comprised of 493 smaller regions called basic trading areas, or "BTAs". The FCC awarded two PCS licenses for each major trading area, known as the "A" and "B" blocks, and four licenses for each BTA known as the "C", "D", "E" and "F" blocks. Thus, generally, six PCS licenses are authorized in each area, together with two cellular licenses. The two MTA licenses authorize the use of 30 MHz of PCS spectrum. One of the basic trading area licenses is for 30 MHz of spectrum (the "C" block), and the other three are for 10 MHz each. The FCC permits a licensee to split its license and assign a portion, on either a geographic or frequency basis or both, to another party or parties.

     We must satisfy a range of FCC-specified coverage requirements. For example, a cellular licensee was permitted five years following the grant of its license to provide service to its desired coverage area. The area it served with a specified minimum signal strength became its licensed service area. Failure to provide that coverage to the boundaries of its initially licensed service area resulted in reduction of the relevant license area by the FCC. All 30 MHz PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the original license grants and to two-thirds of the population within 10 years. All 15 MHz and 10 MHz PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. A licensee that fails to meet the coverage requirements may be subject to forfeiture of its license.

     We use common carrier point-to-point microwave facilities and dedicated facilities leased from communications companies or other common carriers to connect our wireless cell sites and to link them to the main switching office. The FCC licenses point-to-point microwave facilities separately and they are subject to regulation as to technical parameters and service. Microwave licenses must also be renewed every 10 years.

     MOBITEX WIRELESS DATA SERVICES. In 1996, the FCC commenced auctioning market area licenses for the 900 MHz spectrum that we use to provide most of our business data services. The market area licensee is required to protect the incumbent licensee from interference from the new market area license, but the market area licensee did not have any relocation obligation. We were awarded market area licenses for primarily the same geographic areas where we were the incumbent, or per transmitter, licensee, although we did not obtain market area licenses for all of our per transmitter licenses. In order to keep these market area licenses, we are obligated to either (1) provide service to 66% of the population in the market area by December 31, 2002 or (2) demonstrate by December 31, 2002 that we have made a "substantial service" showing in those market areas. With respect to nearly half of our Mobitex licenses, we have provided service to at least 66% of the population in those areas. The FCC recently declared that we can satisfy the "substantial service" requirement by December 31, 2002, if we meet our projected build-out in six markets to cover at least 30% of the population in each market and at least maintain our population coverage percentage in our other markets in which we cover 30% to 65% of the population. We expect to meet the "substantial service" requirement in these markets. See "Risk Factors -- Risks Related to Our Industry -- Our operations are subject to substantial governmental regulation, which can significantly increase our costs and increase churn" for additional information relating to the regulation of our operations.

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

     TRANSFERS AND ASSIGNMENTS OF WIRELESS LICENSES. The Communications Act of 1934 and the FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a wireless system. Before we can complete any such purchase or sale, we must file appropriate applications with the FCC, and the public is by law granted a period of time, typically 30 days, to oppose or comment on them. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a license acquired through an auction within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling minority interests in an entity that holds an FCC license generally may be bought or sold without FCC approval, subject to the FCC's spectrum aggregation (and attribution) limits. However, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by, or notification of, state or local regulatory authorities having competent jurisdiction, if we sell or acquire wireless systems.

     FOREIGN OWNERSHIP. Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation.

     Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations, which are countries that are signatories to the World Trade Organization Agreement on Basic Telecommunications Services. However, the FCC, in adopting that strong presumption, did note the possibility exists that entry by a foreign carrier could be so detrimental as to require the imposition of conditions on entry by such a carrier or even a denial of entry. In addition, the FCC stated it would accord deference to legitimate national security, law enforcement, foreign policy and trade concerns raised by other federal agencies as part of the FCC's analysis of whether to grant a particular authorization. The FCC has done that in certain cases where the Department of Justice and the Federal Bureau of Investigation have raised concerns, requiring the carrier to configure its network(s) to be capable of complying with lawful U.S. process and to make available in the United States certain call and subscriber data. Foreign ownership by entities from countries other than World Trade Organization member countries must meet a more stringent standard, and there is no assurance that the FCC would find a grant of such an application to be in the public interest. If our foreign ownership were to exceed the permitted level (through foreign ownership of our owners, their transfers of ownership in us or issuances of Class A common stock by our manager), the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership that exceeds these limitations.

     SPECTRUM ACQUISITIONS. Two of the ways by which we can attempt to meet our needs for additional spectrum are by acquiring spectrum licenses held by others or by accessing new spectrum being auctioned and licensed by the FCC. The Communications Act requires the FCC to award new licenses for commercial wireless services to applicants through a competitive bidding process. Therefore, if we need additional spectrum, we plan to acquire the spectrum, indirectly through joint arrangements, or directly in an auction for any new licenses that may become available or by purchasing existing licensed facilities and incorporating them into our system, provided that we are permitted to do so under the spectrum cap (which is scheduled to expire on January 1, 2003) and other FCC rules.

     The FCC has announced that it will auction spectrum in the 700 MHz band. There are numerous television operators that currently occupy UHF television channels 52-69 in this band. Although these stations have been awarded a second channel to establish digital service, they also have the right to continue operation on the current channel through at least 2006, and potentially longer if various conditions are not met. Absent
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adoption of new federal legislation or rules that lead to "clearing" of the 700
MHz band earlier than current law requires, or the development of band-clearing mechanisms by these operators for relocation, this spectrum would be of limited use in the short-term for mobile services. We do not plan to bid for this spectrum. There are additional spectrum bands that may be suitable for our business, but this spectrum has not been allocated nor are auctions of this spectrum imminent.

     RECENT REGULATORY DEVELOPMENTS. The FCC does not specify the rates we may charge for our services nor does it require us to file tariffs for our U.S. wireless operations. However, the Communications Act states that an entity, such as us, that provides commercial mobile radio services is a common carrier, and is thus subject to the requirements of the Act that it not charge unjust or unreasonable rates, nor engage in unreasonable discrimination. The FCC may invoke these provisions to regulate the rates, terms and conditions under which we provide service. In addition, the Act defines a commercial mobile radio service provider as a telecommunications carrier, which makes it subject to a number of other regulatory requirements in its dealings with other carriers and subscribers. The following requirements impose restrictions on our business and increase our costs as well as the costs of other wireless carriers:

     - The FCC has voted to amend its rules specifying spectrum cap aggregation limits affecting wireless licensees. As amended, the rules would provide that no entity may hold licenses and/or attributable interests, which are generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses aggregating more than 55 MHz of PCS, cellular and various SMR services, excluding our wireless data spectrum in the 900 MHz band, where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or SMR service area(s). This limit would be eliminated entirely by January 2003 and will be replaced by rules or guidelines setting forth how the FCC will review carriers' spectrum aggregations. The FCC also voted to eliminate the prohibition on ownership of both cellular licenses by a single entity in metropolitan markets. Certain acquisitions of spectrum would remain subject to approval of the U.S. Department of Justice.

     - The FCC has imposed rules for making emergency 911 services available by cellular, PCS and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's communications number and location. These rules require us to make significant investments in our network and to reach agreements both with vendors of 911 equipment and state and local public safety dispatch agencies. Commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency, if necessary at the provider's own cost. Rules effective in October 2001 require providers to transmit the geographic coordinates of the customer's location, either by means of network-based or handset-based technologies. Providers may not demand cost recovery as a condition of doing so, although they are permitted to negotiate cost recovery. Because of the unavailability of vendor equipment that could reasonably be relied upon to comply with the FCC's location accuracy rules or to be deployed in time to meet the FCC's timeline, we filed requests for waivers from these rules with the FCC, as have other wireless carriers. With respect to our analog cellular and TDMA networks, we recently entered into a consent decree with the FCC which sets forth certain deployment benchmarks for our network-based location solution. We agreed to make certain contributions to the U.S. Treasury, starting at $300,000 for the failure to meet a benchmark contained in the consent decree, up to a maximum of $1.2 million for successive failures. In addition, we have agreed to submit quarterly progress updates. The FCC issued an order in early October 2001 granting our waiver request for our GSM networks. We intend to deploy a handset-based location solution in those markets as soon as vendors' infrastructure components and handsets are available and satisfactorily tested. The FCC set a timetable for compliance that we have not met and cannot meet, given the status of equipment availability from vendors. We have asked the FCC to reconsider that decision. There may be penalties levied for our non-compliance, absent reconsideration by the FCC.

     - The FCC has established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to
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       contribute to the federal universal service fund and may be required to contribute to state universal service funds. Contributions into the federal fund are based on the interstate and international revenues generated by the properties owned by a commercial mobile radio service provider. For 2001, we paid into the federal universal service fund approximately $109 million. Because the amount that we are required to pay into the fund is based on revenues generated by our properties, we anticipate that this amount should continue to increase over time. We recover most of this expense from our customers. Many states also are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. If these programs expand they will impose a correspondingly growing expense on our business.


     - The FCC has adopted rules regulating the use of telephone numbers by wireless and other providers as part of an effort to achieve more efficient number utilization. Wireless carriers must be able to participate in this "number pooling" beginning in November 2002. In addition, it adopted rules on number portability that will enable customers to keep their wireline number when switching to another carrier. These rules require wireless carriers to offer number portability to their customers, beginning in November 2003.


     - The FCC has adopted rules requiring wireless providers to provide functions to facilitate electronic surveillance by law enforcement officials pursuant to the Communications Assistance for Law Enforcement Act of 1995 (CALEA). These obligations are likely to result in significant costs to us for the purchase, installation and the maintenance of the network software and other equipment needed.

     - The Communications Act and the FCC's rules grant various rights and impose various obligations on commercial mobile radio service providers when they interconnect with the facilities of local exchange carriers. Generally, commercial mobile radio service providers are entitled to "reciprocal compensation", in which they are entitled to collect the same charges for terminating wireline-to-wireless traffic on their system similar to the charges that the local exchange carriers levy for terminating wireless-to-wireline calls. Interconnection agreements are typically negotiated by carriers, but in the event of a dispute, state public utility commissions, courts and the FCC all have a role in enforcing the interconnection provisions of the Act. Although we have local exchange carrier interconnection agreements in place in our service areas, those agreements are subject to modification, expiration or termination in accordance with their terms. As we expand our coverage footprint, we will be required to negotiate interconnection arrangements with other wireline carriers.

     - In August 2000, the FCC addressed the extent to which the Communications Act limits plaintiffs in class action lawsuits against commercial mobile radio service providers to recover damages and obtain other remedies based on alleged violations of state consumer protection statutes and common law. It held that the Act did preempt state rate regulation as a matter of law, but that whether a specific damage award is prohibited would depend on the facts of a particular case. A request for reconsideration of the ruling was recently denied by the FCC. This ruling might promote the filing of additional class actions against the industry and increase the potential for damages awards by courts.

     - In 1997, the FCC determined that commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. The FCC also delayed the requirement to integrate commercial mobile radio service long distance rates among commercial mobile radio service affiliates. In July 2000, a Federal appeals court invalidated the FCC's application of rate integration to commercial mobile radio services and remanded the matter to the agency. The FCC has not yet decided whether it will pursue this matter by seeking to reinstate a wireless rate integration rule. To the extent that we offer services subject to any ultimate rate integration requirements, these requirements generally reduce our pricing flexibility.

     - In 1999, the FCC adopted rules to govern customer billing by carriers. It adopted additional detailed billing rules for landline telecommunications service providers and is considering whether to extend these rules to commercial mobile radio services providers. The FCC may require that more billing

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       detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to efficiently bill customers for services.

     - In 1999, the FCC adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires wireless and other providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if these results are not readily achievable, it is not clear how the FCC will construe this exemption. Accordingly, the rules may require us to make material changes to our network, product line or services at our expense.

     STATE REGULATION AND LOCAL APPROVALS. With the rapid growth and penetration of wireless services has come a commensurate surge of interest on the part of state legislatures and state public utility commissions and local governmental authorities in regulating our industry. This interest has taken the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of "informational" tariffs, certification of operation, use of handsets when driving and many other areas. We anticipate that this trend will continue. It will require us to devote legal and other resources to working with the states to respond to their concerns while minimizing any new regulation that could increase our costs of doing business.

     While the Communications Act generally preempts state and local governments from regulating entry of, or the rates charged by, wireless carriers, it also permits a state to petition the FCC to allow it to impose commercial mobile radio service rate regulation. No state currently has such a petition on file. In addition, the Act does not preempt the states from regulating the "terms and conditions" of wireless service.

     Several states have invoked this language to impose or propose various consumer protection regulations on the wireless industry. States also may impose their own universal service support requirements on wireless and other communications carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation. Neither local nor state governments may categorically prohibit the construction of wireless facilities in any community or take actions, such as indefinite moratoria, which have the effect of prohibiting construction. Nonetheless, securing state and local government approvals for new tower sites has been and is likely to continue to be difficult, lengthy and costly.

     In addition, state commissions have become increasingly aggressive in their efforts to conserve telephone numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include number pooling, number rationing and code sharing. In many markets, the supply of new numbers is inadequate to meet growing customer demands, but states have been and continue to be reluctant to deploy new area codes.

     Further, states have become more active in imposing fees on wireless carriers for items such as the use of public rights of way. These fees are generally passed through to our customers and result in higher costs to our subscribers.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information regarding our manager's directors and our and our manager's executive officers.

NAME                                         AGE   POSITION
----                                         ---   --------
Ronald M. Dykes............................   55   Class B Director
Gary D. Forsee.............................   52   Chairman of the Board and Class B Director
Stanley T. Sigman..........................   55   Class B Director
Randall L. Stephenson......................   42   Class B Director
Stephen M. Carter..........................   48   President and Chief Executive Officer
Mark L. Feidler............................   45   Chief Operating Officer
Richard G. Lindner.........................   47   Chief Financial Officer
F. Thaddeus Arroyo.........................   38   Chief Information Officer
Francis C. Boyer, Jr.......................   53   Vice President -- Supply Chain
Rickford D. Bradley........................   50   Senior Vice President -- Human Resources
Joaquin R. Carbonell, III..................   50   Senior Vice President and General
                                                   Counsel -- Legal and Regulatory
William E. Clift...........................   49   Chief Technical Officer
Kathleen L. Dowling........................   46   Senior Vice President -- Customer Care
Sean Foley.................................   43   Vice President -- Treasurer
Stephen A. McGaw...........................   40   Executive Vice President -- Corporate
                                                     Development
Edgar L. Reynolds..........................   55   President -- Network Operations
Robert W. Shaner...........................   54   President -- Wireless Operations
Carol L. Tacker............................   53   Vice President and Assistant General
                                                   Counsel, Corporate Secretary and Chief
                                                     Compliance Officer
Virginia L. Vann...........................   48   Chief Marketing Officer

DIRECTORS

     Ronald M. Dykes, CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Ronald Dykes is chief financial officer of BellSouth and has served in various positions with BellSouth since 1971. He was elected to the board of directors of Cingular Wireless Corporation in October 2000. Mr. Dykes is also a director of St. Joseph's Hospital Atlanta.

     Gary D. Forsee, CHAIRMAN OF THE BOARD AND CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Gary Forsee is vice chairman of BellSouth -- domestic operations and has served in various positions with BellSouth since 1999. Before he joined BellSouth, Mr. Forsee spent 27 years with SBC, AT&T, Sprint, and Global One, a global joint venture among Sprint, Deutsche Telekom and France Telecom. Mr. Forsee was elected to the board of directors of Cingular Wireless Corporation in October 2000.

     Stanley T. Sigman, CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Stanley Sigman has been group president and chief operating officer of SBC since April 2001. Previously, he was president and chief executive officer of Southwestern Bell Telephone Company and has served as group president of SBC National Operations since 1999. He has held high level managerial positions with SBC or its subsidiaries for more than the past five years. He was elected to the board of directors of Cingular Wireless Corporation in October 2000.

     Randall L. Stephenson, CLASS B DIRECTOR, CINGULAR WIRELESS CORPORATION. Randall Stephenson is senior executive vice president and chief financial officer of SBC and has served SBC in high level managerial

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positions for more than the past five years, most recently as senior vice president of finance since May 2001. He was elected to the board of directors of Cingular Wireless Corporation in July 2001.

EXECUTIVE OFFICERS

     Executive officers are elected by the board of directors of our manager and serve until their successors have been duly elected and qualified or until their resignation or removal. Our executive officers also constitute the executive officers of our manager, each holding the same office with both entities.

     Stephen M. Carter, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Stephen Carter brings significant and relevant leadership experience to the management of Cingular, with 16 years of experience in the communications sector and a proven track record in the industry. Before assuming this position in August 2000, Mr. Carter was president and chief executive officer of SBC Wireless, where he was responsible for all of SBC's domestic wireless operations from 1999 until assuming his current position. Previously, he led two start-up operations for
SBC: the company's national expansion of local wireline service into 30 U.S. markets outside its traditional wireline territory; and SBC's long-distance business.

     Mark L. Feidler, CHIEF OPERATING OFFICER. Mark Feidler comes to Cingular from BellSouth Cellular Corp. where, as president, he was responsible for all of BellSouth's domestic wireless operations, including wireless data and cellular in 11 states. Prior to that he served as president of BellSouth Mobility in 1998. He also served as president of BellSouth's interconnection services from 1996 to 1997 and as vice president of corporate development from 1993 to 1996. He joined BellSouth in 1991.

     Richard G. Lindner, CHIEF FINANCIAL OFFICER. Richard Lindner comes to Cingular from SBC Wireless, where he served as senior vice president and chief operating officer, responsible for the headquarters operations of SBC's domestic wireless business until August 2000. Prior to that he served as president and chief executive officer of Southwestern Bell Wireless, where he was in charge of all wireless operations in five states. Mr. Lindner held a variety of senior management positions since joining SBC in 1986, including vice president and chief financial officer for Southwestern Bell Telephone Company in 1996.

     F. Thaddeus Arroyo, CHIEF INFORMATION OFFICER. Thaddeus Arroyo comes to Cingular from Sabre Corporation, where he served as senior vice president of product marketing and development since June 2000. He also served as senior vice president of information technology services in 1999, vice president of global outsourcing from 1997 to 1999, vice president of strategic infrastructure and in a number of other positions for Sabre from 1992 to 1997. Prior to joining Sabre, Mr. Arroyo worked in Southwestern Bell's information technology organization.

     Francis C. Boyer, Jr., VICE PRESIDENT -- SUPPLY CHAIN. Francis Boyer comes to Cingular from SBC Wireless, where he served as vice president of national sales and services and led the national retail and global account teams since 1997. He joined Southwestern Bell Wireless on February 1, 1991 as vice president and general manager in St. Louis. Prior to that, Mr. Boyer held a number of management positions over a period of 20 years with Southwestern Bell Telephone Company.

     Rickford D. Bradley, SENIOR VICE PRESIDENT -- HUMAN RESOURCES. Rickford Bradley comes to Cingular from SBC Telecommunications, Inc., where he most recently served as president of interconnection services. He has held a variety of senior and executive positions in sales, network services and corporate development. He also served as president of public communications in 1999 for SBC. Prior to SBC's merger with Pacific Telesis in 1997, Mr. Bradley served as vice president and general manager of operator services at Pacific Bell.

     Joaquin R. Carbonell III, SENIOR VICE PRESIDENT AND GENERAL
COUNSEL -- LEGAL AND REGULATORY. Joaquin Carbonell comes to Cingular from BellSouth Enterprises, Inc., where he served as vice president and group counsel and was responsible for the legal operations of wireless services since 1997. Prior to that, he held positions as president of BellSouth International for Latin America from 1992 to 1994 and then as president of BellSouth Europe from 1994 to 1997, overseeing operations in those regions. He joined BellSouth in 1980 as an attorney with the Southern Bell Telephone & Telegraph Company.

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

     William E. Clift, CHIEF TECHNICAL OFFICER. William Clift comes to Cingular from BellSouth Cellular, where he served as president of BellSouth's American Cellular Communications Corporation subsidiary and BellSouth Mobility DCS since January 2000. Prior to that, he served as regional vice president and general manager for American Cellular's Indiana markets in 1998 and general manager for Central Louisiana in 1996. Mr. Clift joined BellSouth Mobility in 1991.

     Kathleen L. Dowling, SENIOR VICE PRESIDENT -- CUSTOMER CARE. Kathleen Dowling comes to Cingular from SBC Wireless, where she served as regional president for Cellular One and SNET Wireless for the northeast region of the United States from 1998 to July 2000. Prior to that, Ms. Dowling served as managing director of investor relations and shareowner services for SBC during 1997, where she oversaw all aspects of SBC's national and international investor relations program. She has also held a variety of assignments with Southwestern Bell Telephone Company, AT&T, Southwestern Bell Wireless and Cellular One from 1978 to 1996. She served as executive vice president of merger integration of Cingular from its formation until November 2001.

     Sean Foley, VICE PRESIDENT -- TREASURER. Sean Foley comes to Cingular from Qwest where he served as treasurer during the merger with US WEST in 2000. In this capacity he led the corporate finance integration of these two companies. Prior to that, Mr. Foley served as vice president -- treasurer for US WEST where he led the company's capital raising activities, played a key role in mergers and acquisitions, and served in a variety of other finance positions from 1995 to 2000.

     Stephen A. McGaw, EXECUTIVE VICE PRESIDENT -- CORPORATE DEVELOPMENT. Stephen McGaw comes to Cingular from SBC, where he held a variety of positions, including managing director of corporate development from 1999 to 2000, and vice president of business marketing from 1997 to 1998, and has held a variety of sales, international and technology planning positions. He also held a number of positions at the AT&T Bell Labs.

     Edgar L. Reynolds, PRESIDENT -- NETWORK OPERATIONS. Edgar Reynolds comes to Cingular from BellSouth Mobility, where he served as president since January 2000. Prior to that, Mr. Reynolds served as president of BellSouth Mobility DCS in 1999, and American Cellular Communications Corporation in 1998. Mr. Reynolds also served as executive vice president of BellSouth Cellular in 1997 and president of BellSouth Wireless, Inc. from 1995 until 1997. Mr. Reynolds is also a director of SpectraSite Holdings, Inc.

     Robert W. Shaner, PRESIDENT -- WIRELESS OPERATIONS. Robert Shaner comes to Cingular from SBC Wireless, where he served as regional president since 1999. Prior to that, Mr. Shaner served as president and chief executive officer of Pacific Bell Wireless in 1998, president of SBCI Europe and Middle East for SBC International, Inc. in 1997 and as president and chief executive officer of SBC International Wireless in France in 1995. Mr. Shaner began working for Southwestern Bell Telephone Company in 1970. Mr. Shaner is a director of Spectrian, Inc., a NASDAQ-listed company that is a leading supplier of advanced radio frequency amplifiers to the wireless communications industry.

     Carol L. Tacker, VICE PRESIDENT AND ASSISTANT GENERAL COUNSEL, CORPORATE SECRETARY AND CHIEF COMPLIANCE OFFICER. Carol Tacker comes to Cingular from SBC Wireless where she served as vice president -- general counsel since 1996. Prior to that, Ms. Tacker served in several positions of increasing responsibility, including general attorney of Southwestern Bell Yellow Pages, and general attorney of Southwestern Bell Mobile Systems. Ms. Tacker joined SBC in 1984 as an attorney with Southwestern Bell Telephone Company.

     Virginia L. Vann, CHIEF MARKETING OFFICER. Virginia Vann comes to Cingular from SBC Wireless where she served as vice president of strategic marketing since 1999. Prior to that, she held a variety of positions with SBC, including president of SBC Long Distance in 1997, executive vice president of consumer marketing in 1996 and managing director of business development in 1995. Before joining SBC in 1989, she held various marketing positions at Citicorp and Northwest Airlines.

     There are no family relationships among any of the above-named directors of our manager or executive officers of our manager and us, or any arrangement or understanding between any of these directors and executive officers and any other person pursuant to which such director or officer was selected. See "Certain

Relationships and Related Party Transactions -- Stockholders' Agreement" for more information regarding the agreement between the stockholders of our manager with respect to the election of the directors of our manager.

EXECUTIVE COMPENSATION

     We were formed on April 4, 2000 but conducted no independent business operations until October 2, 2000, when SBC and BellSouth contributed substantially all of their U.S. wireless assets to us in exchange for 60% and 40% economic interests in us, respectively. We refer to our president and chief executive officer and our four most highly compensated executive officers other than our president and chief executive officer as our "named executive officers".

     Prior to October 28, 2001, in the case of Stephen Carter, Richard Lindner and Robert Shaner, our named executive officers who were previously employed by SBC's Domestic Wireless Group and whom we refer to as the "SBC named executive officers", and prior to December 23, 2001, in the case of Mark Feidler and Joaquin Carbonell, our named executive officers who were previously employed by BellSouth's Domestic Wireless Group and whom we refer to as the "BellSouth named executive officers", our named executive officers were paid for the services they provided to us by employee leasing company subsidiaries of SBC or BellSouth. In October and December of 2001, SBC and BellSouth contributed their respective employee leasing companies to us. As a result, all of our named executive officers are now our employees and receive their salary and bonus from us. We have reimbursed SBC and BellSouth for the payments made to employees, including our named executive officers, by the employee leasing companies from October 2, 2000 to the date of the respective contributions of these companies for services rendered to us during that time.

     Since the respective contribution dates of the employee leasing companies by SBC and BellSouth, all of our named executive officers have participated in our benefit plans. In addition, certain of the named executive officers will continue to have interests in selected compensation and benefit plans of SBC or BellSouth in which they participated prior to the contribution of the leasing companies to us.

SUMMARY OF CASH AND OTHER COMPENSATION

     As further described in the summary compensation table below, the compensation structure for the named executive officers consists of:

     - salary;

     - short-term performance-based incentives paid in cash; and

     - long-term incentives in the form of stock options to purchase common stock of SBC or BellSouth and performance-based incentives, as applicable.

     SBC and BellSouth have stated that they do not intend to grant stock options or awards to our officers or employees in the future and that our officers and employees will no longer participate in their long-term incentive plans, except to the extent of future payments for past performance periods. We have developed a long-term incentive plan in which our named executive officers will participate for 2002 and beyond. See "-- Long-Term Incentive Plans".

     Salary. Salaries listed in the table below indicate the total annual salary for 2001, including:

     - the salary paid to each named executive officer by the applicable predecessor company and leasing company; and

     - the salary paid to each named executive officer by us.

     Short-term incentives. Bonuses listed in the table below indicate the amount of each named executive officer's incentive compensation paid pursuant to our short-term incentive plan for the year 2001.

     Award values under our short-term incentive plan are based on the achievement of company financial goals and quality and strategic objectives.

     Long-term incentives. Long-term compensation awarded in the table below consists primarily of the annual target grant of stock options for each named executive officer pursuant to the applicable SBC or BellSouth long-term incentive plan. Payout amounts reflected below were paid from the respective predecessor company long-term incentive plan.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                                 -----------------------------   -----------------------
                                                                                    AWARDS      PAYOUTS
                                                                        OTHER    ------------   --------
                                                                       ANNUAL     SECURITIES               ALL OTHER
                                                                       COMPEN-    UNDERLYING      LTIP      COMPEN-
                NAME AND                          SALARY     BONUS     SATION    OPTIONS/SARS   PAYOUTS      SATION
           PRINCIPAL POSITION             YEAR     ($)        ($)        ($)         (#)          ($)         ($)
           ------------------             ----   --------   --------   -------   ------------   --------   ----------
Stephen M. Carter(A)....................  2001   $684,600   $521,250   $89,008     143,132      $126,787   $  864,927
  President and Chief Executive
  Officer
Mark L. Feidler(B)......................  2001   $524,000   $391,300   $15,074     160,700      $215,040   $   80,800
  Chief Operating Officer
Richard G. Lindner(C)...................  2001   $366,267   $222,705   $25,629      62,305      $ 89,804   $  573,872
  Chief Financial Officer
Robert W. Shaner(D).....................  2001   $336,433   $147,735   $18,929      36,621      $ 73,967   $   56,724
  President -- Wireless
  Operations
Joaquin R. Carbonell III(E).............  2001   $276,200   $148,200   $13,607      37,100      $122,752   $   39,600
  Senior Vice President and
  General Counsel -- Legal and
  Regulatory

---------------

(A) Mr. Carter's Long-Term Incentive Plan payout was made by SBC under SBC's 1996 Stock and Incentive Plan and is for the 1998-2000 performance period. Mr. Carter's "All Other Compensation" includes (a) employer matching contributions made to employee benefit plans of $32,400; (b) relocation expenses of $43,165; and (c) a special performance and retention award for achievements from 1996 through 1999 of $115,000. Also included in "All Other Compensation" is $674,362 relating to the value on the date of vesting in 2001 of AMDOCS stock units. These units represented a special retention award by SBC to Mr. Carter and other key SBC officers in 1998. We are a customer of AMDOCS, as discussed under "Certain Relationships and Related Party Transactions -- Information Systems Development and Support". Mr. Carter's base pay as of April 1, 2002 is $710,000 annually.

(B) Mr. Feidler's Long-Term Incentive Plan payout was made by BellSouth under the BellSouth Shareholder Return Cash Plan. This payment represents the final payment under this plan and is for the 1998-2000 performance period. Mr. Feidler's "All Other Compensation" includes (a) above-market interest on voluntary salary deferrals under the BellSouth nonqualified deferred compensation plans of $37,900; (b) the value of company-paid life insurance premiums of $4,900; (c) the value of benefits from company-paid premiums for split-dollar life insurance of $4,700; (d) employer matching contributions to certain employee benefit plans of $13,000; and (e) benefits substantially equal to employer matching contributions that could not be provided under employee savings plans because of IRS limitations or on amounts deferred from compensation of $20,300. Mr. Feidler's base pay as of April 1, 2002 is $542,500 annually.

(C) Mr. Lindner's Long-Term Incentive Plan payout was made by SBC under SBC's 1996 Stock and Incentive Plan and is for the 1998-2000 performance period. Mr. Lindner's "All Other Compensation" includes (a) above-market interest on voluntary salary deferrals under the SBC nonqualified deferred compensation plans of $15,999; (b) the value of company-paid life insurance premiums of $1,274; and (c) employer matching contributions made to employee benefit plans of $17,121. Also included in "All Other Compensation" is $539,478 relating to the value on the date of vesting in 2001 of AMDOCS stock units. These units represented a special retention award by SBC to Mr. Lindner and other key SBC officers in 1998. We are a customer of AMDOCS, as discussed under "Certain Relationships and Related Party Transactions -- Information Systems Development and Support". Mr. Lindner's base pay as of April 1, 2002 is $374,500 annually.

(D) Mr. Shaner's Long-Term Incentive Plan payout was made by SBC under SBC's 1996 Stock and Incentive Plan and is for the 1998-2000 performance period. Mr. Shaner's "All Other Compensation" includes (a) above-market interest on voluntary salary deferrals under the SBC nonqualified deferred compensation plans of $40,729; and (b) employer matching contributions made to employee benefit plans of $15,893. Mr. Shaner's base pay as of April 1, 2002 is $342,000 annually.

(E) Mr. Carbonell's Long-Term Incentive Plan payout was made by BellSouth under the BellSouth Shareholder Return Cash Plan. This payment represents the final payment under this plan and is for the 1998-2000 performance period. Mr. Carbonell's "All Other Compensation" includes (a) above-market interest on voluntary salary deferrals under the BellSouth nonqualified deferred compensation plans of $13,500; (b) the value of company-paid life insurance premiums of $1,500; (c) the value of benefits from company-paid premiums for split-dollar life insurance of $5,100; (d) employer matching contributions to certain employee benefit plans of $12,000; and (e) benefits substantially equal to employer matching contributions that could not be provided under employee savings plans because of IRS limitations or on amounts deferred from compensation of $7,500. Mr. Carbonell's base pay as of April 1, 2002 is $298,200 annually.

YEAR 2001 GRANTS OF STOCK OPTIONS

     The following tables describe grants of stock options to each of our named executive officers for the year ended December 31, 2001.

                          2001 SBC STOCK OPTION GRANTS

     Non-qualified stock options to purchase SBC common stock were granted to Messrs. Carter, Lindner and Shaner pursuant to the SBC 1996 Stock and Incentive Plan. The table below contains the estimated present values of stock options granted in 2001, as of their grant dates. Each option provides for each named executive officer to purchase SBC common stock at a price equal to the fair market value of the stock on the date of the grant. Option grants B and C were issued under an SBC stock purchase plan based on the number of SBC shares purchased by the respective named executive officers listed below. All options under grants A, B and C were exercisable as of December 31, 2001.

                                                                                                    GRANT DATE
                                                    INDIVIDUAL GRANTS                                 VALUE
                        -------------------------------------------------------------------------   ----------
                                   NUMBER OF            % OF TOTAL
                                   SECURITIES          OPTIONS/SARS                                   GRANT
                                   UNDERLYING           GRANTED TO       EXERCISE OR                   DATE
                                  OPTIONS/SARS          EMPLOYEES        BASE PRICE    EXPIRATION    PRESENT
NAME                    GRANT     GRANTED (#)       IN FISCAL YEAR (I)     ($/SH)         DATE      VALUE ($)
----------------------  -----   ----------------    ------------------   -----------   ----------   ----------
Stephen M. Carter.....    A         140,625                0.18%           $46.69       1/26/11     $2,482,031
                          B           1,472                0.00%           $50.55        2/1/11     $   29,602
                          C           1,035                0.00%           $42.05        6/1/11     $   16,653
Richard G. Lindner....    A          50,000                0.07%           $46.69       1/26/11     $  882,500
                          B           2,119                0.00%           $50.55        2/1/11     $   42,613
                          C          10,186                0.01%           $42.05        6/1/11     $  163,893
Robert W. Shaner......    A          26,250                0.03%           $46.69       1/26/11     $  463,313
                          B           1,960                0.00%           $50.55        2/1/11     $   39,416
                          C           8,411                0.01%           $42.05        6/1/11     $  135,333

---------------

 (i) Percentages are based on 76,224,511 options granted to SBC employees in 2001.

     The option values in the table represent the estimated present values of the options as of their grant date. These values were determined by a nationally recognized compensation and benefits consulting firm utilizing the Black-Scholes option valuation model. The significant assumptions incorporated into the Black-Scholes model in estimating the value of the options include the following:

     - Each option was issued with an exercise price equal to the fair market value of SBC common stock on the date of grant. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment).

     - The model assumed an interest rate of 5.16% in calculating the value of each option in grant A, 5.10% for grant B and 5.28% for grant C. These interest rates represent the interest rates on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term. Volatility was calculated using daily SBC common stock prices for the three-year period prior to the grant date, resulting in volatility of 38.65% for grant A, 38.75% for grant B and 39.44% for grant
       C. The model reflected an annual dividend yield on SBC common stock at the date of issuance of 2.18% for grant A, 2.01% for grant B and 2.44% for grant C.

     - To reflect the probability of a shortened option term due to termination of employment prior to the option expiration date, present values of the grants were reduced as follows: 12.83% for grant A, 10.32% for grant B and 10.08% for grant C.

     The ultimate value of each option will depend on the future market price of SBC's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option, before taxes, will depend on the excess of the market value of SBC's common stock over the exercise price on the date the option is exercised.

                       2001 BELLSOUTH STOCK OPTION GRANTS

     Non-qualified stock options to purchase BellSouth common stock were granted to Messrs. Feidler and Carbonell pursuant to the BellSouth Corporation Stock Plan. The table below contains the estimated present values of stock options granted in 2001, as of their grant dates. Each grant below provides for each named executive officer to purchase BellSouth common stock at a price equal to the fair market value of the stock on the date of the grant. These options were exercisable as of December 31, 2001.

                                                                                                 GRANT DATE
                                                       INDIVIDUAL GRANTS                           VALUE
                                  ------------------------------------------------------------   ----------
                                   NUMBER OF         % OF TOTAL
                                   SECURITIES       OPTIONS/SARS
                                   UNDERLYING        GRANTED TO       EXERCISE OR                GRANT DATE
                                  OPTIONS/SARS       EMPLOYEES        BASE PRICE    EXPIRATION    PRESENT
NAME                              GRANTED (#)    IN FISCAL YEAR (I)     ($/SH)         DATE      VALUE ($)
--------------------------------  ------------   ------------------   -----------   ----------   ----------
Mark L. Feidler.................    160,700             0.98%           $42.25        2/1/11     $1,775,124
Joaquin R. Carbonell III........     37,100             0.23%           $42.25        2/1/11     $  409,814

---------------

(i) Percentages are based on 16,361,471 options granted to BellSouth employees in 2001.

     The option values in the table represent the estimated present values of the options as of their grant date. These values were determined utilizing the Black-Scholes option valuation model. The significant assumptions incorporated into the Black-Scholes model in estimating the value of the options include the following:

     - Each option was issued with an exercise price equal to the fair market value of BellSouth common stock on the date of grant. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment). The expected term used for valuation purposes was five years.

     - The model assumed an interest rate of 4.75% in calculating the value of each option. The interest rate represents the interest rate on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term. Volatility was calculated using daily stock prices for the five-year period prior to the grant date, resulting in volatility of 26.0%. The model reflected an annual dividend yield of 1.80%.

     The ultimate value of each option will depend on the future market price of BellSouth's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option, before taxes, will depend on the excess of the market value of BellSouth's common stock over the exercise price on the date the option is exercised.

2001 OPTION/SAR EXERCISES AND HOLDINGS

     The following table provides information for the named executive officers regarding exercises of SBC and BellSouth options during 2001. Additionally, the table provides the values of unexercised options held on December 31, 2001 that are based on the fair market value of the shares of common stock of SBC and BellSouth.

                    AGGREGATED OPTION/SAR EXERCISES IN 2001
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             NUMBER OF                  OPTIONS/SARS AT FISCAL       IN-THE-MONEY OPTIONS/SARS
                               SHARES       VALUE            YEAR-END (#)             AT FISCAL YEAR-END ($)
                            ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
NAME                        EXERCISE (#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------  ------------   --------   -----------   -------------   -----------   -------------
Stephen M. Carter(A)......     31,618      $768,399     305,091              0      $1,113,109     $        0
Mark L. Feidler(B)........          0      $      0     657,755              0      $3,509,842     $        0
Richard G. Lindner(A).....     15,258      $395,027     238,914              0      $1,266,414     $        0
Robert W. Shaner(A).......      4,182      $ 96,455     167,918              0      $  845,725     $        0
Joaquin R. Carbonell
  III(B)..................      4,200      $117,327     293,756              0      $2,909,351     $        0

---------------

(A) Represents SBC options. "Value of Unexercised In-the-Money Options" figures are based on the December 31, 2001 SBC common stock price per share of $39.17.

(B) Represents BellSouth options. "Value of Unexercised In-the-Money Options" figures are based on the December 31, 2001 BellSouth common stock price per share of $38.50.

                           LONG-TERM INCENTIVE PLANS

     The table below lists performance shares granted in 2001 to the named executive officers during the last fiscal year, applicable to the performance periods indicated.

                                                                                    PERFORMANCE OR
                                                              NUMBER OF SHARES,   OTHER PERIOD UNTIL
                                                               UNITS OR OTHER       MATURATION OR
NAME                                                             RIGHTS (#)             PAYOUT
------------------------------------------------------------  -----------------   ------------------
Stephen M. Carter(A)........................................       14,808             2001-2003
Mark L. Feidler(B)..........................................       17,400             2001-2003
Richard G. Lindner(A).......................................        8,885             2001-2003
Robert W. Shaner(A).........................................        4,738             2001-2003
Joaquin R. Carbonell III(B).................................        4,000             2001-2003

---------------

(A) Each performance share is equivalent in value to one share of SBC common stock. At the end of a performance period, a percentage of the performance shares is converted into cash and/or SBC common stock, based upon the achievement of certain SBC objectives. The performance levels are set on a yearly basis, and the extent to which a performance level is met or exceeded is expressed as a percentage. The annual percentages are then averaged over the term of each performance period to determine the percentage of performance shares that may be converted and paid out. The actual number of performance shares that can be earned at the end of a performance period ranges from 0 to 200% of the performance share award.

(B) Each performance share is equivalent in value to one share of BellSouth common stock. The determination of the actual number of performance shares earned is based on BellSouth's annualized Total Shareholder Return ("TSR") over a three-year performance period, and may be adjusted based on a comparison of BellSouth's TSR with the TSR of a peer group of telecommunications companies. The actual number of performance shares that can be earned ranges from 0 to 150% of a participant's performance share award. For each performance share earned, participants receive a cash payment equal to the fair market value of a share of BellSouth stock on the last day of the performance period. The cash payment is made in two equal installments: the first installment is paid after the end of the performance period and the second installment is paid six months later. In addition, after the end of the performance period, participants receive a cash payment equal to the amount of cash dividends paid on one share of BellSouth stock during the performance period multiplied by the number of performance shares earned.

     In 2002, we adopted a long-term incentive plan that provides incentive compensation based upon the achievement of certain performance objectives over performance periods that are two years or longer. For 2002, a targeted number of performance units, valued at $50 each, were granted to certain employees, including the five named executive officers. The determination of the actual award earned is based on the achievement of certain company objectives regarding revenue growth and return on capital during the three-year performance period from 2002-2004. The actual number of performance units that can be earned at the end of the performance period ranges from 0 to 200% of a participant's performance unit award.

PENSION AND OTHER RETIREMENT BENEFITS

     We adopted a non-contributory pension plan that covers all employees not covered by a collective bargaining agreement and a limited group of employees covered by such an agreement, known as the Cingular Wireless Pension Plan. Beginning November 1, 2001, participants, including the named executive officers, are entitled to receive monthly service credits of 5% of base pay and interest credits, compounded monthly, determined by reference to 30-year Treasury rates. The Cingular Wireless Pension Plan provides for certain transition benefits which are intended to transition current employees from the SBC or BellSouth benefit levels to our ongoing benefit level over a period of five years or less.

     In addition to the Cingular Wireless Pension Plan, each of the named executive officers participates in certain non-qualified supplemental pension plans that provide benefits in excess of amounts permitted in qualified benefit plans by certain Internal Revenue Code provisions. For the SBC named executive officers, we adopted a supplemental retirement income plan ("Cingular Mirror SRIP") that mirrors the substantive terms of the SBC Supplemental Retirement Income Plan ("SBC SRIP"). The Cingular Mirror SRIP establishes a target annual retirement benefit for certain officers, stated as a percentage of their annual salaries and annual incentive bonuses averaged over a specified period, offset by our pension plan and any other Cingular nonqualified plan, if adopted. The Cingular Mirror SRIP will provide benefits identical to those of the SBC SRIP but with the accrual of benefits freezing on and as of December 31, 2006. For the BellSouth named executive officers, BellSouth will maintain existing accounts and remain liable for accrued benefits under the BellSouth Supplemental Executive Retirement plan ("SERP"), along with certain other senior managers transferred to Cingular. BellSouth will continue to accrue benefits under the SERP to eligible participants through December 31, 2006. The net SERP benefit payable from BellSouth will equal the gross benefit amount determined by the SERP formula, offset by Cingular's qualified pension plan and social security, and further offset by any Cingular nonqualified plan, if adopted.

     At their current pay and service levels, the total estimated annual combined pension amounts that will be paid commencing at age 65 from qualified and non-qualified plans to Messrs. Carter, Feidler, Lindner, Shaner, and Carbonell would be $362,712, $138,124, $208,767, $293,973 and $150,757,
respectively.

AGREEMENTS WITH MANAGEMENT

     In connection with his joining our company, Mr. Feidler and BellSouth entered into an agreement providing certain retention incentives and making modifications to certain benefits to which he was entitled as a BellSouth executive officer. The agreement provides for:

     - the payment by BellSouth to him of a special bonus in the amount of $800,000 in respect of his performance for the transition period during which BellSouth's wireless interests were being transferred to Cingular;

     - the payment by BellSouth to him of $2,000,000 in the event of voluntary or involuntary termination of employment with Cingular on or prior to December 31, 2003 if BellSouth does not offer him a comparable position at BellSouth to which to return;

     - vesting of executive benefits in the event of voluntary or involuntary termination of employment with Cingular or change of control of BellSouth or a substantial diminution of BellSouth's interest in Cingular;

     - the payment by BellSouth to him of an amount representing the approximate value he would have received if he exercised BellSouth options granted prior to June 9, 2000 at a market price of $60 per share, less what value he actually received from exercising those options, in the event of a voluntary or involuntary termination of employment with Cingular, death or disability, change of control of BellSouth or a substantial diminution of BellSouth's interest in Cingular; and

     - the payment by BellSouth to him of an amount representing the prorated short-term bonus award, as applicable to him under a comparable Cingular short-term bonus plan, in the event of a voluntary or involuntary termination of employment with Cingular (we would not be required to pay him any amount under our plan).

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We have provided below a summary of the significant agreements that we have executed with SBC or BellSouth, or one of their respective subsidiaries, or that relate to our formation. These descriptions are not complete and only summarize the material terms of the agreements.

OUR LIMITED LIABILITY COMPANY AGREEMENT

     Our limited liability company agreement governs our management and operations. Its parties are certain SBC and BellSouth entities and Cingular Wireless Corporation -- our manager. Their economic interests in us are represented by units.

     Our structure gives SBC and BellSouth equal control of our management and ownership interests of approximately 60% and 40%, respectively. It also gives us the flexibility to raise equity in the capital markets. If we wish to raise new equity, our manager would need to obtain the consent of its strategic review committee, then sell shares of its Class A common stock and contribute the net proceeds to us in return for units. Our parents may only sell their equity interests as described in "-- Transfers of LLC Units and Common Stock" below.

     OUR MANAGEMENT. Our management is exclusively vested in Cingular Wireless Corporation, whose powers are limited by the terms of its amended and restated certificate of incorporation, which we refer to as the "manager's charter". As our manager, that corporation has control over all of our affairs and decision making and is responsible for all operational and administrative decisions and the day-to-day management of our affairs. None of its actions in connection therewith require the prior approval of our members. Substantially all important decisions of our manager must be approved by its strategic review committee, which is currently comprised of all of its Class B directors. Although our manager will not receive any compensation for services rendered to us, we are required to pay the manager for all of its out-of-pocket costs and expenses required in connection with managing our business and incurred in connection with making filings and reports under the Securities Act and the Exchange Act. For more information on our governance, including the strategic review committee, you should read "Our Organizational Structure -- Cingular Wireless Corporation and Cingular Wireless LLC" above.

     Cingular Wireless Corporation cannot be removed as manager without the consent of all of our other members. If Cingular Wireless Corporation were to cease participating in our management, its equity interest in us could be considered an "investment security", and Cingular Wireless Corporation could be subject to regulation under the Investment Company Act of 1940. Although we believe it is highly unlikely that SBC and BellSouth would terminate Cingular Wireless Corporation as manager, if anything were to happen that would cause our manager to be deemed an investment company under the Investment Company Act, the restrictions imposed by that Act, including limitations on our manager's capital structure and our manager's ability to transact with affiliates, could make it impractical for Cingular Wireless Corporation to continue its business as currently structured.

     SCOPE OF OUR BUSINESS. The limited liability company agreement and our manager's charter generally limit our business to the domestic provision of mobile wireless voice and data services that use radio frequencies licensed by the FCC for the provision of cellular service, PCS service, wireless data service, satellite services and related services. "Domestic" means the 50 states of the United States, the District of Columbia, the U.S. Virgin Islands and Puerto Rico, but excludes other U.S. territories and possessions. In Puerto Rico and the U.S. Virgin Islands, we may also conduct paging services.

     EXCLUSIVITY. When we or our subsidiaries require network services of wireline carriers to provide service in the incumbent service territories of SBC and BellSouth, we and our subsidiaries must use exclusively their network services, except where we and our subsidiaries would be materially disadvantaged to do so. For purposes of the limited liability company agreement, the incumbent service territory of SBC consists of the states of California, Nevada, Connecticut, Texas, Missouri, Arkansas, Oklahoma, Kansas, Illinois, Indiana, Ohio, Michigan and Wisconsin, and the incumbent service territory of BellSouth consists of the states of

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Georgia, Florida, South Carolina, North Carolina, Alabama, Mississippi,
Kentucky, Louisiana and Tennessee, together with any additional service territories that may be acquired by either party, as described below.

     In addition, SBC and BellSouth may not market or sell wireless products and/or services other than ours. However, this does not prevent them from:

     - continuing to market and sell wireless services other than ours to customers who were joint billing customers as of October 2, 2000;

     - allowing our competitors to bundle and sell SBC's and BellSouth's products and services together with such competitors' wireless services;

     - marketing and selling fixed wireless voice and data products other than ours; and

     - marketing and selling wireless services other than ours in geographic areas designated by the FCC, which include the entire United States, except for PCS service offered in the Gulf of Mexico, in which

        - neither we nor our subsidiaries provide wireless services pursuant to FCC licenses; or

        - Salmon PCS does not provide wireless services pursuant to FCC licenses.

     COMPETITION. SBC and BellSouth are generally not permitted to compete with us regarding wireless products and/or services, as described under the "exclusivity" provisions above. However, SBC and BellSouth may compete with each other and us to the extent described above and with respect to resale and packaging of wireless services. SBC and BellSouth may also act as our agents, and may resell our services, as described below under "-- Wireless Agency Agreements" and "-- Resale Agreements".

     VOLUME DISCOUNTS. We are required to offer to SBC and BellSouth any vendor volume discounts available to us, and SBC and BellSouth are required to offer to us or to our subsidiaries or Salmon, any vendor or volume discounts available to them.

     CHANGE OF CONTROL. If a company with a wireless business acquires control of SBC or BellSouth and a regulatory conflict results, that company must dispose of any resulting overlapping properties, which may include its interest in us, and we would have no obligation to make a disposition of any of our properties or to take any other action to eliminate any resulting overlaps or regulatory conflicts. A change of control, as defined, of SBC or BellSouth would occur if any person becomes the beneficial owner of voting securities of that company resulting in the acquiring person having the power to cast at least 50% of the votes for the election of directors of that company.

     DIVESTITURE OF WIRELESS BUSINESSES. In general, SBC, BellSouth and their subsidiaries must divest any domestic wireless businesses they own, other than wireless interests that, because of insubstantial economic or passive management interests, are considered de minimis.

     Divestitures would be carried out as follows:

     - if SBC or BellSouth owns and controls a wireless business and has the power to control its disposition, it would be required to offer the wireless business to us before selling to a third party.

     - if SBC or BellSouth owns a wireless business but cannot offer it to us because it cannot control its disposition, it would be required to dispose of the wireless business or reduce its ownership and/or management interest therein, such that the wireless business becomes a de minimis interest.

     - if the ownership of the wireless business requires a disposition of licenses under the FCC's overlap laws that would be material to SBC or BellSouth, then that company may, but is not required to, sell the wireless business to us but may instead transfer all of its units and our manager's Class A common stock through a spin-off or split-off or sale to third parties in accordance with the procedures described under "-- Transfers of LLC Units and Common Stock" below.

     DISTRIBUTIONS. Except as described below, distributions by us require the consent of all of our members and no member is entitled to withdraw any portion of its capital account without the consent of the other members. We will make periodic distributions to our members on a pro rata basis in an amount equal to the
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greatest of each member's taxes (calculated using the highest corporate marginal tax rate as if we were a corporation for U.S. federal, state and local income tax purposes) as a result of our operations due for the fiscal quarter for which estimated income tax payments are due, divided by the member's percentage interests in us. In addition, we will distribute to our members at the end of a fiscal year, on a pro rata basis in accordance with each member's percentage interest in us, an amount equal to the excess of the greater of:

     - 50% of our "excess cash", and

     - the greatest of each members' taxes (calculated using the highest corporate marginal tax rate as if we were a corporation for U.S. federal, state and local income tax purposes) resulting from allocations of tax items from us for the preceding fiscal year, divided by the member's percentage interest in us over the amount of tax distributions made with respect to that fiscal year. "Excess cash" means, with respect to any fiscal year, the excess, if any, of:

          (A) the sum of (x) the amount of all cash received by us (including any amounts allocated to our subsidiaries) during such fiscal year and (y) any cash and cash equivalents held by us at the start of such fiscal year over

          (B) the sum of (x) all cash amounts paid or payable (without duplication) in such fiscal year incurred by us (including any amounts allocated to our subsidiaries) and (y) the net amount of cash needs for us set forth in our budget for the following fiscal year.

     The amount of the tax distributions to be made regarding the federal estimated income tax payment on September 15 of a year will be adjusted for the amount by which the total of the quarterly tax distributions for the prior fiscal year was less than or exceeded the amount that would have been distributed had our members' taxes been calculated using our final results for the prior fiscal year, as opposed to using estimates.

     Our manager intends to reinvest any funds distributed in excess of those it needs to pay taxes. The limited liability company agreement does not provide a mechanism for additional capital contributions by our manager, other than capital calls for pro rata contributions by all of our members. Accordingly, a reinvestment of distributions that our manager receives from us in exchange for an increased interest in us will require the approval of all of our members, in addition to the approval of our manager's strategic review committee.

     EXCHANGE OF LLC UNITS AND TRANSFER AND CONVERSION OF SHARES OF CLASS B COMMON STOCK. Each of our members may exchange any or all of its units for our manager's Class A common stock on a one-for-one basis. Our manager is required to acquire a number of our units corresponding to any shares of Class A common stock it issues.

     If either SBC or BellSouth wishes to transfer its shares of our manager's Class B common stock, except for permitted transfers described under "-- Transfers of LLC Units and Common Stock" below, it is required to convert those shares of Class B common stock into shares of our manager's Class A common stock. Shares of Class B common stock may be converted into shares of Class A common stock at any time. If either SBC or BellSouth reduces its total ownership to less than 10% of the "total outstanding shares", that party must convert its remaining shares of Class B common stock into Class A common stock, and it loses its Class B directors on our manager's board and strategic review committee. Because of the economic equivalence with units, the limited liability company agreement bases several of its provisions on the concept of "total outstanding shares", which means the sum of the total number of shares of our manager's Class A and Class B common stock issued and outstanding and the total number of our units outstanding, excluding units owned by our manager.

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     TRANSFERS OF LLC UNITS AND COMMON STOCK. The limited liability company agreement generally prohibits transfers of units or common stock of our manager (collectively referred to as "securities"), except transfers with the consent of each member owning more than 10% of the total outstanding shares. However, there are several exceptions to this general rule for transfers by SBC and BellSouth, including:

     - transfers of our manager's Class A common stock in a broad public offering of Class A common stock underwritten on a firm commitment basis, including transfers in any offering;

     - each member may transfer our manager's Class A common stock or the stock of a company that owns units or the stock of a company that owns Class A common stock in our manager in up to two spin-offs or split-offs. A "spin-off" would be a wide, SEC-registered distribution of units or Class A common stock of our manager or of all of the equity securities of a subsidiary of a member that owns units or Class A common stock of our manager to all of the common stockholders of a series or class of the member or its ultimate parent. In a "split-off", each such common stockholder would be offered the right to exchange common stock of our members or their ultimate parent entities for our manager's Class A common stock or the stock of a subsidiary of the member that owns units or our manager's Class A common stock, which exchange offer would also be widely distributed and registered with the SEC. Spin-offs and split-offs can involve the sale of all or a portion of a member's interest; and

     - a sale of all, but not less than all, of a member's units and any of our manager's common stock to third parties, subject to, among other things, a right of first refusal and a requirement that the third-party or its ultimate parent become a party to the limited liability company agreement and the stockholders' agreement in the place of the selling party.

     Upon any transfer of all of SBC's or BellSouth's units, the transferring member will have no continuing rights or obligations under the limited liability company agreement, but will remain bound by the terms of any ancillary operating agreements it entered into in accordance with the terms of those agreements.

     WITHDRAWAL OF A MEMBER. A member automatically ceases to be a member of us in three events:

     - when it no longer owns any units;

     - if its percentage of the total outstanding shares becomes less than 10%;
       or

     - if it no longer owns any shares of Class B common stock.

     PREEMPTIVE RIGHTS. If our manager issues shares of its Class A common stock solely for cash, except for issuances in a public offering underwritten on a firm commitment basis or pursuant to the exercise of options granted under employee benefit plans, each member has the right to purchase from us a number of units such that its percentage ownership in us will not be reduced.

     INCENTIVE PLANS. If our manager issues any Class A common stock pursuant to any employee benefit plan of our manager, we will issue one unit to our manager for each share issued by it and we will receive the net proceeds for the shares that were received by our manager.

     TOWER TRANSACTIONS. We lease or pay a monthly fee for the maintenance of the tower or the use of the tower space on which many of our antennas are located, including the antennas, microwave dishes and other wireless equipment, together with the land surrounding the tower, instead of owning or controlling the tower. Before contributing their wireless properties to us, SBC and BellSouth each entered into separate transactions with different tower management companies to sell or lease on a long-term basis many of their communications towers and related assets. In connection with these transactions, SBC and BellSouth entered into master leases to sublease portions of their towers in exchange for a monthly rental or site maintenance payment and/or reserved antenna space on the towers. Crown Castle is generally required to build, manage, maintain and remarket, including to competitors, the remaining space on future towers on which our antennas will be located. With respect to the towers to be built in the markets where SpectraSite is managing sites, we plan to hire different tower companies to perform these functions.

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STOCKHOLDERS' AGREEMENT

     SBC and BellSouth have entered into a stockholders' agreement. Under this agreement, each of them has agreed to vote shares beneficially owned by it for:

     - the election of the Class B directors nominated by each of SBC and BellSouth, for so long as each such party is then entitled to have its nominees elected as Class B directors;

     - following any such issuance of Class A common stock of our manager, the election of one independent director to our manager's board of directors selected by SBC and the election of one independent director selected by BellSouth, for so long as each such party is then entitled to have its nominees elected as Class B directors;

     - the removal of any Class B director as determined by the stockholder who nominated that director;

     - the appointment of a new Class B director upon any vacancy of a Class B directorship on the board or any committee of our manager's board, as determined by the stockholder who nominated the Class B director whose departure caused the vacancy; and

     - approval of any matter submitted to the stockholders of our manager that has been previously approved by the strategic review committee of our manager.

     Following the issuance of Class A common stock of our manager, each of SBC and BellSouth shall be entitled to nominate one person to serve as an independent director. Our manager, which is also a party to the agreement, has agreed that it will use its best efforts to cause the holders of Class A common stock to vote in favor of the nomination as independent directors on the board of the nominees of SBC and BellSouth. In addition, SBC and BellSouth have agreed that the chairman of our manager's board shall, for so long as SBC and BellSouth together hold at least 50% of the total voting power, other than for the election of directors, be elected from among the Class B directors nominated by SBC and BellSouth.

     The agreement contains transfer restrictions with respect to the transfer of a stockholder's Class A and Class B common stock substantially similar to those set forth above under "-- Our Limited Liability Company
Agreement -- Transfers of LLC Units and Common Stock". Conversions of Class B common stock into Class A common stock are not considered transfers. In the event of a transfer, the stockholders have agreed that the party to whom the shares are transferred will become a party to the stockholders' agreement. In addition, no stockholder may transfer any of its Class B common stock unless it transfers all of the shares it holds to the same person.

MARKETING, NEW PRODUCTS AND SERVICES, MARKS AND INTELLECTUAL PROPERTY

     As specified in more detail under separate agreements that are described below, our limited liability company agreement sets out the following principles:

     - we have primary responsibility for marketing our products and services;

     - SBC and BellSouth may market our products and services as agents and resellers, as further specified in the agency and resale agreements that are described below;

     - with respect to intellectual property other than the SBC and BellSouth marks, consisting of patents, trade secrets, copyrights, technology and know-how, we have entered into intellectual property agreements with SBC and BellSouth and certain of their subsidiaries;

     - we may create new products and services and associated intellectual property rights; and

     - we have agreed that we may in our sole discretion grant each of SBC and BellSouth licenses in the intellectual property that we are developing or that we acquire after October 2, 2000.

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TRANSITION SERVICES AGREEMENTS

     SBC AND BELLSOUTH TRANSITION SERVICES AGREEMENTS. On October 2, 2000, we entered into a transition services agreement with each of SBC and BellSouth, pursuant to which SBC and BellSouth each provides transition services and products for a limited period of time. The services provided by both SBC and BellSouth include government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security and tax. Each of these services will be provided until the earlier of 90 days after we have given notice that we want to discontinue the services or until the agreements terminate on December 31, 2002. The fees are determined based upon the costs of providing the level of services expected to be provided at the time we entered into the agreements. For services rendered under these agreements we paid $153 million for the year ended December 31, 2000 and $267 million for the year ended December 31, 2001. We have terminated most of these services and assumed them internally and thereby reduced reliance on SBC and BellSouth.

     AMERITECH PAGING TRANSITION SERVICES AGREEMENT. We also entered into a transition services agreement to continue for up to eighteen months from October 2, 2000 to provide services to Ameritech Wireless Holdings, Inc., which operates a paging business that was not contributed to us but that has been managed by a subsidiary that was contributed to us. This agreement expired on April 1, 2002 except with respect to real estate and information technology services, which were extended for 90 days.

     EMPLOYEE LEASING AGREEMENTS. SBC and BellSouth have each transferred their respective wireless employees and related obligations and liabilities to one or more subsidiaries that are called the "leasing companies". In the employee leasing agreements, the leasing companies leased all of their current employees and any employees hired after October 2, 2000 to us until the leasing companies were contributed to us. We reimbursed the leasing companies for their expenses on a monthly basis in cash, including payroll costs, social security and unemployment taxes, benefits payments and costs of relocation. The leasing companies and related employee benefit assets and liabilities were contributed to us in October and December of 2001.

     INTELLECTUAL PROPERTY AGREEMENTS. We have granted SBC and BellSouth perpetual, royalty-free, non-exclusive licenses to use certain technology the ownership of which was transferred by BellSouth and SBC to us at the contribution closing, and to sell any products that are covered by that technology and certain other rights necessary for our parents to utilize the technology they transferred to us in order to continue their business without interruption.

     Similarly, SBC and BellSouth have each granted us a perpetual, royalty-free, non-exclusive license to certain copyrights, technology and know-how, which were not transferred to us at the contribution closing but are used in the operation of our business, as well as patents and patent applications.

WIRELESS AGENCY AGREEMENTS

     Under our wireless agency agreements with subsidiaries of SBC and BellSouth, such subsidiaries and any of their affiliates that make an election to do so will act as authorized agents exclusively on our behalf for the sale of wireless services to subscribers in SBC's and BellSouth's respective incumbent service territories. We are free to contract with other agents for wireless services in both of our parents' incumbent service territories, including retailers and other distributors. All subscribers contracted through SBC and BellSouth agents are our own customers, except where the agents sell packages, in which case a subscriber is a customer of one of the agents for all portions of the package other than our wireless services. All affiliates of SBC and BellSouth may act as agents for us and, when electing to act as agents, will be bound by one of the wireless agency agreements. Each agent has agreed that it will not, directly or indirectly, offer or promote wireless services of our competitors in the agent's service territory; however, services typically referred to as "reflex paging", which is a two-way messaging service that adds a response channel to traditional pager devices, is not considered a competing service for these purposes.

     Each agent may elect to cease acting solely as our agent and begin to act as a reseller under a resale agreement, as described below. The election has to be made for all package subscribers, but does not affect an agent's right to act as our agent in selling wireless services that are not included in a package. Package

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subscribers are those subscribers that buy combinations of wireless services and other communications services offered by our parents. In addition, the agent has a corresponding right to choose to cease acting as agent with respect to national accounts.

     Each agent has a unilateral right of termination after October 2, 2003. We may terminate the agreement with respect to any type of wireless service in the event of a change in the law relating to that type of wireless service that materially and adversely impacts our ability to conduct our business in an agent's service territory. We may also terminate with respect to a specific wireless service if we do not get regulatory approval to sell that service in an agent's service territory. Each wireless agency agreement also terminates upon breach, mutual agreement of the parties or on December 31, 2050. Once the agreement terminates, a former agent still has the rights under the resale agreement described below and may sell within its service territory wireless services that are not part of a package. In addition, in the event an agent terminates the agreement because we are in breach, the former agent would have the right to offer competing service purchased from third parties as an agent or reseller for those third parties. Upon termination, we may offer any communications services of the types that were previously exclusively offered through our parents, network services or other services bought from one of the agents or from third parties.

     The wireless agency agreements provide that the agents receive a commission from us for each new subscriber enrolled by the agent its service territory, which varies depending on the average three-month churn rate. Where we, instead of the agents, provide handsets and other equipment, we only pay a partial commission. In addition, the fees may be different were we participate in the sales process. Furthermore, we pay residual compensation supplementing the commissions equal to a percentage rate multiplied by monthly charges to the customer from accessing and using our network, but only where a customer has completed a minimum of 180 days of service. Pursuant to the agency agreements, we paid $9 million for the year ended December 31, 2000 and $33 million for the year ended December 31, 2001.

RESALE AGREEMENTS

     We agreed to sell to SBC and BellSouth and their affiliates, as resellers, both existing and future wireless services and features providing access to our wireless systems or any wireless services to which we have access under roaming agreements. The resellers will resell those services to their customers, both separately and packaged with other communications services. The reseller may sell any new service offerings that we develop both in its own service territories and outside of that service territory. We are not required to provide any customer service or billing services to the resellers' users.

     Generally, the resellers may only sell our wireless services outside their own service territory. However, if the reseller terminates its wireless agency agreement on or after October 2, 2003, as described above under "-- Wireless Agency Agreements", it may resell our wireless services in its respective service territories. Each agreement terminates on October 2, 2050 or upon mutual agreement of the parties.

     Under the resale agreements, we charge the resellers a fixed monthly charge per wireless customer. In addition, the resellers also pay charges based on usage of our network and separate charges for roaming and a number of other services. We had no revenues from these agreements in 2000 and 2001.

CONTRIBUTION AND FORMATION AGREEMENT

     We have entered into an amended and restated contribution and formation agreement with SBC and BellSouth dated as of April 4, 2000, governing the contributions that were made to us on October 2, 2000 and some other contributions that were scheduled to be made later.

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     We, our subsidiaries and other affiliates and our and their directors, officers, employees, shareholders and agents may seek indemnification for breaches of representations and warranties made by SBC or BellSouth in the contribution agreement, subject to certain thresholds and deductibles. The indemnification is subject to the following limitations:

     - any indemnifiable losses are subject to a minimum threshold of $2 million for individual losses, and only the amount in excess of that amount will be deemed a loss;

     - any breaches that relate to matters set forth on the respective party's disclosure schedule shall not be deemed a loss until the amount of loss exceeds $4 million;

     - a party will not be liable for an indemnifiable loss until the total amount of the losses exceeds $250 million. For the purpose of calculating this deductible, our losses and those of SBC and BellSouth may not be counted twice for the same breach. A party is only liable for the amount of an indemnifiable loss in excess of the $250 million deductible; and

     - the maximum that SBC or BellSouth must pay for indemnifiable losses is $3 billion. Breaches of the representations on capitalization, subsidiaries, financial statements, taxes, brokers and finders and after-acquired properties are not subject to this limitation.

Each party's representations generally expired on April 2, 2002, except those representations relating to:

     - tax matters, which survive until the expiration of the applicable statute of limitations;

     - environmental matters, which survive until October 2, 2003; and

     - organization, good standing and qualification; capitalization; subsidiaries; corporate authority and approval; brokers and finders; after acquired properties; and BellSouth's representations relating to the value of certain credits granted to BellSouth by Ericsson, which have no expiration date.

REGISTRATION RIGHTS AGREEMENT

     Our manager has granted registration rights to SBC and BellSouth through which they may require our manager to register under the Securities Act shares of its Class A common stock issued or issuable to them. These registration rights expire one year after a holder ceases to hold at least 10% of the total outstanding shares.

     Under the registration rights agreement, our manager is required to use its best reasonable efforts to register any of the shares of its common stock for sale in accordance with the intended method of disposition, subject to customary deferral rights. Each of SBC and BellSouth will have the right to demand two registrations in any calendar year, but no demand may be made unless the shares to be registered (1) constitute at least 1% of our manager's Class A common stock outstanding, or (2) have a market value on the demand date of at least $250 million. In addition, SBC and BellSouth have the right to include their shares in other registrations of our manager's equity securities other than an initial public offering and offerings on Form S-4 or S-8 and other than in connection with rights offerings or dividend reinvestment plans, subject to customary cutback provisions. However, SBC and BellSouth are cut back only after all other holders, including holders exercising their own demand rights, are cut back. SBC and BellSouth may also piggyback on the demand registration of another holder, but will be subject to the cutback provisions applicable to demand registrations, pursuant to which the securities to be registered by the demand holders will be considered first, then the securities to be registered by our manager and last, the securities of the holder piggybacking on the demand registration.

     Once our manager is eligible to file a shelf registration statement on Form S-3, it is required to file a shelf registration statement if so requested by SBC or BellSouth and to use its reasonable best efforts to have it declared effective and to keep it effective until the earlier of the date on which the registering holder no longer holds any of our common stock or the date on which its common stock may be sold under Rule 144(k). As long as our manager has a shelf registration statement outstanding, it is not required to file

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additional demand registration statements, provided that the number of securities to be registered can be sold under the shelf.

     In addition, the agreement provides that our manager is required to pay all registration expenses, including all filing fees and our fees and expenses, other than underwriting discounts and commissions and any transfer taxes incurred by the holders. Customary indemnification and contribution provisions would be applicable to any registered sale.

INFORMATION SYSTEMS DEVELOPMENT AND SUPPORT

     We receive ongoing information systems development and support services pursuant to a contract between a subsidiary of SBC and AMDOCS, a software company the outstanding share capital of which SBC owned 13.3% at February 28, 2002. See "Management -- Summary Compensation Table" for interests in AMDOCS granted to Messrs. Carter and Lindner. AMDOCS' development and support services for the year ended December 31, 2001 resulted in charges of $63 million.

INTERCONNECTION AND LONG DISTANCE AGREEMENTS

     We are also a party to local interconnect and long distance agreements with subsidiaries of SBC and BellSouth. Pursuant to these agreements, we incurred expenses of $103 million for the year ended December 31, 2000 and $385 million for the year ended December 31, 2001.

SNET DIVERSIFIED GROUP NAME DELIVERY SERVICE AGREEMENT

     We and SNET Diversified Group (SNET DG), an affiliate of SBC, entered into an agreement in October 2001 to provide Calling Name Delivery (CNAM) service and to receive a share of the fees generated by the provision of this service. CNAM service allows Local Exchange Carrier (LEC) subscribers with caller ID to view the name of a Cingular subscriber calling an LEC subscriber. LECs pay a fee to SNET DG each time a subscriber uses this service, which SNET DG will share with us on a percentage basis, beginning at 50% of revenues, and increasing to a maximum of 65%, with the addition of subscribers and/or additional markets adding CNAM service. For the year ended December 31, 2001, we recorded approximately $192,000 in revenue from SNET DG under this agreement. We estimate this agreement will generate over $28 million in revenues in 2002 and increase thereafter with commensurate growth in subscribers and/or additional markets adding CNAM service.

SERVICE LEVEL AGREEMENT

     We entered into a service level agreement with BellSouth Affiliate Services Corporation (BASC), an affiliate of BellSouth, pursuant to which BASC provides us with various lockbox services including processing and depositing customer payments, payment inquiry services, processing and distributing customer correspondence and monthly performance monitoring reports. The service level agreement provides for fixed fees based on the type of payment processed. Pursuant to this agreement, we paid BASC $646,000 for the year ended December 31, 2000 and $2,825,000 for the year ended December 31, 2001.
                             ---------------------

     Although we believe that the operating agreements described above are as advantageous to us as agreements that could otherwise be obtained from unrelated third parties, we have no independent verification that they are as advantageous as similar agreements negotiated with unaffiliated third parties.

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                     DESCRIPTION OF FINANCING ARRANGEMENTS

BANK CREDIT FACILITY

     We have a $3 billion 364-day revolving bank credit facility with a syndicate of lenders. This facility is intended primarily to supplement our commercial paper program and serve as a source of funds to pay our maturing commercial paper when it becomes due, if we are unable to access the commercial paper market because of market conditions or other factors. At the date of this prospectus, there are no borrowings outstanding or contemplated under this facility.

     Each borrowing would bear interest, at our option, at one of the following rates:

     - a rate equal to the London InterBank Offered Rate (LIBOR) plus a margin of between 0.15% and 0.375%;

     - the base rate, which is the higher of JPMorgan Chase Bank's prime rate or the federal funds rate plus 0.50%; or

     - a rate determined by competitive bidding either on the basis of a fixed rate or at a margin over LIBOR.

     We would be required to repay the loans under the revolving bank credit facility as they mature, subject to the right, upon satisfaction of customary conditions, to refinance outstanding loans with new loans under the facility until the expiration of the facility on November 18, 2002. The facility also gives us the option to convert revolving loans outstanding on the maturity date to one-year term loans, in which case 0.375% will be added to the LIBOR rate.

     The facility contains customary events of default and customary covenants, including:

     - limits on mergers and sales of all or substantially all of our assets;

     - a negative pledge;

     - a leverage ratio requiring that at the end of each fiscal quarter our consolidated debt, which excludes all unsecured, subordinated member loans we owe to SBC, BellSouth and certain of their subsidiaries, be no greater than 400% of our consolidated EBITDA for the most recent four fiscal quarters; and

     - limits on transactions with affiliates that are not approved by our manager's strategic review committee or otherwise contemplated by the limited liability company agreement, the contribution agreement and our manager's restated certificate of incorporation.

     The revolving bank credit facility also provides that each lender will have the option to terminate its commitment to make additional loans and declare all outstanding amounts to be due and payable upon a change of control of Cingular Wireless Corporation.

FINANCING ARRANGEMENTS WITH MEMBERS

     MEMBER LOANS. SBC and BellSouth primarily financed the operations of our subsidiaries prior to our formation by making loans to them. At March 31, 2002, the aggregate principal amount of these loans was $9.7 billion and interest accrues and is payable on those loans at an annual rate of 7.5%. Although the subordinated loans mature on March 31, 2004, we may prepay them at any time, subject to the provisions described below and we are required by our limited liability company agreement to use commercially reasonable best efforts to repay these subordinated loans as soon as reasonably possible. See "Management's Discussion and Analysis of Financial Condition and Operating
Results -- Liquidity and Capital Resources -- Capital Expenditures, other investments and debt service -- Debt Service".

     SBC and BellSouth have agreed, to the extent described below, to subordinate their repayment rights applicable to the member loans to the repayment rights of senior debt. Senior debt includes our commercial paper notes, any debt outstanding under our bank credit facility, the old notes until they are exchanged for new notes, the new notes exchanged for old notes hereunder, and any additional debt we may designate as
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

senior in the future, subject to the approval of SBC and BellSouth. The payment of principal and interest on the subordinated loans by us is prohibited during a bankruptcy or senior debt payment default, or in the event of an acceleration of the subordinated debt upon its default, until the senior debt has been repaid in full. Our payment of principal and interest on the subordinated loans is also prohibited during a covenant or other non-payment default under the credit facility (unless waived by the banks) but may continue during a non-payment default on the old and new notes or other senior debt.

     The subordination arrangements in favor of our senior debt do not restrict the ability of SBC, BellSouth or their subsidiaries to extend to us, our manager, or our subsidiaries new loans on an unsubordinated basis, whether or not we have repaid the existing subordinated loans. They also do not restrict our ability to repay or prepay these subordinated loans at any time if we are not in default on our senior debt, but we may not refinance these subordinated loans with proceeds from our bank credit facility or senior loans from SBC or BellSouth.

     These subordination arrangements have been implemented through one agreement for the benefit of the credit facility banks and a separate agreement for the benefit of our commercial paper notes and other capital markets debt that may be designated as senior debt from time to time. Both the old notes and the new notes exchanged for old notes hereunder have been designated as senior capital markets debt. However, the subordinated parent loans are scheduled to mature before the old notes and the new notes exchanged for old notes hereunder. The capital markets debt subordination agreement may not be terminated or modified in a manner materially adverse to the holder of senior debt without that holder's consent, except to make a modification parallel to one made in the credit facility subordination agreement. If the subordinated lenders furnish more favorable subordination benefits to the credit facility banks or other creditors of us, our manager or its subsidiaries, the subordinated lenders must make those same terms available to the senior debt. However, the senior debt is not required to have the benefit of any provision that blocks subordinated debt payments during non-payment defaults on senior debt or of any provision that establishes a minimum maturity for the subordinated loans. The subordination provisions expire when either the senior debt or the subordinated debt has been paid in full.

     PAYMENT OF EXTERNAL DEBT. We are required under our limited liability company agreement to use commercially reasonable best efforts to assist SBC and a subsidiary of SBC in obtaining release from guaranties of leveraged lease and related hedging obligations, which aggregated approximately $145 million as of March 31, 2002. However, SBC has advised us that it has no immediate plans to require us to unwind these leases because of penalties that would be payable.

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                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We are offering to issue our 5.625% Senior Notes Due 2006, 6.50% Senior Notes Due 2011 and 7.125% Senior Notes Due 2031, which have been registered under the Securities Act and which we refer to as the "new notes", in exchange for our outstanding 5.625% Senior Notes Due 2006, 6.50% Senior Notes Due 2011 and 7.125% Senior Notes Due 2031, which have not been so registered and which we refer to as the "old notes", as described herein. We are referring to this exchange offer as the "exchange offer".

     The old notes were purchased by Lehman Brothers Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., UBS Warburg LLC, ABN AMRO Incorporated, Banc One Capital Markets, Inc., Barclays Capital Inc., Commerzbank Capital Markets Corp., Credit Lyonnais Securities (USA) Inc., Deutsche Banc Alex. Brown Inc., Dresdner Kleinwort Wasserstein Securities LLC, Fleet Securities, Inc., HSBC Securities (USA) Inc., First Union Securities, Inc., The Williams Capital Group, L.P., Banca d'Intermediazione Mobiliare IMI S.p.A., Blaylock & Partners, L.P., Mellon Financial Markets, LLC, Mizuho International plc, SunTrust Capital Markets, Inc. and Tokyo-Mitsubishi International plc, whom we refer to as the initial purchasers, on December 12, 2001 for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States in compliance with Rule 904 under the Securities Act. In connection with the sale of the old notes, we and the initial purchasers entered into a registration rights agreement, dated December 12, 2001, which requires us, among other things,

          (a) to file with the SEC an exchange offer registration statement under the Securities Act with respect to new notes identical in all material respects to the old notes, to use reasonable best efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the old notes as discussed below, or

          (b) in very limited circumstances to register the old notes on a shelf registration statement under the Securities Act.

     We are obligated, upon the effectiveness of the exchange offer registration statement referred to in (a) above, to offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made pursuant to the registration rights agreement to satisfy our obligations under that agreement.

     The old notes and registration rights agreement provide, among other things, that if we default in our obligations to take certain steps to make the exchange offer within the required time period, the interest rate on the old notes will be increased by up to a maximum additional annual interest rate of 0.25% until the default is remedied.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our books, or any other person who has obtained a properly completed assignment from the registered holder. At the date of this prospectus, the sole holder of old notes is DTC.

     In participating in the exchange offer, a holder is deemed to represent to us, among other things, that

     - it is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act, or a broker-dealer tendering the old notes acquired directly from us for its own account,

     - it has no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act,

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

     - if such holder is not a broker-dealer, or is a broker-dealer but will not receive new notes for its own account in exchange for the old notes, that it is not engaged in, and does not intend to participate in, a distribution of the old notes or the new notes, and

     - any new notes to be received by it will be acquired in the ordinary course of its business.

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by any holder of the new notes (other than any holder which is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as these new notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of these new notes. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on this interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this prospectus be used for any offer to resell or any resale or other transfer in connection with a distribution of the new notes. In the event that our belief is not correct, holders of the new notes who transfer new notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. We do not assume or indemnify holders against such liability.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will, and must, deliver a prospectus in connection with any resale of the new notes. This prospectus may be used for this purpose. It is understood that, by acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act, the holder is not admitting to be an "underwriter" within the meaning of the Securities Act. The foregoing interpretation of the staff of the SEC does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any new notes received in exchange for an unsold allotment of old notes purchased directly from us. See "Plan of Distribution".

     We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

     The exchange offer is not being made to, nor will we knowingly accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Holders may tender their old notes in whole or in part in minimum denominations of $1,000 and integral multiples thereof, although any holders of old notes in certificated form may tender their old notes only in minimum denominations of $250,000 and integral multiples of $1,000. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

     The form and terms of the new notes will be the same as the form and terms of the old notes, except that the registration rights and related additional interest provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the indenture pursuant to which the old notes were issued. The new notes will be registered under the Securities Act while the old notes were not.

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

     No interest will be paid in connection with the exchange. The new notes will bear interest from and including the last interest payment date on the old notes, which is the June 15 or December 15 next preceding the date of the exchange, or if one has not yet occurred, the issuance date of the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date.

     As of the date of this prospectus, $2,000,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the old notes.

     We will be deemed to have accepted validly tendered old notes when, as and if we shall have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

     Old notes that are not tendered for exchange in the exchange offer will remain outstanding and will be entitled to the rights and benefits holders of these old notes have under the indenture. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     We reserve the right in our sole discretion:

     - to purchase or make offers for any restricted notes that remain outstanding subsequent to the expiration of the exchange offer;

     - to terminate the exchange offer, as set forth in "-- Conditions to the Exchange Offer" below; and

     - to the extent permitted by applicable law, to purchase restricted notes in the open market while the exchange offer is pending, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers may differ from the terms of the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS TO THE EXCHANGE OFFER

     The term "expiration date" means 5:00 p.m., New York City time, on
          , 2002, unless we, in our sole discretion, extend the exchange offer
for up to      days, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the expiration date.

     We reserve the right, in our sole discretion,

     - to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions to the Exchange Offer" shall not have been satisfied by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent, or

     - to amend the terms of the exchange offer in any manner.

     Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer to the extent required by law.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise,

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

or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See
"-- Conditions to the Exchange Offer".

     In all cases, issuance of the new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or an agent's message (as hereinafter defined) in lieu thereof) and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, then such unaccepted or non-exchanged old notes evidencing the unaccepted or non-exchanged portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other terms of the exchange offer, we will not be required to exchange any new notes for any old notes and may terminate the exchange offer before the acceptance of any old notes for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may

     - refuse to accept any old notes and return all tendered old notes to the tendering holders,

     - extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the old notes to withdraw their tendered old notes, or

     - waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer to the extent required by law.

PROCEDURES FOR TENDERING -- REGISTERED HOLDERS AND DTC PARTICIPANTS

     Registered holders of old notes, as well as beneficial owners who are direct participants in DTC, who desire to participate in the exchange offer should follow the directions set forth below and in the letter of transmittal.

     All other beneficial owners should follow the instructions received from their broker or nominee and should contact their broker or nominee directly. The instructions set forth below and in the letter of transmittal DO NOT APPLY to these beneficial owners.

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

  REGISTERED HOLDERS

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal to the exchange agent prior to the expiration date. In addition, either

     - certificates for such old notes must be received by the exchange agent along with the letter of transmittal, or

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder which is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder, but the delivery will be deemed made only when actually received or confirmed by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution", which is any of the following:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act,

unless the old notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, these old notes must be endorsed or accompanied by a properly completed bond power signed by the registered holder exactly as the registered holder's name appears on these old notes.

     If the letter of transmittal or any old notes or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

  DTC PARTICIPANTS

     Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The delivery must be accompanied by either

     - the letter of transmittal, with any required signature guarantees, or

     - an agent's message (as hereinafter defined),

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

and any other required documents, and must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date or the guaranteed delivery procedures described above must be complied with. The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

     The term "agent's message" means a message, electronically transmitted by DTC to and received by the exchange agent, and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a holder of old notes stating that the holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal and, further, that the holder agrees that we may enforce the letter of transmittal against the holder.

  GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old notes and

     - whose old notes are not immediately available,

     - who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

     - who cannot complete the procedures for book-entry tender on a timely basis may effect a tender if:

          (1) the tender is made through an eligible institution;

          (2) prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery (by mail or hand delivery), setting forth the name and address of the holder, the certificate number(s) of the old notes (unless tender is to be made by book-entry transfer) and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the date of delivery of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or book-entry confirmation (as defined in the letter of transmittal), as the case may be, together with a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof), with any required signature guarantees and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

          (3) the certificates and/or other documents referred to in clause (2) above must be received by the exchange agent within the time specified above.

     Upon request to the exchange agent a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

  MISCELLANEOUS

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, nor any other person shall incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until these defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or

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

irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     We may accept tender of old notes upon expiration of the exchange offer by delivering written notice of acceptance to the exchange agent, at which time the holder's right to withdraw such tender will terminate.

     In all cases, issuance of new notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old notes tendered for exchange or a timely book-entry confirmation of these old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal (or agent's message in lieu thereof) and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged old notes will be returned via first class U.S. mail without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, these unaccepted or non-exchanged old notes will be credited to an account maintained with DTC.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of old notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must

     - specify the name of the person having deposited the old notes to be withdrawn, which we refer to as the "depositor",

     - identify the old notes to be withdrawn, including the certificate number, unless tendered by book-entry transfer,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which these old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of these old notes in the name of the person withdrawing the tender, and

     - specify the name in which any old notes are to be registered, if different from that of the depositor. If old notes have been tendered pursuant to book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by any method of delivery described in this paragraph.

     All questions as to the validity, form and eligibility, including time of receipt of these notices, will be determined by us, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and will be returned to the holder thereof via first class U.S. mail without cost to the holder as soon as practicable after withdrawal, and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under "-- Procedures for Tendering -- Registered Holders and DTC Participants" at any time prior to the expiration date.

EXCHANGE AGENT

     We have appointed Bank One Trust Company, N.A., which is also the trustee under the indenture that governs the notes, as exchange agent for the exchange offer. Requests for additional copies of this prospectus

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or of the letter of transmittal and requests for notice of guaranteed delivery with respect to the exchange of the old notes should be directed to the exchange agent addressed as follows:

          Bank One Trust Company, N.A.
          1111 Polaris Parkway
          Suite 1N, OH1-0184
          Columbus, OH 43240
          Attention: Exchanges
          Telephone: (800) 346-5153
          Facsimile: (614) 248-9987

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of Cingular Wireless and our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange for their customers.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, certificates representing new notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes for which they are exchanged, which is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the terms of the new notes.

APPRAISAL OR DISSENTERS' RIGHTS

     Holders of the old notes will not have appraisal or dissenters' rights in connection with the exchange offer.

REGULATORY REQUIREMENTS

     Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

     Following consummation of the exchange offer, assuming we have accepted for exchange all validly tendered old notes, we will have fulfilled our exchange and registration obligations under the registration rights agreement.
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     All untendered old notes outstanding after consummation of the exchange offer will continue to be valid and enforceable debt obligations of ours, but will continue to be subject to the restrictions on transfer set forth in the indenture governing the notes.

     Holders of old notes will only be able to offer for sale, sell or otherwise transfer untendered old notes as follows:

     - to us, although we have no obligation to purchase untendered old notes except if they are called for redemption by us in accordance with the provisions of the indenture governing the notes;

     - pursuant to a shelf registration statement that has been declared effective under the Securities Act, although we will have no obligation, and do not intend, to file any such registration statement;

     - for so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or "QIB", within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance of the exemption from the registration requirements of the Securities Act provided by Rule 144A;

     - pursuant to offers and sales that occur outside the United States to non-U.S. persons in transactions complying with the provisions of Regulation S under the Securities Act; or

     - pursuant to any other available exemption from the registration requirements of the Securities Act.

     To the extent that old notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered old notes could be adversely affected.

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                          DESCRIPTION OF THE NEW NOTES

GENERAL

     In this description of the new notes, "Cingular Wireless" refers only to Cingular Wireless LLC and any successor obligor on the new notes, and not to any of its subsidiaries.

     The old notes were and the new notes are governed by a document called the "indenture". The indenture is a contract between Cingular Wireless and Bank One Trust Company, N.A., which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf in the case of an event of default, as more fully described under "-- Events of Default -- Remedies If an Event of Default Occurs". Second, unless other agencies have been appointed for these duties, the trustee performs administrative duties for us, such as sending you interest payments, transferring your new notes to a new buyer if you sell and sending you notices. The indenture and its associated documents contain the full legal text of the matters described in this section. New York law governs the indenture and the new notes. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

     The indenture does not limit the aggregate principal amount of debt securities that we may issue and we may issue as many distinct series of debt securities under the indenture as we wish.

     The following description of the provisions of the indenture is a summary only. The more specific terms, as well as the definitions of relevant terms, can be found in the indenture and the Trust Indenture Act of 1939, which is applicable to the indenture. Parenthetical references to sections are to sections of the indenture that are summarized below. Because this section is a summary, it does not describe every aspect of the new notes. The provisions of the indenture, including definitions of terms used in the indenture, govern your rights as holders of the new notes, and not this summary. The old notes and new notes are sometimes collectively called the "notes".

     The new notes will be identical in all material respects to the old notes, except that the registration rights and the related additional interest provisions and transfer restrictions applicable to the old notes do not apply to the new notes. The new notes will be of the same series as the old notes, and both the old notes and the new notes will be considered as a single class for purposes of any acts of holders, such as voting and consents, under the indenture. To the extent any old notes are not exchanged for new notes, those old notes will remain outstanding under the indenture and will rank pari passu with the new notes.

SPECIFIC TERMS OF THE NEW NOTES

     The old notes were and the new notes will be issued in three separate series. The old notes were and the new notes will be general senior unsecured obligations that will rank equally with all of our other existing and future senior unsecured indebtedness. We may call some or all of the new notes of each series at any time at the prices specified below under "-- Redemption Price". The specific terms of the new notes are set forth below:

     - TITLE:

      5.625% Senior Notes Due 2006

      6.50% Senior Notes Due 2011

      7.125% Senior Notes Due 2031

     - TOTAL PRINCIPAL AMOUNT BEING OFFERED FOR EXCHANGE:

      $500,000,000 for the 5.625% Notes Due 2006

      $750,000,000 for the 6.50% Notes Due 2011

      $750,000,000 for the 7.125% Notes Due 2031

     - INTEREST RATE:

      5.625% per annum for the Notes Due 2006

      6.50% per annum for the Notes Due 2011

      7.125% per annum for the Notes Due 2031
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     - DATE INTEREST STARTS ACCRUING: From the last interest due date of the old notes on which interest was paid, or if no interest due date has occurred, December 12, 2001

     - INTEREST DUE DATES: Every June 15 and December 15

     - FIRST INTEREST DUE DATE OF THE NEW NOTES: December 15, 2002

     - REGULAR RECORD DATES FOR INTEREST: June 1 for interest due June 15; December 1 for interest due December 15.

     - FURTHER ISSUE: We may from time to time, without notice to or the consent of the registered holders of the new notes, create and issue further 2006 notes, 2011 notes and 2031 notes ranking equally and ratably with the notes of that series in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes, so that such further notes shall be consolidated and form a single series with the notes of that series and shall have the same terms as to status, redemption or otherwise as the notes of that series.

     - FORM OF NOTES: The new notes will be issued as one or more global notes that we will deposit with or on behalf of the depositary.

     - NAME OF DEPOSITARY: The Depository Trust Company ("DTC").

     - TRADING IN DTC: Indirect holders trading their beneficial interests in the global notes through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

     - OPTIONAL REDEMPTION: We may call some or all of the new notes of each series for redemption at any time -- that is, we may repay them early at the prices specified below under "-- Redemption Price".

     - REDEMPTION PRICE: The new notes are redeemable at our option at any time upon the giving of notice as described below. The price at which the new notes may be redeemed is:

      - 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, plus

      - the Make-Whole Amount, if any.

      The term "Make-Whole Amount" shall mean, in connection with any optional redemption of any new note, the excess, if any, of:

      - the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Treasury Rate; plus 0.20% for the 5.625% notes due 2006, plus 0.25% for the 6.50% notes due 2011, or plus 0.30% for the 7.125% notes due 2031, from the respective dates on which such principal and interest would have been payable if the new note had not been redeemed, over

      - the principal amount of the new note being redeemed.

      In connection with the calculation of any Make-Whole Amount with respect to any new note, the "Treasury Rate" will be determined as:

      - the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity, as compiled by and published in the most recent Statistical Release that has become publicly available at least two business days prior to the redemption date, equal to the then remaining maturity of the new note being prepaid; if no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding clause and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month; or

      - if the Statistical Release is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed

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        as a percentage of its principal amount) equal to the Comparable
        Treasury Price for such redemption date.

        The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes.

        "Comparable Treasury Price" means (1) the average of three out of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means (1) any of Lehman Brothers Inc., Goldman, Sachs & Co. or J.P. Morgan Securities Inc. and their respective successors, as selected by us, or (2) if all those firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means (1) Lehman Brothers Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors, provided, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by any Independent Investment Banker after consultation with us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities.

      - REDEMPTION NOTICES: We will give notice to DTC and each other record holder of new notes of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the new notes of a series, the trustee shall select the securities to be redeemed by such method as it shall deem fair and appropriate and which may provide for redemption of a portion of the principal amount of any new note so long as the unredeemed portion is an authorized denomination. If a portion of a global note is selected, DTC's practice is to determine by lot the amount of new notes to be redeemed from each of its participating institutions. Notice by DTC to these participants and by participants to "street name" holders of indirect interests in the new notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

      - SINKING FUND OR MANDATORY REDEMPTION: There is no sinking fund or mandatory redemption applicable to the new notes.

      - DEFEASANCE: The new notes are subject to our ability to choose "Full Defeasance" and "Covenant Defeasance".

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BASIC TERMS APPLICABLE TO ALL OF THE NEW NOTES

     Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Neither the indenture nor the new notes contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the new notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence. However, the provisions of the indenture and the new notes do

     - provide that, subject to significant exceptions, we will not subject our property or assets to any mortgage or other encumbrance unless the new notes are secured equally and ratably with the other indebtedness that is secured by that property or assets; and

     - contain limitations on our ability to merge, consolidate or sell all or substantially all of our assets.

     In addition, neither the indenture nor the new notes contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the new notes upon a change in control or other events involving us that may adversely affect the creditworthiness of the new notes. See "-- Restrictive Covenants" and "-- Special Situations".

RANKING

     The old notes were not and the new notes are not secured by any of our property or assets. Accordingly, your ownership of new notes means you are an unsecured creditor. The old notes were not and the new notes are not subordinated to any of our other debt obligations and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness, including our commercial paper notes and any outstanding debt under our bank credit facility. Our commercial paper, any bank debt and the new notes have the benefit of agreements by our parent companies, SBC and BellSouth, subordinating the parents' rights to repayment of debt currently owed to them in the event of our default on senior debt. However, those subordinated parent loans are scheduled to mature before the new notes. Future debt may have the benefit of those or similar agreements to the extent we and our parents agree. For more information on the debt we owe our parent companies, you should read "Description of Financing Arrangements -- Financing Arrangements with
Members -- Member Loans" above. For more information on our credit facility, you should read "Description of Financing Arrangements -- Bank Credit Facility" above. The credit facility prohibits payment on the subordinated notes during a payment or a non-payment default under the credit facility.

LEGAL OWNERSHIP

     "STREET NAME" AND OTHER INDIRECT HOLDERS. We will generally not recognize beneficial owners who hold new notes in accounts at banks or brokers as legal holders of new notes. Instead, we will recognize only the bank or broker or the financial institution that the bank or broker uses to hold its new notes. This is called holding in "street name". These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the new notes either because they agree to do so in their customer agreements or because they are legally required to. If you hold new notes in "street name", you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle voting if ever required;

     - whether and how you can instruct it to send you new notes registered in your own name so you can be a direct holder as described below; and

     - how it would pursue rights under the new notes if there were a default or other event triggering the need for holders to act to protect their interests.

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DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of new notes. As noted above, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold new notes in that manner or because the new notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

GLOBAL NOTES

     WHAT IS A GLOBAL NOTE? A global note is a special type of indirectly held security, as described above under "-- Legal Ownership -- 'Street Name' and Other Indirect Holders". Any new notes exchanged for old notes will exclusively be issued in the form of global notes, and therefore, the ultimate beneficial owners of these new notes can only be indirect holders. We require that the global note be registered in the name of a financial institution we select and that the new notes represented by the global note not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the "depositary". Any person wishing to own a new note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

     SPECIAL CONSIDERATIONS FOR GLOBAL NOTES. As an indirect holder, your rights relating to a global note will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of holder as a record holder of new notes and instead deal only with the depositary that holds the global note.

     An indirect holder should be aware that:

     - the indirect holder generally cannot get new notes registered in his or her own name;

     - the indirect holder generally cannot receive physical certificates for his or her interest in the new notes;

     - the indirect holder will be a "street name" holder and must look to his or her own bank or broker to forward payments on the new notes and protection of his or her legal rights relating to the new notes. See "-- Legal Ownership -- 'Street Name' and Other Indirect Holders" above;

     - the indirect holder may not be able to sell interests in the new notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

     - the depositary's policies will govern payments, transfers, exchange and other matters relating to the indirect holder's interest in the global note. Neither we nor the trustee has any responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global note. Neither we nor the trustee supervises the depositary in any way; and

     - the payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a global note be purchased or sold within its system using same-day funds. This difference could have some effect on how global note interests trade, but we do not know what that effect will be.

     SPECIAL SITUATIONS WHEN A GLOBAL NOTE WILL BE TERMINATED. In a few special situations described later, the global note will terminate and interests in it will be exchanged for physical certificates representing new notes. After that exchange, the choice of whether to hold new notes directly or in "street name" will be up to the holder. Indirect holders must consult their own bank or brokers to find out how to have their interests in new notes transferred to their own name, so that they will be direct holders. The rights of "street name" holders and direct holders in the new notes have been previously described in the sections entitled "-- Legal Ownership -- 'Street Name' and Other Indirect Holders" and "-- Direct Holders".

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     The special situations for termination of a global note are:

     - when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

     - when we notify the trustee that we wish to terminate the global note; or

     - when an event of default on the new notes has occurred and has not been cured. We discuss events of default below under "-- Events of Default".

     When a global note terminates, the depositary, and not us or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 204 and 305)

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT HOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS OF NEW NOTES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SECTION ENTITLED "-- LEGAL OWNERSHIP -- 'STREET NAME' AND OTHER INDIRECT HOLDERS".

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

     - ADDITIONAL MECHANICS relevant to the new notes under normal circumstances, such as how you transfer ownership and where we make payments;

     - promises OR RESTRICTIVE COVENANTS we make to you about actions we promise not to take;

     - your rights under several SPECIAL SITUATIONS, such as if we redeem the new notes at our option, if we merge with another company or if we want to change a term of the new notes; and

     - your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

     BOOK-ENTRY, DELIVERY AND FORM. We will issue the new notes only in the form of one or more fully registered global notes, which will be deposited with, or on behalf of, the depositary and registered in the name of the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Beneficial owners may elect to hold interests in the global notes through the depositary, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream Luxembourg", or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear", if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom, or their representatives, own DTC. Access to the book-entry system of DTC is also available to others, such as banks, brokers, dealers and trust companies, which clear through or maintain a custodial relationship with a participant, either directly or indirectly.

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     Clearstream Luxembourg advises that it is incorporated under the laws of
Luxembourg as a bank. Clearstream Luxembourg holds securities for its customers that we refer to as "Clearstream Luxembourg Customers", and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream Luxembourg provides to Clearstream Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships. As a bank, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream Luxembourg's customers within the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Customer.

     Distributions with respect to the new notes held through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for its participants, that we refer to as "Euroclear Participants", and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator". All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law, which we refer to collectively as the "Terms and Conditions". The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the new notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the new notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

     The Euroclear Operator advises that under Belgian law investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants will have a right under Belgian law to the return of the amount and type of interests in securities credited to their
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accounts with the Euroclear Operator. If the Euroclear Operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Euroclear Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

     DTC has advised that pursuant to procedures established by it (1) upon the issuance by us of the global notes representing the new notes, DTC or its nominee will credit the accounts of participants with the aggregate principal amount of the individual beneficial interest represented by these global notes and (2) ownership of beneficial interests in the new notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to its participants' interests, the participants and the indirect participants. The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the global notes is limited to such extent.

     So long as a nominee of DTC is the registered owner of the global notes, such nominee will be considered the sole owner or holder of the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have the new notes registered in their names, will not receive or be entitled to receive physical delivery of the new notes in definitive form and will not be considered the owners or holders thereof under the indenture.

     Neither we, the trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the global notes registered in the name of DTC's nominee will be made by us, through the paying agent, to DTC's nominee as the registered owner of the global notes. Under the terms of the indenture, we and the trustee will treat the persons in whose names the global notes are registered as the owners of such notes for the purpose of receiving payments of principal and interest on such notes, receiving redemption and other notices with respect to such notes and for all other purposes whatsoever. Therefore, neither the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the new notes to owners of beneficial interests in the global notes. DTC has advised the trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global notes as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices, and will be the responsibility of such participants or indirect participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the new notes in definitive form in exchange for the global notes. In addition, we may at any time determine not to have the new notes represented by global notes and, in such event, will issue the new notes in definitive form in exchange for the global notes. In either instance, an owner of a beneficial interest in the global notes will be entitled to have new notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such new notes in definitive form. The new notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

     The trustee may require new notes surrendered for exchange or transfer to be accompanied by satisfactory instruments of transfer. If at any time the new notes are issued in definitive form, interest will be

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paid by check mailed on or before the payment date, by first class mail, to the holders thereof, unless we determine otherwise. We will notify the holders as to any alternative method of payment we elect. Payments of principal on definitive new notes will be made against surrender of the new notes at the principal office in the United States of the trustee, as paying agent. The holder of a certificated definitive registered new note may transfer the new note by surrendering it at the office or agency maintained by us for that purpose in New York, New York, which initially will be the office of the trustee.

     Title to book-entry interests in the new notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the new notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the new notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the new notes among Clearstream Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using its Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg Customers and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg Customers or Euroclear Participants, on the other hand, will be effected in DTC in accordance with its rules on behalf of the relevant European international clearing system. However, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the new notes to or receiving interests in the new notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg Customers and Euroclear Participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of interests in the new notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits or any transactions involving interests in the new notes settled during this processing will be reported to the relevant Clearstream Luxembourg Customers or Euroclear Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of interests in the new notes by or through a Clearstream Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the new notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

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EXCHANGE AND TRANSFER OF NEW NOTES

     The new notes will be issued:

     - only in fully registered form;

     - without interest coupons; and

     - in denominations that are integral multiples of $1,000. (Section 302)

     You may have your new notes broken into more notes of smaller denominations or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange".

     You may exchange or transfer new notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar". It will also perform transfers. (Section 305)

     You will not be required to pay a service charge to transfer or exchange new notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)

     If we redeem less than all of the new notes, we may block the transfer or exchange of new notes during the period beginning 15 days before the day the notice of redemption is mailed and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of new notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any new notes being partially redeemed. (Section 305)

     We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section
1002)

PAYMENT AND PAYING AGENTS

     We will pay interest, other than defaulted interest, to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the new notes on the interest due date. This date is called the "regular record date". (Section 307) Holders buying and selling new notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The normal manner would be to adjust the sales price of the new notes to prorate interest fairly between the buyer and seller. This prorated interest amount is called "accrued interest".

     We will pay interest, principal and any other money due on the new notes at the corporate trust office of the trustee in New York City. That office is currently located at 55 Water Street, 1st Floor, New York, NY 10041. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Initially, the trustee will act as our paying agent.

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW AND WHEN THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called "paying agents". We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of new notes. (Section 1002)

     Regardless of who acts as paying agent, all money paid by us to a paying agent which remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that

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two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

NOTICES

     We and the trustee will send notices regarding the new notes only to direct holders, using their addresses as listed in the trustee's records. (Section 106)

RESTRICTIVE COVENANTS

     The indenture contains restrictive covenants including, among others, the following:

     LIMITATION ON SECURED DEBT. Cingular Wireless will not, nor will it permit any Subsidiary to, incur, issue, assume, guarantee or create any Secured Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of the Secured Debt that the new notes will be secured equally and ratably with, or prior to, such Secured Debt, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Debt of Cingular Wireless and its Subsidiaries would not exceed 15% of Consolidated Net Tangible Assets.

     This restriction will not apply to, and there will be excluded from Secured Debt in any computation under this restriction, Debt secured by:

          (1) Liens on property, shares of capital stock or Debt of any Person existing at the time such Person becomes a Subsidiary; provided that the Liens were not granted in contemplation of that Person becoming a Subsidiary;

          (2) Liens on property, shares of capital stock or Debt existing at the time of acquisition thereof by Cingular Wireless or any Subsidiary; provided that the Liens were not granted in contemplation of that acquisition;

          (3) Liens on property, shares of capital stock or Debt created at the time of, or within twelve months after the acquisition or the completion of construction or improvement of such property, whichever is later, to secure or provide for the payment of all or any part of the purchase price or the cost of construction or improvement thereof; provided that

             (a) the amount secured does not exceed the purchase price or cost of construction or improvement; and

             (b) the Lien does not extend to any other property, shares or Debt other than the property, shares or Debt purchased, constructed or improved;

          (4) Liens in favor of Cingular Wireless or any of its Subsidiaries;

          (5) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

          (6) Liens existing on the Issue Date (other than liens of the type described in clause (4)); or

          (7) any extension, renewal, refunding or replacement of the foregoing (other than liens of the type described in clause (4)); provided that the amount secured by the Lien is not increased and the Lien does not extend to any additional property or assets.

  CERTAIN DEFINITIONS.

     "Capital Lease Obligations" means all obligations required to be classified and accounted for as a capitalized lease under GAAP, and the amount of Debt represented by such obligation will be the capitalized amount thereof determined in accordance with GAAP.

     "Consolidated Net Tangible Assets" means, at any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Cingular Wireless and its Subsidiaries as the total assets

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(less accumulated depreciation and amortization, allowances for doubtful receivables and other applicable reserves) of Cingular Wireless and its Subsidiaries, after deducting therefrom consolidated current liabilities of Cingular Wireless and its Subsidiaries and, to the extent otherwise included, the amounts (without duplication) of:

             (a) the excess of cost over fair market value of assets or businesses acquired;

             (b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of Cingular Wireless immediately preceding the date of the indenture as a result of a change in the method of valuation in accordance with GAAP;

             (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

             (d) minority interests in consolidated Subsidiaries held by Persons other than Cingular Wireless or any Subsidiary;

             (e) treasury stock; and

             (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in consolidated current liabilities of Cingular Wireless and its Subsidiaries at such time.

     "Debt" means, with respect to any Person, without duplication,

          (1) all indebtedness of such Person and its Subsidiaries for borrowed money;

          (2) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person to pay the deferred and unpaid purchase price of property or services to the extent recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

          (4) all Capital Lease Obligations of such Person and its Subsidiaries; and

          (5) all Debt of other Persons Guaranteed by such Person (including by securing such Debt by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person) to the extent so Guaranteed.

     "GAAP" means generally accepted accounting principles as in effect as of the date of determination.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person; provided that the term "Guarantee" does not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Issue Date" of the new notes means the original issue date of the old notes, which is December 12, 2001.

     "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof and including in connection with any Capital Lease Obligation.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

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     "Principal Property" means any real and tangible property that

     - is located within the United States of America or its territories or possessions, and

     - constitutes a manufacturing, development, warehouse, service, sales, office or operating (including, without limitation, any switch, cell site or network operations center) facility owned and operated now or hereafter by Cingular Wireless or any Subsidiary, if the gross book value of such facility, including leaseholds and fixtures constituting a part thereof, is equal to more than 0.5% of Cingular Wireless' Consolidated Net Tangible Assets on the date of determination. As of the date of this prospectus, none of Cingular Wireless' facilities constitute a Principal Property.

     "Secured Debt" means Debt that is secured by a Lien on any (i) Principal Property, (ii) shares of stock in a Subsidiary owned by Cingular Wireless or a Subsidiary or (iii) Debt of a Subsidiary held by Cingular Wireless or a Subsidiary (other than in the case of clauses (ii) or (iii), stock or debt of a Subsidiary without assets or liabilities except for a de minimis amount of assets relating to the capitalization of the Subsidiary) (in each case whether owned on the Issue Date or thereafter acquired or created).

     "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are owned, directly or indirectly by, such Person and one or more Subsidiaries of such Person (or a combination thereof); provided that, for purposes of the definition of "Secured Debt" only, "Subsidiary" shall also refer to Salmon PCS LLC, its Subsidiaries and any Mirror LLC, as defined in and formed pursuant to the Salmon PCS Limited Liability Company Agreement dated as of November 6, 2000, as amended through December 12, 2001. Unless otherwise specified, "Subsidiary" means a Subsidiary of Cingular Wireless.

SPECIAL SITUATIONS

     MERGERS AND SIMILAR EVENTS. We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

     - where we merge out of existence or sell our assets, the other firm may not be organized under a foreign country's laws -- that is, it must be a corporation, limited liability company, partnership or trust organized under the laws of a State or the District of Columbia or under federal law -- and it must agree to be legally responsible for the new notes; and

     - the merger, sale of assets or other transaction must not cause a default on the new notes, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under "-- Events of Default -- What Is an Event of Default?" A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 801)

     Upon the consummation of any transaction effected in accordance with these provisions, if we are not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as us in the indenture. Following the consummation of a consolidation, merger or sale and upon such substitution, we will be released from our obligations under the indenture and the new notes.

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     The indenture does not restrict, or require us to redeem or permit holders to cause a redemption of new notes in the event of:

     - a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of Cingular Wireless or our successor or combined entity;

     - a change in control of us; or

     - a highly leveraged transaction, whether or not involving a change in control.

     Accordingly, you will not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect the value of the new notes.

     NO PERSONAL LIABILITY OF MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND MEMBERS. No manager, director, officer, employee, member or stockholder of us (including SBC or BellSouth), as such, will have any liability for any of our obligations under the new notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for exchange of the notes. This waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

     MODIFICATION AND WAIVER. There are three types of changes we can make to the indenture and the new notes. As stated above under "-- General", the new notes will be of the same series as the old notes, and both the old notes and the new notes will be considered as a single class for purposes of any acts of holders under the indenture, such as voting and consents.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your new notes without your specific approval. Specifically, without your individual consent, we may not:

     - change the stated maturity of the principal or interest on a new note or any of the redemption provisions;

     - reduce any amounts due on a new note;

     - reduce the amount of principal payable upon acceleration of the maturity of a new note following a default;

     - change the place or currency of payment on a new note;

     - impair your right to sue for payment;

     - reduce the percentage of holders of new notes whose consent is needed to modify or amend the indenture;

     - reduce the percentage of holders of new notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture. (Section 902)

     Changes Requiring a Majority Vote. The second type of change to the indenture and the new notes is the kind that requires a vote in favor by holders of new notes and old notes owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for those described above and clarifying changes and certain other changes that would not adversely affect holders of the notes. The same vote would be required for us to obtain a waiver of all or part of the restrictive covenants described later or a waiver of a past default. However, we cannot obtain a waiver of a payment default (Section 513) or any other aspect of the indenture or the new notes listed in the first category described above under "-- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

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     Changes Not Requiring Approval. The third type of change does not require any vote by holders of notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the notes.

     The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described under "-- Defeasance" below.

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes, which are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding notes of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify, or as the trustee may specify if it sets the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time. (Section 104)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE NEW NOTES OR REQUEST A WAIVER.

DEFEASANCE

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally be released from any payment or other obligations on the notes, which is called "full defeasance", if we put in place the following other arrangements for you to be repaid:

     - we must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates;

     - there must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us; and/or

     - we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

     If we ever did accomplish full defeasance, as described above, you must rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall.

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the notes. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the new notes. In order to achieve covenant defeasance, we must do the following:

     - We must deposit in trust for your benefit and the benefit of all other direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

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     - We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves in accordance with their terms.

If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply:

     - Our promises previously described under "-- Restrictive Covenants" and any other covenants applicable to the notes as described in this prospectus.

     - The event of default relating to breach of those covenants as described below under "-- Events of Default -- What Is an Event of Default?".

     If we accomplish covenant defeasance, you could still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred, such as our bankruptcy, and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? The term "event of default" with respect to any series of notes means any of the following:

     - we do not pay the principal or any premium on a note of such series on its due date;

     - we do not pay interest, including additional interest, on a note of such series within 90 days of its due date;

     - we remain in breach of a restricted covenant described above under the section entitled "-- Restrictive Covenants" or any other terms of the indenture for 90 days after we receive written notice of default. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of such series; or

     - Cingular Wireless files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

     An event of default with respect to any series of notes will not create an event of default with respect to any other series.

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred with respect to any series of notes and has not been cured, the trustee or the holders of 25% in principal amount of the notes of such series may declare the entire principal amount of all the notes of such series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the notes of such series will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the notes of such series. (Section 502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, which is called an "indemnity". (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding notes of the applicable series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee to perform any other action under the indenture. (Section 512)

     Before you can bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of 25% in principal amount of all outstanding notes of the applicable series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     - the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after its due date. (Section 508)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default. (Section 1004)

REGARDING THE TRUSTEE

     The trustee's current address is Global Corporate Trust Services, 100 East Broad Street, 8th floor, Columbus, Ohio 43215.

     The indenture and the provisions of the Trust Indenture Act incorporated by reference in the indenture provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically stated in the indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 601)

     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any affiliate. If the trustee acquires any conflicting interest, as defined in the indenture or in the Trust Indenture Act, it must eliminate the conflict or resign. (Sections 608 and 613)

     The trustee is also the exchange agent with respect to the exchange offer, is a member of the syndicate of lenders for our $3 billion 364-day revolving credit facility and provides other commercial banking services for us.

                              PLAN OF DISTRIBUTION

     As discussed under "The Exchange Offer", based on an interpretation of the staff of the SEC, new notes issued pursuant to the exchange offer may be offered for resale and resold or otherwise transferred by a holder of these new notes (other than any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act and except as otherwise discussed below with respect to holders which are broker-dealers) without compliance with the registration and prospectus delivery requirements of the Securities Act so long as these new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of these new notes.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for us in connection with any such
resale. In addition, until           , 2002, all dealers effecting transactions
in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of these new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participated in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed with the initial purchasers of the old notes to pay expenses incident to the exchange offer other than commissions or commissions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this exchange offer, each broker-dealer that receives new notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or requires the making of any changes in this prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of this amended or supplemental prospectus to such broker-dealer.

     The interpretation of the staff of the SEC referred to in the first paragraph of this section does not apply to, and this prospectus may not be used in connection with, the resale by any broker-dealer of any new notes received in exchange for an unsold allotment of old notes purchased directly from us.

                           VALIDITY OF THE NEW NOTES

     The validity of the new notes will be passed upon for us by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Cingular Wireless LLC at December 31, 2000 and December 31, 2001 and for the period from April 24, 2000 (inception) through December 31, 2000 and the year ended December 31, 2001, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the SBC Domestic Wireless Group at December 31, 1999 and October 2, 2000 and for the year ended December 31, 1999 and for the period from January 1, 2000 to October 2, 2000, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the BellSouth Domestic Wireless Group at October 2, 2000 and for the period from January 1, 2000 to October 2, 2000, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of the BellSouth Domestic Wireless Group as of December 31, 1999, and for the year then ended included in this prospectus, have been so included in reliance on the report (which contains explanatory paragraphs relating to the derivation of the combined financial statements from the consolidated financial statements and accounting records of BellSouth Corporation and the adoption of AICPA Statement of Position 98-1 in 1999, as discussed in Note 1 to the combined financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                             CINGULAR WIRELESS LLC

                       CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 2000 AND 2001 AND FOR
                     PERIOD FROM APRIL 24, 2000 (INCEPTION)
                           THROUGH DECEMBER 31, 2000


                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   F-3
Consolidated Balance Sheets.................................   F-4
Consolidated Statement of Operations........................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Consolidated Statements of Changes in Members' Capital......   F-7
Notes to Consolidated Financial Statements..................   F-8


                             CINGULAR WIRELESS LLC

                 CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2002

                                                              PAGE
                                                              ----
Consolidated Balance Sheets.................................  F-27
Consolidated Statements of Operations.......................  F-28
Consolidated Statements of Cash Flows.......................  F-29
Consolidated Statements of Changes in Members' Capital......  F-30
Notes to Consolidated Financial Statements..................  F-31

                          SBC DOMESTIC WIRELESS GROUP

                         COMBINED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999
          AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-37
Combined Balance Sheets.....................................  F-38
Combined Statements of Operations...........................  F-39
Combined Statements of Cash Flows...........................  F-40
Combined Statements of Shareowner's Equity..................  F-41
Notes to Combined Financial Statements......................  F-42

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                         COMBINED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999
          AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000

                                                              PAGE
                                                              ----

Report of Independent Auditors..............................  F-56

Report of Independent Accountants...........................  F-57

Combined Statements of Operations...........................  F-58

Combined Balance Sheets.....................................  F-59

Combined Statements of Cash Flows...........................  F-60

Combined Statements of Shareowners' Equity (Deficit)........  F-61

Notes to Combined Financial Statements......................  F-62

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowners
Cingular Wireless LLC

     We have audited the accompanying consolidated balance sheets of Cingular Wireless LLC as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in members' capital, and cash flows for the year ended December 31, 2001 and for the period from April 24, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cingular Wireless LLC at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2001 and for the period from April 24, 2000 (inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
February 8, 2002
Atlanta, Georgia

                             CINGULAR WIRELESS LLC

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $   126   $   567
  Accounts receivable -- net of allowance for doubtful
     accounts of $67 and $131...............................    1,332     1,644
  Inventories...............................................      240       189
  Prepaid expenses and other current assets.................      234       157
                                                              -------   -------
          Total current assets..............................    1,932     2,557
Property, plant and equipment, net..........................    7,651     8,864
FCC licenses, net...........................................    6,278     7,403
Goodwill, net...............................................      791       859
Other intangible assets, net................................      542       493
Investments in and advances to equity affiliates............      297     2,023
Other assets................................................      490       331
                                                              -------   -------
          Total assets......................................  $17,981   $22,530
                                                              =======   =======

                       LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Debt maturing within one year.............................  $ 1,119   $    65
  Accounts payable..........................................      759     1,137
  Due to affiliates, net....................................      308        54
  Advanced billing and customer deposits....................      352       415
  Accrued liabilities.......................................    1,280     1,553
                                                              -------   -------
          Total current liabilities.........................    3,818     3,224
Long-term debt:
  Debt due to affiliates....................................   10,673     9,678
  Other long-term debt, net of discount.....................      607     2,788
                                                              -------   -------
          Total long-term debt..............................   11,280    12,466
Other noncurrent liabilities................................      160       505
                                                              -------   -------
Total liabilities...........................................   15,258    16,195
                                                              -------   -------
Minority interests in consolidated partnerships.............      458       485
Members' capital:
  Members' capital..........................................    4,620     6,030
  Receivable for properties to be contributed...............   (2,355)     (178)
  Accumulated other comprehensive loss......................       --        (2)
                                                              -------   -------
          Total members' capital............................    2,265     5,850
                                                              -------   -------
          Total liabilities and members' capital............  $17,981   $22,530
                                                              =======   =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                                 PERIOD FROM
                                                               APRIL 24, 2000      YEAR ENDED
                                                                   THROUGH        DECEMBER 31,
                                                              DECEMBER 31, 2000       2001
                                                              -----------------   ------------
Operating revenues:
  Service revenues..........................................       $2,814           $13,069
  Equipment sales...........................................          241             1,039
                                                                   ------           -------
          Total operating revenues..........................        3,055            14,108
Operating expenses:
  Cost of services (excluding depreciation of $293 and
     $1,291, which is included below).......................          581             2,752
  Cost of equipment sales...................................          393             1,652
  Selling, general and administrative.......................        1,279             5,235
  Depreciation and amortization.............................          421             1,921
                                                                   ------           -------
          Total operating expenses..........................        2,674            11,560
                                                                   ------           -------
Operating income............................................          381             2,548
Other income (expenses):
  Interest expense..........................................         (231)             (822)
  Minority interest in net income of consolidated
     partnerships...........................................          (32)             (122)
  Equity in net income (loss) of affiliates, net............            3               (68)
  Other, net................................................            7               164
                                                                   ------           -------
          Total other income (expenses).....................         (253)             (848)
                                                                   ------           -------
Income before provision for income taxes....................          128             1,700
Provision for income taxes..................................            1                 8
                                                                   ------           -------
          Net income........................................       $  127           $ 1,692
                                                                   ======           =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                               PERIOD FROM
                                                              APRIL 24, 2000
                                                                 THROUGH        YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   2000            2001
                                                              --------------   ------------
OPERATING ACTIVITIES:
Net income..................................................     $   127          $1,692
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................         421           1,921
  Provision for doubtful accounts...........................          57             333
  Gain on disposition of businesses.........................          --             (97)
  Minority interest in net income of consolidated
     partnerships...........................................          32             122
  Equity in net (income) loss of affiliates, net............          (3)             68
  Changes in operating assets and liabilities:
     Receivables............................................         (65)           (571)
     Other current assets...................................          (5)             98
     Accounts payable and other current liabilities.........         483             141
  Other, net................................................          15             (42)
                                                                 -------          ------
Net cash provided by operating activities...................       1,062           3,665
INVESTING ACTIVITIES:
Construction and capital expenditures.......................        (959)         (3,156)
Investments in and advances to equity affiliates............        (239)           (592)
Dispositions of businesses..................................          --              85
Acquisitions, net of cash received..........................         (20)           (289)
Other, net..................................................          --               7
                                                                 -------          ------
Net cash used in investing activities.......................      (1,218)         (3,945)
FINANCING ACTIVITIES:
Net repayment of amounts due to affiliates..................        (140)         (1,148)
Proceeds from issuance of senior notes, net of issuance
  costs.....................................................          --           1,973
Net borrowings (repayment) of commercial paper..............         699            (672)
Net repayment of long-term debt.............................        (324)            (37)
Distributions to members....................................          --            (639)
Net distributions to minority interests.....................         (70)           (126)
Contributions by members....................................         117           1,370
                                                                 -------          ------
Net cash provided by financing activities...................         282             721
                                                                 -------          ------
Net increase in cash and cash equivalents...................         126             441
Cash and cash equivalents at beginning of period............          --             126
                                                                 -------          ------
Cash and cash equivalents at end of period..................     $   126          $  567
                                                                 =======          ======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
                             (DOLLARS IN MILLIONS)

Balance at April 24, 2000...................................   $    --
  Net income................................................       127
  Contributions from members................................     4,493
  Receivable for pending contributions......................    (2,355)
                                                               -------
Balance at December 31, 2000................................     2,265
  Net income................................................     1,692
  Contributions from members................................     2,534
  Distributions to members..................................      (639)
  Other comprehensive loss..................................        (2)
                                                               -------
Balance at December 31, 2001................................   $ 5,850
                                                               =======

                                                                 PERIOD FROM
                                                               APRIL 24, 2000      YEAR ENDED
                                                                   THROUGH        DECEMBER 31,
                                                              DECEMBER 31, 2000       2001
                                                              -----------------   ------------
SUMMARY OF COMPREHENSIVE INCOME (LOSS):
Net income..................................................        $127             $1,692
  Net unrealized loss on securities.........................          --                 (1)
  Minimum pension liability adjustment......................          --                 (1)
                                                                    ----             ------
          Total comprehensive income........................        $127             $1,690
                                                                    ====             ======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              PERIOD FROM APRIL 24, 2000 THROUGH DECEMBER 31, 2000
                        AND YEAR ENDED DECEMBER 31, 2001
                             (DOLLARS IN MILLIONS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Cingular Wireless LLC (the Company) is a Delaware limited liability company, formed by SBC Communications Inc. (SBC) and BellSouth Corporation (BellSouth) as the operating company for their U.S. wireless joint venture. The parties entered into an agreement to form the Company in April 2000, subject to regulatory approvals. Cingular Wireless Corporation acts as the Company's manager and controls the Company's management and operations. The Company provides advanced domestic wireless communications services, including local, long distance, and roaming services using both cellular and personal communications services. Wireless services and products also include certain voice and data enhanced services, interactive messaging services and wireless equipment.

     On October 2, 2000, SBC and BellSouth (the members) contributed substantially all of their U.S. wireless assets in exchange for approximately 60% and 40% economic interests, respectively, in the Company, and the Company began doing business under the "Cingular" brand name. SBC and BellSouth have joint voting control of the Company's operations by virtue of the stockholder's agreement pertaining to their ownership of Cingular Wireless Corporation. All assets and liabilities contributed to the venture have been recorded at their historical basis of accounting. At the contribution date, assets and liabilities of $12,381 and $9,958, respectively, were contributed by SBC; assets and liabilities of $7,099 and $5,029, respectively, were contributed by BellSouth. Included in these amounts were estimated assets and liabilities of operations to be contributed to the Company after the original contribution date and are reflected as "Receivable for pending contributions" on the Consolidated Statement of Changes in Members' Capital at December 31, 2000.

     As provided for in the Contribution and Formation Agreement between the Company, SBC and BellSouth, additional contributions of wireless operations and assets in certain markets were made throughout 2001. The contribution by SBC of wireless operations and assets in the Arkansas markets, or an equivalent amount in cash if such assets are not contributed, was still pending as of December 31, 2001. Until such time as the contribution is made, the Company continues to manage the properties for a fee. Fees received for managing the Arkansas markets for the periods ended December 31, 2000 and 2001 were $9 and $28, respectively. For the wireless businesses contributed in 2001, the Company received management fees in 2000 and 2001, respectively, of $5 and $22 for services provided prior to the actual dates of contribution.

     These financial statements include charges from SBC and BellSouth for certain expenses pursuant to various agreements (see Notes 10 and 12). These expenses are considered to be a reasonable reflection of the value of services provided or the benefit received by the Company.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, valuation of inventory, investments and asset impairment.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and entities in which the Company exercises control. Other parties' interests in consolidated entities are reported as minority interests.

                             CINGULAR WIRELESS LLC

The equity method is used to account for investments for which the Company exercises significant influence but does not control. All significant intercompany transactions are eliminated in the consolidation process.

OPERATING SEGMENTS

     The Company manages the business as one reportable business segment, wireless communications services. The Company operates only domestically.

FCC LICENSES

     The Federal Communications Commission (FCC) issues licenses that authorize wireless carriers to provide service in specific geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Company expire at various dates. The Company believes that it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

REVENUE RECOGNITION

     The Company earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue is recognized when earned throughout the normal billing cycle. Airtime revenue, including roaming revenue and long-distance revenue, is recognized when the service is rendered. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. The Company defers non-refundable, up-front activation fees and associated costs to the extent of the related revenues and amortizes these amounts over the estimated customer relationship period, which is currently estimated to be three years.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin Number 101 (SAB 101), "Revenue Recognition in Financial Statements," which the Company adopted in 2000. SAB 101 addresses, among other items, when revenue relating to non-refundable, up-front fees and associated costs should be recognized. The Company has recorded deferred revenues and deferred expenses of equal amount in the balance sheets. As of December 31, 2000, upon adoption of SAB 101 deferred revenue and expenses were $105.

INCOME TAXES

     Substantially all of the operating units controlled and consolidated by the Company are either limited liability companies or partnerships. Accordingly, in most tax jurisdictions, tax items flow through to the members who are taxed at their level pursuant to federal and state income tax laws. The members or partners are responsible for their tax liabilities resulting from income earned at the member or partner level. The Company is not subject to income taxes at the limited liability company or partnership level in most tax jurisdictions. There are a few tax-paying subsidiaries for which the Company has provided an income tax provision.

REQUIRED DISTRIBUTIONS

     The Company is required to make periodic distributions to its members on a pro rata basis in accordance with each member's ownership interest in amounts sufficient to permit members to pay the tax liabilities resulting from allocations of income tax items from the Company. During 2001, the Company made distributions to members of $47 related to 2000 tax liabilities and $592 related to 2001 tax liabilities.

                             CINGULAR WIRELESS LLC

     Additionally, the Company is required to distribute to its members 50% of its "excess cash," as defined, at the end of each fiscal year, as generated from the Company's operations, less forecasted cash needs for the upcoming fiscal year and distributions made to the members for their tax payments. In 2000 and 2001, the Company was not required to make any distributions of excess cash to the members and does not anticipate being required to make any such distributions over the next several years.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with original maturities of three months or less. Checks outstanding of $289 and $534 have been included in "Accounts payable" in the balance sheets as of December 31, 2000 and 2001, respectively.

ACCOUNTS RECEIVABLE

     Accounts receivable from customers are generally unsecured and are due within 30 days. Credit losses relating to these receivables consistently have been within management's expectations. Expected credit losses are recorded as an allowance for doubtful accounts in the balance sheets.

INVENTORIES

     Inventories consist principally of wireless mobile telephone handsets and accessories and are valued at the lower of weighted-average cost or market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost less accumulated depreciation and amortization. The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using the straight-line method over their estimated economic lives. Effective January 1, 2001, the Company conformed the estimated economic useful lives from those used by its predecessor entities. These useful lives are applied to all assets purchased after January 1, 2001. This change did not have a material effect on the Company's results of operations. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized and included in operating results.

     Interest expense and network engineering costs incurred during the construction phase of the Company's wireless network are capitalized as part of property, plant and equipment until the projects are completed and placed into service.

SOFTWARE CAPITALIZATION

     The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1. These capitalized software costs are included in "Property, plant and equipment, net" in the balance sheets and are being amortized ratably over a period not to exceed five years.

INTANGIBLE ASSETS

     Intangible assets consist primarily of FCC licenses, the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill), and customer lists. In 2000 and 2001, goodwill and licenses were amortized using the straight-line method over 20 to 40 years and 40 years, respectively. Accumulated amortization for FCC licenses as of December 31, 2000 and 2001, respectively, was $781 and $1,167; for goodwill, accumulated amortization at December 31, 2000 and 2001 was $130 and

                             CINGULAR WIRELESS LLC

$146, respectively. Customer lists represent values placed on customers of acquired businesses. The Company's customer lists are amortized over a five-year period primarily using the straight-line method.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets, including property, plant and equipment, FCC licenses, goodwill, customer lists and investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Company intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. For assets the Company intends to dispose of, a loss is recognized if the carrying amount of the asset is more than fair value, net of the costs of disposal. The Company principally uses the discounted cash flow method to estimate the fair value of its long-lived assets. The discount rate applied to the undiscounted cash flows is consistent with the Company's weighted-average cost of capital.

     The Company periodically evaluates the useful lives of its wireless network equipment and other equipment based on technological and other industry changes to determine whether events or changes in circumstances warrant revisions to the useful lives.

DEFERRED FINANCING COSTS

     In connection with the issuance of Senior Notes in December 2001 described in Note 7, the Company recorded $20 of deferred costs for underwriting fees and other related debt issuance costs. These deferred costs are included in "Other assets" in the balance sheet, and are amortized over the related terms of the notes using the effective interest method.

ADVERTISING COSTS

     Costs for advertising products and services or corporate image are expensed as incurred. Total advertising expenses were $152 and $509 for the periods ended December 31, 2000 and 2001, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company maintains foreign exchange-forward contracts to hedge foreign currency transactions, specifically Japanese Yen denominated capital lease obligations. The foreign exchange-forward contracts generally require the Company to exchange U.S. Dollars for Yen at maturity at rates agreed to at the inception of the contracts. Changes in the fair value of the foreign exchange forward contracts are recognized in "Other, net" in the statements of operations. Gains (losses) on the foreign exchange forward contracts largely offset foreign currency losses (gains) on Japanese Yen denominated capital lease obligations. The fair value of foreign exchange forward contracts is included in "Other noncurrent liabilities" in the balance sheets.

     The Company could be at risk if the counterparties do not contractually comply. Should the counterparties not comply, the ultimate impacts will be a function of the difference, if any, in the cost of acquiring Yen at the maturity versus the contractually agreed upon price.

NEW ACCOUNTING STANDARDS

     In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement supersedes SFAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" however, it retains the fundamental provisions of that

                             CINGULAR WIRELESS LLC
statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." The statement provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset or asset group be disposed of other than by sale (e.g., abandoned) be classified as "held and used" until it is disposed of, requires revision of the depreciable life of a long-lived asset to be abandoned, and establishes more restrictive criteria to classify an asset or asset group as "held for sale." The statement is effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 effective January 1, 2002 and this statement is not expected to have an impact on the Company's results of operations, financial position or cash flows.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This statement is effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS No. 143 effective January 1, 2003 and is currently evaluating the impact of this statement on results of operations, financial position and cash flows.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating the use of the pooling-of-interests method of accounting for business combinations. In addition, SFAS No. 141 requires intangible assets be recorded apart from goodwill if they meet certain criteria. SFAS No. 142, which includes the requirement to test goodwill and indefinite lived intangible assets for impairment rather than amortize them, will be effective for fiscal years beginning after December 15, 2001. We believe that FCC licenses qualify as indefinite life intangibles and will accordingly cease our practice of amortizing them beginning January 1, 2002. Amortization expense for goodwill and FCC licenses was approximately $7 and $47, respectively, for the period ended December 31, 2000 and $28 and $202, respectively, for the year ended December 31, 2001. During the first quarter of 2002, the Company will perform the first of the required impairment tests of goodwill and FCC licenses. The Company has not yet determined the effect that these tests will have on its results of operations and financial position. The results of these tests will not have an impact on the Company's cash flows.

     The following table shows net income for the period from April 24, 2000 through December 31, 2000, and for the year ended December 31, 2001, adjusted to exclude amortization expense related to goodwill and indefinite lived FCC licenses.

                                                               PERIOD FROM
                                                              APRIL 24, 2000
                                                                 THROUGH        YEAR ENDED
                                                               DECEMBER 31,    DECEMBER 31,
                                                                   2000            2001
                                                              --------------   ------------
Net income -- as reported...................................       $127           $1,692
Add back: Goodwill amortization, net of tax.................          7               28
Add back: License amortization, net of tax..................         47              202
                                                                   ----           ------
Net income -- as adjusted...................................       $181           $1,922
                                                                   ====           ======

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivative instruments will be recorded to earnings or other comprehensive income depending on the use of the derivative instrument and whether it qualifies for hedge accounting. SFAS

                             CINGULAR WIRELESS LLC

No. 133, as amended, was adopted by the Company on January 1, 2001 and did not have a significant impact on the Company's results of operations, financial position or cash flows.

RECLASSIFICATIONS

     Certain amounts have been reclassified in the fiscal year 2000 consolidated financial statements to conform to the current year presentation.

2. CONTRIBUTIONS, ACQUISITIONS, DISPOSITIONS AND LICENSE EXCHANGE

CONTRIBUTIONS

     In September 2001, SBC contributed its controlling 50% equity interest in Cellular Communications of Puerto Rico. Additional contributions by SBC were made in May 2001, when a minority interest in the Washington/Baltimore cellular operation held by an SBC affiliate was contributed to the Company. In March 2001, SBC contributed its interest in the operations and assets of a Michigan wireless business and certain assets of an SBC affiliate. The aggregate net book value of these contributions totaled $831.

     In December 2000, BellSouth exercised its option to redeem the 55.6% limited partnership interest of AT&T Wireless Services, Inc. (AT&T Wireless) in AB Cellular by distributing to AT&T Wireless the Los Angeles area cellular business. Following this transaction, BellSouth held the remaining assets of the AB Cellular partnership, which included 100% of the Houston area cellular market, 87.35% of the Galveston area cellular market and $1,163 in cash. In January 2001, BellSouth contributed the operations and assets of the AB Cellular partnership to the Company; the aggregate net book value of the contribution was $1,727. The majority of the cash contributed was used to pay affiliate debt in accordance with terms of the Contribution and Formation Agreement.

     The results of operations of these contributions are included in the Company's statements of operations as of their respective contribution dates.

     As stipulated by the Contribution and Formation Agreement, amounts may be due to (from) SBC or BellSouth to the extent that the carrying amounts of net assets as of the contribution date is more (less) than the agreed upon amount at formation. In 2001, the Company paid a net amount of $186, plus accrued interest from the date of contribution to the members under these provisions.

ACQUISITIONS

     In May 2001, the Company purchased from SBC for $151 a 10% minority interest in the Washington/Baltimore wireless business that SBC acquired from affiliates of Vivendi Universal. Concurrent with this purchase, SBC also contributed a minority interest in the Washington/Baltimore operations held by an SBC affiliate. As a result of the purchase and contribution of minority interests from SBC, the Company holds a 100% interest in the Washington/Baltimore wireless business.

     The minority interest acquisition was accounted for under the purchase method of accounting. The purchase price in excess of the proportionate interest in the underlying fair value of identifiable net assets acquired is being amortized using the straight-line method over a 20-year period. The acquisition of minority interests did not have a significant impact on the consolidated results of operations for 2001, nor would it had it occurred on October 2, 2000, the original contribution date.

     In November 2001, the Company acquired two 15-MHz licenses covering two million people, referred to as "POPs," in the Salt Lake City and Provo Basic Trading Areas (BTAs) in Utah for $140 in cash.

                             CINGULAR WIRELESS LLC

DISPOSITIONS

     In March 2001, the Company and ALLTEL Corporation agreed to dissolve a wireless partnership and distributed the related partnership assets. The Company recognized the partnership assets received at fair value and a related gain of $76, which is included in "Other, net" in the statement of operations.

LICENSE EXCHANGE

     In May 2001, the Company and VoiceStream Wireless Corporation (VoiceStream) exchanged licenses covering approximately 36 million POPs each. The Company received licenses covering 10 MHz of spectrum for the New York major trading area (MTA) and for each of the St. Louis and Detroit basic trading areas (BTAs). In exchange, the Company transferred to VoiceStream licenses covering 10 MHz of spectrum out of the 30 MHz of spectrum that it had in the California and Nevada markets. This transaction was accounted for as a like-kind exchange at historical cost.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                          ESTIMATED       DECEMBER 31,
                                                        USEFUL LIVES    -----------------
                                                         (IN YEARS)      2000      2001
                                                        -------------   -------   -------
Land..................................................      --          $    49   $    56
Buildings and building improvements...................   10 - 25          2,463     2,812
Operating and other equipment.........................    3 - 20          8,859    10,322
Furniture and fixtures................................    3 - 10          1,060     1,486
Construction in progress..............................      --              558       644
                                                                        -------   -------
                                                                         12,989    15,320
Less: accumulated depreciation and amortization.......                   (5,338)   (6,456)
                                                                        -------   -------
Property, plant and equipment, net....................                  $ 7,651   $ 8,864
                                                                        =======   =======

     Capitalized interest costs for the periods ended December 31, 2000 and 2001 were $2 and $16, respectively. Network engineering costs capitalized during the periods ended December 31, 2000 and 2001 were $21 and $116, respectively.

     The net book value of assets recorded under capital leases was $347 and $771 at December 31, 2000 and 2001, respectively. These capital leases principally relate to towers and other operating equipment. At December 31, 2001, approximately $110 of assets under capital leases are used in the Company's Factory venture with VoiceStream, pursuant to contractual agreements (see Note 5, Investments in and Advances to Equity Affiliates, for further discussion of this arrangement). Amortization of assets recorded under capital leases is included in depreciation expense. During 2000 and 2001, capital lease additions totaled $6 and $389, respectively.

     Depreciation expense for the periods ended December 31, 2000 and 2001, respectively, was $324 and $1,514.

                             CINGULAR WIRELESS LLC

4. OTHER INTANGIBLE ASSETS

     Other intangible assets are summarized as follows:

                                                            ESTIMATED      DECEMBER 31,
                                                          USEFUL LIVES    ---------------
                                                           (IN YEARS)      2000     2001
                                                          -------------   ------   ------
Customer lists..........................................      5           $  897   $1,070
Other...................................................    3 - 5            160      167
                                                                          ------   ------
                                                                           1,057    1,237
Less: accumulated amortization..........................                    (515)    (744)
                                                                          ------   ------
Other intangible assets, net............................                  $  542   $  493
                                                                          ======   ======

5. INVESTMENTS IN AND ADVANCES TO EQUITY AFFILIATES

     The Company has investments in affiliates for which it does not have a controlling interest that are accounted for under the equity method. The more significant of these investments are GSM Facilities, LLC (Factory), and Salmon PCS LLC (Salmon).

     Investments in and advances to equity affiliates consist of the following:

                                                              DECEMBER 31,
                                                              -------------
                                                              2000    2001
                                                              ----   ------
Investment in Factory.......................................  $ --   $1,275
Investment in Salmon........................................    --      262
Advances to Salmon..........................................   239      475
Other.......................................................    58       11
                                                              ----   ------
Investments in and advances to equity affiliates............  $297   $2,023
                                                              ====   ======

FACTORY

     On October 12, 2001, the Company and VoiceStream agreed to form a jointly controlled venture (Factory), and on November 1, 2001 contributed portions of their existing network infrastructures covering approximately 56 million POPs to Factory. Factory provides both companies access to network infrastructure in the California, Nevada and New York City markets. The Company and VoiceStream have retained ownership and control of licenses in those markets. The Company contributed to Factory network assets with a carrying value of $1,271. In addition, Factory will make monthly payments on approximately $166 of the Company's tower capital lease obligations and assumed other liabilities which are reflected in the Company's investment in Factory. The Company and VoiceStream will independently market their services to customers using their respective brand names and utilizing their own sales, marketing, billing and customer care operations. In the event the Factory venture is terminated, under certain circumstances, the parties may have the right to exchange certain licenses.

     The Company and VoiceStream have agreed to jointly fund capital expenditures of Factory. During the period from November 1, 2001 to December 31, 2001, the Company made additional cash contributions of $208 to Factory, principally related to capital expenditures in the California and Nevada markets. Additional contributions to Factory will generally be based on the Company's proportionate share of the annual capital expenditure requirements and such contributions will be accounted for as an increase to the Company's investment in Factory. The Company has also agreed to contribute $450 in fiscal years 2002 and 2003.

                             CINGULAR WIRELESS LLC

     The monthly cash operating expenses of Factory are charged to the Company and VoiceStream based upon their share of the total minutes of use on the respective networks. Charges for network services provided by Factory are included in "Cost of services" in the statement of operations ($36 for the period from November 1, 2001 to December 31, 2001).

     The Company performs certain technical and management services for Factory, for which it billed Factory $39 for the period from November 1, 2001 to December 31, 2001. The associated costs of these services, net of billings, are included in "Cost of services" in the statement of operations. At December 31, 2001, the Company had $19 due from Factory, which is included in "Due to affiliates, net" in the balance sheet.

     Factory is expected to incur net losses due to depreciation and interest expense, which are not reimbursed by the Company and VoiceStream. For the period November 1, 2001 to December 31, 2001, the Company recorded equity in the net loss of Factory of $32. At December 31, 2001, the Company had a membership interest in Factory of approximately 75%.

SALMON

     In November 2000, the Company and Crowley Digital Wireless, LLC (Crowley Digital) entered into an agreement, pursuant to which Salmon was formed to bid as a favored entity under the FCC rules for certain 1900 MHz band personal communications services (PCS) licenses auctioned by the FCC in January 2001. As of December 31, 2001 the Company had an approximate 80% non-controlling equity interest in Salmon. Salmon is controlled by Crowley Digital, which in turn is controlled by George D. Crowley, Jr. Mr. Crowley is not an employee or director of the Company, Cingular Wireless Corporation, SBC or BellSouth, nor has he been previously. Salmon was the successful bidder for 79 licenses that cost approximately $2,300, of which $1,700 remains to be paid if the FCC grants all the remaining licenses to Salmon. As of December 31, 2001, the FCC has granted to Salmon 45 auctioned licenses, for which Salmon paid $241. The remaining 34 licenses are subject to bankruptcy proceedings of the carriers from whom they were reclaimed for auction by the FCC. There is substantial uncertainty as to whether Salmon will be granted the remaining 34 licenses.

     Management control of Salmon is vested in Crowley Digital under the terms of Salmon's limited liability company agreement. Crowley Digital appoints three of the five members of Salmon's management committee. The Company does not have the unilateral ability to control any actions by Salmon. As a result, the Company's non-controlling interest in Salmon is accounted for as an equity investment.

     Salmon has entered into a management agreement for a term of eight years, under which it has hired the Company to act as the manager of its PCS systems, subject to its oversight and control. In addition, pursuant to a trademark license agreement, Salmon has elected to use Company trademarks in its business to offer Cingular-branded services. The Company will receive a licensing fee of $10 in the first year, 5% of Salmon's gross revenues thereafter until Salmon's EBITDA is positive for two consecutive quarters and 7% of Salmon's gross revenue thereafter. Salmon can terminate the management agreement at any time with one year's notice. During 2001, the Company earned $3 in management and licensing fees from Salmon.

     Crowley Digital has the right to put its interest in Salmon to the Company at a cash price equal to Crowley Digital's investment plus a specified rate of return, which put can be exercised at certain times beginning with the completion of Salmon's build-out in a manner that satisfies FCC rules and ending six months before the seventh anniversary of the date on which the last license is granted to Salmon in the auction. The present value of this put obligation, estimated at approximately $110, is included in "Other noncurrent liabilities" in the balance sheet at December 31, 2001. The put obligation results in a basis difference in the Company's investment in Salmon.

     The Company has entered into a credit agreement with Salmon under which the Company will provide, upon Salmon's request, through secured loans, substantially all of the capital Salmon will require to pay for

                             CINGULAR WIRELESS LLC
the licenses, to build out its system and for working capital, subject to limits on the amount of these loans. The Company's commitment to make such loans to Salmon under the credit agreement ends no later than November 6, 2006. Loans are repayable no later than May 6, 2008, with interest at a rate of 9% per annum or 14% per annum if the management agreement or trademark agreement is terminated. Interest is not payable in cash until two years after the substantial completion of the build-out of the Salmon system in a manner that satisfies FCC rules (or beginning on the date the management or trademark license agreement has been terminated). For the three years thereafter, only portions of the interest are payable in cash. There is no scheduled amortization for the loans prior to the maturity date. As of December 31, 2001, Salmon owed the Company approximately $475 under the credit agreement.

     In October 2001, with the granting of certain licenses to Salmon by the FCC, the Company contributed approximately $191 in equity to Salmon. The Company has an additional equity commitment to Salmon of $92. Until Salmon's networks are built out and it has acquired a significant number of subscribers, it is expected to generate significant operating losses. Crowley Digital, the other member of Salmon, is not committed to provide equity funding in excess of its initial capital contribution of $50. As a result, the Company will recognize 100% of Salmon's losses at such time as Crowley Digital's capital contribution has been eliminated due to its proportionate share of Salmon's losses. For the year ended December 31, 2001, the Company recorded equity in the net loss on Salmon of $43 and capitalized interest of $3 on its investment in and advances to Salmon.

     Summarized unaudited financial information with respect to Salmon and Factory is as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              2000    2001
                                                              ----   ------
Balance Sheet Information:
  Current assets............................................  $ --   $   25
  Noncurrent assets.........................................   239    2,594
  Current liabilities.......................................     1       31
  Noncurrent liabilities....................................   241      643
  Net equity/(deficit)......................................    (3)   1,945

                                                              PERIOD FROM
                                                             APRIL 24, 2000
                                                                THROUGH        YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2000            2001
                                                             --------------   ------------
Income Statement Information:
  Revenues.................................................       $ --            $ 50
  Costs and expenses (excluding depreciation)..............          1              57
  Depreciation expense.....................................         --              41
  Operating loss...........................................         (1)            (48)
  Interest expense.........................................          2              40
  Net loss.................................................         (3)            (88)

                             CINGULAR WIRELESS LLC

6. ACCRUED LIABILITIES

     Accrued liabilities are summarized as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     2001
                                                              ------   ------
Accrued equipment purchases.................................  $  496   $  705
Taxes other than income.....................................     220      217
Payroll and other related liabilities.......................      --      187
Agent commissions...........................................     139      104
Advertising.................................................      60       25
Other.......................................................     365      315
                                                              ------   ------
Total accrued liabilities...................................  $1,280   $1,553
                                                              ======   ======

7. DEBT

DEBT MATURING WITHIN ONE YEAR

     Debt maturing within one year is summarized as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                               2000    2001
                                                              ------   ----
Commercial paper............................................  $  699   $27
Due to affiliates...........................................     381    --
Current maturities of long-term debt........................      39    38
                                                              ------   ---
Debt maturing within one year...............................  $1,119   $65
                                                              ======   ===

     The Company initiated a $6,000 commercial paper program in November 2000. The weighted-average interest rate on commercial paper was 6.5% and 2.5% at December 31, 2000 and 2001, respectively. In November 2000, the Company entered into a $3,000 unsecured 364-day revolving bank credit facility to support the commercial paper program. The bank credit facility was renewed in November 2001 and expires on November 18, 2002. JP Morgan Chase Bank serves as administrative agent for the facility. The bank credit facility includes events of default and covenants, including a leverage ratio maintenance requirement, and a limitation on mergers and sale of all or substantially all of the Company's assets. The credit facility provides that each lender will have the option to terminate its commitment to make additional loans and declare all outstanding amounts to be due and payable upon a change in control of the Company. The credit facility also gives the Company the option to convert revolving loans outstanding on the maturity date to one-year term loans. As of December 31, 2000 and 2001, the Company had no outstanding borrowings under the credit facility.

     The debt due to affiliates maturing within one year represents the net amount due to SBC and BellSouth, as provided for in the Contribution and Formation Agreement. Amounts due under the Contribution and Formation Agreement have a fixed interest rate of 7.5%.

                             CINGULAR WIRELESS LLC

LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
Due to affiliates, 7.5%, due March 31, 2004.................  $10,673   $ 9,678
Due to external parties:
  5.625% Senior Notes, due December 15, 2006................       --       500
  6.5% Senior Notes, due December 15, 2011..................       --       750
  7.125% Senior Notes, due December 15, 2031................       --       750
  Capital leases, 8%........................................      406       648
  Capital leases, Japanese Yen and U.S. Dollar denominated,
     4.55% - 7.13%..........................................      178       110
  Other.....................................................       62        80
                                                              -------   -------
          Total long-term debt, including discount and
             current maturities.............................   11,319    12,516
Unamortized discount on Senior Notes........................       --       (12)
Current maturities of long-term debt........................      (39)      (38)
                                                              -------   -------
          Total long-term debt..............................  $11,280   $12,466
                                                              =======   =======

     Interest accrues and is payable on loans from affiliates monthly. Interest expense on the affiliate loans for the periods ended December 31, 2000 and 2001 was $219 and $735, respectively. Although the loans mature on March 31, 2004, the Company may prepay them at any time, subject to the provisions described below.

     SBC and BellSouth have agreed, to the extent described below, to subordinate their repayment rights applicable to the affiliate loans to the repayment rights of the senior debt. Senior debt includes the Company's Senior Notes, commercial paper, any debt outstanding under its bank credit facility, as well as bank notes and other borrowings from third parties designated as such and to which SBC and BellSouth have specifically agreed to be subordinate. The payment of principal and interest on the subordinated affiliate loans by the Company is prohibited during bankruptcy or senior debt payment default, or in the event of an acceleration of the subordinated debt upon its default, until the senior debt has been repaid in full. The payment of principal and interest on the subordinated affiliate loans is also prohibited, with limited exceptions, during a covenant or other non-payment default under the credit facility (unless waived by the banks), but may continue during a non-payment default on the Senior Notes or other senior debt.

     In December 2001, the Company completed the sale of $2,000 of Senior Notes under Rule 144A of the Securities Act of 1933. The Senior Notes are unsecured obligations and rank equally with all other unsecured and unsubordinated indebtedness. Interest on the Senior Notes is payable in arrears semi-annually on June 15 and December 15, beginning June 15, 2002.

     The Senior Notes are governed by an indenture with Bank One Trust Company, N.A., which acts as trustee. The indenture provides that the Company will not subject its property or assets to any mortgage or other encumbrance unless the Senior Notes are secured equally and ratably with other indebtedness that is secured by that property or assets. There is no sinking fund or mandatory redemption applicable to the Senior Notes. The Senior Notes are redeemable, in whole or in part, at any time at a price equal to their principal amount plus any accrued interest and any "make-whole" premium, which is designed to compensate the investors for early payment of their investment. The premium is the excess of (i) the present value of all future scheduled principal and interest payments of the Senior Notes to be redeemed, calculated by discounting the aggregate amount of such payments by a percentage factor related to the yield to maturity on U.S. Treasury securities with a constant maturity equal to the then remaining maturity of the Senior Notes being prepaid, over (ii) the principal amount of the Senior Notes to be redeemed.

                             CINGULAR WIRELESS LLC

     In December 2000, the Company repaid a note payable to Bank of America in the amount of $310.


     Cash paid for interest, inclusive of amounts paid to affiliates, for the periods ended December 31, 2000 and 2001 was $292 and $883, respectively.


     Maturities of long-term debt outstanding at December 31, 2001, are summarized below:

Maturities
  2002......................................................   $    38
  2003......................................................        41
  2004......................................................     9,765
  2005......................................................         6
  2006......................................................       504
  Thereafter................................................     2,162
                                                               -------
          Total.............................................   $12,516
                                                               =======

8. FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, advanced billing and customer deposits, and other current liabilities are reasonable estimates of their fair value due to the short-term nature of these instruments. At December 31, 2001, the carrying value of the Senior Notes issued in December 2001 approximates fair value. The carrying value of the long-term debt due to affiliates approximates fair value since the Company may prepay the debt, at any time without penalty.

     The Company maintains foreign exchange-forward contracts to hedge exposures to foreign exchange risk associated with Japanese Yen denominated capital lease obligations. The contracts are designated as cash flow hedges. The contracts, which have an aggregate notional amount of $142 and $138, respectively, at December 31, 2000 and 2001, expire at various dates from 2002 to 2005. The notional amount of the foreign exchange-forward contracts equals the future minimum lease payments required to be paid in Japanese Yen. The fair values of the foreign exchange-forward contracts were $20 and $42 at December 31, 2000 and 2001, respectively, and are recorded in "Other noncurrent liabilities" in the balance sheets. Losses on changes in the fair value of the foreign exchange-forward contracts were $10 and $22, respectively, for the periods ended December 31, 2000 and 2001, and are recorded in "Other, net" in the statements of operations.

9. CONCENTRATIONS OF RISK

     The Company relies on local and long-distance telephone companies and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

     Although the Company attempts to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Company's needs as it builds out and upgrades its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Company's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

     Financial instruments that potentially subject the Company to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the

                             CINGULAR WIRELESS LLC
composition of the customer base, which includes a large number of individuals and businesses. No customer accounted for more than 10% of combined revenues in the periods ended December 31, 2000 and 2001.

     Approximately 12,000, or 33%, of the Company's employees are represented by the Communications Workers of America, with contracts expiring on various dates between September 2002 and February 2005. Approximately 2% of these bargained employees are covered by agreements that expire within one year. Most of the contracts contain no-strike clauses. The Company is contractually required to maintain a position of neutrality and to allow card-check balloting with respect to unionization and will support the determination of employees.

10. RELATED PARTY TRANSACTIONS

     In addition to the affiliate transactions described elsewhere in these financial statements, other significant transactions with related parties are summarized in the succeeding paragraphs.

     On October 2, 2000, the Company entered into a transition services agreement with BellSouth and SBC, pursuant to which BellSouth and SBC each provided transition services and products for a limited period of time. The services provided by both BellSouth and SBC included government and regulatory affairs, finance, compensation and benefit accounting, human resources, internal audit, risk management, legal, security, and tax. The fees were determined based upon the costs of providing the expected level of services. The Company has terminated most of these services and assumed them internally.

     The Company also entered into wireless agency agreements with subsidiaries of SBC and BellSouth. Such subsidiaries and any of their affiliates that make an election to do so will act as authorized agents exclusively on the Company's behalf for the sale of its wireless services to subscribers in SBC's and BellSouth's respective incumbent service territories. The Company is free to contract with other agents, including retailers and other distributors, for the sale of its wireless services in both of the members' incumbent service territories and elsewhere throughout the United States. In addition to unilateral rights of the SBC and BellSouth and their affiliates to terminate after October 2, 2003 and to our right to terminate in certain events, each wireless agency agreement terminates upon breach, mutual agreement of the parties or on December 31, 2050.

     The Company also agreed under certain circumstances to sell to SBC and BellSouth and their affiliates, as resellers, both existing and future wireless services and features offered by the Company's wireless systems and under roaming agreements. The Company is not required to provide any customer service or billing services to the resellers' customers. Each reseller agreement terminates on October 2, 2050 or upon mutual agreement of both parties.

     The Company incurred local interconnect and long distance charges from SBC and BellSouth and their affiliates for the periods ended December 31, 2000 and 2001, of $103 and $385, respectively, which were included in "Cost of services" in the statements of operations. For the year ended December 31, 2001, the Company incurred charges of $33 from SBC and BellSouth and their affiliates for agent commissions and compensation paid to affiliates and agents, which was included in "Selling, general and administrative" in the statement of operations.

     The Company incurred expenses of $153 for charges from SBC and BellSouth affiliates for services under the transition services agreement, during the period ended December 31, 2000. For the year ended December 31, 2001, the Company incurred charges for similar services of $267.

     Included in affiliate charges are services under contract with Amdocs Limited (Amdocs), a software company affiliated with SBC, to provide ongoing information systems development and support services. Charges for Amdocs development and support services for the periods ended December 31, 2000 and 2001 were $16 and $63, of which $11 and $32 was capitalized, respectively.

                             CINGULAR WIRELESS LLC

     The Company had receivables from affiliates of $42 and $85 and payables to affiliates of $350 and $139 at December 31, 2000 and 2001, respectively.

11. INCOME TAXES

     Substantially all of the operating units controlled and consolidated by the Company are either partnerships or limited liability entities that are taxed as partnerships under federal and state income tax laws. Therefore, income tax items flow through to the members.

     The Company is required to make periodic distributions to its members on a pro rata basis in accordance with each member's ownership interests in amounts sufficient to permit members to pay the tax liabilities resulting from allocations of income tax items from the Company.

     At December 31, 2000 and 2001, the reported amounts of the Company's net assets exceeded their tax bases by approximately $6,900 and $7,900, respectively. This basis differential is principally attributable to accelerated tax depreciation of the assets.

     In connection with the contribution of the Puerto Rico wireless operations in September 2001 as discussed in Note 2, the Company assumed $183 of deferred tax liabilities. These deferred tax liabilities, which are included in "Other noncurrent liabilities" in the balance sheet, principally relate to book and tax basis differences on intangible assets.

12. EMPLOYEE BENEFITS

     In conjunction with the contribution of their U.S. wireless assets and operations to the Company, SBC and BellSouth transferred their respective wireless employees and related obligations and liabilities to one or more of their wholly-owned subsidiaries which are leasing companies. Under employee leasing agreements, the leasing companies agreed to lease all of their employees and any employees hired after October 2, 2000 to the Company until the leasing companies were contributed to the Company. During this period, the employees were solely employed by the leasing companies and participated in their member company's employee benefit plans. The leasing companies assumed from each of BellSouth and SBC and their respective affiliates certain employment-related obligations and liabilities relating to the member companies' compensation and benefit plans prior to their contribution. For the periods ended December 31, 2000 and 2001, prior to their contribution to the Company, the leasing companies billed the Company $366 and $1,452, respectively, for payroll costs including payroll taxes, benefits and relocation costs. In October and December 2001, the leasing companies were contributed to the Company along with the related obligations for active employees. These costs in 2001, after the transfer of employees to the Company, are comparable to those prior to the transfer.

PENSIONS

     Substantially all of the Company's employees are covered by one of two noncontributory qualified pension plans. Participation in the Company's plans commenced November 1, 2001, following the initial contribution of leasing companies to the Company. Management employees participate in a cash balance plan, under which they can elect to receive their pensions in a lump sum. The pension benefit formula for most non-management employees is based on a flat dollar amount per year of service according to job classification. These benefits are typically paid as an annuity, although some non-management employees can elect a lump sum payment.

                             CINGULAR WIRELESS LLC

     The pension plan funded status and amounts recognized in the balance sheet at December 31, 2001 are as follows:

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year.....................   $ --
Obligations transferred by members..........................    330
Service cost................................................      3
Interest cost...............................................      2
Actuarial loss..............................................     10
Benefits paid...............................................     --
                                                               ----
Benefit obligation at end of year...........................   $345
                                                               ====
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............   $ --
Plan assets due from members................................    508
Actual return on plan assets................................     --
Benefits paid...............................................     --
                                                               ----
Fair value of plan assets at end of year....................   $508
                                                               ====
Funded status...............................................   $163
Unrecognized prior service cost.............................     22
Unrecognized net actuarial gain.............................    (15)
                                                               ----
Prepaid pension cost........................................   $170
                                                               ====

     In connection with the contribution of various leasing companies to the Company, SBC and BellSouth have agreed to transfer pension assets from the qualified trusts to the trusts established for the Company's pension plans. The Company did not make any contributions to the plans during 2001.

     Net pension expense recognized subsequent to the contribution of the leasing companies is composed of the following:

                                                               2001
                                                               ----
Service cost................................................   $ 3
Interest cost...............................................     2
Expected return on plan assets..............................    --
Amortization of prior service cost..........................    --
Recognized actuarial gain...................................    --
                                                               ---
Net pension expense.........................................   $ 5
                                                               ===

     Significant weighted-average assumptions used in developing pension information include:

                                                               2001
                                                               ----
Discount rate...............................................   7.25%
Long-term rate of return on plan assets.....................   8.50%
Composite rate of compensation increase.....................   5.00%

     The projected benefit obligation is the actuarial present value of all benefits attributed by the pension benefit formula to previously rendered employee service. It is measured based on assumptions concerning future interest rates, employee compensation levels, retirement date and mortality. Actual experience will differ from the actuarial assumptions, and the benefit obligation will be affected.

                             CINGULAR WIRELESS LLC

DEFINED CONTRIBUTION PLANS

     The Company maintains several contributory savings plans which cover substantially all employees. Participation in the plans commenced November 1, 2001, following the contribution of leasing companies to the Company. Contributions made by the Company and the related cost are determined as a percentage of each covered employee's eligible contributions to the plans and totaled $3 in 2001.

SUPPLEMENTAL RETIREMENT PLANS

     The Company has also assumed the liabilities related to nonqualified, unfunded supplemental retirement plans for senior executives previously employed by SBC Wireless or its affiliates. Expenses related to these plans were less than $1 in 2001. Liabilities of $5 related to these plans, which include an additional minimum pension liability of $1, have been included in "Other noncurrent liabilities" and "Accumulated other comprehensive loss," respectively, in the balance sheet at December 31, 2001.

DEFERRED COMPENSATION PLANS

     The Company also provides senior and middle management employees with a nonqualified, unfunded deferred compensation plan. The plan allows eligible participants to defer some of their compensation on a pre-tax basis into a market-based interest bearing account. In addition, the plan provides for a stated match by the Company based on a percentage of the compensation deferred. Expenses related to the plan were not material in 2001. Liabilities of $2 related to the plan have been included in "Other noncurrent liabilities" in the balance sheet at December 31, 2001.

POST-RETIREMENT BENEFITS

     Nonbargained employees and their covered dependents who meet certain eligibility requirements will be provided access to certain medical and dental benefits at no cost to the Company. For bargained employees and a closed group of nonbargained transitional employees, the Company provides certain retiree medical, dental and life insurance benefits under various plans and accrues actuarially determined post-retirement benefit costs as active employees earn these benefits.

     The post-retirement benefit plan funded status and amounts recognized in the balance sheet at December 31, 2001 are as follows:

                                                               2001
                                                               ----
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................   $ --
Obligations transferred by members..........................     46
Service cost................................................      1
Interest cost...............................................     --
Amendments..................................................      8
Actuarial loss..............................................     10
Benefits paid...............................................     --
                                                               ----
Benefit obligation at end of year...........................   $ 65
                                                               ====
Funded status...............................................   $(65)
Unrecognized transition asset...............................      1
Unrecognized prior service cost.............................     11
Unrecognized net loss.......................................      4
                                                               ----
Accrued post-retirement benefit obligation..................   $ 49
                                                               ====

                             CINGULAR WIRELESS LLC

     Post-retirement benefit cost incurred subsequent to the contribution of the leasing companies was $1 for the year ended December 31, 2001.

     The assumed medical cost trend rate in 2002 is 8.0% for retirees 64 and under and 9.0% for retirees 65 and over, decreasing to 5.0% in 2006, prior to adjustment for cost-sharing provisions of the medical and dental plans for active and certain recently retired employees. The assumed dental cost trend rate is 5.0% in 2002. A one percentage-point change in the assumed health care cost trend rate would have the following effects:

                                                          ONE PERCENTAGE-   ONE PERCENTAGE-
                                                          POINT INCREASE    POINT DECREASE
                                                          ---------------   ---------------
Effect on total of service and interest cost
  components............................................        $--               $--
Effect on post-retirement benefit obligation............        $10               $(8)

     Significant assumptions for the discount rate and the composite rate of compensation increase used in developing the accumulated post-retirement benefit obligation and related post-retirement benefit costs were the same as those used in developing the pension information.

13. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company has entered into operating leases for facilities and equipment used in operations. These leases typically include renewal options and escalation clauses. Rental expense under operating leases for the periods ended December 31, 2000 and 2001 was $87 and $399, respectively. Capital leases are included in Note 7, Debt.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2001:

2002........................................................   $  344
2003........................................................      294
2004........................................................      248
2005........................................................      209
2006........................................................      151
Thereafter..................................................      928
                                                               ------
          Total.............................................   $2,174
                                                               ======

CLAIMS

     The Company is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. While complete assurance cannot be given as to the outcome of any legal claims, the Company believes that any financial impact would not be material to its results of operations, financial position or cash flows.

                             CINGULAR WIRELESS LLC

14. COMMUNICATIONS TOWERS

     In June 1999, BellSouth leased to Crown Castle International (Crown) all unused space on 2,623 of BellSouth's communications towers in exchange for $927 to be paid in a combination of cash and Crown common stock. All cash proceeds and the majority of stock proceeds resulting from this agreement were retained by BellSouth.

     Under these transactions, Crown manages and maintains the towers. The Company (as lessor) has the right to withdraw from a particular lease on the 10th anniversary of the lease date and on each five-year anniversary thereafter. The Company has retained, outside of the leases, a portion of the towers for use in operating its wireless network and continues to own the tower and related communications components including switching equipment, shelters and communications facilities. During 2000 and 2001, the Company paid $9 and $37, respectively, to Crown for its monitoring and maintenance services.

     In August 2000, Southwestern Bell Mobile Systems, Inc. (SBMS), which was transferred to the Company on October 2, 2000, agreed to transfer approximately 3,900 of its communications towers (later reduced to 3,600), including those owned by consolidated partnerships, to another SBC affiliate, in connection with an agreement whereby the SBC affiliate would lease its rights pertaining to those towers to SpectraSite Holdings, Inc. (SpectraSite) to operate and lease space on the towers. Under the arrangement, SpectraSite then subleases back to the SBC affiliate the space on the towers the Company uses and the SBC affiliate further subleases that space to the Company. The term of the sublease is unique to each tower and ranges from 13 to 32 years. The Company (as lessee) has the right to withdraw from a particular lease on the 10th anniversary of the lease date and on each five-year anniversary thereafter. The Company accounts for its subleases of the tower space from the SBC affiliate as capital leases.

     In 2000 and 2001, SBMS transferred to the SBC affiliate 1,491 and 1,461 towers, respectively. As of December 31, 2001, 648 towers remain to be transferred to the SBC affiliate, principally in 2003, upon the completion of legal requirements, including receiving consents from certain limited partners. For towers not yet transferred by SBMS to the SBC affiliate, the Company pays monthly monitoring and maintenance fees to the SBC affiliate. During 2001, the Company paid $9 related to these fees.

     As part of the Crown and SpectraSite agreements, the Company has entered into Build to Suit (BTS) Agreements. The agreements provide for the development and construction of towers on BTS sites and the performance of other services. Services include location and acquisition of BTS sites or identification of co-location sites. Upon completion of a tower on a BTS site, the tower becomes subject to a lease agreement which is accounted for as a capital lease.

15. SUBSEQUENT EVENTS

     In January 2002, the Company filed with the Securities and Exchange Commission a registration statement on Form S-4 pertaining to the exchange of privately placed Senior Notes for senior notes that are registered under the Securities Act of 1933 in identical principal amount and with substantially identical terms.

     In January 2002, the Company and AT&T Wireless announced the formation of a joint venture to build a GSM/GPRS/EDGE network along 3,000 miles of interstate highways in predominantly midwestern and western states. The venture will be managed jointly by both companies. In addition to cash capital contributions, each company will also contribute spectrum.

                             CINGULAR WIRELESS LLC

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31,    MARCH 31,
                                                                  2001          2002
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $   567        $   285
  Accounts receivable -- net of allowance for doubtful
     accounts of $131 and $127..............................      1,644          1,654
  Inventories...............................................        189            167
  Prepaid expenses and other current assets.................        157            187
                                                                -------        -------
          Total current assets..............................      2,557          2,293
Property, plant and equipment, net..........................      8,864          8,769
FCC licenses, net...........................................      7,403          7,391
Goodwill, net...............................................        859            859
Other intangible assets, net................................        493            444
Investments in and advances to equity affiliates............      2,023          2,148
Other assets................................................        331            406
                                                                -------        -------
          Total assets......................................    $22,530        $22,310
                                                                =======        =======
                            LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
  Debt maturing within one year.............................    $    65        $    36
  Accounts payable..........................................      1,137            671
  Due to affiliates, net....................................         54             20
  Advanced billing and customer deposits....................        415            431
  Accrued liabilities.......................................      1,553          1,346
                                                                -------        -------
          Total current liabilities.........................      3,224          2,504
Long-term debt:
  Due to affiliates.........................................      9,678          9,678
  Other long-term debt, net of discount.....................      2,788          2,779
                                                                -------        -------
          Total long-term debt..............................     12,466         12,457
Other noncurrent liabilities................................        505            631
                                                                -------        -------
Total liabilities...........................................     16,195         15,592
Minority interests in consolidated partnerships.............        485            489
Members' capital:
  Members' capital..........................................      6,030          6,404
  Receivable for properties to be contributed...............       (178)          (178)
  Accumulated other comprehensive loss......................         (2)             3
                                                                -------        -------
          Total members' capital............................      5,850          6,229
                                                                -------        -------
          Total liabilities and members' capital............    $22,530        $22,310
                                                                =======        =======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                               2001     2002
                                                              ------   ------
Operating revenues
  Service revenues..........................................  $3,012   $3,316
  Equipment sales...........................................     262      227
                                                              ------   ------
          Total operating revenues..........................   3,274    3,543
Operating expenses
  Cost of services (excluding depreciation of $309 and $331,
     included below)........................................     604      723
  Cost of equipment sales...................................     437      404
  Selling, general and administrative.......................   1,271    1,299
  Depreciation and amortization.............................     451      450
                                                              ------   ------
          Total operating expenses..........................   2,763    2,876
                                                              ------   ------
Operating income............................................     511      667
Other income (expenses)
  Interest expense..........................................    (198)    (225)
  Minority interest in net income of consolidated
     partnerships...........................................     (35)     (31)
  Equity in net income (loss) of affiliates, net............      (6)     (58)
  Other, net................................................      89       19
                                                              ------   ------
          Total other income (expenses).....................    (150)    (295)
                                                              ------   ------
Income before provision for income taxes....................     361      372
Provision for income taxes..................................       2        2
                                                              ------   ------
     Net income.............................................  $  359   $  370
                                                              ======   ======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2002
                             (DOLLARS IN MILLIONS)

                                                                THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ----------------
                                                               2001      2002
                                                              -------   ------
OPERATING ACTIVITIES
Net income..................................................  $  359    $ 370
Adjustments to reconcile net income to net cash provided by
  operating activities
     Depreciation and amortization..........................     451      450
     Provision for doubtful accounts........................      66       67
     Gain on disposition of businesses......................     (78)      (7)
     Minority interest in net income of consolidated
      partnerships..........................................      35       31
     Equity in net (income) loss of affiliates, net.........       6       58
     Changes in operating assets and liabilities
          Trade accounts receivables........................      (6)     (76)
          Other current assets..............................      32      (17)
          Accounts payable and other current liabilities....    (295)    (667)
     Other, net.............................................     (41)      44
                                                              ------    -----
Net cash provided by operating activities...................     529      253
INVESTING ACTIVITIES
Construction and capital expenditures.......................    (387)    (346)
Investments in and advances to equity affiliates............    (232)    (111)
Dispositions of businesses..................................      24        6
                                                              ------    -----
Net cash used in investing activities.......................    (595)    (451)
FINANCING ACTIVITIES
Net repayment of amounts due to affiliates..................    (966)       0
Net repayment of commercial paper...........................    (146)     (27)
Net repayment of long-term debt.............................     (12)     (31)
Distributions to members....................................     (69)       0
Net distributions to minority interests.....................     (31)     (26)
Contributions by members....................................   1,278        0
                                                              ------    -----
Net cash provided by (used in) financing activities.........      54      (84)
                                                              ------    -----
Net decrease in cash and cash equivalents...................     (12)    (282)
Cash and cash equivalents at beginning of period............     126      567
                                                              ------    -----
Cash and cash equivalents at end of period..................  $  114    $ 285
                                                              ======    =====
Cash paid during the three months ended March 31 for:
Interest....................................................  $   18    $ 190
Income taxes, net of any refunds............................       1        1

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

       CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' CAPITAL (UNAUDITED)
                             (DOLLARS IN MILLIONS)

Balance at December 31, 2001................................   $5,850
  Net income................................................      370
  Contributions from members................................        4
  Distributions to members..................................       --
  Other comprehensive income................................        5
                                                               ------
Balance at March 31, 2002...................................   $6,229
                                                               ======

                            See accompanying notes.

                             CINGULAR WIRELESS LLC

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                   THREE MONTHS ENDED MARCH 31, 2001 AND 2002
                             (DOLLARS IN MILLIONS)

1.  BACKGROUND

     Cingular Wireless LLC (the Company) is a Delaware limited liability company formed in April 2000 whose members are certain SBC Communications Inc. (SBC) and BellSouth Corporation (BellSouth) subsidiaries, and Cingular Wireless Corporation, or "CWC". All of the Company's operations, which consist of wireless voice and data communications businesses in 37 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, are conducted through subsidiaries or ventures, and nearly all of the Company's assets are held by them. In October 2000, SBC and BellSouth contributed to the Company substantially all of their U.S. wireless voice and data businesses. SBC received an approximate 60% and BellSouth received an approximate 40% economic interest in the Company for their contributions. SBC and BellSouth have equal representation on the board of directors of CWC. Substantially all important decisions are required to be approved by a strategic review committee of its board of directors. CWC is a Delaware corporation formed in April 2000 that acts as the Company's manager and controls its management and operations. CWC has no material assets of its own other than a nominal limited liability company membership interest in the Company. SBC and BellSouth each own one share of super-voting Class B common stock of CWC through which they jointly have the right to control its board of directors.

2.  BASIS OF PRESENTATION

     Certain wireless businesses consolidated in the Company's financial statements for the three months ended March 31, 2002 were not yet contributed to the Company during the comparable period in 2001 and thus were not consolidated in the Company's financial statements for the three months ended March 31, 2001. The Company did receive a management fee for managing the operations of these businesses prior to the date of contribution.

     The consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) that permit reduced disclosure for interim periods. We believe that these financial statements include all adjustments (consisting only of normal recurring accruals) necessary to present fairly the results for the interim periods shown. The results for the interim periods are not necessarily indicative of results for the full year. These unaudited consolidated financial statements should be read in conjunction with the December 31, 2001 consolidated financial statements and accompanying notes.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, valuation of inventory, investments and asset impairment.

3.  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and entities in which the Company exercises control. Other parties' interests in consolidated entities are reported as minority interests. The equity method is used to account for investments for which the Company exercises significant influence but does not control. All significant intercompany transactions are eliminated in the consolidation process.

4.  GOODWILL AND OTHER INTANGIBLE ASSETS

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS No. 142 requires that these

                             CINGULAR WIRELESS LLC
assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS No. 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized. As a result of adopting SFAS No. 142, amortization expense for the three months ended March 31, 2002 was reduced by $64.

     In conjunction with the adoption of SFAS No. 142, the Company reassessed the useful lives of previously recognized intangible assets. A significant portion of its intangible assets are FCC licenses that provide its wireless operations with the exclusive right to utilize certain radio frequency spectrum to provide cellular communication services. While FCC licenses are issued for only a fixed time, generally ten years, such licenses are subject to renewal by the FCC. Renewals of FCC licenses have occurred routinely and at nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of its FCC licenses. As a result, the FCC licenses will be treated as an indefinite-lived intangible asset under the provisions of SFAS No. 142 and will not be amortized but rather will be tested for impairment. The Company will reevaluate the useful life determination for wireless licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

     The Company has begun to apply the provisions of SFAS No. 142 in the first quarter of 2002, which includes testing goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The Company completed in the first quarter of 2002 the first of the required impairment tests of goodwill as of January 1, 2002. Based on the results of the first step, it is likely that all or a portion of the goodwill related to its Mobitex data network, with a carrying value of $32, will be impaired; however, the Company has not yet determined the amount of any potential impairment loss. For goodwill related to its cellular/PCS business, the results of the first step of the impairment test indicated no impairment in value. Any impairment that is required to be recognized when adopting SFAS No. 142 will be reflected as the cumulative effect of a change in accounting principle in the first quarter of 2002. The Company plans to complete the measurement of the impairment loss in the second quarter of 2002.

     The Company has completed the impairment test of its indefinite lived intangible assets as of March 31, 2002, and no impairment exists. This impairment test was performed on an aggregate basis, consistent with its management of the business on a national scope, and utilized a fair value approach, using primarily discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses and accordingly incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels, and other inputs for making the business operational. As these inputs are included in determining free cash flows of the business, the present value of the free cash flows is attributable to the licenses.

                             CINGULAR WIRELESS LLC

     Summarized below are the major classes of intangible assets that will continue to be amortized under SFAS No. 142, as well as the carrying values of those intangible assets which will no longer be amortized:

                                                 DECEMBER 31, 2001          MARCH 31, 2002
                                              -----------------------   -----------------------
                                  USEFUL      CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                                   LIVES       AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                                -----------   --------   ------------   --------   ------------
Amortized intangible assets:
  FCC license used in Mobitex
     network..................    5 years      $   89       $ (13)       $   89       $ (16)
  Customer lists..............    5 years       1,070        (621)        1,070        (660)
  Other.......................  3 - 5 years       167        (123)          167        (133)
                                -----------    ------       -----        ------       -----
          Total...............                 $1,326       $(757)       $1,326       $(809)
                                               ======       =====        ======       =====
Unamortized intangible assets:
  FCC licenses................                 $7,327                    $7,318

     The following table presents current and expected amortization expense for each of the following periods:

Aggregate amortization expense:
  For the three months ended March 31, 2002.................  $ 52
Expected amortization expense:
  For the remainder of 2002.................................   136
  For the years ending:
  2003......................................................   170
  2004......................................................   126
  2005......................................................    60
  2006......................................................    23
  2007......................................................     2

     As required by SFAS 142, the following table shows net income for the quarter ended March 31, 2001, presented on a basis comparable to the 2002 results, but adjusted to exclude amortization expense related to goodwill and indefinite lived FCC licenses.

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2001    2002
                                                              -----   -----
Net income -- as reported...................................  $359    $370
Add back: Goodwill amortization, net of tax.................     8      --
Add back: License amortization, net of tax..................    50      --
                                                              ----    ----
Net income -- as adjusted...................................  $417    $370
                                                              ====    ====

5.  FORMATION OF JOINT VENTURE

     In January 2002, the Company and AT&T Wireless agreed to form a joint venture to build a GSM/ GPRS/EDGE network along 3,000 miles of interstate highways in predominantly midwestern and western states. The venture will be managed jointly by both companies and is expected to be formed before December 31, 2002. Upon formation, the Company is obligated to contribute cash or assets in the amount equal to the cash and assets contributed by AT&T Wireless, up to a maximum of $85. The new network is expected to begin operations in the first quarter of 2003. The Company and AT&T Wireless will buy network services from the venture and provide services under their respective brand names.

                             CINGULAR WIRELESS LLC

6.  INVESTMENTS IN AND ADVANCES TO EQUITY AFFILIATES

     The Company has investments in affiliates for which it does not have a controlling interest that are accounted for under the equity method. The more significant of these investments are a jointly controlled infrastructure venture with VoiceStream Wireless (Factory), and Salmon PCS LLC, which was formed to bid as a "very small business" on FCC licenses in an auction that concluded in January 2001.

     Investments in and advances to equity affiliates consist of the following:

                                                              DECEMBER 31,   MARCH 31,
                                                                  2001         2002
                                                              ------------   ---------
Investment in VoiceStream Venture...........................     $1,275       $1,398
Investment in Salmon........................................        262          251
Advances to Salmon..........................................        475          487
Other.......................................................         11           12
                                                                 ------       ------
Investments in and advances to equity affiliates............     $2,023       $2,148
                                                                 ======       ======

VOICESTREAM VENTURE

     The monthly cash operating expenses of this venture are charged to the Company and VoiceStream based upon their share of the total minutes of use on the respective networks. This venture is expected to incur net losses due to depreciation and interest expense, which are not reimbursed by the Company and VoiceStream. For the three months ended March 31, 2002, the Company recorded equity in the net loss of this venture of $47.

     The Company and VoiceStream have agreed to jointly fund capital expenditures of the venture. For the three months ended March 31, 2002, the Company made contributions of $183 to the venture, principally related to capital expenditures in the California and Nevada markets. Additional contributions to Factory will generally be based upon the Company's proportionate share of the annual capital expenditure requirements and such contributions will be accounted for as an increase in the Company's investment. The Company has also agreed to contribute $450 throughout fiscal years 2002 and 2003, of which no amounts have been contributed as of March 31, 2002.

SALMON

     Subsequent to March 31, 2002, Salmon prepaid $358 in principal of its loan balance to the Company from auction deposit proceeds refunded by the FCC.

7. COMPREHENSIVE INCOME

     The components of comprehensive income for the three months ended March 31, 2002 and 2001 include net income and adjustments to members' capital for the foreign currency translation adjustment and net unrealized gain (loss) on securities. The foreign currency translation adjustment is due to exchange rate fluctuations in our Japanese leveraged lease portfolio, and the Company's net unrealized gain on securities relates to the Company's investment in Crown Castle International common stock.

                             CINGULAR WIRELESS LLC

     The following table presents the Company's comprehensive income:

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2001    2002
                                                              -----   -----
Net income..................................................  $359    $370
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...................    --       4
  Net unrealized gain on securities:
          Unrealized gain on available for sale
            securities......................................    --       1
                                                              ----    ----
  Net unrealized gain (loss) on securities..................    --       1
                                                              ----    ----
Other comprehensive income..................................    --       5
                                                              ----    ----
TOTAL COMPREHENSIVE INCOME..................................  $359    $375
                                                              ====    ====

8.  SUBSEQUENT EVENTS

LONG-TERM INCENTIVE PLAN


     In April 2002, the Company's Board of Directors approved the Cingular Wireless Long-Term Incentive Plan (the Plan). Pursuant to the Plan, the Company granted performance units, valued at $50 (whole dollars) each, to eligible participants as of January 1, 2002. The value of the performance units will be determined based upon the achievement of certain Company objectives regarding revenue growth and return on capital during the three-year performance period 2002 -- 2004 and will be payable during the first quarter of 2005. The value of the award payable at the end of the performance period will range from 0 to 200% of the performance target. The Company has determined that the Plan is compensatory and will accrue compensation expense over the term of the Plan. During the first quarter of 2002, the Company accrued compensation expense of $5 associated with the Plan.


TRANSACTION WITH VOICESTREAM

     In April 2002, the Company and an affiliate of SBC completed a transaction with VoiceStream in which VoiceStream contributed assets for a 6% equity interest in our Puerto Rico wireless operations. No gain or loss was recognized on this transaction. Following this transaction, the Company's ownership interest in the Puerto Rico business is 47%. Due to the fact that all existing control provisions have been retained by the Company, consolidation of the financial statements of the Puerto Rico operating unit will continue.

TRANSACTION WITH SPECTRASITE


     In May 2002, the Company entered into agreements with SpectraSite, subject to certain conditions, to acquire for $108 in cash SpectraSite's leasehold interests in 545 SBC communications towers located in California and Nevada, which it uses in its business. The Company also entered into an agreement with SBC, subject to certain conditions, to acquire for $32 in cash 187 leased towers in California and Nevada, which it also uses in its business; as a result, the total number of sites subject to the original transaction with SpectraSite is further reduced. The primary condition to the Company's obligations under the agreements has not been met and the status of these agreements is uncertain. Additionally, the Company terminated its build-to-suit agreement with SpectraSite and, accordingly, all of the completed towers, towers under construction and other work-in-progress will be transferred to the Company during the transition period, and the Company has agreed to reimburse SpectraSite for the costs incurred thereunder. The Company expects these reimbursement payments to be approximately $10.

                         COMBINED FINANCIAL STATEMENTS
                          SBC DOMESTIC WIRELESS GROUP
                          YEAR ENDED DECEMBER 31, 1999
          AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000
                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowner
SBC Domestic Wireless Group

     We have audited the accompanying combined balance sheets of the SBC Domestic Wireless Group (a business of SBC Communications Inc., see Note 1) as of December 31, 1999 and October 2, 2000, and the related combined statements of operations, shareowner's equity, and cash flows for the year ended December 31, 1999 and the period from January 1, 2000 to October 2, 2000. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the SBC Domestic Wireless Group at December 31, 1999 and October 2, 2000, and the combined results of its operations and its cash flows for the year ended December 31, 1999 and the period from January 1, 2000 to October 2, 2000, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the combined financial statements, in 1999 the Group changed its method of accounting for internal-use software development costs.

/s/  Ernst & Young LLP

December 15, 2000
Atlanta, Georgia

                          SBC DOMESTIC WIRELESS GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $    59       $   116
  Accounts receivable, net of allowances for doubtful
     accounts of $81 and $48................................        897           990
  Inventory.................................................        111           205
  Deferred income taxes.....................................         42            43
  Prepaid expenses and other current assets.................         39            52
                                                                -------       -------
          Total current assets..............................      1,148         1,406
Property, plant and equipment, net..........................      4,231         4,598
Intangible assets, net......................................      5,701         7,495
Investments in equity affiliates............................        216           193
Other assets................................................        286           170
                                                                -------       -------
          Total assets......................................    $11,582       $13,862
                                                                =======       =======
                          LIABILITIES AND SHAREOWNER'S EQUITY
Current liabilities:
  Due to affiliates.........................................    $ 1,079       $   115
  Current portion of long-term debt.........................         37            38
  Accounts payable and accrued liabilities..................      1,034         1,037
  Advanced billings and customer deposits...................        190           243
  Accrued taxes.............................................      1,505           539
                                                                -------       -------
          Total current liabilities.........................      3,845         1,972
Long-term debt:
  Long-term debt due after one year.........................        262           230
  Due to affiliates.........................................         --         7,389
                                                                -------       -------
          Total long-term debt..............................        262         7,619
Other noncurrent liabilities:
  Deferred income taxes.....................................      1,492         1,965
  Minority interests........................................        683           773
  Other noncurrent liabilities..............................        266           257
                                                                -------       -------
                                                                  2,441         2,995
Shareowner's equity:
  Common stock..............................................         --            --
  Additional paid-in capital................................      3,898         1,488
  Accumulated earnings (deficit)............................      1,136          (212)
                                                                -------       -------
          Total shareowner's equity.........................      5,034         1,276
                                                                -------       -------
          Total liabilities and shareowner's equity.........    $11,582       $13,862
                                                                =======       =======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------   ------------
Operating revenues:
  Service revenues..........................................     $6,787         $5,582
  Equipment sales...........................................        589            518
                                                                 ------         ------
          Total operating revenues..........................      7,376          6,100
Operating expenses:
  Cost of service...........................................      1,385          1,037
  Cost of equipment sales...................................        829            702
  Selling, general and administrative.......................      2,870          2,238
  Depreciation and amortization.............................        990            835
                                                                 ------         ------
          Total operating expenses..........................      6,074          4,812
                                                                 ------         ------
Operating income............................................      1,302          1,288
Other income (expenses):
  Interest expense..........................................       (218)          (267)
  Minority interest.........................................       (207)          (133)
  Equity in net income of affiliates, net...................         42              7
  Other, net................................................         10             22
                                                                 ------         ------
          Total other income (expenses).....................       (373)          (371)
                                                                 ------         ------
Income before provision for income taxes, extraordinary gain
  and cumulative effect of accounting changes...............        929            917
Provision for income taxes..................................        373            367
                                                                 ------         ------
Income before extraordinary gain and cumulative effect of
  accounting changes........................................        556            550
Extraordinary gain on disposal, net of tax..................      1,379             36
Cumulative effect of accounting change, net of tax..........        (14)             -
                                                                 ------         ------
          Net income........................................     $1,921         $  586
                                                                 ======         ======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------   ------------
OPERATING ACTIVITIES
Net income..................................................    $ 1,921        $   586
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................        772            571
  Amortization..............................................        218            264
  Minority interest in net income...........................        207            133
  Provision for doubtful accounts...........................        150             57
  Deferred income taxes.....................................         35            119
  Gains on disposition of businesses........................         --            (21)
  Extraordinary gain, net of tax............................     (1,379)           (36)
  Cumulative effect of accounting changes, net of tax.......         14             --
  Changes in operating assets and liabilities:
     Accounts receivable....................................       (376)           (89)
     Inventory, prepaid expenses, and other current
      assets................................................         (5)           (98)
     Accounts payable and other current liabilities.........        646           (836)
Other, net..................................................       (342)           (30)
                                                                -------        -------
     Net cash provided by operating activities..............      1,861            620
INVESTING ACTIVITIES
Construction and capital expenditures.......................       (988)          (704)
Acquisitions of businesses..................................       (887)        (1,824)
Dispositions of businesses..................................      3,143             --
                                                                -------        -------
     Net cash provided by (used in) investing activities....      1,268         (2,528)
FINANCING ACTIVITIES
Net increase (decrease) in amounts due to affiliates........     (1,866)         6,375
Repayment of long-term debt.................................     (1,471)           (31)
Funds received from shareowner..............................      1,023             --
Return of capital to shareowner.............................         --         (2,321)
Dividends paid to shareowner................................       (521)        (1,934)
Net distributions to minority interests.....................       (248)          (124)
                                                                -------        -------
     Net cash provided by (used in) financing activities....     (3,083)         1,965
                                                                -------        -------
Net increase in cash and cash equivalents...................         46             57
Cash and cash equivalents beginning of period...............         13             59
                                                                -------        -------
     Cash and cash equivalents end of period................    $    59        $   116
                                                                =======        =======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                   COMBINED STATEMENTS OF SHAREOWNER'S EQUITY
                             (DOLLARS IN MILLIONS)

                                                                  ADDITIONAL   ACCUMULATED
                                                         COMMON    PAID-IN      EARNINGS
                                                         STOCK     CAPITAL      (DEFICIT)     TOTAL
                                                         ------   ----------   -----------   -------
Balance at December 31, 1998...........................     --       2,875          (264)      2,611
  Net income...........................................     --          --         1,921       1,921
  Dividends to shareowner..............................     --          --          (521)       (521)
  Funds received from shareowner.......................     --       1,023            --       1,023
                                                          ----     -------       -------     -------
Balance at December 31, 1999...........................     --       3,898         1,136       5,034
  Net income...........................................     --          --           586         586
  Dividends to shareowner..............................     --          --        (1,934)     (1,934)
  Return of capital to shareowner......................     --      (2,410)           --      (2,410)
                                                          ----     -------       -------     -------
Balance at October 2, 2000.............................   $ --     $ 1,488       $  (212)    $ 1,276
                                                          ====     =======       =======     =======

                            See accompanying notes.

                          SBC DOMESTIC WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999
             AND THE PERIOD FROM JANUARY 1, 2000 TO OCTOBER 2, 2000
                             (DOLLARS IN MILLIONS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The SBC Domestic Wireless Group (the Group) consists of substantially all of the domestic wireless businesses of SBC Communications Inc. (SBC). In April 2000, SBC and BellSouth Corporation (BellSouth) formed a joint venture to combine their respective domestic wireless properties. In October 2000, SBC and BellSouth began contributions of their wireless properties and formally began the operations of Cingular Wireless LLC (Cingular). Economic ownership in Cingular is held 60% by SBC and 40% by BellSouth, with control shared equally. These combined financial statements have been prepared using SBC's historical basis in the assets and liabilities and the historical results of the operations of the Group, which was substantially contributed to Cingular.

     Subsidiaries of SBC merged with Ameritech Corporation (Ameritech) in 1999 under the pooling of interests method of accounting. The wireless operations of this pooled entity are included in all periods presented in these financial statements as if the company had always been a subsidiary of SBC. As a condition of the Ameritech merger, Ameritech sold 20 Midwestern cellular properties including the competing cellular licenses in Chicago, Illinois and St. Louis, Missouri. The operating results of these 20 Midwestern cellular properties are included through October 8, 1999, the date of disposition.

     These combined financial statements include allocations of certain SBC corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services and other SBC corporate infrastructure costs. The expense allocations have been determined on bases that SBC and the Group considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Group. However, the financial information included herein may not reflect the combined financial position, operating results, changes in shareowner equity and cash flows of the Group in the future or what they would have been had the Group been a separate, stand-alone entity.

     The Group provides domestic wireless telecommunications services, including local, long distance and roaming services using both cellular and personal communication services (PCS) networks. Wireless services and products offered also include certain enhanced services, paging services and wireless equipment. The services and products of the Group are marketed under several established brands including Ameritech, Cellular One, Pacific Bell, SNET and Southwestern Bell.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Comprehensive income for the Group is the same as net income for all periods presented.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the Group and partnerships in which the Group exercises control. Other parties' interests in controlled partnerships are reported as minority interests. The equity method is used to account for investments in partnerships for which it has significant influence. All significant intragroup transactions are eliminated in the combination process.

OPERATING SEGMENTS

     The Group operates in only one segment, wireless telecommunications services; therefore, separate segment reporting is not applicable.

                          SBC DOMESTIC WIRELESS GROUP

FCC LICENSES

     The Federal Communications Commission (FCC) issues licenses that authorize wireless carriers to provide service in specific geographic areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Group expire at various dates. The Group believes that it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

REVENUE RECOGNITION

     The Company earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue is recognized when earned throughout the normal billing cycle. Airtime revenue, including roaming revenue and long-distance revenue, is recognized when the service is rendered. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services.

INCOME TAXES

     The entities that are included in the Group are included in SBC's consolidated federal income tax return. Federal income taxes are provided for in accordance with the provisions of the Tax Allocation Agreement (Agreement) between the Group and SBC. In general, the Group's income tax provision under the Agreement reflects the financial consequences of income, deductions and credits which can be utilized on a separate return basis or in consolidation with SBC and which are assured of realization.

     Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for tax purposes.

CASH EQUIVALENTS

     Cash equivalents include all highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable from customers are generally unsecured and are due within 30 days. Expected credit losses are recorded as an allowance for doubtful accounts in the Combined Balance Sheets.

INVENTORY

     Inventory consists primarily of wireless telephone handsets and is valued at the lower of weighted average cost or market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over its estimated economic life, generally ranging from 3 to 40 years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

                          SBC DOMESTIC WIRELESS GROUP

     Interest expense and network engineering costs incurred during the construction phase of the Group's wireless network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as plant under construction until the projects are completed and placed into service.

INTANGIBLE ASSETS

     Intangible assets consist primarily of FCC licenses, the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill) and customer lists. These assets are being amortized using the straight-line method over their estimated economic lives of up to 40 years. The carrying value of these assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Group intends to dispose of, depreciation is adjusted over the remaining service period to arrive at fair value at the estimated date of disposal.

ADVERTISING COSTS

     Costs for advertising products and services or corporate image are expensed as incurred. Total advertising expense for the year ended December 31, 1999 was $244, and $223 for the period ended October 2, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Group does not hold derivatives for trading purposes. From time to time, as part of its risk management strategy, the Group uses derivative financial instruments, including foreign currency forward exchange contracts to hedge exposures to changes in foreign currency rates related to foreign denominated obligations. Gains and losses on such foreign exchange contracts are recognized currently and serve to offset foreign exchange transaction losses and gains recognized on the foreign denominated liability. The Group is subject to credit risk in the event of nonperformance by the counterparty to the contracts. However, the Group does not anticipate nonperformance by any counterparty.

SOFTWARE COSTS

     The American Institute of Certified Public Accountants issued a Statement of Position (SOP) that requires capitalization of certain computer software expenditures beginning in 1999. The SOP, which prescribed prospective application, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. When placed in service, capitalized software costs are being amortized over three years. Prior to the adoption of the SOP, the costs of computer software purchased or developed for internal use were generally expensed as incurred. However, initial operating system software costs were, and continue to be, capitalized. The effect of adopting the SOP was to increase net income by approximately $41 for the year ended December 31, 1999.

     Capitalized software, net of related amortization, of $166 and $186 as of December 31, 1999 and October 2, 2000, respectively, have been included in property, plant and equipment.

                          SBC DOMESTIC WIRELESS GROUP

RECLASSIFICATION

     Certain amounts have been reclassified in the prior period financial statements to conform with the current period presentation.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed with the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133," must be adopted by the Group no later than January 1, 2001. The Group does not expect the adoption of this standard to have a material impact on net income.

     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements" (SAB 101) which must be adopted by the fourth quarter of 2000. SAB 101 addresses, among other items, when revenue relating to non-refundable, up-front fees, and associated costs should be recognized. The Group does not expect that the adoption of SAB 101 would have an effect on net income.

2. MERGERS, ACQUISITIONS, AND DISPOSITIONS

MERGERS

     In October 1998, SBC and SNET completed the merger of an SBC subsidiary with SNET. SNET became a wholly owned subsidiary of SBC effective with the merger. In October 1999, SBC and Ameritech completed the merger of an SBC subsidiary with Ameritech. Ameritech became a wholly owned subsidiary of SBC effective with the merger. Both transactions have been accounted for as a pooling of interests and tax-free reorganizations.

     Combined wireless operating revenues, income before extraordinary items and cumulative effect of accounting changes and net income of the Group and Ameritech on a pre-merger basis for the year ended December 31, 1999 is presented below:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Operating revenues:
  SBC and SNET..............................................     $5,485
  Ameritech.................................................      1,891
                                                                 ------
  Combined..................................................     $7,376
                                                                 ======
Income before extraordinary items and cumulative effect of
  accounting change:
  SBC and SNET..............................................     $  436
  Ameritech.................................................        120
                                                                 ------
  Combined..................................................     $  556
                                                                 ======

                          SBC DOMESTIC WIRELESS GROUP

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Net income:
  SBC and SNET..............................................     $  431
  Ameritech.................................................      1,490
                                                                 ------
  Combined..................................................     $1,921
                                                                 ======

     Combined results include the effect of retroactively conforming accounting methodologies between SBC and Ameritech. Among other items, non-cash adjustments were made to conform accounting for pension and postretirement benefits between the companies and to immediately expense certain items routinely deferred and amortized by Ameritech, including certain sales commissions and paging equipment.

     The pension and postretirement adjustments include the effects of conforming the adoption date for postretirement accounting and methods of recognizing actuarial gains and conforming the estimate methods used related to the current year's benefit plans.

     Conforming Accounting Changes. The Group's results in 1999 include the effect of conforming the adoption date for postretirement accounting between SBC and Ameritech. This change was recorded by the Group in the third quarter of 1999, retroactive to January 1, 1999, as a cumulative effect of accounting change of $14, net of deferred taxes of $9.

     Post-Merger Initiatives. Upon completion of each merger, the Group performed an evaluation and review of operations throughout the merged company. Based on these merger integration reviews, certain strategic decisions were made and significant integration of operations and consolidation of some administrative and support functions occurred resulting in one-time charges for the Group, as discussed below. In addition, in the fourth quarter of 1999, pre-merger restructuring accruals of Ameritech were reversed to the extent those plans were superseded by the current reorganization plans.

     Wireless Conversion. In December 1999, the Group notified its Ameritech wireless customers that the current wireless network platform (Code Division Multiple Access or CDMA) would be converted to the network platform utilized by the Group (Time Division Multiple Access or TDMA). As part of the conversion, the Group sold the CDMA network assets in December 1999 and leased them back over the conversion period. A charge of $220 ($143, net of tax) was recognized in the fourth quarter of 1999 on the sale-leaseback and related actions. This charge is included in the Cost of service and equipment line item of the Combined Statements of Operations.

     Reorganization. With the Ameritech and SNET mergers, the Group centralized and consolidated several key functions and a number of companywide support activities, including information technology and financial transaction processing. These initiatives resulted in the creation of some jobs and the elimination and realignment of others, with many of the affected employees changing job responsibilities and in some cases assuming positions in other locations. The Group recognized charges of $19 ($12, net of tax) during the fourth quarter of 1999 in connection with these initiatives.

     The combined financial statements also include charges related to the closure and consolidation of Ameritech company-owned wireless retail stores. These charges were comprised mainly of postemployment benefits, primarily related to severance, and costs associated with closing down duplicate operations, including contract cancellations. The fourth quarter 1999 charges were reduced by the reversal of $38 ($23, net of tax) of prior Ameritech accruals that were superseded by the current reorganization plans. The reorganization charges in 1999 are included in the selling, general and administrative expense line item of the Combined Statements of Operations.

                          SBC DOMESTIC WIRELESS GROUP

     Other charges arising out of the merger related to relocation, retraining and other effects of consolidating certain operations are being recognized in the periods those charges are incurred.

     Impairments/Asset Valuation. As a result of SBC's merger integration plans, strategic review of domestic operations and organizational alignments, the Group reviewed the carrying values of the long-lived assets in the fourth quarter of 1999. The review was conducted company-wide.

     The review focused primarily on Ameritech. These reviews included the estimated remaining useful lives of assets and their estimated future cash flows, and identified certain assets to be abandoned. Where the review indicated impairment, fair market values, including, in some cases, discounted cash flows as an estimate of fair value, of those assets were analyzed to determine the amount of the impairment.

     As a result of the review, no impairment charges were considered necessary.

ACQUISITIONS

     In July 1999, the Group completed the acquisition of the wireless subsidiary of Comcast Corporation, in a transaction valued at approximately $1,800 including approximately $400 in cash and assumption of $1,400 in debt. The purchase price allocation was finalized in 2000.

     During 1999, SBC and Telefonos de Mexico, S.A. de C.V. (Telmex) completed the joint acquisition of Cellular Communications of Puerto Rico, Inc. (Cellular Communications), SBC acquired a controlling 50% equity interest in Cellular Communications. The transaction was valued at approximately $827, including assumption of approximately $370 in debt. Cellular Communications offers wireless services under the Cellular One brand name and also offers paging and long distance services in Puerto Rico.

     The excess purchase price over the fair value of net assets acquired for 1999 acquisitions was approximately $515 and was allocated to goodwill.

     In March 2000, SBC completed the acquisition of Radiofone, Inc. (Radiofone) for $400 in SBC common stock.

     In August 2000, SBC purchased wireless properties in Austin, Texas, Seattle and Spokane, Washington, and other properties in Texas and Washington from GTE Corporation for approximately $1,348.

     The 1999 and 2000 acquisitions were accounted for under the purchase method of accounting. The purchase prices in excess of the underlying fair value of identifiable net assets acquired are being amortized over periods not exceeding 40 years. Results of operations of the acquisitions have been included in the combined financial statements from their respective dates of acquisition.

     The above acquisitions did not have a significant impact on combined results of operations for 1999 nor 2000, nor would they, had they occurred on January 1 of the year preceding the year of acquisition.

DISPOSITIONS

     In October 1999, the Group completed the required disposition, as a condition of the Ameritech merger, of 20 Midwestern cellular properties including the competing cellular licenses in several markets including, but not limited to, Chicago, Illinois and St. Louis, Missouri. The Group recorded an extraordinary gain of $1,379 on this sale, net of taxes of $960. During the period ended October 2, 2000, working capital adjustments and settlement of purchase contingencies resulted in the recording of an additional extraordinary gain of $36, net of taxes of $24.

     In July 2000, SBC entered into agreements to sell overlapping properties in Indianapolis, Indiana and selected Radiofone properties in New Orleans and Baton Rouge, Louisiana as a regulatory condition of the formation of Cingular. These properties were not contributed to Cingular.

                          SBC DOMESTIC WIRELESS GROUP

     In August 2000, Southwestern Bell Mobile Systems, Inc. (SBMS) agreed to transfer approximately 3,900 of its existing network of towers, including those owned by partnerships, to SBC Communications Inc. (SBC), former owner of SBMS, in connection with an agreement between SBC and SpectraSite Holdings, Inc. (SpectraSite) to operate and lease space on the towers. The Group will sublease space on the existing towers from SpectraSite for $1,400 (actual dollars, not in millions) a month per tower, inclusive of executory costs, and will account for the transactions as capital leases. Each tower lease has an initial term of 10 years followed by 5-year renewal periods at the option of the Group. As of October 2, 2000, the net book value of towers to be transferred to SBC was $117. On December 14, 2000, SBC closed on 739 towers, with future closings expected to occur monthly until mid-2002. The Group will transfer its remaining towers to SBC upon the completion of legal requirements, including receiving consents from its partners.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                        ESTIMATED
                                                          USEFUL     DECEMBER 31,   OCTOBER 2,
                                                          LIVES          1999          2000
                                                        ----------   ------------   ----------
                                                           (IN
                                                          YEARS)
Land..................................................      --         $    23       $    22
Buildings and building improvements...................     5-40            964         1,058
Operating and other equipment.........................     3-10          5,028         5,882
Furniture and fixtures................................     3-10            782           493
Plant under construction..............................      --             174           324
                                                                       -------       -------
                                                                         6,971         7,779
Less: accumulated depreciation and amortization.......                  (2,740)       (3,181)
                                                                       -------       -------
Property, plant and equipment, net....................                 $ 4,231       $ 4,598
                                                                       =======       =======

     Interest costs capitalized for the year ended December 31, 1999 were $9, respectively, and $2 for the period ended October 2, 2000.

     Amortization of assets recorded under capital leases is included in depreciation expense.

4. INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

                                                        ESTIMATED
                                                          USEFUL    DECEMBER 31,   OCTOBER 2,
                                                          LIVES         1999          2000
                                                        ----------  ------------   ----------
                                                           (IN
                                                          YEARS)
FCC Licenses..........................................      40         $4,554       $ 5,789
Goodwill..............................................    20-40         1,112         1,774
Customer lists........................................     4-7            740           919
Other.................................................     3-40           240           237
                                                                       ------       -------
                                                                        6,646         8,719
Less: accumulated amortization........................                   (945)       (1,224)
                                                                       ------       -------
Intangible assets, net................................                 $5,701       $ 7,495
                                                                       ======       =======

                          SBC DOMESTIC WIRELESS GROUP

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities are summarized as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Accounts payable............................................     $  400        $  332
Accrued liabilities.........................................        557           654
Accrued wages...............................................         77            51
                                                                 ------        ------
          Total accounts payable and accrued liabilities....     $1,034        $1,037
                                                                 ======        ======

6. DEBT

     Long-term debt is summarized as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Due to affiliates...........................................    $ 1,014        $7,389
Capital leases, Japanese yen-denominated, 5.71%-7.13%.......        237           213
Notes 9.5%-10% 2007.........................................         62            55
                                                                -------        ------
Total long-term debt, including current maturities..........      1,313         7,657
Current maturities..........................................     (1,051)          (38)
                                                                -------        ------
Total long-term debt........................................    $   262        $7,619
                                                                =======        ======

     Maturities of long-term debt outstanding at October 2, 2000 are summarized as follows:

Maturities:
  2001......................................................  $   38
  2002......................................................      42
  2003......................................................   7,445
  2004......................................................      48
  2005......................................................      15
  Thereafter................................................      69
                                                              ------
          Total.............................................  $7,657
                                                              ======

     As of October 2, 2000, the Group was in compliance with all covenants and conditions of instruments governing its debt. Substantially all of the Group's outstanding long-term debt is unsecured.

     Amounts due to affiliates of the Group are financed through a revolving credit facility with SBC for credit lines up to $8,900 and are payable on March 31, 2003. The interest rate on amounts due to affiliates at December 31, 1999 and October 2, 2000, was 6.65% and 9.50%, respectively. (See Note 14 for a discussion of subsequent events related to amounts due to affiliates). Accrued interest is payable monthly. Interest expense on amounts due to affiliates for the year ended December 31, 1999 was $221 and for the period ended October 2, 2000 was $254.

     During 1999, subsequent to the completion of the acquisitions of Comcast Cellular Corporation (Comcast) and Cellular Communications (see Note 2), SBC retired $1,415 of Comcast's and Cellular Communication's long-term debt.

     Cash paid for interest was $227 for the year ended December 31, 1999, $269 for the period ended October 2, 2000.

                          SBC DOMESTIC WIRELESS GROUP

7. FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, customer deposits and long-term debt approximate fair values.

FOREIGN EXCHANGE CONTRACTS

     The Group does not hold or issue any financial instruments for trading purposes. The Group entered into a foreign currency contract to hedge exposure to adverse foreign exchange risk. The notional amount of the foreign currency exchange contracts, $142 at December 31, 1999 and October 2, 2000 equals the future minimum lease payments required to be paid in Japanese yen. Valuations of derivative transactions are provided from proprietary models based upon well recognized financial principles and reasonable estimates about relevant future market conditions. The fair value of these foreign currency contracts was $2 at December 31, 1999 and $10 at October 2, 2000, respectively, and are recorded in Other Assets.

8. RELATED-PARTY TRANSACTIONS

     SBC and its subsidiaries provide the Group with financial, marketing, network, and administrative services, for which the Group is charged. In addition, indirect SBC costs are allocated to SBC's subsidiaries based on several factors, including relative equity, number of employees, marketing costs, and a composite based on the Group's proportionate share of certain direct and allocated charges. Total direct and indirect costs charged to the Group for the year ended December 31, 1999 were $419, and $550 for the period ended October 2, 2000.

     The Group has contracted with AMDOCS, a software company affiliated with SBC, to provide ongoing information systems development and support services. Charges for AMDOCS' development and support services for the year ended December 31, 1999 were $39, and for the period ended October 2, 2000 was $36. Beginning in 1999, the development portion of these services was capitalized in accordance with SOP 98-1. Capitalized development services included in the above totals were $18 for the year ended December 31, 1999 and $19 for the period ended October 2, 2000.

     Also included in accounts payable at December 31, 1999 and October 2, 2000 were $65 and $115, respectively, payable to SBC and its various subsidiaries for general and administrative services provided to the Group.

9. INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                                                PERIOD
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------   ------------
Current
  Federal..................................................       $297           $241
  State....................................................         41              7
                                                                  ----           ----
                                                                   338            248
                                                                  ----           ----
Deferred
  Federal..................................................         26             91
  State....................................................          9             28
                                                                  ----           ----
                                                                    35            119
                                                                  ----           ----
          Total............................................       $373           $367
                                                                  ====           ====

                          SBC DOMESTIC WIRELESS GROUP

     Significant components of the Group's deferred tax assets and (liabilities) are as follows:

                                                               DECEMBER 31,    OCTOBER 2,
                                                                   1999           2000
                                                               ------------    ----------
Allowance for uncollectibles...............................      $    24        $     7
State income taxes.........................................           79            144
Employee benefits..........................................           57             35
Other......................................................          120             59
                                                                 -------        -------
          Total deferred tax assets........................          280            245
Valuation allowance........................................          (72)          (122)
                                                                 -------        -------
Net deferred tax assets....................................          208            123
Depreciation and amortization..............................       (1,654)        (1,907)
Other......................................................           (4)          (138)
                                                                 -------        -------
Deferred tax liabilities...................................       (1,658)        (2,045)
                                                                 -------        -------
Net deferred tax liabilities...............................      $(1,450)       $(1,922)
                                                                 =======        =======

     The valuation allowance relates primarily to unused state loss carryforwards. The $50 increase in the valuation allowance for the period ended October 2, 2000 arose from the associated increase in state loss carryforwards during that period.

     A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate to income before provision for income taxes, extraordinary gain and cumulative effect of accounting changes is as follows:

                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------   ------------
Taxes computed at federal statutory rate....................      $325           $321
State and local income taxes -- net of federal benefit......        33             22
Amortization of intangibles.................................         7             11
Other, net..................................................         8             13
                                                                  ----           ----
Provision for income taxes..................................      $373           $367
                                                                  ====           ====

     Cash paid for income taxes was $322 for the year ended December 31, 1999 and $1,214 for the period ended October 2, 2000.

10. EMPLOYEE BENEFITS

PENSIONS

     Substantially all employees of the Group are covered by one of the various noncontributory pension and death benefit plans sponsored by SBC. Management employees participate in either cash balance or defined lump-sum pension plans. The pension benefit formula for most nonmanagement employees is based on a flat dollar amount per year according to job classification. Most employees can elect to receive their pension benefits in either lump-sum or annuity.

     SBC's objective in funding the plans, in combination with the standards of the Employee Retirement Income Security Act of 1974 (as amended), is to accumulate funds sufficient to meet its benefit obligations to employees upon their retirement. Contributions to the plans are made to a trust for the benefit of plan participants. Plan assets consist primarily of stocks, U.S. government and domestic corporate bonds, index funds, and real estate.

                          SBC DOMESTIC WIRELESS GROUP

     Significant weighted-average assumptions used by SBC in developing pension information include:

                                                               DECEMBER 31,    OCTOBER 2,
                                                                   1999           2000
                                                               ------------    ----------
Discount rate for determining projected benefit
  obligation...............................................        7.75%          7.75%
Long-term rate of return on plan assets....................        8.50%          8.50%
Composite rate of compensation increase....................        4.25%          4.25%

     GAAP requires certain disclosures to be made of components of net periodic pension cost for the period and a reconciliation of the funded status of the plans with amounts reported in the balance sheets. Since the funded status of plan assets and obligations relates to the plans as a whole, which are sponsored by SBC, this information is not presented for the Group. For the period ended October 2, 2000, pension activity did not have a material effect on the Group's results of operations. For the year ended December 31, 1999, the Group recognized pension benefits of $39. In addition, the Group recognized settlement gains for the year ended December 31, 1999 and the period ended October 2, 2000 of $24 and $10, respectively. These gains resulted from a significant amount of lump-sum pension payments that caused a partial settlement of Ameritech's pension plans.

POSTRETIREMENT BENEFITS

     Under SBC's benefit plans in which the Group participates, SBC provides certain medical, dental, and life insurance benefits to substantially all retired employees and their dependents under various plans and accrues actuarially determined postretirement benefit costs as active employees earn these benefits.

     GAAP requires certain disclosures to be made of components of net periodic postretirement benefit cost and a reconciliation of the funded status of the plans to amounts reported in the balance sheets. Since the funded status of assets and obligations relates to the plans as a whole, this information is not presented for the Group. The Group recognized postretirement benefit costs for the year ended December 31, 1999 of $23, and $15 for the period ended October 2, 2000. At December 31, 1999 and October 2, 2000, the amount included in the combined balance sheets for accrued postretirement benefit obligations was $91 and $106, respectively. Significant assumptions for the discount rate, long-term rate of return on plan assets, and composite rate of compensation increase used by SBC in developing the accumulated postretirement benefit were the same as those used in developing the pension information.

SAVINGS PLANS

     Substantially all employees are eligible to participate in contributory savings plans sponsored by SBC. Under the savings plans, the Group matches a stated percentage of eligible employee contributions, subject to a specified ceiling.

     The Group's match of employee contributions to the savings plans is fulfilled with SBC shares of stocks allocated from the Employee Stock Ownership Plans and with purchases of SBC's shares of stock in the open market. The Group's costs related to these savings plans were $6 for the year ended December 31, 1999 and $5 for the period ended October 2, 2000.

11. STOCK OPTION PLANS

     Management employees of the Group participate in various stock option plans sponsored by SBC. Options issued through October 2, 2000, carry exercise prices equal to the market price of the stock at the date of grant and have maximum terms of ten years. Depending upon the plan, vesting of options occurs up to four years from the date of grant.

                          SBC DOMESTIC WIRELESS GROUP

     The Group measures compensation cost for these plans using the intrinsic value-based method of accounting as allowed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (FAS 123). Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for stock option plans been recognized using the fair value-based method of accounting at the date of grant for awards as defined by FAS 123, the Group's net income would have been $1,907 for the year ended December 31, 1999, and $577 for the period ended October 2, 2000.

     For purposes of these pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the options' vesting period. The fair value for these stock options was estimated at the date of grant, using a Black-Scholes option pricing model with the following weighted-average assumptions for grants in the year ended December 31, 1999 and the period ended October 2, 2000: risk-free interest rate of 5.31% and 6.69%, respectively; dividend yield of 1.65% and 2.21%, respectively; expected volatility factor of 15% and 16%, respectively; and expected option life of 4.5 and 4.6, respectively.

     FAS 123 requires certain disclosures to be made about the outstanding and exercisable options, option activity, weighted-average exercise price per option, and option exercise price range for each income statement period. Since the stock option activity relates only to SBC's shareowners' equity, this information is not presented for the Group.

12. COMMITMENTS AND CONTINGENCIES

LEASE

     The Group has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases for the year ended December 31, 1999 was $182 and $142 for the period ended October 2, 2000.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at October 2, 2000:

2001........................................................  $118
2002........................................................   107
2003........................................................    91
2004........................................................    76
2005........................................................    90
Thereafter..................................................   399
                                                              ----
          Total.............................................  $881
                                                              ====

CLAIMS

     The Group is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters, and other actions. While complete assurance cannot be given as to the outcome of any legal claims, the Group believes that any financial impact would not be material to its financial statements.

13. CONCENTRATIONS OF RISK

     The Group relies on local and long distance telephone companies and other companies to provide certain telecommunications services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

                          SBC DOMESTIC WIRELESS GROUP

     Although the Group attempts to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Group's needs as it builds its network infrastructure and sells services and equipment, delays and increased costs in the expansion of the Group's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

     Financial instruments that potentially subject the Group to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the customer base, which includes a large number of individuals and businesses. No customer accounted for more than 10% of combined revenues in 1998, 1999, or 2000.

     Approximately 30% of the Group's employees are represented by collective bargaining agreements with varying dates expiring beginning in 2001 through 2004. Of those employees covered by bargaining agreements, 6% are covered by agreements that expire within one year.

14. SUBSEQUENT EVENTS

TRANSITION SERVICES AGREEMENT

     In October 2000, SBC and BellSouth began contributing their wireless properties to Cingular. Cingular entered into transition services agreements with SBC and BellSouth under which SBC and BellSouth will provide certain services and products to Cingular until 90 days' notice is given or until the agreements expire on December 31, 2002. Services to be provided by SBC and BellSouth include but are not limited to legal, human resources, internal audit, risk management, and treasury. Fees for such services are fixed and paid on a monthly basis.

EMPLOYEE LEASING AGREEMENT

     In October 2000, the Group transferred its approximately 14,000 employees and related liabilities to leasing companies which are wholly owned by SBC. The leasing companies incur costs for the employees' salaries and related benefits. Cingular has entered into a services contract with SBC under which these employees provide services to Cingular and SBC bills Cingular for the costs, including payroll, payroll taxes, benefit costs and relocation costs.

DUE TO AFFILIATES REVOLVING CREDIT FACILITY

     In October 2000, Cingular and SBC amended the revolving credit facility to increase its borrowing capacity to $10,000 and to set the annual interest rate at 7.5%. In November 2000, Cingular and SBC amended the revolving credit facility to extend the maturity to March 31, 2003.

                         COMBINED FINANCIAL STATEMENTS
                       BELLSOUTH DOMESTIC WIRELESS GROUP
                          YEAR ENDED DECEMBER 31, 1999
          AND THE PERIOD FROM JANUARY 1, 2000 THROUGH OCTOBER 2, 2000
        WITH REPORTS OF INDEPENDENT AUDITORS AND INDEPENDENT ACCOUNTANTS

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareowner
BellSouth Domestic Wireless Group

     We have audited the accompanying combined balance sheet of the BellSouth Domestic Wireless Group (a business of BellSouth Corporation, see Note 1) as of October 2, 2000 and the related combined statements of operations, shareowner's equity (deficit), and cash flows for the period from January 1, 2000 to October 2, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the BellSouth Domestic Wireless Group at October 2, 2000, and the combined results of its operations and its cash flows for the period from January 1, 2000 to October 2, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
March 9, 2001
Atlanta, Georgia

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management of the BellSouth Domestic Wireless group

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations, cash flows and shareowners' equity (deficit) present fairly, in all material respects, the financial position of the BellSouth Domestic Wireless Group at December 31, 1999 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in United States of America. These financial statements are the responsibility of the management of the BellSouth Domestic Wireless Group; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of BellSouth Corporation and its subsidiaries and reflect certain assumptions and allocations. The results of operations and cash flows of the BellSouth Domestic Wireless Group could differ from those that would have resulted had the BellSouth Domestic Wireless Group operated autonomously or as an entity independent of BellSouth Corporation.

     As discussed in Note 1 to the combined financial statements, in 1999 the BellSouth Domestic Wireless Group adopted AICPA Statement of Position 98-1 and changed its accounting for internal-use software development costs.

/s/ PricewaterhouseCoopers LLP
March 9, 2001
Atlanta, Georgia

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------   ------------
Operating revenues:
  Service revenues..........................................     $3,284         $2,873
  Equipment sales...........................................        289            229
                                                                 ------         ------
          Total operating revenues..........................      3,573          3,102
Operating expenses:
  Cost of service...........................................        758            656
  Cost of equipment sales...................................        479            438
  Selling, general and administrative.......................      1,446          1,138
  Depreciation and amortization.............................        677            491
  Provision for asset impairment............................        320             --
                                                                 ------         ------
          Total operating expenses..........................      3,680          2,723
                                                                 ------         ------
Operating income (loss).....................................       (107)           379
Other income (expenses):
  Interest expense..........................................       (345)          (291)
  Minority interest.........................................         41             (8)
  Equity in net income of affiliates, net...................        145            123
  Other, net................................................        134             (9)
                                                                 ------         ------
          Total other income (expenses).....................        (25)          (185)
                                                                 ------         ------
Income (loss) before provision (benefit) for income taxes...       (132)           194
Provision (benefit) for income taxes........................        (45)            80
                                                                 ------         ------
          Net income (loss).................................     $  (87)        $  114
                                                                 ======         ======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................    $    11       $    43
  Accounts receivable, net of allowance for doubtful
     accounts of $17 and $19................................        412           458
  Inventory.................................................        111           104
  Deferred income taxes.....................................         86            74
  Prepaid expenses and other current assets.................         37            81
                                                                -------       -------
          Total current assets..............................        657           760
Property, plant and equipment, net..........................      2,536         2,509
Intangible assets, net......................................      1,400         2,280
Investments in equity affiliates............................      1,501         1,554
Other assets................................................         19            12
                                                                -------       -------
          Total assets......................................    $ 6,113       $ 7,115
                                                                =======       =======
                     LIABILITIES AND SHAREOWNER'S EQUITY (DEFICIT)
Current liabilities:
  Due to affiliates.........................................    $   572       $   210
  Current portion of long-term debt.........................          4             3
  Accounts payable and accrued liabilities..................        503           529
  Advanced billings and customer deposits...................        117           125
  Accrued taxes.............................................        115           142
                                                                -------       -------
          Total current liabilities.........................      1,311         1,009
Long-term debt:
  Long-term debt due after one-year.........................        401           391
  Due to affiliates.........................................      3,395         4,840
                                                                -------       -------
          Total long-term debt..............................      3,796         5,231
Other noncurrent liabilities:
  Deferred income taxes.....................................        825           801
  Minority interests........................................         70            85
  Other noncurrent liabilities..............................         85           104
                                                                -------       -------
                                                                    980           990
Shareowner's equity (deficit):
  Common stock..............................................         --            --
  Additional paid-in capital................................      1,187         1,203
  Accumulated deficit.......................................     (1,167)       (1,323)
  Accumulated other comprehensive income....................          6             5
                                                                -------       -------
          Total shareowner's equity (deficit)...............         26          (115)
                                                                -------       -------
          Total liabilities and shareowner's equity
            (deficit).......................................    $ 6,113       $ 7,115
                                                                =======       =======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED    PERIOD ENDED
                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................     $ (87)        $   114
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................       603             426
  Amortization..............................................        74              65
  Minority interest in net income (losses)..................       (41)              8
  Provision for doubtful accounts...........................        68              45
  Deferred income taxes.....................................      (110)            (19)
  Provision for asset impairment............................       320              --
  Gains on dispositions.....................................      (161)             (2)
  Equity in net income of affiliates........................      (145)           (123)
  Dividends received from equity affiliates.................        79              85
  Changes in operating assets and liabilities:
     Accounts receivable and other current assets...........      (202)            (93)
     Accounts payable and other current liabilities.........       149             266
     Other assets...........................................        (3)              7
     Other noncurrent liabilities...........................         3              34
Other, net..................................................        (2)             13
                                                                 -----         -------
Net cash provided by operating activities...................       545             826
INVESTING ACTIVITIES
Construction and capital expenditures.......................      (590)           (461)
Acquisition of minority interests...........................        --            (892)
Acquisition of business.....................................       (39)             --
Dispositions of businesses..................................       290              --
Other, net..................................................        17               6
                                                                 -----         -------
Net cash used in investing activities.......................      (322)         (1,347)
FINANCING ACTIVITIES
Net increase in amounts due to affiliates...................        47             887
Proceeds from long-term debt................................        82              14
Repayment of long-term debt.................................      (218)            (24)
Funds received from shareowner..............................       118             115
Dividends paid to shareowner................................      (324)           (397)
Net distributions to minority interests.....................        --             (40)
Other, net..................................................        --              (2)
                                                                 -----         -------
Net cash provided by (used in) financing activities.........      (295)            553
                                                                 -----         -------
Net increase (decrease) in cash and cash equivalents........       (72)             32
Cash and cash equivalents at beginning of period............        83              11
                                                                 -----         -------
Cash and cash equivalents at end of period..................     $  11         $    43
                                                                 =====         =======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

              COMBINED STATEMENTS OF SHAREOWNERS' EQUITY (DEFICIT)
                             (DOLLARS IN MILLIONS)

                                                                                 ACCUMULATED
                                                     ADDITIONAL                     OTHER
                                            COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE
                                            STOCK     CAPITAL       DEFICIT        INCOME        TOTAL
                                            ------   ----------   -----------   -------------   -------
Balance at December 31, 1998..............   $ --     $ 1,102       $  (754)        $ --        $   348
  Net loss................................     --          --           (87)          --            (87)
  Other comprehensive income, net of tax:
     Net unrealized gains on securities...     --          --            --            6              6
  Dividends to shareowner.................     --          --          (326)          --           (326)
  Funds received from shareowner..........     --          85            --           --             85
                                             ----     -------       -------         ----        -------
Balance at December 31, 1999..............   $ --     $ 1,187       $(1,167)        $  6        $    26
  Net income..............................     --          --           114           --            114
  Other comprehensive income, net of tax:
     Supplemental executive retirement
       plan...............................     --          --            --           (1)            (1)
  Dividends to shareowner.................     --        (127)         (270)          --           (397)
  Funds received from shareowner..........     --         143            --           --            143
                                             ----     -------       -------         ----        -------
Balance at October 2, 2000................   $ --     $ 1,203       $(1,323)        $  5        $  (115)
                                             ====     =======       =======         ====        =======

                            See accompanying notes.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999
             AND THE PERIOD FROM JANUARY 1, 2000 TO OCTOBER 2, 2000
                             (DOLLARS IN MILLIONS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The BellSouth Domestic Wireless Group (the Group) consists of substantially all of the domestic wireless businesses of BellSouth Corporation (BellSouth). In April 2000, BellSouth and SBC Communications Inc. (SBC) formed a joint venture to combine their respective domestic wireless properties. In October 2000, SBC and BellSouth began contributions of their wireless properties and formally began operations of Cingular Wireless LLC (Cingular). Economic ownership in Cingular is held 60% by SBC and 40% by BellSouth, with control shared equally. These combined financial statements have been prepared using BellSouth's historical basis in the assets and liabilities and the historical results of the operations of the Group, which will be substantially contributed to Cingular.

     These combined financial statements include allocations of certain BellSouth corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services and other BellSouth corporate infrastructure costs. BellSouth directly charges specifically identified costs for shared corporate services to the Group based upon use of those services and, where not practically determinable, by other allocation methods. While we believe these allocations are reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have resulted had the Group been operating as an independent company. However, we believe that the level of expenses would not have been materially different if these services had been provided by third parties.

     The Group provides domestic wireless telecommunications services, including local, long distance and roaming services using both cellular and personal communications services (PCS) networks. Wireless services and products offered also include certain enhanced services, paging services and wireless equipment. The Group's customer market principally covers the southeastern region of the United States.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of the Group and partnerships in which the Group exercises control. Other parties' interests in controlled partnerships are reported as minority interests. The equity method is used to account for its investments in partnerships for which it has significant influence. All significant intragroup transactions are eliminated in the combination process.

OPERATING SEGMENTS

     The Group operates in only one segment, wireless telecommunications services; therefore, separate segment reporting is not applicable.

FCC LICENSES

     The Federal Communications Commission (FCC) issues licenses that authorize wireless carriers to provide service in specific geographic areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license

                       BELLSOUTH DOMESTIC WIRELESS GROUP
renewals routinely. The licenses held by the Group expire at various dates. The Group believes that it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

REVENUE RECOGNITION

     The Company earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue is recognized when earned throughout the normal billing cycle. Airtime revenue, including roaming revenue and long distance revenue, is recognized when the service is rendered. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services.

INCOME TAXES

     The entities that are included in the Group are included in BellSouth's consolidated federal income tax return. Federal income taxes are provided for in accordance with the provisions of the Tax Allocation Agreement (Agreement) between the Group and BellSouth. In general, the Group's income tax provision reflects the financial consequences of income, deductions and credits which can be utilized on a separate return basis or in consolidation with BellSouth and which are assured of realization.

     Deferred income taxes are provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for tax purposes.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable from customers are generally unsecured and are due within 30 days. Expected credit losses are recorded as an allowance for doubtful accounts in the Combined Balance Sheets.

INVENTORY

     Inventory consists primarily of wireless telephone handsets and is valued at the lower of weighted average cost or market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. The cost of additions and substantial improvements to property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over its estimated economic lives, generally ranging from 5 to 40 years. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or the estimated useful life of the improvement.

     Interest expense and network engineering costs incurred during the construction phase of the Group's wireless network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as plant under construction until the projects are completed and placed into service.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

INTANGIBLE ASSETS

     Intangible assets consist primarily of FCC licenses, the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill), and customer lists. Goodwill and licenses are being amortized using the straight-line method over their estimated economic lives up to 40 years. Customer lists represent values placed on acquired customer bases. These lists are being amortized over a 4 to 6 year period using the sum of the years digits method. The carrying value of these assets is periodically reviewed to determine whether such intangibles are fully recoverable from projected net cash flows of the related business.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the Group intends to dispose of, depreciation is adjusted over the remaining service period to arrive at fair value less cost to sell at the estimated date of disposal.

ADVERTISING COSTS

     Costs for advertising products and services or corporate image are expensed as incurred. Total advertising expense for the year ended December 31, 1999 was $151 and $121 for the period ended October 2, 2000.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Group does not hold derivatives for trading purposes. From time to time, as part of its risk management strategy, the Group uses derivative financial instruments, including interest rate swap contracts to hedge exposures to changes in interest rates on its variable rate debt obligations. The interest rate swap settlement and differential is reflected as an adjustment to interest expense.

SOFTWARE COSTS

     The American Institute of Certified Public Accountants issued a Statement of Position (SOP) that requires capitalization of certain computer software expenditures beginning in 1999. The SOP, which prescribed prospective application, requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. When placed in service, capitalized software costs are being amortized over three years. Prior to the adoption of the SOP, the costs of computer software purchased or developed for internal use were generally expensed as incurred. However, initial operating system software costs were, and continue to be, capitalized. The effect of adopting the SOP was to increase net income by approximately $10 for the year ended December 31, 1999.

     Capitalized software, net of related amortization of $153 and $157 as of December 31, 1999 and October 2, 2000, respectively, have been included in property, plant and equipment.

RECLASSIFICATION

     Certain amounts have been reclassified in the prior period financial statements to conform with the current period presentation.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed with the issuance of SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement 133." The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. This means that the standard, as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133," must be adopted by the Group no later than January 1, 2001. The Group does not expect the adoption of this standard to have a material impact on net income.

     In December 1999, the SEC issued Staff Accounting Bulletin Number 101, "Revenue Recognition in Financial Statements" (SAB 101) which must be adopted by the fourth quarter of 2000. SAB 101 addresses, among other items, when revenue relating to non-refundable, up-front fees and associated costs should be recognized. The Group does not expect that the adoption of SAB 101 would have an effect on net income.

2. ACQUISITIONS AND DISPOSITIONS

ACQUISITIONS

     On April 7, 1999, the Group acquired a 100% interest in a wireless property located in Indiana for $39 in cash. Results of operations have been included in the combined financial statements from its date of acquisition.

     On September 27, 2000, the Group acquired the 44.2% outstanding minority interest of its partners in the BellSouth Carolinas PCS Limited Partnership (the Partnership). The total purchase consideration was $916 and consisted of $887 in cash paid to minority members, $24 for liabilities assumed, and $5 for acquisition costs. The Group borrowed $887 from BellSouth to pay for the acquisition. This amount is recorded as a long-term obligation under Due to Affiliates. As the Partnership was previously consolidated by the Group, its results of operations have been included in the combined financial statements for all periods presented.

     The 1999 and 2000 acquisitions were accounted for under the purchase method of accounting. No goodwill was recorded in 1999. The excess purchase price over the fair value of net assets acquired for 2000 acquisitions was approximately $127 and was allocated to goodwill which is being amortized over 20 years.

     The above acquisitions did not have a significant impact on the combined results of operations for the period ended October 2, 2000, nor would they, had they occurred on January 1 of the year preceding the year of acquisition.

DISPOSITIONS

     During 1999, the Group reorganized its ownership interest in a partnership that operated cellular properties in Orlando, Florida and Richmond, Virginia. Through a series of transactions which occurred in January 1999 and August 1999, the Group exchanged its 75.46% interest in the partnership for a 100% ownership interest in the Orlando, Florida cellular property. As a result of this exchange, the Group recognized a pre-tax gain of $46, or $23 after tax.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

     In April 1999, the Group exchanged its 100% ownership interest in Bakersfield Cellular Telephone Company for $75 in cash and a 100% ownership interest in Texas Cellular Telephone Company. This exchange resulted in a pre-tax gain of $60, or $35 after tax.

     Also in April 1999, the Group sold its 100% interest in a wireless property located in Dothan, Alabama for total proceeds of $21. The pre-tax gain on the sale was $16, or $10 after tax.

     In August 1999 the Group sold its 100% interest in Honolulu Cellular for total proceeds of $194. The pre-tax gain on the sale was $39, or $23 after tax.

     The above dispositions did not have a significant impact on combined results of operations for 1999, nor would they had they occurred on January 1, 1999.

3. INVESTMENTS AND ADVANCES

     The Group holds investments in various domestic partnerships and ventures, which are accounted for under the equity method and investments in equity securities accounted for under the cost method. Investments and advances consist of the following:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Investments in AB Cellular..................................     $1,421        $1,461
Other investments accounted for under the equity method.....         48            60
Investments accounted for under the cost method.............         32            33
                                                                 ------        ------
Investments and advances....................................     $1,501        $1,554
                                                                 ======        ======

     The Group's investment in AB Cellular is a 44.4% interest in a joint venture which serves the Los Angeles, Houston and Galveston metropolitan areas. The joint venture was formed by a 1998 reorganization in which BellSouth and AT&T contributed to the joint venture their ownership interests in separate partnerships serving the three areas. In addition, AT&T also contributed approximately $1,000 of cash to the joint venture. As a result of the reorganization, the Group's proportionate share of the net assets of the joint venture exceeded the Group's book investment balance. The related excess totaled $667 at December 31, 1999 and $650 at October 2, 2000, and is being amortized into income using the straight-line method over a period of 30 years. See Note 15 for discussion of subsequent event related to the AB Cellular joint venture.

SUMMARY FINANCIAL INFORMATION OF EQUITY INVESTEES

     A summary of combined financial information as reported by our equity investees is set forth below:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Balance sheet information:
  Current assets............................................     $1,427        $1,689
  Noncurrent assets.........................................      3,539         3,329
  Current liabilities.......................................        256           186
  Noncurrent liabilities....................................          5             8
  Net equity................................................      4,705         4,824

                       BELLSOUTH DOMESTIC WIRELESS GROUP

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Income statement information:
  Net Revenues..............................................     $1,599        $1,048
  Operating income..........................................        306           404
  Net income................................................        285           226

COST METHOD INVESTMENTS

     The Group has an investment in a marketable security, which is accounted for under the cost method. This investment is comprised of Crown Castle International (Crown) common stock and is classified as available-for-sale securities under SFAS 115. Under SFAS 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses (net of income taxes) recorded in accumulated other comprehensive income (loss). The fair value of the Group's investment in Crown is determined based on market quotations. The original cost of this investment was $21. The gross unrealized gains were $11 and $12 at December 31, 1999 and October 2, 2000, respectively. The after-tax unrealized gains were $5 at December 31, 1999 and October 2, 2000, with a fair value of $32 and $33 at December 31, 1999 and October 2, 2000, respectively. (See Note 14 for more information on the agreement with Crown.)

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                        ESTIMATED
                                                          USEFUL     DECEMBER 31,   OCTOBER 2,
                                                          LIVES          1999          2000
                                                        ----------   ------------   ----------
                                                        (IN YEARS)
Land..................................................    --           $    22       $    22
Buildings and building improvements...................   25-40           1,022         1,076
Operating and other equipment.........................   5-15            3,151         3,237
Furniture and fixtures................................   10-15             443           479
Plant under construction..............................    --               104           127
                                                                       -------       -------
                                                                         4,742         4,941
Less: accumulated depreciation........................                  (2,206)       (2,432)
                                                                       -------       -------
Property, plant and equipment, net....................                 $ 2,536       $ 2,509
                                                                       =======       =======

     Interest costs capitalized for the year ended December 31, 1999 was $4 and $2 for the period ended October 2, 2000.

     In June 1999, the Group executed a contract to replace infrastructure equipment in the southeastern United States. The planned disposals of the existing infrastructure equipment required an evaluation of asset impairment in accordance with SFAS 121. As a result, a non-cash charge of $320, or $187 after tax, was recorded in the second quarter of 1999 to write these assets down to their fair market value, which was estimated by discounting the expected future cash flows of these assets through the date of disposal. Management will continue to use the assets until the conversion process has been completed, which is estimated to be December 31, 2000, and depreciate the remaining new carrying value over this period.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

5. INTANGIBLE ASSETS

     Intangible assets are summarized as follows:

                                                        ESTIMATED
                                                          USEFUL     DECEMBER 31,   OCTOBER 2,
                                                          LIVES          1999          2000
                                                        ----------   ------------   ----------
                                                        (IN YEARS)
FCC Licenses..........................................   10-40          $1,093        $1,827
Goodwill..............................................   20-40             373           481
Customer lists........................................    4-6               42           117
Other.................................................    3-5              161           159
                                                                        ------        ------
                                                                         1,669         2,584
Less: accumulated amortization........................                    (269)         (304)
                                                                        ------        ------
Intangible assets, net................................                  $1,400        $2,280
                                                                        ======        ======

6. DEBT

     Long-term debt is summarized as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Due to affiliates...........................................     $3,951        $4,840
Notes payable to external parties:
  Bank of America...........................................        324           310
  Bank notes................................................         64            62
  Capital leases............................................         18            22
                                                                 ------        ------
                                                                  4,357         5,234
Current maturities..........................................       (561)           (3)
                                                                 ------        ------
          Total long-term debt..............................     $3,796        $5,231
                                                                 ======        ======

     Amounts due to affiliates of the Group are comprised of various notes with interest rates of 4.9% to 7.75% in 1999, rates of 5.8% to 8.5% in 2000, and which have maturities from 2002 through 2006. Accrued interest is payable monthly. Interest expense on amounts due to affiliates for the year ended December 31, 1999 was $265 and for the period ended October 2, 2000 was $244. See Note 15 for discussion of subsequent events related to amount due to affiliates.

     The note payable to Bank of America represents a $550 revolving credit agreement with a syndicated group of lenders entered into in April 1998. Borrowings under the credit agreement bear interest at LIBOR plus 1%, or the base rate as defined. The weighted average interest rate on the balance outstanding was 6.24% at December 31, 1999 and 7.04% at October 2, 2000. In December 2000, the balance of this note was paid in full.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

     Maturities of long-term debt outstanding at October 2, 2000 are summarized as follows:

Maturities:
  2001......................................................  $    3
  2002......................................................   1,693
  2003......................................................   2,993
  2004......................................................     215
  2005......................................................       1
  Thereafter................................................     329
                                                              ------
          Total.............................................  $5,234
                                                              ======

     Cash paid for interest was $90 for the year ended December 31, 1999 and $199 for the period ended October 2, 2000.

7. FINANCIAL INSTRUMENTS

     The recorded amounts of cash and cash equivalents and long-term debt approximate fair values.

INTEREST RATE SWAPS

     The Group enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. At December 31, 1999 and October 2, 2000, the Group was party to various interest rate swaps with an aggregate notional amount of $300 related to the Bank of America note payable. Under these swap agreements, the Group paid fixed rates of 6.70% at December 31, 1999 and October 2, 2000 and received variable rates of 5.46% at December 31, 1999 and 6.66% at October 2, 2000. The fair market value of these swaps was $5 at December 31, 1999 and $3 at October 2, 2000. In December 2000, the Group settled the swap agreements due to the retirement of the Bank of America note payable. As a result of settling the swap agreements, the Group recorded a gain of $2 in December 2000.

8. RELATED PARTY TRANSACTIONS

     The Group recorded revenues for interconnect services provided to subsidiaries of BellSouth of $15 for the year ended December 31, 1999 and $11 for the period ended October 2, 2000. The Group also recorded revenues for pager services to subsidiaries of BellSouth of $11 for the year ended December 31, 1999 and $13 for the period ended October 2, 2000.

     The Group incurred local interconnect and long distance charges of $46 for the year ended December 31, 1999 and $78 for the period ended October 2, 2000, for services provided by subsidiaries of BellSouth. In addition, BellSouth subsidiaries charged the Group for joint marketing efforts of $16 for the year ended December 31, 1999 and $17 for the period ended October 2, 2000.

     Included in selling, general and administrative expenses are allocations to the Group for its share of BellSouth's shared corporate services. These amounts were $106 for the year ended December 31, 1999 and $61 for the period ended October 2, 2000. See Note 1 for details describing the nature of corporate services and allocations.

     Also included in accounts payable at December 31, 1999 and October 2, 2000 was $15 and $210, respectively, payable to BellSouth and its various subsidiaries for general and administrative services provided to the Group.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

9. INCOME TAXES

     The provision for income taxes is summarized as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Current:
  Federal...................................................     $  18          $ 67
  State.....................................................        47            32
                                                                 -----          ----
                                                                    65            99
Deferred:
  Federal...................................................       (80)           (7)
  State.....................................................       (30)          (12)
                                                                 -----          ----
                                                                  (110)          (19)
                                                                 -----          ----
          Total.............................................     $ (45)         $ 80
                                                                 =====          ====

     Significant components of the Group's deferred tax assets and (liabilities) are as follows:

                                                              DECEMBER 31,   OCTOBER 2,
                                                                  1999          2000
                                                              ------------   ----------
Compensation related........................................    $    33       $    34
Pension.....................................................          8             9
State net operating losses..................................         78            86
Other.......................................................         35            16
                                                                -------       -------
                                                                    154           145
Valuation allowance.........................................        (68)          (71)
                                                                -------       -------
Net deferred tax assets.....................................         86            74
Fixed assets................................................       (245)         (243)
Licenses....................................................       (165)         (152)
Equity investments..........................................       (313)         (311)
Bad debts...................................................         (7)           (7)
Other.......................................................        (95)          (88)
                                                                -------       -------
Deferred tax liabilities....................................       (825)         (801)
                                                                -------       -------
Net deferred tax liabilities................................    $  (739)      $  (727)
                                                                =======       =======

     The valuation allowance, which increased by $3 in the period ended October 2, 2000, primarily relates to state net operating losses which may not be utilized during the carryforward period. All significant deferred tax liabilities at December 31, 1999 and October 2, 2000 were noncurrent.

     A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                                DECEMBER 31,   OCTOBER 2,
                                                                    1999          2000
                                                                ------------   ----------
Taxes computed at federal statutory rate....................        $(46)         $68
State and local income taxes, net of federal benefit........           9           12
Valuation allowances established............................           4           --
Other, net..................................................         (12)          --
                                                                    ----          ---
Provision (benefit) for income taxes........................        $(45)         $80
                                                                    ====          ===

                       BELLSOUTH DOMESTIC WIRELESS GROUP

     The amount of state income tax net operating losses available for carryforward to future periods totaled $1,236 at October 2, 2000, with expiration dates ranging between one to twenty years.

     Cash paid for income taxes to BellSouth was $75 for the year ended December 31, 1999 and $66 for the period ended October 2, 2000.

10. EMPLOYEE BENEFITS

PENSIONS

     Substantially all employees of the Group are covered by a noncontributory pension plan sponsored by BellSouth. Employees participate in a cash balance pension plan and can elect to receive their pension benefits in either lump sum or annuity. Plan assets consist primarily of stocks, U.S. government and domestic corporate bonds, index funds and real estate. The BellSouth pension plan is fully funded, so contributions to the plan are not currently required.

     Significant weighted-average assumptions used by BellSouth in developing pension information are set forth below.

                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------    ----------
Discount rate for determining projected benefit
  obligation................................................      7.75%          7.75%
Expected rate of return on plan assets......................      9.00           9.00
Composite rate of compensation increase.....................      5.10           5.10

     SFAS 87, as amended by SFAS 132, requires certain disclosures to be made of components of net periodic pension cost for the period and a reconciliation of the funded status of the plans with amounts reported in the balance sheets. Since the funded status of plan assets and obligations relates to the plans as a whole, which are sponsored by BellSouth, this information is not presented for the Group. The Group recognized pension expense for the year ended December 31, 1999 of $17 and $1 for the period ended October 2, 2000. The accrued liability included in the Group's combined balance sheet was $58 at both December 31, 1999 and October 2, 2000.

POSTRETIREMENT BENEFITS

     The Group also participates in the BellSouth-sponsored postretirement health and life insurance welfare plans covering certain employees.

     SFAS 132 requires certain disclosures to be made of components of net periodic postretirement benefit cost and a reconciliation of the funded status of the plans to amounts reported in the balance sheets. Since the funded status of assets and obligations relates to the plans as a whole, this information is not presented for the Group. The Group recognized postretirement benefit cost of $2 for the year ended December 31, 1999 and for the period ended October 2, 2000. The amount included in the combined balance sheets for prepaid postretirement benefit asset was $8 at December 31, 1999 and $9 at October 2, 2000.

     Significant assumptions for the discount rate, long-term rate of return on plan assets and composite rate of compensation increase used by BellSouth in developing the accumulated postretirement benefit were the same as those used in developing the pension information, with the exception of return on plan assets which was 7.00% for 1999. Since the actuarial review takes place as of December 31 of every year, the assumption as of October 2, 2000 for return on plan assets was the same as the rate used at December 31, 1999. In addition, the health care cost trend rate for the year ended December 31, 1999 was 8.00% and 9.00% for the period ended October 2, 2000.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

DEFINED CONTRIBUTION PLANS

     Substantially all employees are eligible to participate in contributory savings plans sponsored by BellSouth. Under the savings plans, the Group matches a stated percentage of eligible employee contributions, subject to a specified ceiling.

     The Group's match of employee contributions to the savings plans is fulfilled with BellSouth's shares of stock allocated from the Employee Stock Ownership Plans and with purchases of BellSouth's stock in the open market. The Group's costs related to these savings plans were $8 for the year ended December 31, 1999 and $7 for the period ended October 2, 2000.

11. STOCK OPTION PLANS

     Certain employees of the Group participate in stock option plans sponsored by BellSouth. The BellSouth Corporation Stock Plan (the Stock Plan) provides for grants to key employees of stock options and various other stock-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock that may be granted in any calendar year cannot exceed one percent of the shares outstanding at the time of grant. Prior to the adoption of the Stock Plan, stock options were granted under the BellSouth Corporation Stock Option Plan. Stock options under both plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at a price either equal to, or in excess of, the fair market value on the date of grant. Options granted under these plans generally become exercisable at the end of three to five years and have a term of 10 years.

     The Group applies APB Opinion 25 and related Interpretations in accounting for stock-based compensation plans. Accordingly, no compensation cost has been recognized by the Group for stock options granted to its employees. Had compensation cost for BellSouth's stock-based compensation plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Group's net income would have been reduced by $3 for the year ended December 31, 1999, and $6 for the period ended October 2, 2000. For purposes of these pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the options' vesting period.

     The fair value for these stock options was estimated at the date of grant, using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                              DECEMBER 31,    OCTOBER 2,
                                                                  1999           2000
                                                              ------------    ----------
Expected life (years).......................................         5              5
Dividend yield..............................................      1.67%          1.66%
Expected volatility.........................................      23.0%          27.0%
Risk-free interest rate.....................................      4.82%          6.65%

     As options are exercisable in BellSouth common stock, separate assumptions are not developed for subsidiaries of BellSouth.

     SFAS 123 requires certain disclosures to be made about the outstanding and exercisable options, option activity, weighted average exercise price per option and option exercise price range for each income statement period. Since the stock option activity relates only to BellSouth's shareholders' equity, this information is not presented for the Group.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

12. COMMITMENTS AND CONTINGENCIES

LEASES

     The Group has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases for the year ended December 31, 1999 was $128 and $82 for the period ended October 2, 2000. Capital leases currently in effect are not significant.

     The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at October 2, 2000:

2001........................................................  $109
2002........................................................   101
2003........................................................    92
2004........................................................    81
2005........................................................    71
Thereafter..................................................   536
                                                              ----
          Total.............................................  $990
                                                              ====

CLAIMS

     The Group is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. While complete assurance cannot be given as to the outcome of any legal claims, the Group believes that any financial impact would not be material to its financial statements.

PURCHASE COMMITMENTS

     As of October 2, 2000, the Group had outstanding purchase commitments of $192 million through 2004 to various vendors for the purchase of network equipment, services and software.

13. CONCENTRATIONS OF RISK

     The Group relies on local and long-distance telephone companies and other companies to provide certain telecommunication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

     Although the Group attempts to maintain multiple vendors for each required product, its inventory and equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Group's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Group's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

     Financial instruments that potentially subject us to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the customer base, which includes a large number of individuals and businesses.

     No customer accounted for more than 10% of combined revenues in the year ended December 31, 1999 or the period ended October 2, 2000.

                       BELLSOUTH DOMESTIC WIRELESS GROUP

14. SUBLEASE OF COMMUNICATIONS TOWERS

     In June 1999, BellSouth signed a definitive agreement with Crown for the sublease of all unused space on 2,623 of the Company's communications towers in exchange for $927 to be paid in a combination of cash and Crown common stock. The term of the agreement is 20 years for each tower leased to Crown. All cash proceeds and the majority of stock proceeds resulting from this agreement were paid directly to BellSouth; however, the Group holds Crown stock resulting from this agreement. The stock held by the Group represents stock held by partnerships and corporations with minority partners. The fair value of this stock was $33 as of October 2, 2000.

     With these transactions, Crown will manage, maintain and remarket the remaining space on the towers. The Group has retained a portion of the space on each for use in operating its wireless network and will continue to fully own the towers and communications components including switching equipment, shelters and cell site facilities. The Group will pay $1,200 (actual dollars, not in millions) a month per tower to Crown for its monitoring and maintenance services.

15. SUBSEQUENT EVENTS

TRANSITION SERVICES AGREEMENT

     In October 2000, SBC and BellSouth began contributing their wireless properties to Cingular. Cingular entered into transition services agreements with BellSouth and SBC under which BellSouth and SBC will provide certain services and products to Cingular until 90 days notice is given or until the agreements expire on December 31, 2002. Services to be provided by BellSouth and SBC include but are not limited to legal, human resources, internal audit, risk management, and treasury. Fees for such services are fixed and paid on a monthly basis.

EMPLOYEE LEASING AGREEMENT

     In October 2000, the Group transferred approximately 12,000 employees and related employee liabilities to leasing companies which are wholly owned by BellSouth. The leasing companies incur costs for the employees' salaries and related benefits. Cingular has entered into a services contract with BellSouth under which these employees provide services to Cingular and BellSouth bills Cingular for the costs, including payroll, payroll taxes, benefit costs and relocation costs.

DUE TO AFFILIATES REVOLVING CREDIT FACILITY

     In October 2000, Cingular, BellSouth and SBC signed an agreement to establish an interest rate of 7.5% on affiliate debt. In November 2000, Cingular, BellSouth, and SBC amended existing credit agreements to extend the repayment of the principal of the amounts due to affiliates to March 31, 2003.

REDEMPTION OF PARTNERSHIP INTEREST IN AB CELLULAR

     In December 2000, BellSouth exercised its option to redeem the 55.6% minority partnership interest in AB Cellular by distributing to the minority partner the Los Angeles area cellular business. The transaction closed on December 29, 2000. As a result, BellSouth received the remaining assets of the AB Cellular partnership, which included 100% of the Houston area cellular market, 87.35% of the Galveston, Texas area market and approximately $1,000 in cash already held by the partnership. BellSouth contributed the Houston and Galveston cellular markets and cash to Cingular on January 4, 2001.

(CINGULAR WIRELESS LOGO)

                             CINGULAR WIRELESS LLC
                               OFFER TO EXCHANGE

                   $500,000,000 5.625% SENIOR NOTES DUE 2006;
                 $750,000,000 6.50% SENIOR NOTES DUE 2011; AND
                   $750,000,000 7.125% SENIOR NOTES DUE 2031

                          FOR ANY AND ALL OUTSTANDING

                         5.625% SENIOR NOTES DUE 2006;
                        6.50% SENIOR NOTES DUE 2011; AND
                          7.125% SENIOR NOTES DUE 2031

                            ------------------------

     Until                , 2002, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 18-108 of the Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever, subject only to the standards and restrictions, if any, as may be set forth in the company's limited liability agreement. The Company's limited liability agreement contains provisions which limit and indemnify such person against liability to the fullest extent permitted by applicable law.

     Section 6.13 of the Company's limited liability agreement provides as follows:

          "(a) The Manager shall not be liable, responsible or accountable in damages or otherwise to Newco, to any third party or to any Member for (i) any act performed or omission within the scope of the authority conferred on the Manager by this Agreement or otherwise except for the gross negligence, fraud or willful misconduct (including any willful violation of the terms of the Manager Certificate or this Agreement) of the Manager,
     (ii) the Manager's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to Newco or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of Newco selected, engaged or retained in good faith and with reasonable prudence. In any threatened, pending or completed action, suit or proceeding, the Manager shall, to the fullest extent permitted by law, be fully protected and indemnified and held harmless by Newco against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in settlement, actually incurred by the Manager in connection with such action, suit or proceeding) by virtue of its status as an indemnified party or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud, breach of fiduciary duty or willful misconduct (including any willful violation of the terms of the Manager Certificate or this Agreement) of the Manager. The indemnification provided by this Section 6.13 shall be recoverable only out of the assets of Newco, and no Member shall have any personal liability on account thereof.

          (b)(i) Newco shall indemnify to the full extent permitted by law (A) any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was an officer of Newco or was a director, officer, member, stockholder, partner, incorporator or liquidator of a Subsidiary of Newco or serves or served at the request of Newco any other enterprise as a director, officer, employee, member, stockholder, partner, incorporator or liquidator or in any other capacity and (B) the Manager to the extent of its indemnification payments under its bylaws. Expenses, including reasonable attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Newco promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by Newco of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Newco. The rights provided to any person by this provision shall be enforceable against Newco by such person, who shall be presumed to have relied upon it in serving or continuing to serve as an officer or in such other capacity as provided above. In addition, the rights provided to any person by this provision shall survive the termination of such person as any such officer of Newco or director, officer, member, stockholder, partner, incorporator or liquidator of a Subsidiary of Newco and, insofar as such person served at the request of Newco as a director, officer, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request.

          (ii) Notwithstanding anything contained in this subsection (b), except for proceedings to enforce rights provided in this subsection (b), Newco shall not be obligated under this subsection (b) to provide any indemnification or any payment or reimbursement of expenses to any officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the board of directors of the Manager has authorized or consented to such proceeding (or part thereof) in a resolution adopted by it.

          (iii) For purposes of this subsection (b), the term "Newco" shall include any predecessor of Newco and any constituent entity (including any constituent of a constituent) absorbed by Newco in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term "officer," when used with respect to Newco, shall refer to any officer elected by or appointed pursuant to authority granted by the board of directors of the Manager pursuant to Section 4.2 of the bylaws of the Manager, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the by-laws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the by-laws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term "officer" shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service "at the request of Newco" shall include service as an officer or employee of Newco which imposes duties on, or involves services by, such officer or employee with respect too an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of Newco.

          (iv) Nothing in this subsection (b) shall limit the power of Newco or the Manager to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys' fees, to officers, employees, agent or other persons otherwise than pursuant to this subsection (b).

          (v) Payments made by Newco directly to attorneys representing persons entitled to indemnification hereunder (each an "Indemnified Party") and payments made by Newco directly to claimants or other persons or entities to discharge obligations of such persons that would be indemnifiable under this subsection (b) if paid by such persons, shall also be deemed to be indemnification payments.

          (c) To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to Newco, any Member or to any other Indemnified Party, an Indemnified Party acting under this Agreement shall not be liable to Newco or to any Member or to any other Indemnified Party for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party.

          (d) No amendment of this Section 6.13 shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment."

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article 6 of the restated certificate of incorporation of Cingular Wireless Corporation, the Company's manager (the "Company's Manager"), provides as follows:

          "A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SIXTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal. For the purposes of this Article SIXTH, the term "director" shall include any member of the Strategic Review Committee serving in such capacity.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, provided that such action is approved in the manner, and otherwise complies with the requirements, set forth in this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation."

     Article 8.10 of the amended and restated bylaws of the Company's Manager provides, in part, as follows:

          "The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, including, without limitation, any member of the Strategic Review Committee, is or was a director, officer, member, stockholder, partner, incorporator or liquidator of a Subsidiary (as defined in the Certificate of Incorporation) of the Corporation, or serves or served at the request of the Corporation any other enterprise as a director, officer, employee, member, stockholder, partner, incorporator or liquidator or in any other capacity. Expenses, including reasonable attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this by-law shall survive the termination of such person as any such director, officer, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

          Payments made by the Corporation directly to attorneys representing persons entitled to indemnification hereunder, and payments made by the Corporation directly to claimants or other persons or entities to discharge obligations of such persons that would be indemnifiable under this Section
     8.10 if paid by such persons, shall also be deemed to be indemnification payments."

     The Company presently has insurance policies which, among other things, include liability insurance coverage for officers and directors of the Company's Manager and for officers of the Company, under which these officers and directors are covered against any "loss" by reason of payment of damages, judgments, pre-judgment or post-judgment interest, settlements, costs and fees awarded pursuant to judgments, and fees and expenses incurred in defending, settling, appealing or investigating actions, suits or proceedings. "Loss" is specifically defined to exclude taxes, fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained profit, remuneration or advantage, and deliberately fraudulent or criminal act.

     Certain directors of the Company's Manager are also executive officers of SBC Communications Inc. ("SBC") and as such, are entitled to indemnification under SBC's bylaws, directors and officers' insurance policies and indemnity agreements.

     The bylaws of SBC provide that SBC shall indemnify, and advance expenses to, any director, officer, employee or agent of SBC or any person serving as a director or officer of any other entity at the request of SBC to the fullest extent permitted by law.

     SBC also maintains insurance policies covering SBC, any director or officer of SBC and any person serving at the request of SBC as a director or officer of any other entity. These insurance policies generally cover liabilities arising out of such service, including liabilities for which any such person may not be indemnified by SBC.

     In recognition of the need of directors and officers of SBC for substantial protection against personal liability in order to assure their continued service to SBC in an effective manner, their reliance on the bylaws of SBC and to provide them with specific contractual assurances that the protection promised by such bylaws will be available to them, SBC has entered into indemnity agreements with each of its directors and officers.

     Each agreement with an officer or director of SBC specifies that SBC will indemnify the director or officer to the fullest extent permitted by law, as soon as practicable after written demand is presented, against any and all expenses and losses arising out of any action, suit or proceeding, inquiry or investigation related to the fact that the director or officer is or was a director, officer or employee, agent or fiduciary of SBC or was serving another corporation, partnership or joint venture in such a capacity at the request of SBC. Each agreement also provides that SBC will promptly advance any expenses if requested to do so. Each director and officer undertakes in the agreement to repay such advancements if it is ultimately determined that he or she was not entitled to indemnification. The right of any director or officer to indemnification in any case will be determined by either the board of directors of SBC (provided that a majority of directors are not parties to the claim), by a person or body selected by the board of directors of SBC or, if there has been a change in control, defined in the agreement generally to mean an acquisition by any person of 20 percent or more of SBC's stock or a change in the identity of a majority of the board of directors of SBC over a two-year period, by a special, independent counsel.

     In each agreement with an officer or director of SBC, SBC commits to maintaining its insurance coverage of directors and officers of SBC both in scope and amount at least as favorable as the policies maintained as of the effective date of the agreement. In the event that such insurance is not reasonably available or if it is determined in good faith that the cost of the insurance is not reasonably justified by the coverage thereunder or that the coverage thereunder is inadequate, SBC may discontinue any one or more of such policies or coverages. In such event, SBC agrees to hold harmless and indemnify directors and officers to the full extent of the coverage which would otherwise have been provided if the insurance in effect on the effective date of the agreements had been maintained. Each agreement will remain effective so long as the director or officer is subject to liability for an indemnifiable event (the "indemnification period"). Each agreement also provides that if during the indemnification period the then existing directors and officers have more favorable indemnification rights than those provided for in the agreement, each director or officer shall be entitled to such more favorable rights. The foregoing summary is subject to the detailed provisions of the DGCL, SBC's bylaws, and the agreements between SBC and each of its directors and officers.

     Certain directors of the Company's Manager are also executive officers of BellSouth Corporation ("BellSouth") and as such, are entitled to indemnification under BellSouth's articles of incorporation, bylaws, directors and officers' liability insurance policies and indemnity agreements.

     As authorized by the Georgia Business Corporation Code (the "GBCC"), the shareholders of BellSouth have adopted an amendment to the BellSouth bylaws expanding directors' and officers' indemnification rights and have approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an "Indemnitee") shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained by BellSouth, and in the event of a "change in control" (as defined in the Indemnity Agreement), obligations under the Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

     The GBCC permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The GBCC provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

     BellSouth's bylaws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth (or of another entity at BellSouth's request), against liabilities and expenses to the maximum extent permitted by the GBCC.

     The general limitations in the GBCC as to indemnification may be superseded to the extent of the limited liability provision (with respect to directors) in BellSouth's articles of incorporation and the Indemnity Agreements, as authorized by the shareholders and as described above.

     The officers of BellSouth that are directors of the Company's Manager are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omission or other wrongful act and (b) BellSouth or the Company, as the case may be, is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth or the Company, as the case may be, for amounts paid by it, in respect of such claims if BellSouth or the Company, as the case may be, is required to indemnify officers and directors for such claims.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

     Reference is made to the Exhibit Index on p. II-7 hereof.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request;

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement amendment no. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 22nd day of July, 2002.


                                          CINGULAR WIRELESS LLC

                                          By: Cingular Wireless Corporation,
                                              as manager


                                          By:          /s/ SEAN FOLEY

                                            ------------------------------------

                                              Name: Sean Foley


                                              Title:  Vice
                                              President -- Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement amendment no. 4 has been signed by the following persons in the capacities indicated and on the 22nd day of July, 2002.





                           *
 ------------------------------------------------------
                   Stephen M. Carter
         President and Chief Executive Officer

                           *
 ------------------------------------------------------
                   Richard G. Lindner
                Chief Financial Officer

                           *
 ------------------------------------------------------
                    Gregory T. Hall
                       Controller

                           *
 ------------------------------------------------------
                    Ronald M. Dykes
              Class B Director of Cingular
       Wireless Corporation, registrant's manager

                           *
 ------------------------------------------------------
                     Gary D. Forsee
     Chairman of the Board and Class B Director of
  Cingular Wireless Corporation, registrant's manager

                           *
 ------------------------------------------------------
                   Stanley T. Sigman
              Class B Director of Cingular
       Wireless Corporation, registrant's manager

                           *
 ------------------------------------------------------
                 Randall L. Stephenson
              Class B Director of Cingular
       Wireless Corporation, registrant's manager


 *By:                    /s/ SEAN FOLEY
        ------------------------------------------------
                Sean Foley, as attorney-in-fact

            CINGULAR WIRELESS LLC REGISTRATION STATEMENT ON FORM S-4

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
 2.1       --  Amended and Restated Contribution and Formation Agreement    Previously filed*
               among SBC Communications Inc., BellSouth Corporation and
               Alloy LLC, dated as of April 4, 2000
 3.1       --  Certificate of Formation of the Company, dated April 19,     Previously filed*
               2000, as amended by Certificate of Merger, dated November
               1, 2000, Certificate of Merger, dated February 21, 2001,
               and Certificate of Amendment, dated March 1, 2001
 3.2       --  Limited Liability Company Agreement of Alloy LLC by and      Previously filed*
               among SBC Communications Inc., SBC Alloy Holdings, Inc.,
               BellSouth Corporation, BellSouth Mobile Data, Inc., BSCC of
               Houston, Inc., ACCC of Los Angeles, Inc., BellSouth
               Cellular Corp., RAM Broadcasting Corporation and Alloy
               Management Corp., dated as of October 2, 2000, as amended
               by Amendment No. 1, dated January 1, 2001, Amendment No. 2, dated April 3, 2001 and Amendment No. 3, dated April 3,
               2001
 3.3       --  Amendment No. 4 to Limited Liability Company Agreement       Previously filed***
               dated December 31, 2001
 4.1       --  Indenture between the Company and Bank One Trust Company,    Previously filed*
               N.A., as Trustee, dated as of December 12, 2001
 4.2       --  Form of 2006 New Note                                        Previously filed*
 4.3       --  Form of 2011 New Note                                        Previously filed*
 4.4       --  Form of 2031 New Note                                        Previously filed*
 4.5       --  Registration Rights Agreement between the Registrant and     Previously filed*
               Lehman Brothers Inc., Goldman, Sachs & Co. and J.P. Morgan
               Securities Inc., as representatives of the several initial purchasers listed in Schedule I to the Purchase Agreement, dated as of December 12, 2001
 5.1       --  Opinion of Sullivan & Cromwell                               Previously filed***
10.1       --  Wireless Agency Agreement between Alloy LLC and BellSouth    Previously filed*
               Telecommunications Inc., dated October 2, 2000
10.2       --  Wireless Agency Agreement between Alloy LLC and SBC          Previously filed*
               Operations, Inc., dated October 2, 2000
10.3       --  Resale Agreement between Alloy LLC and BellSouth             Previously filed*
               Telecommunications, Inc., dated October 2, 2000
10.4       --  Resale Agreement between Alloy LLC and SBC Communications    Previously filed*
               Inc., dated October 2, 2000
10.5       --  Intellectual Property License Agreement between Alloy LLC    Previously filed*
               and BellSouth Corporation, dated October 2, 2000
10.6       --  Intellectual Property Agreement between Cingular Wireless    Previously filed*
               LLC and BellSouth Intellectual Property Marketing
               Corporation, dated October 17, 2001
10.7       --  Intellectual Property License Agreement between Alloy LLC    Previously filed*
               and SBC Communications Inc., dated October 2, 2000
10.8       --  Intellectual Property License Agreement between BellSouth    Previously filed*
               Corporation and Alloy LLC, dated October 2, 2000
10.9       --  Intellectual Property License Agreement between SBC          Previously filed*
               Communications Inc. and Alloy LLC, dated October 2, 2000

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
10.10      --  Authorized Sales Representative Agreement by and among SBC   Previously filed*
               Communications Inc., Southwestern Bell Telephone Company,
               Pacific Bell Telephone Company, Ameritech Illinois,
               Ameritech Indiana, Ameritech Michigan, Ameritech Ohio,
               Ameritech Wisconsin, Nevada Bell Telephone, Southern New
               England Telephone Company and Alloy LLC, dated October 2,
               2000, completed pursuant to the Wireline Agency Signature
               Agreement between SBC Communications Inc. and Alloy LLC,
               dated October 2, 2000
10.11      --  Marketing Representative Agreement between BellSouth         Previously filed*
               Telecommunications, Inc. and BellSouth Cellular Corp.,
               dated July 17, 1998
10.12      --  Assignment and Assumption Agreement between BellSouth        Previously filed*
               Cellular Corp. and Alloy LLC
10.13      --  Capital Markets Debt Subordination Agreement, dated as of    Previously filed*
               November 21, 2000, among SBC Communications Inc., BellSouth
               Corporation and any Subsidiary Lender
10.14      --  Subordinated Notes of SBC and BellSouth                      Previously filed***
10.15      --  Agreement to Sublease, dated August 25, 2000, by and among   Incorporated by
               SBC Wireless, Inc., for itself and on behalf of the          reference to Exhibit
               Sublessor Entities, SpectraSite Holdings Inc. and Southern   10.1 of SpectraSite
               Towers, Inc.                                                 Holdings Inc. Current
                                                                            Report on Form 8-K,
                                                                            dated August 25, 2000
10.16      --  Cingular Wireless Cash Deferral Plan                         Previously filed*
10.17      --  Cingular Wireless Pension Plan                               Previously filed**
10.18      --  Cingular Wireless Savings Plan                               Previously filed**
10.19      --  Agreement between Mark Feidler and BellSouth Corporation     Previously filed*
10.20      --  The Amended and Restated BellSouth Corporation Stock Plan    Incorporated by
               effective April 24, 1995, as amended                         reference to Exhibit
                                                                            10v-1 of BellSouth
                                                                            Corporation Annual
                                                                            Report on Form 10-K for
                                                                            the year ended December
                                                                            31, 2000
10.21      --  BellSouth Corporation Stock Plan, as amended on September    Incorporated by
               23, 1996 and November 24, 1996                               reference to Exhibit 10v
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1996
10.22      --  BellSouth Corporation Trust Under Executive Benefit          Incorporated by
               Plan(s), as amended April 28, 1995                           reference to Exhibit
                                                                            10u-1 of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q for
                                                                            the quarter ended June
                                                                            30, 1995

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
10.23      --  Amendment, dated May 23, 1996, to the BellSouth Corporation  Incorporated by
               Trust Under Executive Benefit Plan(s)                        reference to Exhibit
                                                                            10s-1 of BellSouth
                                                                            Corporation Quarterly
                                                                            Report on Form 10-Q for
                                                                            the quarter ended June
                                                                            30, 1996
10.24      --  BellSouth Retirement Savings Plan, as amended and restated   Incorporated by
               effective July 1, 2001                                       reference to Exhibit
                                                                            10-w of BellSouth
                                                                            Corporation Annual
                                                                            Report on Form 10-K405
                                                                            for the year ended
                                                                            December 31, 2001
10.30      --  BellSouth Corporation Executive Long-Term Incentive Plan     Incorporated by
                                                                            reference to Exhibit 10e
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1991
10.31      --  BellSouth Corporation Executive Incentive Award Deferral     Incorporated by
               Plan, as amended and restated effective September 23, 1996   reference to Exhibit 10g
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1996
10.32      --  BellSouth Corporation Supplemental Executive Retirement      Incorporated by
               Plan, as amended on March 23, 1998                           reference to Exhibit 10i
                                                                            of BellSouth Corporation
                                                                            Quarterly Report on Form
                                                                            10-Q for the quarter
                                                                            ended March 31, 1998
10.33      --  BellSouth Corporation Nonqualified Deferred Compensation     Incorporated by
               Plan, as amended and restated effective November 25, 1996    reference to Exhibit 10h
                                                                            of BellSouth Corporation
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 1996
10.34      --  SBC Communications Inc. 1996 Stock and Incentive Plan        Incorporated by
                                                                            reference to Exhibit
                                                                            10-p of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2001
10.35      --  SBC Communications Inc. 2001 Incentive Plan                  Incorporated by
                                                                            reference to Exhibit
                                                                            10-w of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2001

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
10.36      --  SBC Communications Inc. Stock Savings Plan, as amended       Incorporated by
               through September 28, 2001                                   reference to Exhibit
                                                                            10-m of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2001
10.38      --  SBC Communications Inc. Short-Term Incentive Plan            Incorporated by
                                                                            reference to Exhibit
                                                                            10-a of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2000
10.39      --  SBC Communications Inc. Supplemental Retirement Income Plan  Incorporated by
                                                                            reference to Exhibit
                                                                            10-d of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2000
10.40      --  SBC Communications Inc. 1992 Stock Option Plan, as amended   Incorporated by
               through June 19, 2001                                        reference to Exhibit
                                                                            10-n of SBC
                                                                            Communications Inc.
                                                                            Annual Report on Form
                                                                            10-K for the year ended
                                                                            December 31, 2001
10.41      --  Pacific Telesis Group 1994 Stock Incentive Plan              Incorporated by
                                                                            reference to Attachment
                                                                            A of Pacific Telesis
                                                                            Group's Definitive Proxy
                                                                            Statement, dated March
                                                                            11, 1994, and amended
                                                                            March 14 and March 25,
                                                                            1994
10.42      --  Cingular Wireless SBC Transition Executive Benefit Plan      Previously filed***
10.43      --  Cingular Wireless Long-Term Incentive Plan                   Previously filed***
10.44      --  Service Level Agreement                                      Previously filed**
10.45      --  Cingular Wireless Executive Short Term Incentive Award Plan  Previously filed***
10.46      --  Cingular Wireless BLS Transition Executive Benefit Plan      Previously filed***
10.47      --  Cingular Wireless Executive Financial Services Plan          Previously filed***
12         --  Statement of Computation of Ratios of Earnings to Fixed      Previously filed***
               Charges
21         --  Subsidiaries of the Registrant                               Previously filed***
23.1       --  Consent of Sullivan & Cromwell                               Previously filed
                                                                            as part of Exhibit
                                                                            5.1***
23.2       --  Consent of Ernst & Young LLP                                 Filed herewith
23.3       --  Consent of PricewaterhouseCoopers LLP                        Filed herewith
24         --  Powers of Attorney                                           Previously filed*
25         --  Statement of Eligibility of Trustee on Form T-1 of Bank One  Previously filed*
               Trust Company, N.A.

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBIT                         METHOD OF FILING
-------                          ----------------------                     ------------------------
99.1       --  Form of Letter of Transmittal                                Previously filed****
99.2       --  Form of Notice of Guaranteed Delivery                        Previously filed****
99.3       --  Form of Exchange Agreement                                   Previously filed*
99.4       --  Amended and Restated Certificate of Incorporation of         Previously filed*
               Cingular Wireless Corporation, dated October 2, 2000, as
               amended on October 23, 2000 and April 16, 2001
99.5       --  Amended and Restated Bylaws of Cingular Wireless             Previously filed*
               Corporation, dated October 2, 2000, as amended on January
               19, 2001 and November 28, 2001
99.6       --  Amendment to Bylaws dated April 30, 2002                     Previously filed***


---------------

   * Previously filed as an exhibit to the Registration Statement on Form S-4 filed January 24, 2002, Registration No. 333-81342.

  ** Previously filed as an Exhibit to Amendment No. 1 to the Registration
     Statement on Form S-4 filed April 25, 2002, Registration No. 333-81342.

 *** Previously filed as an Exhibit to Amendment No. 2 to the Registration
     Statement on Form S-4 filed May 31, 2002, Registration No. 333-81342.


**** Previously filed as an Exhibit to Amendment No. 3 to the Registration
     Statement on Form S-4 filed July 2, 2002, Registration No. 333-81342.